   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 1997
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                                WESTERN BANCORP

             (Exact Name of Registrant as Specified in its Charter)

          CALIFORNIA                         6712                  95-386296
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                         ------------------------------

                         4100 NEWPORT PLACE, SUITE 900
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (714) 863-2300

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                               HUGH S. SMITH, JR.
                                WESTERN BANCORP
                            1251 WESTWOOD BOULEVARD
                         LOS ANGELES, CALIFORNIA 90024
                                 (310) 477-2401

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                WITH COPIES TO:

       STANLEY F. FARRAR, ESQ.                   EDWARD J. MCANIFF, ESQ.
         Sullivan & Cromwell                      O'Melveny & Myers LLP
       444 South Flower Street                    400 South Hope Street
    Los Angeles, California 90071             Los Angeles, California 90071
            (213) 955-8000                            (213) 669-6000

                         ------------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                         ------------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM
              TITLE OF EACH CLASS                   AMOUNT TO BE        OFFERING PRICE          AGGREGATE            AMOUNT OF
        OF SECURITIES TO BE REGISTERED              REGISTERED(1)         PER UNIT(2)      OFFERING PRICE (2)   REGISTRATION FEE(3)
Common Stock, no par value.....................   3,103,431 shares          $31.46             $97,647,239          $29,590.07

(1) Represents the estimated maximum number of shares of Common Stock, no par value ("Western Common Stock"), that are issuable upon consummation of the merger of Santa Monica Bank ("SMB") with Western Bank or another wholly-owned subsidiary of Western Bancorp.

(2) Pursuant to Rules 457(f)(1) and 457(c), the registration fee is based on the average of the high and low sale prices on November 19, 1997 of the Common Stock, par value $3.00 per share ("SMB Common Stock"), of SMB on the American Stock Exchange multiplied by the number of shares of Western Common Stock into which such shares of SMB Common Stock will be converted upon consummation of the Merger and computed based on the estimated maximum number of shares of SMB Common Stock that may be converted into the securities to be registered.

(3) A fee of $39,634 was previously paid upon filing of a Joint Proxy Statement--Prospectus on Schedule 14A, which constitutes a part of this Registration Statement. The Schedule 14A fee was calculated by multiplying
    (i) 7,077,332 shares (the then estimated number of shares of SMB Common Stock to which the transaction applies) by (ii) the per unit price of $28.00 computed pursuant to Securities Exchange Act Rule 0-11 and by (iii) one-50th of one percent. No additional fee is payable because the amount of the registration fee hereunder, $29,590.07, is less than the amount of such
    Schedule 14A fee.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               SANTA MONICA BANK
                 CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY.

                                                               November 20, 1997

Dear Shareholder:

    You are cordially invited to attend a Special Meeting of shareholders of Santa Monica Bank to be held on December 23, 1997, at 3:00 p.m. At such time you will be asked to consider and vote on a proposal to approve the principal terms of a proposed merger (the "Merger") of Santa Monica Bank with Western Bank or another wholly-owned subsidiary of Western Bancorp ("Western"), pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 30, 1997, and amended and restated as of November 20, 1997, by and among Western, Western Bank and Santa Monica Bank. Upon the Merger becoming effective, each outstanding share of Santa Monica Bank's common stock (other than (a) shares which have not been voted in favor of the approval of the principal terms of the Merger and with respect to which dissenters' rights have been perfected in accordance with the California General Corporation Law and (b) shares held directly or indirectly by Western, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted into the right to receive either (i) $28.00 in cash (the "Cash Consideration") or (ii) 0.875 shares of common stock, no par value per share, of Western (the "Stock Consideration"). For a more detailed description of the terms and conditions of the Merger see "THE MERGER AGREEMENT" in the attached Joint Proxy Statement-Prospectus and a copy of the Merger Agreement, which is reproduced as Appendix A thereto. Each shareholder of Santa Monica Bank may elect to, and may, receive the Cash Consideration and, if the number of shareholders electing to receive the Cash Consideration is so great as to prevent a reorganization under
Section 368(a) of the Internal Revenue Code (a "Reorganization"), in which shareholders receiving stock would not be taxed on receipt of such shares, all the holders of Santa Monica Bank's common stock shall receive the Cash Consideration. If the value of the shares electing to receive the Cash Consideration is such as to permit a Reorganization, the shareholders not electing to receive cash will receive the Stock Consideration subject to the limitation that no more than 50% of the outstanding shares of Santa Monica Bank's common stock may receive the Stock Consideration and that in such an event, Santa Monica Bank shareholders electing Stock Consideration will receive both stock and cash on a pro rata basis unless Western at its sole option increases the amount of Stock Consideration above the 50% level. If there is not such a Reorganization, the form of the Merger will be appropriately modified. A description of that modification and additional information about the Merger, Santa Monica Bank and Western are contained in the accompanying Joint Proxy Statement-Prospectus and the appendices thereto, all of which should be carefully reviewed.

    THE BOARD OF DIRECTORS OF SANTA MONICA BANK HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF SANTA MONICA BANK AND THE SANTA MONICA BANK SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE SANTA MONICA BANK SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. NationsBanc Montgomery Securities, Inc., Santa Monica Bank's financial advisor, has delivered to the Santa Monica Bank Board its opinion, dated November 20, 1997, that the Cash Consideration and the Stock Consideration received by the Santa Monica Bank shareholders pursuant to the Merger are each fair to the shareholders from a financial point of view. The opinion of NationsBanc Montgomery Securities, Inc., dated November 20, 1997 (and certain assumptions and qualifications therein), is described in the accompanying Joint Proxy Statement-Prospectus and reproduced in Appendix B thereto.

    It is important that your shares be represented and voted at the Special Meeting regardless of the number of shares you own and whether or not you plan to attend the Special Meeting. The affirmative vote of the holders of a majority of Santa Monica Bank's common stock entitled to vote at the Special Meeting is required for approval of the principal terms of the Merger. Your failure to vote for approval of the principal terms of the Merger has the same effect as voting against the Merger. Therefore, we urge you to sign, date and mail the enclosed proxy. If you decide to attend the Special Meeting and wish to vote in person, you may withdraw your proxy at that time.

    YOU SHOULD NOT SEND IN SHARE CERTIFICATES AT THIS TIME.

                                          Sincerely,

                                                    [LOGO]
                                          W. Paul Carver
                                          CHAIRMAN OF THE BOARD

                                                     [LOGO]
                                          Aubrey L. Austin
                                          PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                              OF SANTA MONICA BANK
              TO BE HELD AT 3:00 P.M., TUESDAY, DECEMBER 23, 1997

TO THE SHAREHOLDERS
OF SANTA MONICA BANK:

    Notice is hereby given that a Special Meeting of Shareholders of Santa Monica Bank will be held in the Starlight Room of the Miramar Hotel, Ocean Avenue and Wilshire Boulevard, Santa Monica, California, on Tuesday, December 23, 1997, at 3:00 p.m. for the following purposes:

    1. To consider and vote on a proposal to approve the principal terms of the proposed Merger (the "Merger") of Santa Monica Bank with Western Bank or another wholly-owned subsidiary of Western Bancorp ("Western") pursuant to an Agreement and Plan of Merger, dated as of July 30, 1997, and amended and restated as of November 20, 1997, by and among Western, Western Bank and Santa Monica Bank (the "Merger Agreement"); and

    2. To transact such other business as may properly come before the Santa Monica Bank Special Meeting or any postponement or adjournment thereof.

    Under the terms of the Merger Agreement, Santa Monica Bank's directors will be required to submit their irrevocable resignations, effective upon consummation of the Merger. In the event that the Merger is not consummated as contemplated, all directors previously elected will continue to serve as directors for the balance of their terms and until their successors have been elected and duly qualified.

    The Board of Directors has fixed the close of business on November 17, 1997 as the record date for determination of the shareholders entitled to notice of and to vote at the Special Meeting or any adjournment thereof. Approval of the matters to be voted upon in connection with the Merger requires the affirmative vote of a majority of the outstanding shares of common stock.

    THE BOARD OF DIRECTORS HAS CONCLUDED THAT THE MERGER IS IN THE BEST INTERESTS OF SANTA MONICA BANK AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PRINCIPAL TERMS OF THE MERGER.

    Shareholders may be entitled to exercise dissenters' rights as provided in the California General Corporation Law (the "CGCL") and to receive cash in the amount equal to the fair market value of their shares of common stock of Santa Monica Bank as of July 30, 1997 in lieu of receiving the consideration provided in the Merger Agreement by complying with certain procedures specified by the CGCL. See "THE MERGER--Dissenters' Rights" in the accompanying Joint Proxy Statement-Prospectus.

    The accompanying Joint Proxy Statement-Prospectus and the Appendices thereto (including the Merger Agreement attached as Appendix A thereto and certain of the Annexes to the Merger Agreement) form a part of this Notice.

                                          By Order of the Board
                                          of the Directors

                                                        [SIG]
                                          --------------------------------------

                                          Dario Quiroga,
                                          SECRETARY

Dated: November 20, 1997

    YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU SHOULD DATE, SIGN AND RETURN THE ENCLOSED PROXY. IF YOU ATTEND THE SPECIAL MEETING, YOU WILL BE ENTITLED TO VOTE IN PERSON, IF YOU WISH. YOU SHOULD NOT FORWARD SHARE CERTIFICATES AT THIS TIME.

                                     [LOGO]

                                                               November 20, 1997

Dear Shareholder:

    You are cordially invited to attend a Special Meeting (the "Western Special Meeting") of Shareholders of Western Bancorp ("Western"), to be held on Tuesday, December 23, 1997, at 4100 Newport Place, Third Floor, Newport Beach, California 92660 at 10:00 a.m., at which you will be asked to consider and vote on a proposal to approve the principal terms of a proposed merger (the "Merger") of Santa Monica Bank ("SMB") with Western Bank or another wholly-owned subsidiary of Western pursuant to an Agreement and Plan of Merger, dated as of July 30, 1997, and amended and restated as of November 20, 1997, by and among Western, Western Bank and SMB (the "Merger Agreement"). Upon the Merger becoming effective, each share of common stock, par value $3.00 per share, of SMB ("SMB Common Stock") issued and outstanding at such time (other than (a) shares that have not been voted in favor of the approval of the principal terms of the Merger and with respect to which dissenters' rights have been perfected in accordance with the California General Corporation Law and (b) shares held directly or indirectly by Western, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted automatically into the right to receive, at the option of the holder of such share of SMB Common Stock, either $28 in cash (the "Cash Consideration") or, subject to certain limitations set forth in the Merger Agreement, 0.875 shares (the "Stock Consideration") of common stock, no par value, of Western ("Western Common Stock").

    The Board of Directors of Western (the "Western Board") has unanimously approved the Merger Agreement and has determined that the Merger is fair to, and in the best interests of, holders of Western Common Stock (the "Western Shareholders"). In addition, Piper Jaffray, as financial advisor to Western, has delivered its opinion, dated September 17, 1997, to the Western Board that the Merger is fair from a financial point of view to the Western Shareholders. Therefore, the Western Board unanimously recommends that the Western Shareholders vote "FOR" the approval and adoption of the principal terms of the Merger.

    I urge you to consider carefully these important matters that are described in the accompanying Joint Proxy Statement Prospectus. In order to ensure that your vote is represented at the Western Special Meeting, please indicate your choice on the proxy form, date and sign it and return it in the enclosed envelope. A prompt response will be appreciated. If you are able to attend the Western Special Meeting you may revoke your proxy and vote in person if you wish.

                                          Sincerely,

                                                 [LOGO]

                                          Hugh S. Smith, Jr.

                                          CHAIRMAN OF THE BOARD AND

                                          CHIEF EXECUTIVE OFFICER

                                WESTERN BANCORP
                         4100 NEWPORT PLACE, SUITE 900
                        NEWPORT BEACH, CALIFORNIA 92660

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON DECEMBER 23, 1997

                            ------------------------

    NOTICE IS HEREBY GIVEN that a Special Meeting (the "Western Special Meeting") of Shareholders of Western Bancorp, a California corporation ("Western"), has been called by the Board of Directors of Western (the "Western Board") and will be held at 4100 Newport Place, Third Floor, Newport Beach, California 92660 at 10:00 a.m. local time on Tuesday, December 23, 1997 for the following purposes:

    (1) To consider and vote upon a proposal to approve the principal terms of a proposed merger (the "Merger") of Santa Monica Bank, a California banking corporation ("SMB"), with Western Bank, a California banking corporation ("Western Bank"); and

    (2) To consider and act upon such other business as may properly come before the Western Special Meeting or any adjournment or postponement thereof.

    The accompanying Joint Proxy Statement-Prospectus and the Appendices thereto (including the Agreement and Plan of Merger, dated as of July 30, 1997, and amended and restated as of November 20, 1997, by and among Western, Western Bank and SMB attached as Appendix A thereto and certain of the Annexes to the Merger Agreement) form a part of this Notice.

    Only holders of record of shares of common stock of Western at the close of business on November 17, 1997, will be entitled to notice of, and to vote at, the Western Special Meeting or any adjournments or postponements thereof. Approval of the matters to be voted upon in connection with the Merger requires the affirmative vote of a majority of the outstanding shares of common stock of Western.

    Shareholders of Western may be entitled to exercise dissenters' rights and to receive cash in an amount equal to the fair market value of their shares of common stock of Western as of July 30, 1997, by complying with certain procedures specified by California law. See "THE MERGER--Dissenters' Rights" in the accompanying Joint Proxy Statement-Prospectus.

                                          By Order of the Board of Directors,

                                                  [LOGO]

                                          Julius G. Christensen
                                          EXECUTIVE VICE PRESIDENT,
                                          SECRETARY AND GENERAL COUNSEL

Newport Beach, California
November 20, 1997

                            ------------------------

    PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE WESTERN SPECIAL MEETING. YOUR PROXY WILL BE REVOCABLE, EITHER IN WRITING OR BY VOTING IN PERSON AT THE WESTERN SPECIAL MEETING, AT ANY TIME PRIOR TO ITS EXERCISE, BY FOLLOWING THE PROCEDURES DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT-PROSPECTUS. THE BOARD OF DIRECTORS OF WESTERN UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF WESTERN VOTE TO APPROVE THE PRINCIPAL TERMS OF THE MERGER.
                            ------------------------

                WESTERN BANCORP                SANTA MONICA BANK

                             JOINT PROXY STATEMENT
                             ---------------------

                                WESTERN BANCORP
                                   PROSPECTUS
                             ---------------------

    This Joint Proxy Statement-Prospectus is being furnished to the shareholders of Western Bancorp, a California corporation ("Western"), in connection with the solicitation of proxies by the Board of Directors of Western (the "Western Board") from holders of outstanding shares of common stock, no par value ("Western Common Stock"), of Western for use at a Special Meeting of shareholders of Western ("Western Shareholders") to be held on December 23, 1997 and at any adjournments and postponements thereof (the "Western Special Meeting"). This Joint Proxy Statement-Prospectus also is being furnished to the shareholders of Santa Monica Bank, a California banking corporation ("SMB"), in connection with the solicitation of proxies by the Board of Directors of SMB (the "SMB Board") from holders of outstanding shares of common stock, par value $3.00 per share ("SMB Common Stock"), of SMB for use at a Special Meeting of shareholders of SMB ("SMB Shareholders" and, together with the Western Shareholders, the "Shareholders") to be held on December 23, 1997 and at any adjournments or postponements thereof (the "SMB Special Meeting" and, together with the Western Special Meeting, the "Special Meetings").

    At the Special Meetings, the Shareholders will be asked to consider and vote upon, among other things, a proposal to approve the principal terms of a merger of SMB with a wholly-owned subsidiary of Western, pursuant to an Agreement and Plan of Merger, dated as of July 30, 1997, and amended and restated as of November 20, 1997, by and among Western, Western Bank, a California banking corporation and wholly-owned subsidiary of Western ("Western Bank"), and SMB (the "Merger Agreement"), which is attached as Appendix A to this Joint Proxy Statement-Prospectus and is incorporated herein by reference. Pursuant to the Merger Agreement, SMB will merge with Western Bank, or, if the number of SMB Shareholders electing the Cash Consideration (as defined below) is so great that a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") (in which SMB Shareholders will recognize no gain or loss for tax purposes on the receipt of shares of Western Common Stock in exchange for shares of SMB Common Stock in the Merger), is not available, with a newly-formed wholly-owned subsidiary of Western (the "Merger"), and then with Western Bank. In either case, Western Bank will be the surviving bank and will operate under the name Santa Monica Bank. Upon the Merger becoming effective, each share of SMB Common Stock issued and outstanding at the Effective Time (as defined herein) (other than (a) shares that have not been voted in favor of the approval of the principal terms of the Merger and with respect to which Dissenters' Rights (as defined

                                                   (CONTINUED ON FOLLOWING PAGE)

    IN ORDER FOR ANY SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS, A NOTICE MUST BE SENT BY SUCH SHAREHOLDER AND RECEIVED BY WESTERN OR SMB, AS THE CASE MAY BE, ON OR BEFORE DECEMBER 23, 1997, THE DATE OF THE SPECIAL MEETINGS, AND ANY SUCH SHAREHOLDER MUST VOTE AGAINST THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. SEE "SUMMARY--DISSENTERS' RIGHTS" AND "THE MERGER--DISSENTERS' RIGHTS."

    Western Common Stock is designated for quotation on Nasdaq under the symbol "WEBC."

    SEE "RISK FACTORS" ON PAGE 33 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHAREHOLDERS SHOULD CONSIDER WITH RESPECT TO THE MERGER.
                            ------------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION, THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
          OR ADEQUACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO FEDERAL DEPOSIT INSURANCE CORPORATION INSURANCE APPLIES TO THIS TRANSACTION. WESTERN AND SMB DO NOT GUARANTEE THE INVESTMENT VALUE OF
          THE TRANSACTION DESCRIBED IN THIS JOINT PROXY STATEMENT-
           PROSPECTUS. AN INVESTMENT IN WESTERN COMMON STOCK MAY
               LOSE VALUE BEFORE OR AFTER THE EFFECTIVE DATE OF
                                  THE MERGER.
                            ------------------------

    THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS IS NOVEMBER 20, 1997.

(CONTINUED FROM PREVIOUS PAGE)

herein) shall have been perfected in accordance with the California General Corporation Law (the "CGCL") and (b) shares held directly or indirectly by Western, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted automatically into the right to receive, at the option of the holder of such share of SMB Common Stock, either $28 in cash (the "Cash Consideration") or, subject to certain limitations set forth in the Merger Agreement, 0.875 shares of Western Common Stock (the "Stock Consideration" and, together with the cash consideration, the "Merger Consideration"). Based on the closing price per share of Western Common Stock on November 19, 1997, as reported on the Nasdaq National Market ("Nasdaq"), the per share equivalent price of SMB Common Stock based on the 0.875 conversion number was $28. Because the 0.875 conversion number is fixed pursuant to the Merger Agreement, a change in the trading price of Western Common Stock before the Effective Time will affect the implied market value of the Western Common Stock to be received in the Merger by SMB Shareholders. See "RISK FACTORS-- Limited Market for Western Common Stock."

    As discussed in greater detail in this Joint Proxy Statement-Prospectus, if the aggregate amount of Cash Consideration to be paid in the Merger according to the allocation procedures set forth in the Merger Agreement plus the amount of any other cash distributed to SMB Shareholders in the Merger (including cash in lieu of fractional shares and cash distributed to Dissenting Shareholders (as defined herein) of SMB, if any) would exceed 60% of the total consideration paid by Western in the Merger (valuing the Stock Consideration by reference to the closing price per share of Western Common Stock as reported by Nasdaq on the date immediately prior to the Effective Date (as defined herein)), Western may, but is not obligated to, elect to increase the Stock Consideration so that the aggregate amount of cash paid by Western in the Merger is less than or equal to 60% of the total consideration paid by Western.

    If Western does not elect to increase the Stock Consideration under such circumstances, the Merger will not qualify as a Reorganization (as defined herein). In such an event, notwithstanding anything to the contrary set forth in this Joint Proxy Statement-Prospectus, each share of SMB Common Stock will be converted into the right to receive the Cash Consideration, regardless of whether the holder of such share has made an Election (as defined herein) to receive Cash Consideration. The receipt of cash by SMB Shareholders in the Merger will have certain federal income tax consequences as described more fully herein. See "THE MERGER--Certain Federal Income Tax Consequences."

    Based upon the 7,077,332 shares of SMB Common Stock outstanding on the SMB Record Date (as defined herein), it is expected that 3,096,333 shares of Western Common Stock would be issued in the Merger (or, if all of the 16,224 shares of SMB Common Stock reserved for issuance upon exercise of employee stock options outstanding on the SMB Record Date were issued and outstanding at the Effective Time, it is expected that 3,103,431 shares of Western Common Stock would be issued in the Merger), assuming (x) no Dissenters' Rights are perfected by SMB Shareholders, (y) no cash is paid in lieu of fractional shares and (z) Western issues the maximum number of shares of Western Common Stock that it can be required to issue under the Merger Agreement. In addition, in order to raise the capital necessary to fund the Cash Consideration, Western has entered into standby stock purchase agreements (the "Standby Agreements") with certain investors (the "Private Placement Investors"), pursuant to which, if the Merger is consummated, such investors will purchase a minimum of approximately 1,982,000 shares of Western Common Stock and a maximum of approximately 4,293,500 shares of Western Common Stock. See "THE PRIVATE PLACEMENT."

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER, OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION. NEITHER DELIVERY OF THIS JOINT PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS JOINT PROXY STATEMENT-PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS.

                             AVAILABLE INFORMATION

    Each of Western and SMB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, Western files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and SMB files reports, proxy statements and other information with the Federal Deposit Insurance Corporation (the "FDIC"). The reports, proxy statements and other information filed by SMB with the FDIC may be inspected and copied at the offices of the FDIC, Registration, Disclosure and Securities Operations Unit, 550 17th Street N.W., Washington, D.C. 20429, Room F-6043. Voice Phone Number 202/898-8911 and 202/898-8913. Fax Number 202/898-3909. The reports, proxy statements and other information filed by Western with the Commission may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. Shares of Western Common Stock are traded as "National Market Securities" on Nasdaq. Material filed by Western can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006. The reports, proxy statements and other information filed by SMB with the FDIC during the 12 calendar months immediately preceding the filing of Western's Registration Statement (as defined below) have been filed with the Commission as part of the Current Reports on Form 8-K filed by Western on October 3, 1997 and October 31, 1997 and may be inspected and copied at the public reference facilities of the Commission and at the Commission's regional offices at the addresses listed above, and accessed electronically at the Commission's home page listed above.

    Western has filed with the Commission a registration statement on Form S-4 (including exhibits thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of Western Common Stock issuable in the Merger. This Joint Proxy Statement-Prospectus does not contain all the information set forth in the Registration Statement. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement-Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

    This Joint Proxy Statement-Prospectus constitutes the proxy statement of both Western and SMB relating to the solicitation of proxies for their use at their respective Special Meetings as well as the Prospectus filed as part of the Registration Statement. This Joint Proxy Statement-Prospectus and the related proxies and other materials are first being provided to the shareholders of Western and SMB on or about November 24, 1997.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS NOT INCLUDED HEREIN. DOCUMENTS RELATING TO WESTERN, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO JULIUS G. CHRISTENSEN, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, WESTERN BANCORP, 4100 NEWPORT PLACE, SUITE 900, NEWPORT BEACH, CALIFORNIA 92660. TELEPHONE REQUESTS MAY BE DIRECTED TO JULIUS G. CHRISTENSEN, AT (714) 863-2459. DOCUMENTS RELATING TO SMB, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO DARIO QUIROGA, SENIOR VICE PRESIDENT, CASHIER, CHIEF FINANCIAL OFFICER AND SECRETARY, SANTA MONICA BANK, 1251 FOURTH STREET, SANTA MONICA, CALIFORNIA 90401. TELEPHONE REQUESTS MAY BE DIRECTED TO DARIO QUIROGA, AT (310) 394-9611. IN ORDER TO ENSURE TIMELY DELIVERY OF DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY DECEMBER 12, 1997.

    The following documents filed with the Commission by Western (file number 0-13551) are incorporated herein by reference:

        (a) Western's Annual Report, as amended, on Form 10-KSBA for the fiscal year ended December 31, 1996 (which amends and restates Western's Form 10-KSB for 1996) (the "Western Annual Report");

        (b) Western's Current Reports on Form 8-K, dated April 14, 1997, May 2, 1997, June 18, 1997, July 15, 1997 (presenting Western's restated consolidated financial statements reflecting the effect of the merger of Western with California Commercial Bankshares ("CCB") on a pooling-of-interests basis), August 11, 1997, August 28, 1997, October 3, 1997, October 23, 1997 (presenting Western's supplemental consolidated financial statements reflecting the effect of the merger of Western with SC Bancorp ("SCB") on a pooling-of-interests basis), October 31, 1997 and November 13, 1997 (presenting Western's supplemental condensed consolidated financial statements reflecting the effect of the merger of Western with SCB on a pooling-of-interests basis as of September 30, 1997);

        (c) Western's Quarterly Reports on Form 10-QSB (filed under the name "Monarch Bancorp"), dated May 15, 1997, and on Form 10-Q, dated August 14, 1997, and November 14, 1997;

        (d) The Annual Report on Form 10-K/A filed by CCB (file number 2-78788) (which was merged with and into Western) for the fiscal year ended December 31, 1996;

        (e) The Annual Report on Form 10-K/A filed by SCB (file number 0-11046) (which was merged with and into Western) for the fiscal year ended December 31, 1996;

        (f) The following documents filed with the FDIC by SMB, which have been filed as part of the Current Report on Form 8-K filed by Western on October 3, 1997;

            (i) SMB's Annual Report on Form F-2 for the fiscal year ended December 31, 1996 (the "SMB Annual Report");

            (ii) SMB's Current Reports on Form F-3, dated April 17, 1997 and August 8, 1997;

           (iii) SMB's Quarterly Reports on Form F-4, dated April 19, 1997 and August 6, 1997;

            (iv) SMB's Proxy Statement to security holders for the fiscal year ended December 31, 1996; and

        (g) The SMB Quarterly Report on Form F-4, dated October 22, 1997, filed with the FDIC by SMB, which has been filed as part of the Current Report on Form 8-K filed by Western on October 31, 1997.

    Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

    All documents and reports filed by Western pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meetings shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing and all documents and reports filed by SMB pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meetings shall be filed by Western with the Commission and shall be deemed to be incorporated by reference and to be a part hereof from the date of such filing with the Commission and any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
AVAILABLE INFORMATION.....................................................     2

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.........................     3

TABLE OF CONTENTS.........................................................     5

TABLE OF DEFINED TERMS....................................................     8

SUMMARY...................................................................    10

The Companies.............................................................    10
Additional Information....................................................    11
The Merger................................................................    11
The Private Placement.....................................................    13
The Special Meetings......................................................    14
Votes Required............................................................    14
Revocability of Proxies...................................................    15
Recommendations of the Boards of Directors................................    15
Opinions of Financial Advisors............................................    16
Effective Time............................................................    16
Conditions to the Merger..................................................    16
Waiver and Amendment......................................................    17
Termination...............................................................    18
Regulatory Approvals......................................................    18
Operations and Management After the Merger................................    18
Interests of Certain Persons in the Merger................................    19
Description of Western Capital Stock and Dividend Policy..................    19
Certain Tax Consequences..................................................    19
Accounting Treatment......................................................    20
Dissenters' Rights........................................................    20
Risk Factors..............................................................    20
Markets and Market Prices.................................................    21
Summary Historical Financial Data.........................................    23
Summary Unaudited Pro Forma and Selected Historical Data..................    26

RISK FACTORS..............................................................    33
Forward-Looking Statements May Not Prove Accurate.........................    33
Competition...............................................................    33
Ability to Integrate the Operations of Western and SMB; Rapid Growth......    33
General Business Risk.....................................................    34
Concentration of Operations; Recessionary Environments; Decline in Real
  Estate Values...........................................................    34
Interest Rate Risk........................................................    35
Shares Eligible for Future Sale; Dilution.................................    35
Regulation................................................................    36
Limited Market for Western Common Stock...................................    36

INFORMATION REGARDING WESTERN.............................................    37
Business of Western.......................................................    37
Quarterly Dividend........................................................    37
Incorporation of Certain Information By Reference.........................    37

                                                                            PAGE
                                                                            ----
INFORMATION REGARDING SMB.................................................    38
Business of SMB...........................................................    38
Incorporation of Certain Information by Reference.........................    38

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA.....................    39

NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA............    43

THE SPECIAL MEETING OF WESTERN SHAREHOLDERS...............................    50
General...................................................................    50
Matters to be Considered at the Western Special Meeting...................    50
The Western Record Date...................................................    50
Votes Required and Voting of Proxies......................................    50
Solicitation of Proxies...................................................    51
Revocability of Proxies...................................................    51
Security Ownership of Certain Beneficial Owners and Western Management....    52
Dissenters' Rights........................................................    55
Submission of Shareholder Proposals for Western's 1998 Annual Meeting.....    55

THE SPECIAL MEETING OF SMB SHAREHOLDERS...................................    56
General...................................................................    56
Matters To Be Considered at the SMB Special Meeting.......................    56
The SMB Record Date.......................................................    56
Votes Required and Voting of Proxies......................................    56
Solicitation of Proxies...................................................    57
Revocability of Proxies...................................................    57
Security Ownership of Certain Beneficial Owners and SMB Management........    57
Dissenters' Rights........................................................    60
Submission of Shareholder Proposals for SMB's 1998 Annual Meeting.........    61

FIP LITIGATION............................................................    61

THE MERGER................................................................    62
Background of the Merger..................................................    62
Structure of the Merger...................................................    65
Reasons for the Merger; Recommendations of the Boards of Directors........    66
Opinions of Financial Advisors............................................    69
Certain Federal Income Tax Consequences...................................    78
Regulatory Approvals......................................................    82
Resale of Western Common Stock............................................    83
Certain Effects of the Merger.............................................    83
Interests of Certain Persons in the Merger................................    84
Dissenters' Rights........................................................    86
Accounting Treatment......................................................    88

THE PRIVATE PLACEMENT.....................................................    88

                                                                            PAGE
                                                                            ----
THE MERGER AGREEMENT......................................................    89
The Merger................................................................    89
Election Procedures.......................................................    89
Allocation................................................................    90
Effective Time and Effective Date.........................................    92
Exchange of Stock Certificates; Dividends.................................    92
No Fractional Shares......................................................    93
Conduct of the Business of SMB and Western Prior to the Merger............    93
Representations and Warranties............................................    94
Certain Covenants.........................................................    94
Conditions................................................................    97
Termination...............................................................    98
Termination Payment.......................................................    98
Expenses..................................................................    99

THE SHAREHOLDER AGREEMENTS................................................    99

DESCRIPTION OF WESTERN CAPITAL STOCK AND
  COMPARISON OF SHAREHOLDER RIGHTS........................................   100
Description of Western Capital Stock......................................   100
Comparison of Corporate Structure.........................................   100
Voting Rights.............................................................   100
Dividends and Dividend Policy.............................................   100
Number of Directors.......................................................   101
Indemnification of Directors and Officers.................................   101

VALIDITY OF WESTERN COMMON STOCK..........................................   101

EXPERTS...................................................................   101

                                                   LIST OF APPENDICES

Appendix A             --  Agreement and Plan of Merger, dated as of July 30, 1997, and amended and restated as of
                           November 20, 1997, by and among Western, Western Bank and SMB.
Appendix B             --  Fairness Opinion of NationsBanc Montgomery Securities, Inc.
Appendix C             --  Fairness Opinion of Piper Jaffray Inc.
Appendix D             --  Chapter 13 of the CGCL.

                             TABLE OF DEFINED TERMS

                                                                            PAGE
                                                                            ----
Acquisition Proposal......................................................    94
Affiliates................................................................    97
All-Cash Scenario.........................................................    71
AMEX......................................................................    21
BHCA......................................................................    10
BMA.......................................................................    82
BPI.......................................................................    19
Cash Consideration........................................................     1
Cash Election Shares......................................................    89
Cash EPS..................................................................    76
CCB.......................................................................     3
CCB Merger................................................................    10
CGCL......................................................................     1
Change in Control Agreements..............................................    84
Code......................................................................     1
Commission................................................................     2
Continuing Employee.......................................................    85
Conversion Number.........................................................    12
Costs.....................................................................    95
CRA.......................................................................    81
Cut-Off Date..............................................................    12
Demand....................................................................    86
Designated Cash Shares....................................................    13
Dissenters' Rights........................................................    20
Dissenters' Rights Condition..............................................    17
Dissenting Shareholder....................................................    87
Dissenting Shares.........................................................    87
Effective Date............................................................    92
Effective Time............................................................    92
Election..................................................................    89
Election Deadline.........................................................    90
Election Form.............................................................    89
Employee..................................................................    84
EPS.......................................................................    75
Exchange Act..............................................................     2
Exchange Agent............................................................    89
FDIC......................................................................     2
Federal Reserve Board.....................................................    16
50% Stock Scenario........................................................    71
FIP.......................................................................    36
Fund......................................................................    54
GAAP......................................................................    70
Hypothetical Redemption Analysis..........................................    80
Hypothetical Shares.......................................................    80
Indemnified Parties.......................................................    95
Initial Shares............................................................    61
IRS.......................................................................    78
Letter of Transmittal.....................................................    92
LTM.......................................................................    75
Mailing Date..............................................................    89
Maximum Amount............................................................    96
Merger....................................................................     1
Merger Agreement..........................................................     1

                                                                            PAGE
                                                                            ----
Merger Consideration......................................................     1
Minimum Shares............................................................    14
Montgomery................................................................    16
Montgomery Engagement Letter..............................................    73
Nasdaq....................................................................     1
NBSC......................................................................    10
Party Shareholders........................................................    99
Piper Opinion.............................................................    69
Private Placement.........................................................    14
Private Placement Investors...............................................     1
Private Placement Shares..................................................    14
Registration Statement....................................................     2
Reorganization............................................................    12
Reorganization Condition..................................................    12
Reported EPS..............................................................    76
Reverse Stock Split.......................................................    22
SC Bank...................................................................    10
SCB.......................................................................     3
SCB Merger................................................................    10
Securities Act............................................................     2
Shareholder Agreements....................................................    15
Shareholders..............................................................     1
SMB.......................................................................     1
SMB Annual Report.........................................................     3
SMB Board.................................................................     1
SMB Common Stock..........................................................     1
SMB Management............................................................    25
SMB Record Date...........................................................    56
SMB Shareholders..........................................................     1
SMB Special Meeting.......................................................     1
Special Meetings..........................................................     1
Standby Agreements........................................................     1
Standby Shares............................................................    14
State Commissioner........................................................    16
Stock Consideration.......................................................     1
Stock Election Shares.....................................................    90
Stock Number..............................................................    12
Surviving Corporation.....................................................    12
Survivor..................................................................    11
Tax Opinions..............................................................    20
Western...................................................................     1
Western Annual Report.....................................................     3
Western Bank..............................................................     1
Western Bank Board........................................................    11
Western Board.............................................................     1
Western Certificate.......................................................    92
Western Common Stock......................................................     1
Western Employee Plans....................................................    85
Western Management........................................................    23
Western Offer.............................................................    75
Western Preferred Stock...................................................   100
Western Record Date.......................................................    50
Western Shareholders......................................................     1
Western Special Meeting...................................................     1

                                    SUMMARY

    THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY THE MORE DETAILED INFORMATION INCLUDED IN THIS JOINT PROXY STATEMENT-PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO READ CAREFULLY THIS JOINT PROXY STATEMENT-PROSPECTUS, INCLUDING THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, IN ITS ENTIRETY.

    ALL INFORMATION CONCERNING WESTERN, NATIONAL BANK OF SOUTHERN CALIFORNIA ("NBSC"), SOUTHERN CALIFORNIA BANK ("SC BANK") AND WESTERN BANK INCLUDED IN THIS JOINT PROXY STATEMENT-PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE HAS BEEN FURNISHED BY WESTERN, AND ALL INFORMATION CONCERNING SMB INCLUDED IN THIS JOINT PROXY STATEMENT-PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE HAS BEEN FURNISHED BY SMB. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO "WESTERN" HEREIN SHALL BE TO WESTERN AND ITS SUBSIDIARIES, INCLUDING NBSC, SC BANK AND WESTERN BANK.

    THIS JOINT PROXY STATEMENT-PROSPECTUS INCLUDES "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT. ALTHOUGH EACH OF WESTERN AND SMB BELIEVES THAT ITS PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, NEITHER CAN GIVE ANY ASSURANCE THAT SUCH PLANS, INTENTIONS OR EXPECTATIONS WILL BE ACHIEVED. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM WESTERN'S AND SMB'S FORWARD-LOOKING STATEMENTS ARE SET FORTH BELOW AND ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS. FURTHERMORE, WESTERN AND SMB DO NOT INTEND TO UPDATE OR REVISE THE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS. SHAREHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON ANY OF THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO WESTERN, SMB OR PERSONS ACTING ON EITHER OF THEIR BEHALVES ARE QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS SET FORTH HEREIN.

THE COMPANIES

  WESTERN

    Western is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and its principal business is to serve as a holding company for its banking subsidiaries, NBSC, SC Bank and Western Bank. Western was organized on May 20, 1983 as a California corporation and commenced operation as a bank holding company on June 18, 1984. Western Bank was acquired by Western on September 30, 1996. On June 4, 1997, Western consummated its merger with CCB (the "CCB Merger") pursuant to which CCB merged with and into Western. Also on June 4, 1997, Monarch Bank, a wholly-owned subsidiary of Western prior to the CCB Merger, merged with and into NBSC, a wholly-owned subsidiary of CCB prior to the CCB Merger. The banking operations of NBSC and Monarch Bank were combined during the period of June 6, 1997 through June 8, 1997. On October 10, 1997, Western consummated its merger with SCB (the "SCB Merger") pursuant to which SCB merged with and into Western. It is expected that NBSC will be merged with and into SC Bank, a wholly-owned subsidiary of SCB prior to the SCB Merger, with SC Bank being the surviving bank, and applications for prior approval of such merger have been submitted to the appropriate regulatory authorities. NBSC provides banking and other financial services primarily in southern Orange County. Western Bank provides banking and other financial services primarily in the west side of Los Angeles County. SC Bank provides banking and other financial services primarily in southeastern Los Angeles and in Orange and San Diego counties. At September 30, 1997, Western had consolidated total assets, total deposits and shareholders' equity of $867,123,000, $762,064,000 and $81,209,000, respectively. Western's principal executive offices are located at 4100 Newport Place, Suite 900, Newport Beach, California 92660, and its telephone number is (714) 863-2300.

  SMB

    SMB is a full-service community bank, organized in 1928. As of December 31, 1996, SMB was the 38th largest bank in the State of California. SMB's main office and its executive offices are located in Santa Monica, California. SMB has eight offices located in Los Angeles County, including one in each of Pacific Palisades, West Los Angeles, Malibu and Marina Del Rey, as well as four in Santa Monica. At September 30, 1997, SMB had total assets, total deposits and total shareholders' equity of $663,522,000, $579,633,000 and $78,877,000, respectively, and a total of 283 employees. SMB provides a wide variety of banking services to its customers. Services include those traditionally offered by commercial banks, such as checking and saving accounts, commercial, industrial, real estate and installment loans, and safe deposit facilities. SMB also has a trust department with total assets under administration of $667,665,000 (at market value) at September 30, 1997. SMB concentrates its marketing among small and medium-sized businesses, persons and firms in the medical, dental, legal and accounting professions, and developers of commercial and residential real estate projects. SMB also serves consumers and, to a lesser extent, larger corporations. SMB's principal executive offices are located at 1251 Fourth Street, Santa Monica, California 90401, and its telephone number is
(310) 394-9611.

ADDITIONAL INFORMATION

    For additional information regarding the business of Western and SMB, see "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA," "INFORMATION REGARDING SMB," "INFORMATION REGARDING WESTERN" and "FIP LITIGATION."

THE MERGER

    On July 30, 1997, the SMB Board, and on July 29, 1997, the Western Board and the Board of Directors of Western Bank (the "Western Bank Board"), each approved the Merger Agreement, which was executed and delivered on July 30, 1997 by Western, Western Bank and SMB. The Merger Agreement provides for the merger of SMB with Western Bank (in such circumstances, the "Survivor") or, under the circumstances described in the following paragraph, for the merger of a newly-formed wholly-owned subsidiary of Western into SMB (in such circumstances, the "Survivor"), which will promptly thereafter be merged into Western Bank, with Western Bank ultimately being the Surviving Corporation (as defined herein) and operating under the name "Santa Monica Bank." In connection with the Merger, each share of SMB Common Stock issued and outstanding at the Effective Time (other than (a) shares that have not been voted in favor of approval of the principal terms of the Merger and with respect to which Dissenters' Rights have been perfected in accordance with the CGCL and (b) shares held directly or indirectly by Western, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted into the right to receive, at the option of the SMB Shareholder holding such share of SMB Common Stock, either the Cash Consideration or, subject to the limitations set forth in the Merger Agreement with respect to proration, fractional shares and the possibility of an all-cash merger, the Stock Consideration. With the exception of shares for which Dissenters' Rights have been perfected, each share of Western Common Stock outstanding immediately prior to the Effective Time will remain outstanding after the Merger as one share of Western Common Stock.

  STRUCTURE

    The Merger Agreement provides a mechanism through which SMB will become a wholly-owned subsidiary of Western, and SMB Shareholders will receive as consideration from Western either cash or Western Common Stock or both, depending on the elections made by SMB Shareholders as to the type of consideration to be received. The Merger Agreement provides that, if the SMB Shareholders and the Western Shareholders approve the principal terms of the Merger Agreement, and subject to receipt of regulatory approvals and other customary closing conditions as more fully set forth below, then either (i) SMB will merge into Western Bank, with Western Bank being the Survivor, provided that the number of SMB Shareholders electing to receive cash as consideration in the transaction is not so great as to prevent the transaction from qualifying as a reorganization (a "Reorganization") under
Section 368(a) of the Code, so that the SMB Shareholders will not recognize any gain or loss for tax purposes on the receipt of shares of Western Common Stock in exchange for some or all of their shares of SMB Common Stock in the Merger, or (ii) if the number of SMB Shareholders electing to receive Cash Consideration is so great as to prevent the transaction from qualifying as a Reorganization, then a newly-formed wholly-owned subsidiary of Western will merge into SMB, with SMB being the Survivor (the alternative structures described in (i) and (ii) above are hereinafter referred to collectively as the "Merger"). In the event that the Merger takes the form of the transaction described in (ii) above, Western has agreed that promptly after the Merger it will cause SMB to merge into Western Bank. In either case, the ultimate surviving entity will be Western Bank, which will change its name to "Santa Monica Bank" (such surviving entity is herein referred to as the "Surviving Corporation"). See "THE MERGER-- Certain Federal Income Tax Consequences" and "THE MERGER AGREEMENT--The Merger."

    At the Effective Time, shares of SMB Common Stock as to which a valid election to receive the Cash Consideration has been made will be converted into the right to receive $28 in cash, and shares of SMB Common Stock as to which such election has not been made will be converted into the right to receive
0.875 shares (the "Conversion Number") of Western Common Stock, subject to the limitations described above and elsewhere herein. See "THE MERGER AGREEMENT-- Election Procedures."

    It is a condition to the Reorganization (as previously defined) that at least 40%, in value, of the total consideration received by SMB Shareholders is in the form of Western Common Stock (the "Reorganization Condition"). Because the value of the Western Common Stock to be received depends on its market price, the 40% valuation cannot be calculated until the day before the Effective Date (the "Cut-Off Date"). Satisfaction of the Reorganization Condition is not a condition to the Merger. If on the Cut-Off Date the Reorganization Condition is not satisfied, the Merger will be an all-cash merger in which every SMB Shareholder will receive $28 in cash per share of SMB Common Stock and the Merger will be effected by merging a newly-formed wholly-owned subsidiary of Western into SMB. Regardless of whether the Reorganization Condition is satisfied, each SMB Shareholder who makes an effective Election (as defined herein) to receive Cash Consideration in the Merger will receive Cash Consideration.

  ALLOCATION

    Within five days after the Election Deadline (as defined herein), unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, the Exchange Agent (as defined herein) will be required to effectuate the allocation among holders of SMB Common Stock to receive Stock Consideration or Cash Consideration upon consummation of the Merger in the manner described below.

    If the number of Stock Election Shares (as defined herein) is less than or equal to the number of shares of SMB Common Stock that would be entitled to receive in the aggregate the maximum number of shares of Western Common Stock that Western has agreed to issue in the Merger (the "Stock Number"), then, unless the number of Stock Election Shares is so low as to prevent a Reorganization (as previously defined):

    (i) all Stock Election Shares will be converted into the right to receive the Stock Consideration; and

    (ii) all Cash Election Shares (as defined herein) will be converted into the right to receive the Cash Consideration.

    If the number of Stock Election Shares is greater than the number of shares of SMB Common Stock that would be entitled to receive in the aggregate the Stock Number, then, unless Western chooses, at its sole discretion, to issue a greater number of shares of Western Common Stock to SMB Shareholders than the Stock Number:

    (i) all Cash Election Shares will be converted into the right to receive the Cash Consideration; and

    (ii) the Exchange Agent shall designate Stock Election Shares to be converted into Cash Election Shares ("Designated Cash Shares") on a pro-rata basis based on the aggregate number of Stock Election Shares held by such SMB Shareholder for each SMB Shareholder with respect to those shares of SMB Common Stock held by such SMB Shareholder that are Stock Election Shares, so that the number of shares of Western Common Stock that will be issued in the Merger equals as closely as practicable the Stock Number, and any Designated Cash Shares will be converted into the right to receive the Cash Consideration. For example, if 60% of the holders of shares of SMB Common Stock elect to receive Western Common Stock in the Merger, each holder of SMB Common Stock who elects stock will receive 5/6 of such election in the form of Western Common Stock and 1/6 of such election in the form of cash.

    If the aggregate amount of Cash Consideration to be paid in the Merger according to the allocation procedures set forth above plus the amount of any other cash distributed to SMB Shareholders in the Merger (including cash in lieu of fractional shares and cash distributed to Dissenting Shareholders of SMB, if any) would exceed 60% of the total consideration paid by Western in the Merger (valuing the Stock Consideration by reference to the closing price per share of Western Common Stock as reported by Nasdaq on the date immediately prior to the Effective Date), Western may, but is not obligated to, elect to increase the Stock Consideration so that the aggregate amount of cash paid by Western in the Merger is less than or equal to 60% of the total consideration paid by Western. In such case, the conversion ratio reflecting the Stock Consideration to be issued in exchange for each Stock Election Share will be increased so that the Stock Election Shares in the aggregate will be converted into the right to receive such increased number of shares of Western Common Stock such that the value of the shares of Western Common Stock issued in the Merger equals or exceeds 40% of the total consideration paid by Western.

    If Western does not elect to increase the Stock Consideration under such circumstances, the Merger will not qualify as a Reorganization. Therefore, in such event, notwithstanding anything to the contrary set forth in this Joint Proxy Statement-Prospectus, each share of SMB Common Stock will be converted into the right to receive the Cash Consideration, regardless of whether the holder of such share has made an Election to receive Cash Consideration.

    BECAUSE THE TAX CONSEQUENCES OF RECEIVING CASH CONSIDERATION OR STOCK CONSIDERATION WILL DIFFER, SMB SHAREHOLDERS ARE URGED TO READ CAREFULLY THE INFORMATION SET FORTH UNDER THE CAPTION "THE MERGER-- CERTAIN FEDERAL INCOME TAX CONSEQUENCES." BECAUSE THE STOCK CONSIDERATION CAN FLUCTUATE IN VALUE, THE ECONOMIC VALUE PER SHARE RECEIVED BY SMB SHAREHOLDERS WHO RECEIVE THE STOCK CONSIDERATION MAY, AS OF THE DATE OF RECEIPT BY THEM, BE MORE OR LESS THAN THE AMOUNT OF CASH CONSIDERATION PER SHARE RECEIVED BY SMB SHAREHOLDERS WHO RECEIVE CASH CONSIDERATION.

    THE FAILURE BY AN SMB SHAREHOLDER TO SUBMIT TIMELY A PROPERLY COMPLETED ELECTION FORM WILL RESULT IN SUCH SHAREHOLDER BEING DEEMED TO HAVE ELECTED TO RECEIVE STOCK CONSIDERATION IN THE MERGER. SEE "THE MERGER AGREEMENT-- ELECTION PROCEDURES." In the event that no SMB Shareholder were to make an effective Election to receive Cash Consideration in the Merger, if Western were to choose, at its sole discretion, to issue such a greater number of shares of Western Common Stock to SMB Shareholders than the Stock Number so that no cash (other than cash in lieu of fractional shares and cash distributed to Dissenting Shareholders of SMB, if any) would be paid in the Merger, then 100% of the total consideration (other than cash in lieu of fractional shares) paid by Western in the Merger would consist of shares of Western Common Stock.

THE PRIVATE PLACEMENT

    In order to raise the capital necessary to fund the payment of Cash Consideration in the Merger, Western has entered into the Standby Agreements (such Standby Agreements together constituting the "Private Placement") with the Private Placement Investors (some of whom are Western directors, Western officers and/or Western Shareholders), pursuant to which, if the Merger is consummated, the Private Placement Investors have committed to purchase a minimum of approximately 1,982,000 shares of Western Common Stock (the "Minimum Shares") and to stand by to purchase up to approximately 2,311,500 additional shares of Western Common Stock if requested to do so by Western (the "Standby Shares" and, together with the Minimum Shares, the "Private Placement Shares"). The purchase price of the Private Placement Shares is $28 per share, and Western will determine the exact number of Private Placement Shares to be sold pursuant to the Standby Agreements after the Election Deadline.

    The Private Placement Investors have agreed to pay the purchase price prior to the Effective Time, and the stock transfer agent will cause the Private Placement Shares to be issued and delivered to the Private Placement Investors at the Effective Time. The Private Placement Shares have not been registered under the Securities Act; however, pursuant to the Standby Agreements, Western has agreed to file under the Securities Act, no later than 120 days after the Effective Date, subject to certain adjustments, a "shelf" registration statement providing for the registration of the Private Placement Shares. Depending on the number of Private Placement Shares that are issued by Western pursuant to the Standby Agreements, the Private Placement Shares will constitute between 12.6% and 28.8% of the outstanding shares of Western Common Stock (after giving effect to the Merger).

THE SPECIAL MEETINGS

  WESTERN

    The Western Special Meeting to consider and vote on, among other things, approval of the principal terms of the Merger will be held on Tuesday, December 23, 1997 at 10:00 a.m. local time, at 4100 Newport Place, Third Floor, Newport Beach, California 92660. Only holders of record of Western Common Stock at the close of business on the Western Record Date will be entitled to vote at the Western Special Meeting. At such date, there were outstanding and entitled to vote 10,640,354 shares of Western Common Stock. Each share of Western Common Stock is entitled to one vote for each share held of record upon each matter properly submitted at the Western Special Meeting.

  SMB

    The SMB Special Meeting to consider and vote on, among other things, approval of the principal terms of the Merger will be held on Tuesday, December 23, 1997 at 3:00 p.m. local time, in the Starlight Room of the Miramar Hotel, Ocean Avenue and Wilshire Boulevard, Santa Monica, California. Only holders of record of SMB Common Stock at the close of business on the SMB Record Date will be entitled to vote at the SMB Special Meeting. At such date, there were outstanding and entitled to vote 7,077,332 shares of SMB Common Stock. Each share of SMB Common Stock is entitled to one vote for each share held of record upon each matter properly submitted at the SMB Special Meeting.

    For additional information relating to the Special Meetings, see "THE SPECIAL MEETING OF WESTERN SHAREHOLDERS" and "THE SPECIAL MEETING OF SMB SHAREHOLDERS."

VOTES REQUIRED

  WESTERN

    Approval of the matters to be voted upon in connection with the Merger by the Western Shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of Western Common Stock entitled to vote. As a result, the failure to vote in person or by proxy on any such proposal at the

Western Special Meeting or abstaining on any proposal has the same effect as voting against the applicable proposal. See "THE SPECIAL MEETING OF WESTERN SHAREHOLDERS--Votes Required and Voting of Proxies."

    As of the Western Record Date, Western's directors and officers beneficially held, in the aggregate, the ability to direct the voting with respect to approximately 26.8% of the outstanding Western Common Stock entitled to vote at the Western Special Meeting. Each of the officers and directors of Western is expected to vote in favor of the principal terms of the Merger.

  SMB

    Approval of the matters to be voted upon in connection with the Merger by the SMB Shareholders requires the affirmative vote of the holders of a majority of the outstanding shares of SMB Common Stock entitled to vote. As a result, the failure to vote in person or by proxy on any such proposal at the SMB Special Meeting or abstaining on any proposal has the same effect as voting against the applicable proposal. See "THE SPECIAL MEETING OF SMB SHAREHOLDERS--Votes Required and Voting of Proxies."

    As of the SMB Record Date, SMB's directors and officers beneficially held, in the aggregate, the ability to direct the voting with respect to approximately 27.4% of the outstanding SMB Common Stock entitled to vote at the SMB Special Meeting. Shareholders (who are also directors of SMB) holding approximately 26.5% of SMB Common Stock outstanding on the SMB Record Date have entered into agreements (the "Shareholder Agreements") pursuant to which they have agreed, among other things, to vote "FOR" the adoption and approval of the Merger Agreement and the Merger. See "THE SHAREHOLDER AGREEMENTS." Western has agreed that neither it nor any of its affiliates will acquire more than 5% of the outstanding SMB Common Stock prior to the Effective Time. As of the SMB Record Date, Western held no shares of SMB Common Stock. See "THE SPECIAL MEETING OF SMB SHAREHOLDERS--Votes Required and Voting of Proxies," "THE SHAREHOLDER AGREEMENTS" and "THE MERGER AGREEMENT--Conditions."

REVOCABILITY OF PROXIES

    The presence of a Western Shareholder or SMB Shareholder (as the case may be) at the relevant Special Meeting (or at any postponement or adjournment thereof) will not automatically revoke such shareholder's proxy. However, a Western Shareholder or SMB Shareholder (as the case may be) may revoke a proxy at any time prior to its exercise by (a) delivery to the secretary of the relevant company of a written notice of revocation prior to or at the relevant Special Meeting (or, if such Special Meeting is adjourned or postponed, prior to or at the time the adjourned or postponed meeting is actually held); (b) delivery to the secretary of the relevant company prior to or at the relevant Special Meeting of a duly executed proxy bearing a later date; or (c) attending the relevant Special Meeting (or, if such Special Meeting is adjourned or postponed, by attending the adjourned or postponed meeting) and voting in person thereat. In the case of Western Shareholders, any written revocation of proxy or other related communications should be addressed to Julius G. Christensen, Executive Vice President, General Counsel and Secretary, Western Bancorp, 4100 Newport Place, Suite 900, Newport Beach, California 92660. In the case of SMB Shareholders, any written revocation of proxy or other related communications should be addressed to Dario Quiroga, Senior Vice President, Cashier, Chief Financial Officer and Secretary of Santa Monica Bank, 1251 Fourth Street, Santa Monica, California 90401.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

    The Western Board and the SMB Board each unanimously approved the Merger Agreement and the transactions contemplated thereby. The members of each Board unanimously believe that the Merger and the transactions contemplated by the Merger Agreement are fair to, and in the best interests of, the shareholders of their respective companies and unanimously recommend a vote "FOR" the matters to be voted upon by such shareholders in connection with the Merger. The conclusions of the Western and SMB Boards with respect to the Merger are based upon a number of factors. See "THE MERGER-- Background of the Merger," "--Reasons for the Merger; Recommendations of the Boards of Directors" and "--Opinions of Financial Advisors."

OPINIONS OF FINANCIAL ADVISORS

  WESTERN

    Piper Jaffray, Western's financial advisor, has rendered its written opinion, dated September 17, 1997, to the Western Board to the effect that, as of such date, the Merger Consideration to be paid by Western in the Merger is fair to the Western Shareholders from a financial point of view. The written opinion of Piper Jaffray, dated as of the date hereof, is attached to this Joint Proxy Statement-Prospectus as Appendix C and should be read in its entirety. See "THE MERGER--Opinions of Financial Advisors."

  SMB

    NationsBanc Montgomery Securities, Inc. ("Montgomery") delivered to the SMB Board its opinions, dated July 30, 1997 and the date hereof, to the effect that, as of each of such dates, each of the Cash Consideration and the Stock Consideration to be paid by Western in the Merger is fair to the SMB Shareholders from a financial point of view. The written opinion of Montgomery Securities, dated as of the date hereof, is attached to this Joint Proxy Statement-Prospectus as Appendix B and should be read in its entirety. See "THE MERGER--Opinions of Financial Advisors."

EFFECTIVE TIME

    The Merger will become effective on the date and at the time that an agreement of merger and related documents are filed with the California Secretary of State, provided that the California Secretary of State accepts such agreement and documents for filing as of such date, or such later date as may be specified in such agreement of merger or as may be required by the California Secretary of State. Subject to conditions specified in the Merger Agreement, the parties expect the Merger to become effective on or about January 23, 1998 although there can be no assurance as to whether or when the Merger will occur. See "THE MERGER AGREEMENT--Effective Time and Effective Date" and "--Conditions to the Merger."

CONDITIONS TO THE MERGER

    The respective obligations of Western and SMB to consummate the Merger are subject to certain conditions, including (a) the approval by the Shareholders of the principal terms of the Merger; (b) receipt of approvals, consents and waivers required by law in connection with the Merger and the other transactions contemplated by the Merger Agreement, including approval or waiver by the Board of Governors of the Federal Reserve System ("the Federal Reserve Board"), the FDIC and the California Commissioner of Financial Institutions (the "State Commissioner") (the parties having agreed that no such approval, consent or waiver will be deemed to have been received if it includes any condition or requirement that would result in a material adverse effect (as defined) on Western or SMB or would reduce the economic benefits of the Merger in so significant and adverse a manner for either party that such party would not have entered into the Merger Agreement had such condition or requirement been known to it); (c) the absence of any statute, rule, regulation, order, injunction or decree being in effect and prohibiting or restricting the consummation of the Merger or any other transaction contemplated by the Merger Agreement; (d) the Registration Statement having become effective and there having been issued no stop order suspending the effectiveness of the Registration Statement and no proceedings for that purpose initiated or threatened by the Commission; and (e) except if the failure to obtain such opinions is due solely to the circumstances contemplated in the Merger Agreement, pursuant to which, if the Reorganization Condition is not satisfied, all SMB shareholders will receive the Cash Consideration, receipt of an opinion of counsel by each of Western and SMB, from its respective special counsel, to the effect that the Merger will be a Reorganization within the meaning of Section 368(a) of the Code and that Western, Western Bank and SMB each will be a party to the Reorganization.

    The obligations of Western and Western Bank to consummate the Merger also are subject to the fulfillment or waiver by Western prior to the Effective Time of certain conditions, including the following: (a) the representations and warranties of SMB being true and correct unless the failure to be true and correct is not likely to have a material adverse effect on SMB; (b) the performance by SMB in all material respects of all covenants and agreements contained in the Merger Agreement required to be performed by SMB before the Effective Time; (c) receipt by Western of a customary "cold comfort" letter from Arthur Andersen LLP with respect to certain financial statements and data of SMB; (d) receipt by Western of written resignations, effective as of the Effective Time, of each SMB Director and certain officers of SMB as agreed to by Western and SMB; (e) receipt by Western, prior to the solicitation of shareholder approval, of an opinion of Piper Jaffray confirming the fairness of the terms of the Merger to the Western Shareholders from a financial point of view; (f) receipt by Western of a certificate of satisfaction of the Franchise Tax Board of the State of California that all taxes imposed on SMB have been paid or secured; (g) Dissenters' Rights having been exercised by no more than 5% of the outstanding shares of SMB Common Stock or Western Common Stock (the "Dissenters' Rights Condition"); and (h) as of December 31, 1997, SMB's book value having been not less than $77,900,000 and SMB's allowance for loan and lease losses having been not less than $7,992,000. The Merger Agreement expressly provides that the Dissenters' Rights Condition may be waived by Western in its sole discretion either prior to or subsequent to the approval by the Shareholders of the principal terms of the Merger.

    In addition, the obligation of SMB to consummate the Merger also is subject to the fulfillment or waiver by SMB prior to the Effective Time of certain conditions, including the following: (a) the representations and warranties of Western being true and correct unless the failure so to be true and correct is not likely to have a material adverse effect on Western; (b) the performance by Western in all material respects of all covenants and agreements contained in the Merger Agreement required to be performed before the Effective Time; (c) receipt by SMB of a customary "cold comfort" letter from KPMG Peat Marwick LLP with respect to certain financial statements and data of Western; (d) receipt by SMB of an opinion of Sullivan & Cromwell, special counsel to Western, dated the Effective Date, to the effect that the Western Common Stock being issued pursuant to the Merger Agreement will be duly authorized, validly issued, fully paid and non-assessable; (e) as of the Effective Time, Aubrey L. Austin will be appointed to the Board of Directors of Western and the Surviving Corporation and will be the Chairman, President and Chief Executive Officer of the Surviving Corporation; and (f) receipt by SMB, prior to each of the solicitation of shareholder approval and the Effective Time, of an opinion of Montgomery confirming the fairness of the terms of the Merger to the SMB Shareholders from a financial point of view.

WAIVER AND AMENDMENT

    Prior to the Effective Time, the conditions to each party's obligation to consummate the Merger may be waived by such party in whole or in part to the extent permitted by applicable law. In addition, Western and SMB may amend the Merger Agreement at any time prior to the Effective Time by written agreement, approved by their respective Boards, so long as the principal terms of the Merger are not changed after approval by the Shareholders. See "THE MERGER AGREEMENT--Conditions." The Merger Agreement expressly provides that Western may waive the Dissenters' Rights Condition, whether prior to or subsequent to the approval by the Shareholders of the principal terms of the Merger. Accordingly, Western may determine to proceed with the Merger notwithstanding the failure of this condition to be satisfied

(due to the exercise of Dissenters' Rights by more than 5% of the shareholders of either Western or SMB), although it is not obligated to do so.

TERMINATION

    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Merger, either prior to or subsequent to its approval by the Shareholders, (a) by mutual consent of Western and SMB, if so determined by their respective Boards; (b) by either Western or SMB, if so determined by its Board, if (i) the shareholders of Western or SMB fail to approve the principal terms of the Merger, (ii) the other party materially breaches any representation, warranty, covenant or agreement contained in the Merger Agreement and such breach is not cured or curable within a specified grace period, or (iii) the Merger is not consummated by February 28, 1998, unless such failure is due to a breach of any representation, warranty or covenant contained in the Merger Agreement by the party seeking to terminate; (c) by either Western or SMB, if either the approval or waiver of a governmental authority required for consummation of the Merger is not obtained or any governmental authority prohibits consummation of the Merger; (d) by Western if SMB solicits an Acquisition Proposal (as defined); or (e) by SMB if the SMB Board receives an Acquisition Proposal and determines, based upon the written advice of counsel, to accept the proposal and that proceeding with the Merger would violate fiduciary duties of the SMB Board to the SMB Shareholders. See "THE MERGER AGREEMENT--Termination."

    If the Merger Agreement is terminated by SMB pursuant to a material breach of any representation, warranty, covenant or agreement of Western therein that is not cured or curable within 30 days after written notice of such breach, Western will pay to SMB $5.0 million plus all costs and expenses incurred by SMB in connection with the Merger, up to $1.0 million. If the Merger Agreement is terminated (i) by Western pursuant to a material breach of any representation, warranty, covenant or agreement of SMB therein that is not cured or curable within 30 days after written notice of such breach, SMB will pay to Western $3.0 million or (ii) under the circumstances described in clauses (d) or (e) of the preceding paragraph, SMB will pay to Western $10.0 million, in either case (i) or (ii), plus all costs and expenses incurred by Western in connection with the Merger, up to $1.0 million. See "THE MERGER AGREEMENT--Termination Payment."

REGULATORY APPROVALS

    The Merger is subject to prior approval by the Federal Reserve Board under
Section 3 of the BHCA, the FDIC under the Bank Merger Act and the State Commissioner pursuant to the California Financial Code. Western and SMB submitted applications seeking approval of the Merger and related matters to the FDIC on September 25, 1997 and to the State Commissioner on September 25, 1997 and November 19, 1997. Western and SMB also submitted a request for a waiver of jurisdiction from the Federal Reserve Board. See "THE MERGER--Regulatory Approvals" and "THE MERGER AGREEMENT--Conditions." It is expected that the approvals and waiver will be received prior to the Special Meetings, but there can be no assurance that such approvals and waiver will be obtained.

OPERATIONS AND MANAGEMENT AFTER THE MERGER

    The Merger Agreement provides that Aubrey L. Austin will be appointed to the Western Board and the Board of Directors of the Surviving Corporation and will be the Chairman, President and Chief Executive Officer of the Surviving Corporation. SMB will cause to be delivered to Western at the Effective Time the resignations of the members of the SMB Board and of such officers as are agreed to by Western and SMB in advance of the Effective Time. See "THE MERGER--Certain Effects of the Merger."

    Western Bank and Mr. Austin currently are negotiating the terms of an employment agreement to be effective upon consummation of the Merger, which would supersede Mr. Austin's change in control agreement.

    After the Merger, the Surviving Corporation will be headquartered at 1251 Fourth Street, Santa Monica, California. The telephone number at such offices will be (310) 394-9611. For a discussion of certain matters relating to the operations and business of the Surviving Corporation, see "THE MERGER--Certain Effects of the Merger."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendations of the Western Board and the SMB Board, Shareholders should be aware that certain members of management of each of Western and SMB and of the Western Board and the SMB Board have certain interests in the transactions contemplated by the Merger Agreement that are in addition to the interests of shareholders generally and that may create potential conflicts of interest.

    These interests include, among others, provisions in the Merger Agreement relating to the indemnification of SMB officers and directors, directors' and officers' liability insurance and certain employment agreements and employee benefit plans. The Surviving Corporation will honor the current employee change in control agreements of Aubrey L. Austin, Dario Quiroga and Linda Mazarella, and it currently is expected that Western will enter into an employment agreement with Mr. Austin, pursuant to which Mr. Austin will serve as Chairman, President and Chief Executive Officer of the Surviving Corporation. In addition, Mr. Austin will be appointed to the Western Board and the Board of Directors of the Surviving Corporation as of the Effective Time.

    Additionally, John M. Eggemeyer, a director of Western, beneficially owns 80% of Belle Plaine Partners, Inc. ("BPI"), which provided financial advisory and consulting services in connection with the Merger. See "THE
MERGER--Interests of Certain Persons in the Merger," "THE MERGER
AGREEMENT--Certain Covenants--INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE," and "THE SPECIAL MEETING OF WESTERN SHAREHOLDERS--Security Ownership of Certain Beneficial Owners and Western Management."

    Also, in connection with the Private Placement, Joseph J. Digange, Mr. Eggemeyer, B. Scott Hardt, William H. Jacoby, Robert L. McKay, John Rose, Hugh
S. Smith, Matthew P. Wagner and Dale Walter, who are directors and/or executive officers of Western, and William J. Ruh, who is a principal of BPI, have entered into Standby Agreements with Western, and Arnold C. Hahn, an executive officer of Western, is expected to enter into a Standby Agreement with Western. Pursuant to such Standby Agreements, if the Merger is consummated, such individuals will purchase 80,150 Minimum Shares and will stand by to purchase up to 80,150 Standby Shares, in each case at a purchase price of $28 per share. See "THE PRIVATE PLACEMENT."

DESCRIPTION OF WESTERN CAPITAL STOCK AND DIVIDEND POLICY

    The authorized capital stock of Western as of the Western Record Date consists of 100,000,000 shares of Western Common Stock, of which 10,633,079 shares are issued and outstanding as of the Western Record Date and 5,000,000 shares of serial preferred stock, no par value, none of which is outstanding. Holders of shares of Western Common Stock are entitled to one vote for each share of record on all matters voted upon by Western Shareholders, except that in connection with the election of directors, the shares subject to notice may be voted cumulatively. Shares of Western Common Stock are not subject to redemption, conversion or sinking fund provisions.

    Holders of Western Common Stock are entitled to receive dividends declared by the Western Board out of funds legally available therefor under the laws of the State of California, subject to the rights of holders of any preferred stock of Western that may be issued after the date hereof. Western has not paid any dividends since its formation. On August 20, 1997, Western announced that the Western Board had approved the institution of a quarterly dividend, and, on August 29, 1997, Western announced that the Western Board declared a dividend of $0.15 per common share payable on December 10, 1997 to Western Shareholders of record on November 10, 1997.

    See "DESCRIPTION OF WESTERN CAPITAL STOCK AND COMPARISON OF SHARE-HOLDER RIGHTS."

CERTAIN TAX CONSEQUENCES

    It is intended that, unless the Reorganization Condition is not satisfied, the Merger will be treated as a Reorganization. Consummation of the Merger as a Reorganization (as previously defined) is conditioned upon receipt by Western of confirmation, immediately prior to the Effective Time, of the opinion of Sullivan & Cromwell and receipt by SMB of confirmation, immediately prior to the Effective Time, of the opinion of O'Melveny & Myers LLP, which opinions were received 30 days after execution of the Merger Agreement (the "Tax Opinions"), substantially to the effect that, for federal income tax purposes: (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Western, Western Bank and SMB will be a party to that reorganization within the meaning of Section 368(b) of the Code. Similar opinions were delivered by such firms on August 29, 1997. Those earlier opinions were based on the assumptions that the Merger would be effected in accordance with the terms of the Merger Agreement and that the Reorganization Condition would be satisfied. See "THE MERGER-- Certain Federal Income Tax Consequences."

    If the Merger is treated as a Reorganization, (i) no gain or loss will be recognized by SMB Shareholders who receive solely Western Common Stock in exchange for SMB Common Stock (except to the extent such shareholder receives cash in lieu of a fractional share interest in Western Common Stock) and (ii) SMB Shareholders who receive solely cash in exchange for SMB Common Stock will generally recognize gain or loss in an amount equal to the difference between the amount of cash received and the shareholder's aggregate adjusted basis in the SMB Common Stock held by such holder. For a discussion of the tax consequences of the Merger to SMB Shareholders who receive Western Common Stock and cash, see "THE MERGER--Certain Federal Income Tax Consequences."

    The recipt of cash will be taxable to an SMB shareholder, regardless of whether such shareholder has elected to receive solely Western Common Stock in the Merger. See "THE MERGER--Certain Federal Income Tax Consequences."

    Because of the complexity of the tax laws and the individual nature of certain tax consequences of the Merger to each SMB Shareholder, each SMB Shareholder should consult his or her own tax advisor concerning certain other federal and all state, local and foreign tax consequences of the Merger that may be applicable.

    In the event that the condition to the obligations of the parties pursuant to the Merger Agreement that the parties receive the Tax Opinions is not satisfied (except if the failure to obtain such opinions is due solely to the failure to satisfy the Reorganization Condition), the parties either will terminate the Merger Agreement for the failure of such condition or they will waive such condition and resolicit the vote of the Shareholders to approve the principal terms of the Merger without the condition that the Tax Opinions be received by the parties. In connection with such resolicitation, the Shareholders will be provided with an updated discussion of the federal income tax consequences that may be applicable.

ACCOUNTING TREATMENT

    For accounting and financial reporting purposes, the Merger will be accounted for as a purchase in accordance with generally accepted accounting principles. See "THE MERGER--Accounting Treatment."

DISSENTERS' RIGHTS

    In connection with the Merger, the Shareholders may be entitled to dissenters' rights under Chapter 13 of the CGCL ("Dissenters' Rights"), the text of which is attached hereto as Appendix D. IN ORDER FOR ANY SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS, A NOTICE OF SUCH SHAREHOLDER'S INTENTION TO EXERCISE HIS OR

HER DISSENTERS' RIGHTS AS PROVIDED IN THE CGCL MUST BE SENT BY SUCH SHAREHOLDER AND RECEIVED BY WESTERN OR SMB, AS THE CASE MAY BE, ON OR BEFORE THE DATES OF THE RESPECTIVE SPECIAL MEETINGS, AND ANY SUCH SHAREHOLDER MUST VOTE AGAINST THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. FAILURE TO SEND SUCH NOTICE AND TO VOTE AGAINST THE PRINCIPAL TERMS OF THE MERGER WILL RESULT IN A WAIVER OF SUCH SHAREHOLDER'S DISSENTERS' RIGHTS. SEE "THE MERGER--DISSENTERS' RIGHTS."

RISK FACTORS

    In deciding whether to vote for the approval of the principal terms of the Merger, Shareholders should carefully evaluate the matters set forth under "Risk Factors" herein in addition to the other matters described herein.

MARKETS AND MARKET PRICES

    As of the Western Record Date, there were approximately 1,450 holders of record of Western Common Stock. No shares of Western's serial preferred stock have been issued or are outstanding. Western Common Stock is designated for quotation on the Nasdaq National Market under the symbol "WEBC."

    As of the SMB Record Date, there were approximately 1,200 holders of record of SMB Common Stock. SMB Common Stock is listed on the American Stock Exchange (the "AMEX") under the symbol "SMO."

    The following table summarizes the approximate high and low sales prices on a per share basis for the Western Common Stock (prior to June 3, 1997, the prices are the average of the bid and ask prices as quoted by dealers making a market in such common stock, and after June 3, 1997, the prices are as reported by Nasdaq), and the SMB Common Stock (as reported by AMEX), for the periods indicated.

                                                          WESTERN(1) COMMON      SMB COMMON STOCK
                                                                STOCK
                                                         --------------------  --------------------
                                                           HIGH        LOW       HIGH        LOW
                                                         ---------  ---------  ---------  ---------
1995
  First Quarter........................................  $   12.75  $   10.20  $    9.13  $    7.63
  Second Quarter.......................................      *          *           9.06       8.25
  Third Quarter........................................      11.48      10.20      14.13      11.13
  Fourth Quarter.......................................      11.48      10.20      13.88      12.13

1996
  First Quarter........................................      11.05       8.93      14.13      12.00
  Second Quarter.......................................      17.00       8.50      13.13      12.00
  Third Quarter........................................      14.88       8.50      15.00      11.50
  Fourth Quarter.......................................      29.75      13.86      17.50      14.25

1997
  First Quarter........................................      34.00      19.13      19.25      16.63
  Second Quarter.......................................      37.19      28.63      21.13      16.50
  Third Quarter........................................      33.25      28.63      27.31      21.00
  Fourth Quarter (through November 19).................      33.75      29.88      28.00      27.00

------------------------

 *  No Reported Trades.

(1) Prior to June 3, 1997, Western Common Stock was traded solely "over the counter." Consequently, the prices listed before that date represent quotations by dealers making a market in Western Common Stock and reflect inter-dealer prices, without adjustments for mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. Prior to June 3, 1997, trading in Western Common Stock was limited in volume and may not be a reliable indicator of its market value. On June 3, 1997, Western Common Stock was designated for quotation on Nasdaq and on that date Western effected a 1.0 for 8.5 reverse stock split (the "Reverse Stock Split"). The prices of Western

    Common Stock prior to June 3, 1997 in the preceding table have been adjusted for the Reverse Stock Split. The prices listed above for periods subsequent to June 3, 1997 are as reported by Nasdaq.

    The following table sets forth the closing price per share of Western Common Stock as reported by Nasdaq, the closing price per share of SMB Common Stock as reported by AMEX and the "equivalent per share price" (as defined below) of SMB Common Stock as of July 30, 1997, the last trading day before the date on which Western and SMB announced the execution of the Merger Agreement and as of November 19, 1997, the last practicable date prior to the date of this Joint Proxy Statement-Prospectus. The "equivalent per share price" of SMB Common Stock on any date equals the closing price of the Western Common Stock on such date, as reported on Nasdaq, multiplied by the Conversion Number.

                                               WESTERN COMMON     SMB COMMON     EQUIVALENT PER
MARKET PRICE PER SHARE AS OF                        STOCK            STOCK         SHARE PRICE
---------------------------------------------  ---------------  ---------------  ---------------
July 30, 1997................................     $   32.00        $   24.50        $   28.00
November 19, 1997............................     $   32.00        $   27.50        $   28.00

    Because the Conversion Number is fixed pursuant to the Merger Agreement, a change in the trading price of Western Common Stock before the Effective Time will affect the implied market value of the Western Common Stock to be received in the Merger by SMB Shareholders. See "RISK FACTORS-- Limited Market for Western Common Stock." THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF WESTERN COMMON STOCK AT ANY TIME BEFORE, AT OR AFTER THE EFFECTIVE TIME. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR WESTERN COMMON STOCK AND SMB COMMON STOCK.

    Upon consummation of the Merger, it is expected that there will be up to approximately 2,650 holders of record of Western Common Stock, depending on the number of SMB Shareholders who receive Stock Consideration in exchange for their shares of SMB Common Stock.

SUMMARY HISTORICAL FINANCIAL DATA

    WESTERN

    The following summary historical financial data for the nine months ended September 30, 1997 and 1996 are derived from unaudited consolidated financial statements of Western, which have been restated to reflect the effects of the CCB Merger on a pooling-of-interests basis and the SCB Merger on a pooling-of-interests basis and include, in the opinion of management of Western (the "Western Management"), all adjustments (consisting only of normal accruals) necessary to present fairly the data for such periods. The results for the nine-month period ended September 30, 1997 are not necessarily indicative of the results to be expected for the full fiscal year. The following summary historical financial data for the five years ended December 31, 1996 are derived from the audited supplemental consolidated financial statements of Western, which have been restated to reflect the effects of the CCB Merger on a pooling-of-interests basis and the SCB Merger on a pooling-of-interests basis. The data should be read in conjunction with the supplemental consolidated financial statements, related notes and other financial information included or incorporated by reference in this Joint Proxy Statement Prospectus. All share data has been adjusted to reflect the Reverse Stock Split. See "AVAILABLE INFORMATION."

                                            AT OR FOR THE NINE
                                          MONTHS ENDED SEPTEMBER                     AT OR FOR THE YEARS
                                                  30,(1)                             ENDED DECEMBER 31,
                                         ------------------------  -------------------------------------------------------
                                            1997         1996        1996(1)      1995       1994       1993       1992
                                         -----------  -----------  -----------  ---------  ---------  ---------  ---------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest income......................  $    74,839  $    50,189  $    74,237  $  62,629  $  53,079  $  57,722  $  69,804
  Interest expense.....................       21,931       15,143       22,488     20,452     13,562     18,853     26,528
                                         -----------  -----------  -----------  ---------  ---------  ---------  ---------
      Net interest income..............       52,908       35,046       51,749     42,177     39,517     38,869     43,276
  Provision for loan and lease losses..        2,125          395        1,018      8,564      3,510     17,919     13,914
                                         -----------  -----------  -----------  ---------  ---------  ---------  ---------
      Net interest income after
        provision for loan and lease
        losses.........................       50,783       34,651       50,731     33,613     36,007     20,950     29,362
  Non-interest income..................        7,371        7,008        9,875      7,826      8,447     15,871     10,440
  Non-interest expense.................       42,604       32,177       47,961     44,961     41,061     45,649     41,052
                                         -----------  -----------  -----------  ---------  ---------  ---------  ---------
      Income (loss) before income
        taxes..........................       15,550        9,482       12,645     (3,522)     3,393     (8,828)    (1,250)
  Income tax expense (benefit).........        8,022        3,884        3,656     (1,733)     1,680     (1,979)      (529)
                                         -----------  -----------  -----------  ---------  ---------  ---------  ---------
      Income (loss) before cumulative
        effect of a change in
        accounting principle...........  $     7,528  $     5,598  $     8,989  $  (1,789) $   1,713  $  (6,849) $    (721)
  Cumulative effect of change in
    accounting principle...............      --           --           --          --         --            (41)    --
                                         -----------  -----------  -----------  ---------  ---------  ---------  ---------
      Net income (loss)................  $     7,528  $     5,598  $     8,989  $  (1,789) $   1,713  $  (6,890) $    (721)
                                         -----------  -----------  -----------  ---------  ---------  ---------  ---------
                                         -----------  -----------  -----------  ---------  ---------  ---------  ---------

ENDING BALANCE SHEET DATA:
  Assets...............................  $ 1,369,815  $ 1,307,422  $ 1,338,913  $ 866,385  $ 759,194  $ 799,558  $ 905,490
  Securities...........................      244,263      341,372      332,818    184,978    220,095    248,879    232,439
  Loans and leases, net of deferred
    fees and costs.....................      874,283      781,455      817,358    543,042    439,241    460,975    547,797
  Allowance for loan and lease losses..       15,160       16,309       15,757     13,130     12,115     19,077     13,687
  Goodwill.............................       31,065       33,112       32,968      4,131      2,464      2,616      2,008
  Deposits.............................    1,199,408    1,151,590    1,177,014    774,057    675,971    731,829    809,992
  Borrowed funds.......................       23,733       19,848       20,290      7,366     15,161     10,168     28,396
  Common shareholders' equity..........      134,527      125,004      129,047     77,628     62,274     51,572     57,778

                                                                        AT OR FOR THE
                                                                         NINE MONTHS
                                                                            ENDED
                                                                          SEPTEMBER                AT OR FOR THE YEARS
                                                                            30,(1)                 ENDED DECEMBER 31,
                                                                        --------------  -----------------------------------------
                                                                         1997    1996   1996(1)    1995    1994    1993     1992
                                                                        ------  ------  -------   ------  ------  -------  ------
                                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PER SHARE DATA AND OTHER SELECTED RATIOS(2):
  Earnings (loss) per common and common equivalent share..............  $ 0.69  $ 0.74  $ 1.08    $(0.27) $ 0.33  $ (1.67) $(0.17)
  Dividends declared per share........................................    0.15    --      --        --      --      --       --
  Book value per share................................................   12.65   11.85   12.36     10.64   10.52    12.59   14.40
  Tangible book value per share.......................................    9.73    8.71    9.20     10.08   10.10    11.95   13.90
  Shareholders' equity to assets at period end........................    9.82%   9.56%   9.64%     8.96%   8.20%    6.45%   6.38%
  Tangible Shareholders' equity to
    tangible assets at period end.....................................    7.73    7.21    7.36      8.52    7.90     6.14    6.17
  Return on average assets............................................    0.75    0.93    0.90     (0.21)   0.22    (0.79)  (0.08)
  Return on average equity............................................    7.58   11.00    9.78     (2.59)   2.65   (12.54)  (1.24)
  Average equity/average assets.......................................    9.85    8.52    9.25      8.31    8.20     6.26    6.52
  Net interest margin.................................................    5.95    6.45    5.86      5.69    5.71     4.91    5.30

--------------------------
(1) Includes the accounts and operating results of Western since the September 30, 1996 acquisition date.

(2) Excludes stock options as common stock equivalents in 1995, 1993 and 1992 as the effect thereof was antidulitive.

    SMB

    The following summary historical financial data for the nine months ended September 30, 1997 and 1996 are derived from unaudited financial statements of SMB and include, in the opinion of management of SMB (the "SMB Management"), all adjustments (consisting only of normal accruals) necessary to present fairly the data for such periods. The results for the nine-month period ended September 30, 1997 are not necessarily indicative of the results to be expected for the full fiscal year. The following summary historical financial data for the five years ended December 31, 1996 are derived from the audited financial statements of SMB. The data should be read in conjunction with the financial statements, related notes and other financial information included or incorporated by reference in this Joint Proxy Statement-Prospectus. See "AVAILABLE INFORMATION."

                                              AT OR FOR THE NINE
                                                 MONTHS ENDED         AT OR FOR THE YEARS ENDED
                                                SEPTEMBER 30,               DECEMBER 31,
                                             --------------------  -------------------------------
                                               1997       1996       1996       1995       1994       1993       1992
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest income..........................  $  36,556  $  33,496  $  45,314  $  45,678  $  41,819  $  44,765  $  60,973
  Interest expense.........................     10,995     10,064     13,498     14,205     12,421     13,865     22,196
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
      NET INTEREST INCOME..................     25,561     23,432     31,816     31,473     29,398     30,900     38,777
  Provision for loan losses................     --         --         --          2,000      3,542     21,300     35,000
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
    NET INTEREST INCOME AFTER PROVISION FOR
      LOAN LOSSES..........................     25,561     23,432     31,816     29,473     25,856      9,600      3,777
  Non-interest income......................      5,330      5,102      7,024      7,209      7,277      7,639      7,843
  Non-interest expense.....................     18,531     19,536     25,757     28,373     32,231     36,771     29,345
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
      INCOME (LOSS) BEFORE INCOME TAXES....     12,360      8,998     13,083      8,309        902    (19,532)   (17,725)
  Income tax expense (benefit).............      4,338      2,247      3,467      3,042        381     (8,543)    (8,327)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
      NET INCOME (LOSS)....................  $   8,022  $   6,751  $   9,616  $   5,267  $     521  $ (10,989) $  (9,398)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------

ENDING BALANCE SHEET DATA:
  Assets...................................  $ 663,522  $ 612,291  $ 631,561  $ 618,863  $ 667,519  $ 688,301  $ 802,697
  Securities...............................    150,282    125,546    141,139    134,599    167,033    125,353    124,130
  Loans, net of deferred fees and costs....    384,383    365,403    374,855    369,226    364,739    426,314    559,285
  Allowance for loan losses................      8,517      9,407      8,955     11,032     14,898     28,145     34,516
  Deposits.................................    579,633    537,583    553,983    550,278    605,280    624,873    729,774
  Borrowed funds...........................      1,967      1,987      1,982      2,000      2,016      2,146      2,270
  Common shareholders' equity..............     78,877     70,298     72,975     64,466     59,010     59,391     69,029

PER SHARE DATA AND OTHER SELECTED RATIOS:
  Earnings (loss) per common and common
    equivalent share.......................  $    1.13  $    0.95  $    1.36  $    0.74  $    0.07  $   (1.55) $   (1.33)
  Dividends declared per share.............       0.28       0.10       0.15     --         --         --           0.45
  Book value per share.....................  $   11.15  $    9.93  $   10.31  $    9.11  $    8.34  $    8.39  $    9.76
  Shareholders' equity to assets at period
    end....................................      11.89%     11.48%     11.55%     10.42%      8.84%      8.63%      8.60%
  Return on average assets.................       1.64       1.48       1.56       0.84       0.07      (1.51)     (1.09)
  Return on average equity.................      14.25      13.56      14.22       8.68       0.80     (16.93)    (11.04)
  Average equity/average assets............      11.54      10.92      10.97       9.69       8.70       9.01       9.56
  Net interest margin (tax-equivalent
    yield).................................       5.98       6.02       6.04       6.03       5.40       5.26       5.46

SUMMARY UNAUDITED PRO FORMA AND SELECTED HISTORICAL DATA

    The following tables and text set forth certain unaudited pro forma and selected historical data for Western and SMB based on three assumed scenarios for the Merger:

    1. Holders of 40% of the outstanding shares of SMB Common Stock elect to have such shares converted into the right to receive the Stock Consideration;

    2.  None of the holders of SMB Common Stock receive Stock Consideration; and

    3. Holders of 50% of the outstanding shares of SMB Common Stock elect to have such shares converted into the right to receive the Stock Consideration.

Western Management cannot predict the number of holders of SMB Common Stock who will elect to receive shares of Western Common Stock in the Merger, and cannot predict which of the three presented scenarios is more likely to occur than the others. Because satisfaction of the Reorganization Condition requires that at least 40% in value of the total consideration received by SMB Shareholders is in the form of Western Common Stock, assuming that any Stock Consideration is paid to SMB Shareholders in the Merger, the scenario in which 40% of the holders of SMB Common Stock receive Stock Consideration is the most dilutive scenario for Western Shareholders on an earnings per share basis. If the Reorganization Condition is not met, the Merger will be an all-cash merger and all SMB Shareholders will receive cash in exchange for their shares of SMB Common Stock.

  SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA BASED ON A 40% STOCK
    ELECTION BY SMB SHAREHOLDERS

    The following table sets forth certain unaudited pro forma combined condensed financial data for Western and SMB, as if the Merger had occurred at the beginning of each of the periods presented and assuming that the holders of 40% of the outstanding shares of SMB Common Stock elect the Stock Consideration (approximately 2,477,100 shares of Western Common Stock) and Western issues in the Private Placement approximately 1,982,000 additional shares of Western Common Stock to raise the capital necessary to fund the Cash Consideration. This information should be read in conjunction with the historical and supplemental consolidated financial statements of Western and SMB including the notes thereto, incorporated herein by reference or included elsewhere in this Joint Proxy Statement-Prospectus.

See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA" and "AVAILABLE INFORMATION."

                                                                                    AT OR FOR THE NINE       AT OR FOR THE YEAR
                                                                                  MONTHS ENDED SEPTEMBER     ENDED DECEMBER 31,
                                                                                         30, 1997                   1996
                                                                                 ------------------------  ----------------------
                                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest income..............................................................        $    108,883              $  116,203
  Interest expense.............................................................              33,854                  37,223
                                                                                        -----------                --------
      NET INTEREST INCOME......................................................              75,029                  78,980
  Provision for loan and lease losses..........................................               2,125                   1,018
                                                                                        -----------                --------
  NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE LOSSES................              72,904                  77,962
  Non-interest income..........................................................              12,701                  16,899
  Non-interest expense.........................................................              67,558                  82,282
                                                                                        -----------                --------
    INCOME BEFORE INCOME TAXES.................................................              18,047                  12,579
  Income tax expense...........................................................              10,739                   4,962
                                                                                        -----------                --------
    NET INCOME.................................................................        $      7,308              $    7,617
                                                                                        -----------                --------
                                                                                        -----------                --------

ENDING BALANCE SHEET DATA:
  Assets.......................................................................        $  2,115,059
  Securities...................................................................             394,545
  Loans and leases, net of deferred fees and costs.............................           1,261,056
  Allowance for loan and lease losses..........................................              23,677
  Goodwill.....................................................................             150,173
  Deposits.....................................................................           1,778,887
  Borrowed funds...............................................................              39,103
  Common shareholders' equity..................................................             262,428

PER SHARE DATA AND OTHER SELECTED RATIOS:
  Earnings per common and common equivalent share..............................        $       0.48              $     0.60
  Dividends declared per share.................................................                0.15                  --
  Book value per share.........................................................        $      17.39              $    16.88
  Tangible book value per share................................................                7.44                    6.38
  Shareholders' equity to assets at period end.................................               12.41%                  12.34%
  Tangible shareholders' equity to tangible assets at period end...............                5.71                    5.05
  Return on average assets.....................................................                0.47                    0.45
  Return on average equity.....................................................                3.76                    3.53
  Average equity/average assets................................................               12.48                   12.76
  Net interest margin..........................................................                5.87                    5.80

  SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA BASED ON A 40% STOCK ELECTION BY SMB SHAREHOLDERS

    The following table sets forth for Western Common Stock and SMB Common Stock certain selected historical and unaudited pro forma equivalent per share data at September 30, 1997 and for the nine months ended September 30, 1997, and at the end of and for the year ended December 31, 1996, giving effect to the Merger using the purchase method of accounting. These tables also assume that the holders of 40% of the outstanding shares of SMB Common Stock elect Stock Consideration (approximately 2,477,100 shares of Western Common Stock) and Western issues in the Private Placement approximately 1,982,000 additional shares of Western Common Stock to raise the capital necessary to fund the Cash Consideration. The information is derived from the unaudited pro forma combined condensed financial data of Western and the historical financial statements of SMB including the related notes thereto, and the pro forma combined financial information giving effect to the Merger, including the related notes thereto, appearing elsewhere herein. The information below should be read in conjunction with the historical, supplemental and pro forma combined financial information of Western and SMB including the notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus or incorporated herein by reference. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA" and "AVAILABLE INFORMATION."

                                                                      FOR THE NINE MONTHS ENDED  FOR THE YEAR ENDED
                                                                         SEPTEMBER 30, 1997       DECEMBER 31, 1996
                                                                      -------------------------  -------------------
EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE(1):
  Western...........................................................          $    0.69               $    1.08
  SMB...............................................................               1.13                    1.36
  Western combined pro forma........................................               0.48                    0.60
  SMB equivalent pro forma..........................................               0.42                    0.52
  Western cash dividends per share..................................               0.15                  --
  SMB cash dividends per share......................................               0.28                    0.15
  Western combined pro forma cash dividends per share...............               0.15                  --
  SMB equivalent pro forma cash dividends per share.................               0.13                  --

                                                                          AT SEPTEMBER 30,         AT DECEMBER 31,
                                                                                1997                    1996
                                                                      -------------------------  -------------------
BOOK VALUE PER SHARE(2):
  Western(3)........................................................          $   12.01               $   11.26
  SMB...............................................................              11.15                   10.31
  Western combined pro forma........................................              17.39                   16.88
  SMB equivalent pro forma..........................................              15.21                   14.77

------------------------

(1) The Western combined pro forma earnings per common and common equivalent share were calculated by using aggregate historical income information for Western and SMB divided by the average pro forma shares outstanding of the combined entity. The average pro forma shares of the combined entity were calculated by combining the Western historical average shares, the historical average shares of SMB as adjusted by the conversion number of
    0.875 and the shares assumed to be issued in the Private Placement. The SMB equivalent pro forma per share amounts were computed by multiplying the Western combined pro forma amounts by the conversion number of 0.875.

(2) The Western combined pro forma book value per share is based on the aggregate pro forma common shareholders' equity of Western and SMB divided by the total pro forma common shares of the combined entity based on the conversion number of 0.875 and the shares assumed to be issued in the Private Placement. The SMB equivalent pro forma book value per share at period end represents the Western pro forma amounts multiplied by the conversion number of 0.875.

(3) Presented on a pro forma basis after giving effect (a) at September 30, 1997, to the SCB Merger, including estimated costs of the SCB Merger and (b) at December 31, 1996, to the SCB and CCB Mergers, including estimated costs of such mergers.

  SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA BASED ON AN ALL-CASH
  MERGER

    The following table sets forth certain unaudited pro forma combined condensed financial data for Western and SMB, as if the Merger had occurred at the beginning of each of the periods presented and assuming that none of the holders of SMB Common Stock elect Stock Consideration and Western issues in the Private Placement approximately 4,293,500 shares of Western Common Stock to raise the capital necessary to fund the Cash Consideration. This information should be read in conjunction with the historical and supplemental consolidated financial statements of Western and SMB including the notes thereto, incorporated herein by reference or included elsewhere in this Joint Proxy Statement-Prospectus. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA" and "AVAILABLE INFORMATION."

                                                                        AT OR FOR THE NINE       AT OR FOR THE YEAR
                                                                      MONTHS ENDED SEPTEMBER     ENDED DECEMBER 31,
                                                                             30, 1997                   1996
                                                                     ------------------------  ----------------------
                                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest income..................................................        $    108,883              $  116,203
  Interest expense.................................................              34,835                  38,532
                                                                            -----------                --------
      NET INTEREST INCOME..........................................              74,048                  77,671
  Provision for loan and lease losses..............................               2,125                   1,018
                                                                            -----------                --------
      NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE
        LOSSES.....................................................              71,923                  76,653
  Non-interest income..............................................              12,701                  16,899
  Non-interest expense.............................................              67,558                  82,282
                                                                            -----------                --------
    INCOME BEFORE INCOME TAXES.....................................              17,066                  11,270

  Income tax expense...............................................              10,331                   4,418
                                                                            -----------                --------
    NET INCOME.....................................................        $      6,735              $    6,852
                                                                            -----------                --------
                                                                            -----------                --------

ENDING BALANCE SHEET DATA:
  Assets...........................................................        $  2,115,059
  Securities.......................................................             394,545
  Loans and leases, net of deferred fees and costs.................           1,261,056
  Allowance for loan and lease losses..............................              23,677
  Goodwill.........................................................             150,173
  Deposits.........................................................           1,778,887
  Borrowed funds...................................................              53,647
  Common shareholders' equity......................................             247,884

PER SHARE DATA AND OTHER SELECTED RATIOS:
  Earnings per common and common equivalent share..................        $       0.44              $     0.54
  Dividends declared per share.....................................                0.15                  --
  Book value per share.............................................        $      16.61              $    16.09
  Tangible book value per share....................................                6.55                    5.47
  Shareholders' equity to assets at period end.....................               11.72%                  11.63%
  Tangible shareholders' equity to tangible assets at period end...                4.97                    4.29
  Return on average assets.........................................                0.43                    0.41
  Return on average equity.........................................                3.68                    3.41
  Average equity/average assets....................................               11.77                   11.88
  Net interest margin..............................................                5.79                    5.70

  SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA BASED ON AN ALL-CASH MERGER

    The following table sets forth for Western Common Stock and SMB Common Stock certain selected historical and unaudited pro forma per share data at September 30, 1997 and for the nine months ended September 30, 1997, and at the end of and for the year ended December 31, 1996, giving effect to the Merger using the purchase method of accounting. These tables also assume that none of the holders of SMB Common Stock elect Stock Consideration and Western issues in the Private Placement 4,293,500 additional shares of Western Common Stock to raise the capital necessary to fund the Cash Consideration. The information is derived from the unaudited pro forma combined condensed financial data of Western and the historical financial statements of SMB including the related notes thereto, and the pro forma combined financial information giving effect to the Merger including the related notes thereto, appearing elsewhere herein. The information below should be read in conjunction with the historical, supplemental and pro forma combined financial information of Western and SMB including the notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus or incorporated herein by reference. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA" and "AVAILABLE INFORMATION."

                                                                      FOR THE NINE MONTHS ENDED  FOR THE YEAR ENDED
                                                                         SEPTEMBER 30, 1997       DECEMBER 31, 1996
                                                                      -------------------------  -------------------
EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE(1):
  Western...........................................................          $    0.69               $    1.08
  SMB...............................................................               1.13                    1.36
  Western combined pro forma........................................               0.44                    0.54
  Western cash dividends per share..................................               0.15                  --
  SMB cash dividends per share......................................               0.28                    0.15
  Western combined cash dividends per share.........................               0.15                  --

                                                                          AT SEPTEMBER 30,         AT DECEMBER 31,
                                                                                1997                    1996
                                                                      -------------------------  -------------------
BOOK VALUE PER SHARE(2):
  Western(3)........................................................          $   12.01               $   11.26
  SMB...............................................................              11.15                   10.31
  Western combined pro forma........................................              16.61                   16.09

------------------------

(1) The Western combined pro forma earnings per common and common equivalent share were calculated by using aggregate historical income information for Western and SMB divided by the average pro forma shares outstanding of the combined entity. The average pro forma shares of the combined entity were calculated by combining the Western historical average shares with the assumed shares to be issued in the Private Placement.

(2) The Western combined pro forma book value per share is based on the aggregate pro forma common shareholders' equity of Western divided by the total pro forma outstanding common shares of the combined entity. The pro forma outstanding common shares of the combined entity were calculated by adding the Western historical outstanding common shares to the assumed shares to be issued in the Private Placement.

(3) Presented on a pro forma basis after giving effect (a) at September 30, 1997, to the SCB Merger, including estimated costs of the SCB Merger and (b) at December 31, 1996, to the SCB and CCB Mergers, including estimated costs of such mergers.

 SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA BASED ON A 50% STOCK
 ELECTION BY SMB   SHAREHOLDERS

    The following table sets forth certain unaudited pro forma combined condensed financial data for Western and SMB, as if the Merger had occurred at the beginning of each of the periods presented and assuming that the holders of 50% of the outstanding shares of SMB Common Stock elect the Stock Consideration (approximately 3,096,300 shares of Western Common Stock) and Western issues in the Private Placement approximately 1,982,000 shares of Western Common Stock to raise the capital necessary to fund the Cash Consideration. This information should be read in conjunction with the historical and supplemental consolidated financial statements of Western and SMB including the notes thereto, incorporated herein by reference or included elsewhere in this Joint Proxy Statement-Prospectus. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA" and "AVAILABLE INFORMATION."

                                                                    AT OR FOR THE NINE       AT OR FOR THE YEAR
                                                                  MONTHS ENDED SEPTEMBER     ENDED DECEMBER 31,
                                                                         30, 1997                   1996
                                                                 ------------------------  ----------------------
                                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
  Interest income..............................................        $    108,883              $  116,203
  Interest expense.............................................              32,516                  35,440
                                                                        -----------                --------
      NET INTEREST INCOME......................................              76,367                  80,763
  Provision for loan and lease losses..........................               2,125                   1,018
                                                                        -----------                --------
  NET INTEREST INCOME AFTER PROVISION FOR LOAN AND LEASE
    LOSSES.....................................................              74,242                  79,745
  Non-interest income..........................................              12,701                  16,899
  Non-interest expense.........................................              67,558                  82,282
                                                                        -----------                --------
    INCOME BEFORE INCOME TAXES.................................              19,385                  14,362
  Income tax expense...........................................              11,294                   5,702
                                                                        -----------                --------
    NET INCOME.................................................        $      8,091              $    8,660
                                                                        -----------                --------
                                                                        -----------                --------

ENDING BALANCE SHEET DATA:
  Assets.......................................................        $  2,115,059
  Securities...................................................             394,545
  Loans and leases, net of deferred fees and costs.............           1,261,056
  Allowance for loan and lease losses..........................              23,677
  Goodwill.....................................................             150,173
  Deposits.....................................................           1,778,887
  Borrowed funds...............................................              19,286
  Common shareholders' equity..................................             282,245

PER SHARE DATA AND OTHER SELECTED RATIOS:
  Earnings per common and common equivalent share..............        $       0.51              $     0.65
  Dividends declared per share.................................                0.15                  --
  Book value per share.........................................        $      17.96              $    17.48
  Tangible book value per share................................                8.41                    7.39
  Shareholders' equity to assets at period end.................               13.34%                  13.30%
  Tangible shareholders' equity to tangible assets at period
    end........................................................                6.72                    6.09
  Return on average assets.....................................                0.52                    0.51
  Return on average equity.....................................                3.86                    3.67
  Average equity/average assets................................               13.45                   13.96
  Net interest margin..........................................                5.97                    5.93

  SELECTED HISTORICAL AND PRO FORMA PER SHARE DATA BASED ON A 50% STOCK ELECTION BY SMB SHAREHOLDERS

    The following table sets forth for Western Common Stock and SMB Common Stock certain selected historical and unaudited pro forma equivalent per share data at September 30, 1997 and for the nine months ended September 30, 1997, and at the end of and for the year ended December 31, 1996, giving effect to the Merger using the purchase method of accounting. These tables also assume that the holders of 50% of the outstanding shares of SMB Common Stock elect Stock Consideration (approximately 3,096,000 shares of Western Common Stock) and Western issues in the Private Placement approximately 1,982,000 shares of Western Common Stock to raise the capital necessary to fund the Cash Consideration. The information is derived from the unaudited pro forma combined condensed financial data of Western and the historical financial statements of SMB including the related notes thereto, and the pro forma combined financial information giving effect to the Merger including the related notes thereto, appearing elsewhere herein. The information below should be read in conjunction with the historical, supplemental and pro forma combined financial information of Western and SMB including the notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus or incorporated herein by reference. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA" and "AVAILABLE INFORMATION."

                                                                      FOR THE NINE MONTHS ENDED  FOR THE YEAR ENDED
                                                                         SEPTEMBER 30, 1997       DECEMBER 31, 1996
                                                                      -------------------------  -------------------
EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE(1):
  Western...........................................................          $    0.69               $    1.08
  SMB...............................................................               1.13                    1.36
  Western combined pro forma........................................               0.51                    0.65
  SMB equivalent pro forma..........................................               0.44                    0.57
  Western cash dividends per share..................................               0.15                  --
  SMB cash dividends per share......................................               0.28                    0.15
  Western combined pro forma cash dividends per share...............               0.15                  --
  SMB equivalent pro forma cash dividends per share.................               0.13                  --

                                                                          AT SEPTEMBER 30,         AT DECEMBER 31,
                                                                                1997                    1996
                                                                      -------------------------  -------------------
BOOK VALUE PER SHARE(2):
  Western(3)........................................................          $   12.01               $   11.26
  SMB...............................................................              11.15                   10.31
  Western combined pro forma........................................              17.96                   17.48
  SMB equivalent pro forma..........................................              15.72                   15.30

------------------------

(1) The Western combined pro forma earnings per common and common equivalent share were calculated by using aggregate historical income information for Western and SMB divided by the average pro forma shares outstanding of the combined entity. The average pro forma shares of the combined entity were calculated by combining the Western historical average shares, the historical average shares of SMB as adjusted by the conversion number of
    0.875 and the shares assumed to be issued in the Private Placement. The SMB equivalent pro forma per share amounts were computed by multiplying the Western combined pro forma amounts by the conversion number of 0.875.

(2) The Western combined pro forma book value per share is based on the aggregate pro forma common shareholders' equity of Western and SMB divided by the total pro forma common shares of the combined entity based on the conversion number of 0.875 and the shares assumed to be issued in the Private Placement. The SMB equivalent pro forma book value per share at period end represents the Western pro forma amounts multiplied by the conversion number of 0.875.

(3) Presented on a pro forma basis after giving effect (a) at September 30, 1997, to the SCB Merger, including estimated costs of the SCB Merger and (b) at December 31, 1996, to the SCB and CCB Mergers, including estimated costs of such mergers.

                                  RISK FACTORS

    IN ADDITION TO THE INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE, SHAREHOLDERS CONSIDERING THE PROPOSAL TO APPROVE THE PRINCIPAL TERMS OF THE MERGER SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS, AMONG OTHERS, BEFORE MAKING ANY FINAL DECISION.

FORWARD-LOOKING STATEMENTS MAY NOT PROVE ACCURATE

    When used or incorporated by reference in this Joint Proxy Statement-Prospectus, the words "anticipate," "estimate," "expect," "project," "believe" and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions including those set forth below. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected or projected. Several key factors that have a direct bearing on Western's ability to attain its goals are discussed below.

COMPETITION

    The banking business in California generally, and in Western's and SMB's service areas in particular, is highly competitive with respect to both loans and deposits and is dominated by a relatively small number of major financial institutions that have many offices operating throughout wide geographic areas. In addition, there are numerous other independent commercial banks and savings associations within their primary service areas, many of which have greater resources, greater capital and, in some cases, less stringent regulatory limitations. Certain of their competitors may be better able to respond to changing capital and other regulatory requirements and better able to maintain or improve market share.

ABILITY TO INTEGRATE THE OPERATIONS OF WESTERN AND SMB; RAPID GROWTH

    Because the markets in which Western and SMB operate are highly competitive and because of the inherent uncertainties associated with merging two companies, there can be no assurance that the Surviving Corporation will be able to realize fully the operating efficiencies Western currently expects to realize as a result of the Merger and the consolidation of the administrative operations of Western Bank and SMB or that such operating efficiencies will be realized in the time frame currently anticipated. See "THE MERGER--Background of the Merger."

    Western has experienced rapid growth in total assets, primarily due to several recent significant acquisitions. In the first of such acquisitions, Western acquired Western Bank on September 30, 1996, thereby increasing its total assets from $80.2 million to $490.2 million at September 30, 1996, an increase of 511%. In June 1997, Western merged with CCB, thereby acquiring NBSC and increasing Western's total assets, as of December 31, 1996, from $512.4 million to $862.9 million, or 68%. As a result of the SCB Merger, which was consummated on October 10, 1997, Western's total assets, as of December 31, 1996, increased further to $1.34 billion, an increase of 55%. Following the Merger, on a pro forma basis as of December 31, 1996, Western's total assets would have increased to $2.06 billion, an increase of 54%. The ability of Western to operate effectively following this rapid growth will depend in part on its ability to integrate the operations of the recently acquired entities and its ability to attract and retain key personnel. If the integration of Western, CCB, SCB and SMB does not proceed as anticipated, the results of operations of Western could be adversely affected. Also, there can be no assurance that Western will be able to realize the operating efficiencies that Western Management expects to achieve through the CCB Merger and the SCB Merger.

    In addition, due to the substantial size of these acquisitions, any comparison of financial data as of and for the time periods prior to such acquisitions may not be meaningful.

GENERAL BUSINESS RISK

    The business of Western and SMB is subject to various business risks. The volume of loan originations is dependent upon demand for loans of the type originated and serviced by Western and SMB. The level of consumer confidence, fluctuations in real estate values, fluctuations in prevailing interest rates and fluctuations in investment returns expected by the financial community could combine to make loans of the type originated by Western and SMB less attractive. In addition, Western and SMB may be adversely affected by other factors that could (a) increase the cost to the borrower of loans originated by Western and SMB, (b) create alternative lending sources for such borrowers, or (c) increase the cost of funds of Western and SMB at rates faster than any increase in interest income, thereby narrowing their net interest rate margins. Although both Western and SMB also have seen continued improvement in loan demand consistent with overall market growth during the continued recovery of the Southern California economy, the increase in demand to date has not been sufficient to permit either Western or SMB fully to utilize new deposits to fund loans, and accordingly each has increased its relative holdings of securities investments. Managements of both Western and SMB believe that loan demand will continue to improve, but there can be no assurance that there will be sufficient loan demand in the future to keep pace with increases in deposits such that the asset mix desired by Western and SMB can be achieved and maintained. Governmental interventions through elimination of tax benefits for home equity loans, regulation of an increased scope of loans or introduction of additional regulations aimed at mortgage loans could also adversely affect the business in which Western and SMB are engaged.

    In the ordinary course of business, Western and SMB are subject to claims made against them by borrowers and investors arising from, among other things, losses that are claimed to have been incurred as a result of (a) alleged breaches of fiduciary obligation, (b) alleged misrepresentations, errors or omissions by employees and officers (including appraisers), (c) alleged incomplete documentation, or (d) alleged failure by Western or SMB to comply with applicable laws and regulations. Western believes that any liability with respect to any currently asserted claims or legal actions against Western or SMB is not likely to be material to the consolidated financial position or results of operations of Western or the Surviving Corporation; however, any claims asserted in the future may result in legal expense or liabilities that could have a material adverse effect on the financial positions and results of operations of Western or the Surviving Corporation. See "FIP LITIGATION."

CONCENTRATION OF OPERATIONS; RECESSIONARY ENVIRONMENTS; DECLINE IN REAL ESTATE
  VALUES

    The business activities of Western and SMB currently are focused in Southern California, with the majority of their business concentrated in Los Angeles and Orange counties. The business of Western after the Merger is expected to continue to be concentrated in Southern California for the foreseeable future. Although Western intends to expand within Southern California, there can be no assurance when or if such expansion will take place. Consequently, the results of operations and financial condition of Western and SMB are dependent upon general trends in the Los Angeles County, Orange County and Southern California economies and residential and commercial real estate markets. The risks to which the business of Western and SMB is subject, and to which the business of Western after the Merger will be subject, become more acute during an economic slow-down or recession such as that experienced during the recent California recession. During such periods, delinquencies and foreclosures generally increase and can result in increased numbers of, and larger, claims and legal actions and in a decline in demand for the services provided by Western and SMB. In addition, a significant decline in market values of properties of the type that secure loans originated by Western and SMB would reduce homeowners' equity in their homes and businesses' equity in their properties, thereby reducing their borrowing power and also weakening collateral coverage on loans made previously by Western and SMB. Such a decline could also diminish the market for loans originated by Western and SMB. Any of the foregoing could have a material adverse effect on the financial position and results of operations of Western and the Surviving Corporation, and could have a greater adverse impact on Western and the Surviving Corporation than on certain competitors that may have greater resources and capital. In addition, the concentration of Western's operations in Los Angeles and Orange counties exposes it to greater risk than other banking companies with a wider geographic base in the event of catastrophes, such as earthquakes, fires and floods, in this region.

INTEREST RATE RISK

    It is expected that Western, through its subsidiaries including the Surviving Corporation, will continue to realize income primarily from the differential or "spread" between the interest earned on loans, securities and other interest-earning assets, and interest paid on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. There can be no assurance that Western's interest rate risk will be minimized or eliminated. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially adversely affect Western's net interest spread, asset quality, loan origination volume and overall results of operation.

SHARES ELIGIBLE FOR FUTURE SALE; DILUTION

    Shares of Western Common Stock eligible for future sale could have a dilutive effect on the market for Western Common Stock and could adversely affect market prices.

    As of the Western Record Date, the Restated Articles of Incorporation of Western authorized 100,000,000 shares of Western Common Stock, of which 10,640,354 shares were outstanding, and 3,096,333 additional shares will be issued in the Merger to SMB Shareholders, assuming no shares of SMB Common Stock reserved for issuance on the SMB Record Date are issued on or prior to the Effective Date and assuming Western issues in connection with the Merger the maximum number of shares of Western Common Stock it can be required to issue pursuant to the Merger Agreement. Pursuant to its stock option plans, Western had outstanding options to purchase an additional 288,229 shares of Western Common Stock on the Western Record Date with exercise prices of between $5.25 and $32.00. Western also had outstanding warrants to purchase an additional 140,675 shares of Western Common Stock with exercise prices of between $13.77 and $15.81. As of the SMB Record Date, SMB had outstanding options to purchase 16,224 shares of SMB Common Stock with exercise prices of between $21.12 and $32.50.

    It is Western's intention to pursue acquisitions of other financial institutions from time to time where such acquisitions are believed by Western to enhance shareholder value or satisfy other strategic objectives, although there are no specific pending or contemplated acquisitions at present other than the proposed acquisition of SCB. Such acquisitions, if any, could be accomplished by the issuance of additional shares of Western Common Stock or other securities convertible into or exercisable for Western Common Stock. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA."

    In order to raise the capital necessary to fund the payment of Cash Consideration in the Merger, Western has entered into the Standby Agreements with the Private Placement Investors, pursuant to which, if the Merger is consummated, such investors will purchase a minimum of approximately 1,982,000 shares of Western Common Stock and a maximum of approximately 4,293,500 shares of Western Common Stock. See "THE PRIVATE PLACEMENT." After the Merger and the Private Placement, there may be up to 15,711,557 shares of Western Common Stock outstanding. Sales of substantial amounts of Western Common Stock through the Private Placement and/or in connection with the issuance of shares in any future acquisition following the Merger could adversely affect the market price of Western Common Stock. There are no restrictions in the Merger Agreement preventing Western from issuing additional shares. See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA."

    In addition, Hovde Capital, Inc., as a purported assignee of Financial Institution Partners, L.P. (collectively, "FIP"), has asserted a right under an agreement between FIP and CCB to purchase 266,659 additional shares of common stock of CCB at $6.75 per share and to an ongoing right of first refusal to maintain FIP's beneficial ownership interest in CCB. FIP seeks specific enforcement of this agreement, but does not in its complaint specify whether the common stock it believes it has the right to purchase is that of CCB or of Western. Nor does FIP specify whether the number of shares it seeks to purchase or have a right of first refusal to purchase, if in Western Common Stock, is subject to adjustment in any way as a result of the CCB Merger. Western Management considers FIP's claims to be without merit and believes that FIP has no contractual right or current right of first refusal to purchase any shares of common stock of CCB or Western. If, however, FIP were entitled to purchase 266,659 additional shares of Western Common Stock, Western Management estimates, for illustrative purposes, that the effect would be that the weighted average shares outstanding, for the purpose of computing earnings per share, would have increased by approximately 2.5% for the nine-month period ended September 30, 1997, resulting in earnings per share dilution of approximately 2.4%.

REGULATION

    The operations of Western and SMB are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of their respective operations. Western and SMB each believes that it is in substantial compliance in all material respects with applicable federal, state and local laws, rules and regulations. Because the business of each of Western and SMB is highly regulated, the laws, rules and regulations applicable to Western and SMB are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact Western and the Surviving Corporation. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations, will not be adopted in the future, which could make compliance much more difficult or expensive, restrict Western's ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by Western or otherwise adversely affect the business or prospects of Western.

LIMITED MARKET FOR WESTERN COMMON STOCK

    There is currently only a limited trading market for Western Common Stock. Western Common Stock was designated for quotation on the Nasdaq National Market on June 3, 1997. There can be no assurance that an active trading market for Western Common Stock will develop, or if developed, will continue, or that shareholders of Western after the Merger will be able to resell their securities or otherwise liquidate their investment, if at all, without considerable delay or considerable impact on the sales price. See "SUMMARY--Markets and Market Prices."

    There can be no assurance as to the market value of Western Common Stock, which market value may be significantly affected by various factors, including but not limited to announcements of expanded services by Western or its competitors, acquisitions of related companies and variations in quarterly operating results, as well as by the dilutive effects of the matters described above in "--Shares Eligible for Future Sale; Dilution." The limited trading market for Western Common Stock may cause fluctuations in the market value of Western Common Stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market.

                         INFORMATION REGARDING WESTERN

BUSINESS OF WESTERN

    Western is a bank holding company registered under the BHCA, and its principal business is to serve as a holding company for its banking subsidiaries, NBSC, SC Bank and Western Bank. Western was organized on May 20, 1983 as a California corporation and commenced operation as a bank holding company on June 18, 1984. Western Bank was acquired by Western on September 30, 1996. On June 4, 1997, Western consummated the CCB Merger pursuant to which CCB merged with and into Western and Monarch Bank, a wholly-owned subsidiary of Western prior to the CCB Merger, merged with and into NBSC, a wholly-owned subsidiary of CCB prior to the CCB Merger. On October 10, 1997, Western consummated the SCB Merger pursuant to which SCB merged with and into Western. It is expected that NBSC will be merged with and into SC Bank, a wholly-owned subsidiary of SCB prior to the SCB Merger, with SC Bank being the surviving bank, and applications for prior approval of such merger have been submitted to the appropriate regulatory authorities.

    Western's principal executive offices are located at 4100 Newport Place, Suite 900, Newport Beach, California 92660, and its telephone number is (714) 863-2300. NBSC has seven branches, and its primary market area is Orange County, California, with its head office in Newport Beach, California. SC Bank has 14 branches serving southeastern Los Angeles and Orange and San Diego counties. Western Bank has five branches in Los Angeles County, with its head office in Westwood, California. NBSC, SC Bank and Western Bank offer a broad range of banking products and services, including many types of business and personal savings and checking accounts and other consumer banking services. At September 30, 1997, Western had consolidated total assets, total deposits and shareholders' equity of $867,123,000, $762,064,000 and $81,209,000, respectively
($1,370,903,000, $1,199,408,000 and $127,666,000, respectively, after giving effect to the SCB Merger and the related estimated merger costs).

QUARTERLY DIVIDEND

    On August 20, 1997, the Western Board approved the institution of a quarterly dividend and thereafter declared a dividend of $0.15 per share of Western Common Stock payable on December 10, 1997 to Western Shareholders of record on November 10, 1997.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    Additional information relating to Western, including information relating to the business, management, properties, financial condition and results of operations of Western, is included in documents incorporated by reference into this Joint Proxy Statement-Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                           INFORMATION REGARDING SMB

BUSINESS OF SMB

    SMB is a full-service community bank. Organized in 1928, SMB is the 38th largest bank in the State of California. SMB's main office and its executive offices are located in Santa Monica, California. All SMB branches are located in Los Angeles County. Specifically, SMB has a branch in each of Pacific Palisades, West Los Angeles, Malibu and Marina Del Rey, as well as four in Santa Monica. At September 30, 1997, SMB had total assets, total deposits and total shareholders' equity of $663,522,000, $579,633,000 and $78,877,000, respectively, and a total of 283 employees.

    SMB provides a wide variety of banking services to its customers. The services provided include those traditionally offered by commercial banks, such as checking and saving accounts, commercial, industrial, real estate and installment loans, and safe deposit facilities. SMB also has a trust department with total market value of assets under administration of $667,665,000 at September 30, 1997. SMB concentrates its marketing among small and medium-sized businesses, persons and firms in the medical, dental, legal and accounting professions, and developers of commercial and residential real estate projects. SMB also serves consumers and, to a lesser extent, larger corporations.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    Additional information relating to SMB, including information relating to the business, management, properties, financial condition and results of operations of SMB, is included in documents incorporated by reference into this Joint Proxy Statement-Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

    The following unaudited pro forma combined condensed financial data combines the historical supplemental consolidated condensed financial statements of Western, which have been restated to reflect the effect of the CCB Merger accounted for on a pooling-of-interests basis and the effect of the SCB Merger accounted for on a pooling-of-interests basis and the historical condensed financial statements of SMB, giving effect to the Merger as if such transaction had been effective on September 30, 1997, with respect to the Unaudited Pro Forma Combined Condensed Balance Sheets, and as of the beginning of the periods indicated, with respect to the Unaudited Pro Forma Combined Condensed Statements of Income. The information with respect to the Merger is presented under the purchase method of accounting. The information for the nine months ended September 30, 1997 is derived from the unaudited consolidated financial statements of Western and SMB, which include, in the opinion of the managements of Western and SMB, respectively, all adjustments (consisting only of normal accruals) necessary to present fairly the data for such periods. This information should be read in conjunction with the historical and supplemental consolidated financial statements of Western and SMB including the respective notes thereto, which are included and incorporated by reference into this Joint Proxy Statement-Prospectus, and in conjunction with the combined condensed historical selected financial data and other unaudited pro forma combined financial information including the notes thereto, appearing elsewhere in this Joint Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "AVAILABLE INFORMATION." The unaudited pro forma combined condensed financial data does not give effect to any operating efficiencies anticipated in conjunction with the Merger.

    The Unaudited Pro Forma Combined Condensed Balance Sheet is not necessarily indicative of the actual financial position that would have existed had the Merger been consummated on September 30, 1997, or that may exist in the future. The unaudited pro forma combined condensed statements of income are not necessarily indicative of the results that would have occurred had the Merger been consummated on the dates indicated or that may be achieved in the future. Assuming the consummation of the Merger, the actual consolidated financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein because (i) assumptions used in preparing such pro forma data may be revised in the future due to changes in values of assets and changes in operating results between the dates of the unaudited pro forma financial data and the date on which the Merger takes place, (ii) adjustments may need to be made to the unaudited historical financial data upon which such pro forma data are based, or (iii) a variety of other factors.

    Western cannot predict the number of SMB Shareholders who will elect to receive Cash Consideration in exchange for their shares of SMB Common Stock. Consequently, it is impossible to predict the percentage of the total consideration paid by Western in the Merger that will consist of Western Common Stock.

    Because satisfaction of the Reorganization Condition requires that at least 40% in value of the total consideration received by SMB Shareholders is in the form of Western Common Stock, Western has chosen to present certain pro forma data based on the assumption that the Stock Consideration will constitute 40% of the total consideration. Assuming that any Stock Consideration is paid to SMB Shareholders in the Merger, the scenario in which 40% of the holders of SMB Common Stock receive Stock Consideration is the most dilutive scenario for Western Shareholders on an earnings per share basis. If the Reorganization Condition is not met, the Merger will be an all-cash merger and all SMB Shareholders will receive cash in exchange for their shares of SMB Common Stock.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               SEPTEMBER 30, 1997

                                                           SCB                                        PRO FORMA
                                          WESTERN       PRO FORMA      WESTERN AND         SMB       ADJUSTMENTS     WESTERN
                                        (HISTORICAL) ADJUSTMENTS(7)    SCB COMBINED   (HISTORICAL)(1) (2)(3)(4)(5)  PRO FORMA
                                        -----------  ---------------  --------------  -------------  ------------  -----------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
ASSETS:
Cash and due from banks...............   $ 105,962         --           $  105,962      $  39,330                   $ 145,292
Interest bearing deposits in other
  banks...............................           9         --                    9         --             --                9
Federal funds sold....................      84,000         --               84,000         79,000       (50,000)(a)    113,000
                                        -----------  ---------------  --------------  -------------  ------------  -----------
    Total cash and cash equivalents...     189,971         --              189,971        118,330       (50,000)      258,301
Federal Reserve Bank and Federal Home
  Loan Bank stock.....................       5,519         --                5,519         --             --            5,519
Securities:
  Securities held to maturity.........       5,365         --                5,365         --             --            5,365
  Securities available for sale.......     233,379         --              233,379        150,282         --          383,661
                                        -----------  ---------------  --------------  -------------  ------------  -----------
    Total securities..................     244,263         --              244,263        150,282         --          394,545
Net loans.............................     859,123         --              859,123        375,866         2,390(b)  1,237,379
Property, plant and equipment.........      13,615           (635)          12,980         10,288        12,456(c)     35,724
Other real estate owned...............       8,354         --                8,354          3,311         --           11,665
Goodwill..............................      31,065         --               31,065         --           119,108(d)    150,173
Other assets..........................      23,424          1,723           25,147          5,445        (3,320)(e)     27,272
                                        -----------  ---------------  --------------  -------------  ------------  -----------
    Total assets......................   $1,369,815     $   1,088       $1,370,903      $ 663,522     $  80,634     $2,115,059
                                        -----------  ---------------  --------------  -------------  ------------  -----------
                                        -----------  ---------------  --------------  -------------  ------------  -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
  LIABILITIES:
Non-interest bearing deposits.........   $ 430,547         --           $  430,547      $ 179,292         --        $ 609,839
Interest bearing deposits.............     768,861         --              768,861        400,341          (154)(f)  1,169,048
                                        -----------  ---------------  --------------  -------------  ------------  -----------
    Total deposits....................   1,199,408         --            1,199,408        579,633          (154)    1,778,887
Borrowed funds........................      23,733         --               23,733          1,967        13,403(g)     39,103
Accrued interest payable and other
  liabilities.........................      12,147          7,949           20,096          3,045        11,500(h)     34,641
                                        -----------  ---------------  --------------  -------------  ------------  -----------
    Total liabilities.................   1,235,288          7,949        1,243,237        584,645        24,749     1,852,631
                                        -----------  ---------------  --------------  -------------  ------------  -----------

SHAREHOLDERS' EQUITY:
Preferred stock.......................      --             --               --             --             --           --
Common stock..........................     111,311         --              111,311         21,232       113,530(i)    246,073
Additional paid-in capital............      --             --               --              2,983        (2,983)(j)     --
Retained earnings.....................      23,429         (6,861)          16,568         54,251       (54,251)(j)     16,568
Unrealized gains (losses) on
  securities available for sale,
  net.................................        (213)        --                 (213)           411          (411)(k)       (213)
                                        -----------  ---------------  --------------  -------------  ------------  -----------
    Total shareholders' equity........     134,527         (6,861)         127,666         78,877        55,885       262,428
                                        -----------  ---------------  --------------  -------------  ------------  -----------
    Total liabilities and
      shareholders' equity............   $1,369,815     $   1,088       $1,370,903      $ 663,522     $  80,634     $2,115,059
                                        -----------  ---------------  --------------  -------------  ------------  -----------
                                        -----------  ---------------  --------------  -------------  ------------  -----------

Number of common shares outstanding...    10,633.3                        10,633.3        7,077.3                    15,092.4
Common shareholders' equity per
  share...............................   $   12.65                      $    12.01      $   11.15                   $   17.39

     See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA."

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                      NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                                                          PRO FORMA
                                                         WESTERN               SMB       ADJUSTMENTS  WESTERN PRO
                                                  COMBINED WITH SCB (7)   (HISTORICAL)(1) (2)(3)(4)(5)    FORMA
                                                  ----------------------  -------------  -----------  -----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans....................        $   59,700          $  27,433     $    (449)(l)  $  86,684
  Interest on interest bearing deposits in other
    banks.......................................                 2             --            --                2
  Interest on investment securities.............            12,343              6,415        --           18,758
  Interest on federal funds sold................             2,794              2,708        (2,063)(m)      3,439
                                                        ----------        -------------  -----------  -----------
    Total interest income.......................            74,839             36,556        (2,512)     108,883
                                                        ----------        -------------  -----------  -----------
INTEREST EXPENSE:
  Interest expense on deposits..................            20,915             10,848            23(n)     31,786
  Interest expense on other borrowings..........             1,016                147           905(o)      2,068
                                                        ----------        -------------  -----------  -----------
    Total interest expense......................            21,931             10,995           928       33,854
                                                        ----------        -------------  -----------  -----------
NET INTEREST INCOME:............................            52,908             25,561        (3,440)      75,029
  Less: provision for loan and lease losses.....             2,125             --            --            2,125
                                                        ----------        -------------  -----------  -----------
Net interest income after provision for loan and
  lease losses..................................            50,783             25,561        (3,440)      72,904
                                                        ----------        -------------  -----------  -----------
NON-INTEREST INCOME:
  Service charges and fees......................             5,014              2,727        --            7,741
  Trust fees....................................            --                  2,431        --            2,431
  Gain on sale of loans and other assets........                78             --            --               78
  Securities gains..............................               342             --            --              342
  Other income..................................             1,937                172        --            2,109
                                                        ----------        -------------  -----------  -----------
    Total non-interest income...................             7,371              5,330        --           12,701
                                                        ----------        -------------  -----------  -----------
NON-INTEREST EXPENSE:
  Salaries and benefits.........................            19,172             10,707        --           29,879
  Occupancy, furniture and equipment............             5,830              3,129           467(p)      9,426
  Advertising and business development..........             1,046                675        --            1,721
  Other real estate owned.......................               293               (556)       --             (263)
  Professional services.........................             3,115              1,547        --            4,662
  Telephone, stationery and supplies............             1,600                975        --            2,575
  Goodwill amortization.........................             1,903             --             5,956(q)      7,859
  Data processing for company...................             1,203             --            --            1,203
  Customer services cost........................               858             --            --              858
  Merger costs..................................             3,404(s)             841(t)     --            4,245
  Other.........................................             4,180              1,213        --            5,393
                                                        ----------        -------------  -----------  -----------
    Total non-interest expense..................            42,604             18,531         6,423       67,558
                                                        ----------        -------------  -----------  -----------
    Income before income taxes..................            15,550             12,360        (9,863)      18,047
    Income taxes................................             8,022              4,338        (1,621)(r)     10,739
                                                        ----------        -------------  -----------  -----------
        Net income (loss).......................        $    7,528          $   8,022     $  (8,242)   $   7,308
                                                        ----------        -------------  -----------  -----------
                                                        ----------        -------------  -----------  -----------
PER SHARE INFORMATION:
  Number of shares (weighted average)...........          10,843.2            7,077.3                   15,302.3
  Income per share (dollars)....................        $     0.69          $    1.13                  $    0.48

--------------------------
(s) Represents the costs associated with the CCB Merger, which was consummated on June 4, 1997.

(t) Represents costs to date associated with the SMB Merger.

     See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA."

            UNAUDITED PRO FORMA COMBINED CONDENSED INCOME STATEMENT

                          YEAR ENDED DECEMBER 31, 1996

                                                                                        PRO FORMA
                                                     WESTERN COMBINED        SMB       ADJUSTMENTS    WESTERN
                                                       WITH SCB (7)     (HISTORICAL)(1) (2)(3)(4)(5)  PRO FORMA
                                                     -----------------  -------------  -----------  ------------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME:
  Interest and fees on loans.......................     $    58,374      $    35,379    $    (598)(l) $     93,155
  Interest on interest bearing deposits in other
    banks..........................................               3          --            --                  3
  Interest on investment securities................          12,862            7,286       --             20,148
  Interest on federal funds sold...................           2,998            2,649       (2,750)(m)        2,897
                                                     -----------------  -------------  -----------  ------------
    Total interest income..........................          74,237           45,314       (3,348)       116,203
                                                     -----------------  -------------  -----------  ------------
INTEREST EXPENSE:
  Interest expense on deposits.....................          21,382           13,303           31(n)       34,716
  Interest expense on other borrowings.............           1,106              195        1,206(o)        2,507
                                                     -----------------  -------------  -----------  ------------
    Total interest expense.........................          22,488           13,498        1,237         37,223
                                                     -----------------  -------------  -----------  ------------
Net interest income:...............................          51,749           31,816       (4,585)        78,980
  Less: provision for loan and lease losses........           1,018          --            --              1,018
                                                     -----------------  -------------  -----------  ------------
Net interest income after provision for loan and
  lease losses.....................................          50,731           31,816       (4,585)        77,962
                                                     -----------------  -------------  -----------  ------------
NON-INTEREST INCOME:
  Service charges and fees.........................           7,827            3,644       --             11,471
  Trust fees.......................................         --                 3,160       --              3,160
  Gain on sale of loans and other assets...........             637          --            --                637
  Securities gains.................................             281          --            --                281
  Other income.....................................           1,130              220       --              1,350
                                                     -----------------  -------------  -----------  ------------
    Total non-interest income......................           9,875            7,024       --             16,899
                                                     -----------------  -------------  -----------  ------------
NON-INTEREST EXPENSE:
  Salaries and benefits............................          23,016           14,001       --             37,017
  Occupancy........................................           7,649            4,060          623(p)       12,332
  Advertising and business development.............             971              669       --              1,640
  Other real estate owned..........................            (134)           1,471       --              1,337
  Professional services............................           5,209            2,023       --              7,232
  Telephone, stationery and supplies...............           2,375            1,331       --              3,706
  Goodwill amortization............................           1,004          --             7,941(q)        8,945
  Data processing for company......................           1,064          --            --              1,064
  Customer services cost...........................             832          --            --                832
  Other............................................           5,975            2,202       --              8,177
                                                     -----------------  -------------  -----------  ------------
    Total non-interest expense.....................          47,961           25,757        8,564         82,282
                                                     -----------------  -------------  -----------  ------------
Income before income taxes.........................          12,645           13,083      (13,149)        12,579
Income taxes.......................................           3,656            3,467       (2,161)(r)        4,962
                                                     -----------------  -------------  -----------  ------------
    Net income.....................................     $     8,989      $     9,616    $ (10,988)  $      7,617
                                                     -----------------  -------------  -----------  ------------
                                                     -----------------  -------------  -----------  ------------
PER SHARE INFORMATION:
  Number of shares (weighted average)..............         8,320.3          7,077.3                    12,779.4
  Income per share (dollars).......................     $      1.08      $      1.36                $       0.60

     See "NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA."

                          NOTES TO UNAUDITED PRO FORMA

                       COMBINED CONDENSED FINANCIAL DATA

NOTE 1:  BASIS OF PRESENTATION

    Certain historical data of SMB have been reclassified on a pro forma basis to conform to Western's classifications. In addition, audited pro forma combined condensed financial data do not include the FIP litigation as a factor.

NOTE 2:  PURCHASE PRICE AND FUNDING

    The purchase price is based on $28 per share for SMB Shareholders choosing the Cash Consideration and an exchange ratio of 0.875 Western shares for each SMB share for SMB Shareholders choosing the Stock Consideration. Based on the $32.00 closing price of Western on the day prior to the announcement of the Merger, those SMB shareholders choosing the Stock Consideration would receive a value of $28 per share.

    The total consideration to be paid in connection with the Merger is calculated as follows (in thousands, except per share amounts):

Shares of SMB Common Stock outstanding at September 30, 1997....  7,077,332
Price per share.................................................     $28.00
                                                                  ---------
    Total purchase price........................................  $ 198,165
                                                                  ---------
                                                                  ---------

    For purposes of this pro forma combined condensed financial data, it is assumed that the purchase price will be financed as follows through a combination of cash ($118.9 million) and Western Common Stock ($79.3 million) (dollars in thousands):

Issuance of Western Common Stock for cash.........................  $  55,496
Proceeds from additional borrowings...............................     13,403
Use of Federal funds balances.....................................     50,000
Issuance of 2,477,100 shares of Western Common Stock to SMB
  Shareholders....................................................     79,266
                                                                    ---------
    Total purchase price..........................................  $ 198,165
                                                                    ---------
                                                                    ---------

    SMB Shareholders will have the option to elect cash of $28 or 0.875 shares of Western Common Stock for each share of SMB Common Stock owned. No more than 50% of the SMB Common Stock may be converted into shares of Western Common Stock, unless so elected by Western. For purposes of these pro forma combined condensed financial statements, it is assumed that holders of approximately 40% of SMB Common Stock will elect to receive Western Common Stock (resulting in the issuance of 2,477,100 shares of Western Common Stock) and that Western will raise an additional $55,496,000 through a sale of approximately 1,982,000 shares of Western Common Stock in the Private Placement. Although Western Management believes that the assumptions contained in these pro forma combined condensed financial statements regarding the percentage of holders of shares of SMB Common Stock electing to receive shares of Western Common Stock in the Merger and Western's ability to raise the additional capital through an offering of Western Common Stock are reasonable, Western cannot give any assurance that such assumptions will be achieved. Western cannot predict the number of holders of SMB Common Stock who will elect to receive shares of Western Common Stock in the Merger.

                          NOTES TO UNAUDITED PRO FORMA

NOTE 2:  PURCHASE PRICE AND FUNDING (CONTINUED)
    Federal funds sold have been reduced on a pro forma basis by $50.0 million at September 30, 1997, representing a portion of the total pro forma cash purchase price. As a result, historical interest income on the accompanying pro forma combined condensed income statements for the nine months ended September 30, 1997, and the year ended December 31, 1996, has been reduced by $2.1 million and $2.8 million, respectively, representing the lost interest income on Federal funds at 5.5%. Borrowings have been increased on a pro forma basis by $13.4 million at September 30, 1997. As a result, historical interest expense on the accompanying pro forma combined condensed income statements for the nine months ended September 30, 1997, and the year ended December 31, 1996, has been increased by $905,000 and $1,206,000, respectively, representing the additional interest expense on the incremental borrowings at 9.0%.

NOTE 3:  ALLOCATION OF PURCHASE PRICE

    The purchase price of SMB has been allocated as follows (in thousands):

Cash and cash equivalents.........................................  $ 118,330
Securities........................................................    150,282
Net loans.........................................................    378,256
Goodwill..........................................................    119,108
Property, plant and equipment.....................................     22,744
Other real estate owned...........................................      3,311
Other assets......................................................      2,125
Deposits..........................................................   (579,479)
Borrowed funds....................................................     (1,967)
Other liabilities.................................................    (14,545)
                                                                    ---------
    Total purchase price..........................................  $ 198,165
                                                                    ---------
                                                                    ---------

    In allocating the purchase price, the following adjustments were made to SMB's historical amounts. Loans and property were increased by $2,390,000 and $12,456,000, respectively, representing the premium and adjustment, respectively, necessary to state such amounts at fair value. Deposits were reduced by $154,000, representing the adjustment necessary to state deposits at fair value. Other liabilities were increased by $11,500,000, representing the estimated merger costs. Other assets were decreased by $3,320,000, representing the tax effects of the fair value adjustments and certain of the estimated merger costs.

    The premium on loans is amortized using the level yield method over a period of seven years. The new basis in property is amortized on a straight line basis over twenty years. The adjustment on deposits is amortized on a straight line basis over five years. Goodwill is amortized on a straight line basis over fifteen years.

NOTE 4:  MERGER COSTS

    The table below reflects Western's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $11,500,000 ($8,595,000 net of taxes, computed using the combined federal and state tax rate of 41.5%) expected to be incurred in connection with the Merger. While a portion of these costs may be required to be recognized over time, the current estimate of these costs has

                          NOTES TO UNAUDITED PRO FORMA

NOTE 4:  MERGER COSTS (CONTINUED)
been recorded in the pro forma combined balance sheet in order to disclose the aggregate effect of these activities on Western's pro forma combined financial position. The estimated aggregate costs, primarily comprised of anticipated cash charges, include the following:

FUTURE CHARGES RELATED TO THE MERGER (TAX DEDUCTIBLE)
-------------------------------------------------------------------
  Employee reduction costs (1).....................................  $   1,800
  Contract terminations............................................        715
  Retiree health benefits (paid out over several years)............      1,970
  Equipment write-offs.............................................        300
  Estimated other conversion costs.................................      2,215
                                                                     ---------
    Total Deductible Merger Costs..................................      7,000
  Related income tax effect........................................     (2,905)
  Net tax deductible costs.........................................      4,095
                                                                     ---------
COSTS PAID FROM PROCEEDS (NONDEDUCTIBLE)
  Investment banking and other professional fees...................      4,500
                                                                     ---------
    Total Merger Costs (net of tax)................................  $   8,595
                                                                     ---------
                                                                     ---------

------------------------

(1) The estimated employee reduction costs reflect Western Management's estimate that, as a result of the Merger, the workforce of Western and its subsidiaries will be reduced by approximately 95 employees. Western Management believes that a significant portion of this reduction will occur due to normal attrition. The estimated employee reduction costs include severance benefits expected to be paid to employees terminated as a result of the Merger. Western Management expects that this reduction will take place during 1998.

NOTE 5:  KEY TO PRO FORMA ADJUSTMENTS

    Summarized below are the pro forma adjustments necessary to reflect the acquisition of SMB based on the purchase method of accounting:

    (a) Use of Federal funds balances as part of the cash purchase price. See note 2.

    (b) Adjust net loans to estimated fair value. See note 3.

    (c) Adjust property, plant and equipment to estimated fair value. See note
       3.

    (d) Reflect goodwill resulting from the purchase method of accounting. See note 3.

    (e) Reflect the deferred tax asset of $2,905,000 related to the deductible merger costs (see note 4) and the deferred tax liability of $6,225,000 related to the fair value adjustments for net loans, property, plant and equipment, and deposits (see note 3).

    (f) Adjust deposits to estimated fair value. See note 3.

    (g) Reflect proceeds from additional borrowings used to fund the cash purchase price. See note 2.

    (h) Adjust liabilities for accrued merger costs. See note 4.

                          NOTES TO UNAUDITED PRO FORMA

NOTE 5:  KEY TO PRO FORMA ADJUSTMENTS (CONTINUED)
    (i) Reflect the following (see note 2):

Issuance of Western Common Stock for cash.............  $55,496,000
Issuance of Western Common Stock to SMB
  Shareholders........................................   79,266,000
Elimination of SMB Common Stock balance...............  (21,232,000)
                                                        -----------
                                                        $113,530,000
                                                        -----------
                                                        -----------

    (j) Eliminate SMB's additional paid-in capital and retained earnings.

    (k) Eliminate SMB's unrealized loss on securities available for sale.

    (l) Reflect amortization of loan premium. See note 3.

    (m) Reflect reduction of interest income on Federal funds used to fund the cash purchase price. See note 2.

    (n) Reflect amortization of premium on deposits. See note 3.

    (o) Reflect additional interest expense on borrowings used to fund the cash purchase price. See note 2.

    (p) Reflect additional depreciation on property, plant and equipment. See note 3.

    (q) Reflect amortization of goodwill. See note 3.

    (r) Reflect income tax benefit on pro forma adjustments to combined condensed income statements.

NOTE 6:  COMPUTATION OF WEIGHTED AVERAGE SHARES OUTSTANDING

    The following tables reconcile the weighted average shares outstanding in the unaudited pro forma combined condensed income statements for the nine months ended September 30, 1997 and the year ended December 31, 1996, based upon the percentage of total consideration consisting of shares of Western Common Stock:

                                                                                       PERCENTAGE OF TOTAL
                                                                                   CONSIDERATION CONSISTING OF
                                                                                 SHARES OF WESTERN COMMON STOCK
                                                                                 LESS THAN              50% OR
NINE MONTHS ENDED SEPTEMBER 30, 1997                                              40%(A)       40%      GREATER
-------------------------------------------------------------------------------  ---------  ---------  ---------
WEIGHTED AVERAGE SHARES OUTSTANDING
Current Western Shareholders...................................................   10,843.2   10,843.2   10,843.2
Shares issued to SMB Shareholders..............................................     --        2,477.1    3,096.3
Private placement shares.......................................................    4,293.5    1,982.0    1,982.0
                                                                                 ---------  ---------  ---------
Total shares issued............................................................    4,293.5    4,459.1    5,078.3
                                                                                 ---------  ---------  ---------

    Total weighted average shares outstanding..................................   15,136.7   15,302.3   15,921.5
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

(a) If less than 40%, in value, of the total consideration received by SMB Shareholders is in the form of Western Common Stock, then the Merger will be an all-cash merger and all SMB Shareholders will receive cash in exchange for their shares of SMB Common Stock.

                          NOTES TO UNAUDITED PRO FORMA

NOTE 6:  COMPUTATION OF WEIGHTED AVERAGE SHARES OUTSTANDING (CONTINUED)

                                                                                       PERCENTAGE OF TOTAL
                                                                                   CONSIDERATION CONSISTING OF
                                                                                 SHARES OF WESTERN COMMON STOCK
                                                                                 LESS THAN              50% OR
YEAR ENDED DECEMBER 31, 1996                                                      40%(A)       40%      GREATER
-------------------------------------------------------------------------------  ---------  ---------  ---------
WEIGHTED AVERAGE SHARES OUTSTANDING
Current Western Shareholders...................................................    8,320.3    8,320.3    8,320.3
Shares issued to SMB Shareholders..............................................     --        2,477.1    3,096.3
Private placement shares.......................................................    4,293.5    1,982.0    1,982.0
                                                                                 ---------  ---------  ---------
Total weighted average shares issued...........................................    4,293.5    4,459.1    5,078.3
                                                                                 ---------  ---------  ---------
    Total shares outstanding...................................................   12,613.8   12,779.4   13,398.6
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

(a) If less than 40%, in value, of the total consideration received by SMB Shareholders is in the form of Western Common Stock, then the Merger will be an all-cash merger and all SMB Shareholders will receive cash in exchange for their shares of SMB Common Stock.

    The following tables reconcile the shares outstanding in the Unaudited Pro Forma Combined Condensed Balance Sheet at September 30, 1997, based upon the percentage of total consideration consisting of shares of Western Common Stock.

                                                                                       PERCENTAGE OF TOTAL
                                                                                   CONSIDERATION CONSISTING OF
                                                                                 SHARES OF WESTERN COMMON STOCK
                                                                                 LESS THAN              50% OR
                                                                                  40%(A)       40%      GREATER
                                                                                 ---------  ---------  ---------
PRO FORMA SHARES OUTSTANDING
Current Western Shareholders...................................................   10,640.4   10,640.4   10,640.4
Shares issued to SMB Shareholders..............................................     --        2,477.1    3,096.3
Private placement shares.......................................................    4,293.5    1,982.0    1,982.0
                                                                                 ---------  ---------  ---------
Total shares issued............................................................    4,293.5    4,459.1    5,078.3
                                                                                 ---------  ---------  ---------
    Total shares outstanding...................................................   14,933.9   15,099.5   15,718.7
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

PRO FORMA PERCENTAGE OWNERSHIP
Current Western Shareholders...................................................       71.2%      70.5%      67.7%
SMB Shareholders...............................................................        0.0%      16.4%      19.7%
Private placement investors....................................................       28.8%      13.1%      12.6%
                                                                                 ---------  ---------  ---------
    Total......................................................................      100.0%     100.0%     100.0%
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

(a) If less than 40%, in value, of the total consideration received by SMB Shareholders is in the form of Western Common Stock, then the Merger will be an all-cash merger and all SMB Shareholders will receive cash in exchange for their shares of SMB Common Stock.

NOTE 7:  SCB MERGER COSTS

    The Western and SCB combined unaudited pro forma condensed balance sheet reflects Western Management's current estimate, for purposes of pro forma presentation, of the aggregate estimated merger costs of $8,584,000 ($6,861,000 net of taxes, computed using the combined federal and state tax

                          NOTES TO UNAUDITED PRO FORMA

NOTE 7:  SCB MERGER COSTS (CONTINUED)
rate of 41.5%) expected to be incurred in connection with the SCB Merger. While the substantial majority of these costs are expected to be paid within one year, the current estimate of these costs has been recorded in the Western and SCB combined unaudited pro forma condensed balance sheet in order to disclose the aggregate effect of these activities on Western and SCB's combined financial position. The estimated aggregate costs, which are directly attributable to the SCB Merger, include the following:

Tax deductible costs:
    Severance costs.................................................  $2,365,000
    Write-offs of leasehold improvements............................      99,000
    Termination of interest rate swap...............................     902,000
    Write-off of capitalized data processing costs..................     328,000
    Conversion costs................................................     250,000
    Software cost write-offs........................................     208,000
                                                                      ----------
      Total tax deductible costs....................................   4,152,000
    Related income tax effect.......................................  (1,723,000)
                                                                      ----------
    Net tax deductible costs........................................   2,429,000
  Nondeductible investment banking and other professional fees......   4,432,000
                                                                      ----------
      Total estimated SCB Merger costs, net of taxes................  $6,861,000
                                                                      ----------
                                                                      ----------

    In reviewing the operations of SC Bank, Western Management observed that SC Bank utilizes interest rate swaps in the management of its interest rate exposure and to reduce the impact of changes in interest rates on its floating rate loan portfolio. Western Management concluded that such practice by SC Bank is inconsistent with the asset and liability management practices followed at Western. As a matter of corporate policy, Western Management does not utilize interest rate swaps in any aspect of Western's business. Accordingly, Western Management concluded that, after consummation of the SCB Merger, the interest rate swaps would be terminated with the resulting gain or loss charged or credited to combined earnings. Western Management believes that the pro forma adjustment for the termination of the interest rate swaps at SC Bank is directly attributable to the SCB Merger and that such adjustment is factually supportable because (i) Western does not utilize interest rate swaps in any aspect of its business and (ii) after consummation of the SCB Merger, Western Management plans to terminate such interest rate swaps.

    The merger costs for the SCB Merger are shown as pro forma adjustments on the accompanying unaudited pro forma combined condensed balance sheet as of September 30, 1997, and are not included in

                          NOTES TO UNAUDITED PRO FORMA

NOTE 7:  SCB MERGER COSTS (CONTINUED)
the unaudited pro forma combined condensed income statements. The merger costs have been aggregated as follows on the Unaudited Pro Forma Combined Condensed Balance Sheet:

Property, plant and equipment:
  Write-offs of leasehold improvements.............  $  (99,000)
  Write-offs of capitalized data processing
    costs..........................................    (328,000)
  Software cost write-offs.........................    (208,000) $ (635,000)
                                                     ----------
Other assets:
  Deferred income taxes on tax deductible merger
    costs..........................................               1,723,000

Accrued interest payable and other liabilities:
  Severance costs..................................  (2,365,000)
  Termination of interest rate swap................    (902,000)
  Conversion costs.................................    (250,000)
  Investment banking and other professional fees...  (4,432,000) (7,949,000)
                                                     ----------  ----------
Retained earnings..................................              $(6,861,000)
                                                                 ----------
                                                                 ----------

    Western Management's cost estimates are forward-looking. While the costs represent Western Management's current estimate of merger costs associated with the SCB Merger that will be incurred, the ultimate level and timing of recognition of such costs will be based on the final integration in connection with consummation of the SCB Merger. Readers are cautioned that the completion of this integration and other actions that may be taken in connection with the SCB Merger will impact these estimates. The type and amount of actual costs incurred could vary materially from these estimates if future developments differ from the underlying assumptions used by management in determining the current estimate of these costs. See "RISK FACTORS--Ability to Integrate the Operations of Western and SMB; Rapid Growth."

                  THE SPECIAL MEETING OF WESTERN SHAREHOLDERS

GENERAL

    This Joint Proxy Statement-Prospectus is being furnished to holders of Western Common Stock in connection with the solicitation of proxies by the Western Board for use at the Western Special Meeting to be held on December 23, 1997 and at any adjournments or postponements thereof. This Joint Proxy Statement-Prospectus and the accompanying proxy card are first being mailed to the Western Shareholders on or about November 24, 1997. The Western Special Meeting is scheduled to be held at 4100 Newport Place, Third Floor, Newport Beach, California 92660 on December 23, 1997 at 10:00 a.m., local time. The presence, in person or by proxy, of the holders of stock having at least a majority of the votes attributable to the Western Common Stock outstanding and entitled to vote at the Western Special Meeting is necessary to constitute a quorum thereat.

    WESTERN SHAREHOLDERS ARE REQUESTED TO PROMPTLY SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID PRE-ADDRESSED ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PRINCIPAL TERMS OF THE MERGER.

MATTERS TO BE CONSIDERED AT THE WESTERN SPECIAL MEETING

    The purpose of the Western Special Meeting is to (a) consider and vote upon the approval of the principal terms of the Merger and (b) transact such other business as may properly come before the Western Special Meeting or any adjournments or postponements thereof.

    THE WESTERN BOARD HAS, BY UNANIMOUS VOTE, APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER.

THE WESTERN RECORD DATE

    The Western Board has fixed the close of business on November 17, 1997, as the record date (the "Western Record Date") for the determination of the Western Shareholders entitled to receive notice of, and to vote at, the Western Special Meeting. Only holders of record of shares of Western Common Stock at the close of business on the Western Record Date will be entitled to notice of, and to vote at, the Western Special Meeting and any postponements or adjournments thereof. On the Western Record Date, 10,633,079 shares of Western Common Stock were issued and outstanding.

VOTES REQUIRED AND VOTING OF PROXIES

    Western will appoint an employee to function as inspector of the election in advance of the Western Special Meeting, to tabulate votes, to ascertain whether a quorum is present and to determine the voting results on all matters presented to the Western Shareholders. A majority of all shares of Western Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum. Abstentions and broker non-votes will each be included in the determination of the number of shares present; however, they will not be counted as votes in favor of the principal terms of the Merger. Each share of Western Common Stock held of record will be entitled to one vote upon each matter properly submitted to the Western Shareholders at the Western Special Meeting and any postponement or adjournment thereof.

    The affirmative vote of the holders of at least a majority of the total number of outstanding shares of Western Common Stock entitled to vote at the Western Special Meeting is required to approve the principal terms of the Merger. The failure to vote, an abstention or a broker non-vote thus have the same effect as a vote against the principal terms of the Merger.

    Each share of Western Common Stock represented by a proxy properly executed and received by Western in time to be voted at the Western Special Meeting and not revoked will be voted in accordance with the instructions indicated on such proxy and, if no instructions are indicated, will be voted "FOR" the proposal to approve the principal terms of the Merger at the Western Special Meeting or any adjournment or postponement thereof. All proxies voted "FOR" such matters, including proxies on which no instructions are indicated, may, at the discretion of the proxy-holder, be voted "FOR" a motion to adjourn or postpone the Western Special Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. Any proxy that is voted against approval of the principal terms of the Merger or on which the relevant Western Shareholder specifically abstains from voting with respect to such approval will not be voted in favor of any such adjournment or postponement.

    The Western Board is not currently aware of any business to be acted upon at the Western Special Meeting other than as described herein. If, however, other matters are properly brought before the Western Special Meeting, persons appointed as proxies will have discretion to vote or act thereon in their best judgment.

    If a quorum is not obtained, or fewer shares of Western Common Stock are voted in favor of the principal terms of the Merger than the number required for approval of the principal terms of the Merger, it is expected that the Western Special Meeting will be postponed or adjourned for the purpose of allowing additional time to obtain additional proxies or votes, and at any subsequent reconvening of the Western Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Western Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn).

SOLICITATION OF PROXIES

    Western has engaged D.F. King to assist in soliciting proxies in connection with the Western Special Meeting. The fee to be paid by Western is $3,500 plus an additional fee of $3.00 for each telephone contact with a Western Shareholder. Western will reimburse D.F. King for all reasonable expenses, costs and disbursements incurred by D.F. King in connection with the solicitation of proxies for Western. In addition to solicitation by mail, directors, officers and employees of Western and its subsidiaries may solicit proxies from Western Shareholders personally or by telephone or telegram without additional remuneration therefor. Western also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in any case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses of doing so. Western will bear the cost of solicitation of proxies from the Western Shareholders.

REVOCABILITY OF PROXIES

    The presence of a Western Shareholder at the Western Special Meeting (or at any postponement or adjournment thereof) will not automatically revoke such Western Shareholder's proxy. However, a Western Shareholder may revoke a proxy at any time prior to its exercise by (a) delivery to the Secretary of Western of a written notice of revocation prior to or at the Western Special Meeting (or, if the Western Special Meeting is adjourned or postponed, prior to or at the time the adjourned or postponed meeting is actually held); (b) delivery to the Secretary of Western prior to or at the Western Special Meeting (or, if the Western Special Meeting is adjourned or postponed, prior to or at the time the adjourned or postponed meeting is actually held) of a duly executed proxy bearing a later date; or (c) attending the Western Special Meeting (or, if the Western Special Meeting is adjourned or postponed, by attending the adjourned or postponed meeting) and voting in person thereat. Any written revocation of proxy or other related communications should be addressed to Julius G. Christensen, Executive Vice President, General Counsel and Secretary, Western Bancorp, 4100 Newport Place, Suite 900, Newport Beach, California 92660.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND WESTERN MANAGEMENT

    As of the Western Record Date, the directors and officers of Western beneficially held, in the aggregate, the ability to direct the voting with respect to 2,850,426 shares of Western Common Stock, comprising approximately 26.8% of the voting power of the Western Common Stock outstanding. Such directors and executive officers of Western have informed Western that they intend to vote their shares of Western Common Stock for the approval of the principal terms of the Merger.

    The following table reflects as of the Western Record Date the beneficial ownership of Western Common Stock, including stock options that will become exercisable within 60 days, by Western's directors, executive officers and shareholders known to Western to be holding more than 5% of such stock, and by Western's directors and officers as a group. Certain of Western's directors and officers have entered into Standby Agreements to purchase additional shares of Western Common Stock in connection with the Private Placement. See "THE PRIVATE PLACEMENT." Shares to be acquired pursuant to such agreements are not included in the following table.

                                                                      AMOUNT AND
                                                                      NATURE OF
                                                                      BENEFICIAL   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                 OWNERSHIP(1)   CLASS(2)
-------------------------------------------------------------------  ------------  -----------
Castle Creek Capital Partner's Fund-I(3)...........................    1,666,999         15.6%
  4370 La Jolla Village, Suite 400,
  San Diego, CA 92122

Launch & Co. Mutual Discovery Fund.................................      625,522          5.9%
  51 John F. Kennedy Parkway,
  Short Hills, NJ 07078

John M. Eggemeyer(3)(6)............................................    1,743,633         16.2%
  4370 La Jolla Village, Suite 400,
  San Diego, CA 92122

Hugh S. Smith, Jr.(4)(5)...........................................       13,082          0.1%
  1251 Westwood Blvd.
  Los Angeles, CA 90024

Rice E. Brown(6)(7)................................................        1,482            *
  27127 Calle Arroyo
  Suite 1907
  San Juan Capistrano, CA 92675

John W. Rose(6)(8).................................................       29,645          0.3%
  c/o FNB Corporation
  Hermitage Square
  Hermitage, PA 16148

Dale E. Walter(6)..................................................        7,058          0.1%
  50855 Washington Square
  Suite C-211
  La Quinta, CA 92253

Matthew P. Wagner(5)(9)............................................       31,562          0.3%
  1251 Westwood Blvd.
  Los Angeles, CA 90024

                                                                      AMOUNT AND
                                                                      NATURE OF
                                                                      BENEFICIAL   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                 OWNERSHIP(1)   CLASS(2)
-------------------------------------------------------------------  ------------  -----------
E. Lynn Caswell(10)................................................       11,122          0.1%
  2332 Mill Creek Drive
  Suite 230
  Laguna Hills, CA 92653

Robert L. McKay(6)(11).............................................      721,049          6.8%
  4100 Newport Place
  Newport Beach, CA 92660

William H. Jacoby(6)(12)...........................................      235,801          2.2%
  4100 Newport Place
  Newport Beach, CA 92660

Mark H. Stuenkel(6)(13)............................................       55,466          0.5%
  4100 Newport Place
  Newport Beach, CA 92660

Joseph J. Digange(6)(14)...........................................        7,843          0.1%
  1251 Westwood Boulevard
  Los Angeles, CA 90021

Arnold C. Hahn(15).................................................        7,572          0.1%
  4100 Newport Place
  Newport Beach, CA 92660

Harold A. Beisswenger(6)(16).......................................       14,233          0.1%
  4100 Newport Place
  Newport Beach, CA 92660

Larry D. Hartwig(6)(17)............................................       50,079          0.5%
  4100 Newport Place
  Newport Beach, CA 92660

William C. Greenbeck(6)(18)........................................       63,845          0.6%
  4100 Newport Place
  Newport Beach, CA 92660

Donald E. Wood(6)(19)..............................................       48,325          0.5%
  4100 Newport Place
  Newport Beach, CA 92660

Directors and Executive Officers as a group (18 persons)(20).......    3,030,675         28.0%
                                                                     ------------       -----
                                                                     ------------       -----

------------------------

  * Represents holdings of less than 0.1%.

 (1) The term "beneficial owner" includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting power, of such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security. The term "beneficial owner" also includes any person who has the right to acquire beneficial ownership of such security as defined above within 60 days of the Western Record Date. Ownership includes vested stock options and warrants exercisable within 60 days of the Western Record Date. Except as disclosed in notes 3 through 19, all shares held by directors, executive officers and Western Shareholders are with their sole investment power.

 (2) In computing the percentage of shares beneficially owned, the number of shares which the person or group has the right to acquire within 60 days of the Western Record Date are deemed outstanding for the purposes of computing the percentage of Western Common Stock beneficially owned by such person or group, but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.

 (3) Mr. Eggemeyer has direct beneficial ownership of 18,878 shares of Western Common Stock and warrants to purchase 57,756 shares of Western Common Stock and has or shares voting power and/or investment power, through Castle Creek Capital Partner's Fund-I (the "Fund"), of which he is a principal, with respect to 1,633,432 shares of Western Common Stock and warrants to purchase 33,567 shares of Western Common Stock. Mr. Eggemeyer disclaims any beneficial ownership of the shares held by the Fund except to the extent of his interest in the Fund. See "THE MERGER--Interests of Certain Persons in the Merger--OWNERSHIP OF BPI."

 (4) Mr. Smith beneficially owns 12,369 shares of Western Common Stock and options to purchase 713 shares of Western Common Stock.

 (5) Executive Officer and Director.

 (6) Director.

 (7) Mr. Brown beneficially owns 894 shares of Western Common Stock and options to purchase 588 shares of Western Common Stock.

 (8) Mr. Rose beneficially owns 18,886 shares of Western Common Stock and warrants to purchase 10,759 shares of Western Common Stock.

 (9) Mr. Wagner beneficially owns 11,954 shares of Western Common Stock and options to purchase 19,608 shares of Western Common Stock.

(10) E. Lynn Caswell is a former Chief Executive Officer and former Director of Western.

(11) Mr. McKay holds 527,325 shares of Western Common Stock as Trustee of the Robert McKay Living Trust dated August 7, 1995; 111,111 shares of Western Common Stock as Trustee of the McKay Charitable Remainder Trust dated March 1, 1994; and 75,946 shares of Western Common Stock as general partner of McKay Partnership. He beneficially owns options to purchase 6,667 shares of Western Common Stock.

(12) Mr. Jacoby beneficially owns 4,638 shares of Western Common Stock, options to purchase 16,667 shares of Western Common Stock, and 6,318 shares of Western Common Stock subject to a PAYSOP. He also holds 208,178 shares of Western Common Stock as Trustee of the William Jacoby Family Trust.

(13) Mr. Stuenkel beneficially owns 42 shares of Western Common Stock jointly with his wife; 537 shares of Western Common Stock held in a IRA account; 4,433 shares of Western Common Stock subject to a PAYSOP; 537 shares of Western Common Stock that are held by his wife in an IRA account; and options to purchase 27,917 shares of Western Common Stock. He also holds 22,000 shares of Western Common Stock as Trustee of the Stuenkel Family Trust.

(14) Mr. Digange beneficially owns 7,130 shares and options to purchase 713 shares of Western Common Stock.

(15) Mr. Hahn, an executive officer of Western, beneficially owns 2,278 shares and options to purchase 5,294 shares of Western Common Stock.

(16) Mr. Beisswenger holds 14,233 shares of Western Common Stock jointly with Helene E. Beisswenger Trust as Trustees of the Harold A. Beisswenger Family Trust.

(17) Mr. Hartwig beneficially owns 9,112 shares of Western Common Stock held in an IRA account. He also holds 40,967 shares of Western Common Stock jointly with M.C. Hartwig as Trustees of the Hartwig Family Trust dated August 19, 1987.

(18) Mr. Greenbeck beneficially owns 33,445 shares of Western Common Stock. He also holds 22,780 shares of Western Common Stock as a partner of Downey Land Limited, a California Limited Partnership, and 7,620 shares of Western Common Stock as Trustee of The Ben Mooschekian Trust.

(19) Mr. Wood beneficially owns 17,124 shares of Western Common Stock held in an IRA account. He also holds 31,201 shares of Western Common Stock jointly with Nadine G. Wood as Trustees of the D.E. Wood Family Trust.

(20) Does not include 11,122 shares beneficially owned by E. Lynn Caswell.

DISSENTERS' RIGHTS

    If the principal terms of the Merger are approved by the Shareholders, holders of Western Common Stock and SMB Common Stock who elect to dissent from the approval of the principal terms of the Merger may be entitled to have their shares purchased in accordance with Chapter 13 of the CGCL. See "SUMMARY-- Dissenters' Rights" and "THE MERGER--Dissenters' Rights" for a discussion of Dissenters' Rights and a description of the procedures that must be followed to perfect such rights. IN ORDER FOR A WESTERN SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS, A NOTICE OF SUCH SHAREHOLDER'S INTENTION TO EXERCISE HIS OR HER DISSENTERS' RIGHTS AS PROVIDED IN THE CGCL MUST BE SENT BY SUCH SHAREHOLDER AND RECEIVED BY WESTERN ON OR BEFORE THE DATE OF THE WESTERN SPECIAL MEETING, AND SUCH SHAREHOLDER MUST VOTE AGAINST THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. FAILURE TO SEND SUCH NOTICE AND TO VOTE AGAINST THE PRINCIPAL TERMS OF THE MERGER WILL RESULT IN A WAIVER OF SUCH SHAREHOLDER'S DISSENTERS' RIGHTS.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR WESTERN'S 1998 ANNUAL MEETING

    Western Shareholders may submit proposals for shareholder action at the 1998 annual meeting of Western Shareholders if they do so in accordance with applicable regulations of the Commission. Any such proposals must be submitted to the Secretary of Western no later than January 16, 1998 in order to be considered for inclusion in Western's 1998 proxy materials.

                    THE SPECIAL MEETING OF SMB SHAREHOLDERS

GENERAL

    This Joint Proxy Statement-Prospectus is furnished in connection with the solicitation by the SMB Board of proxies representing SMB Common Stock to be voted at the SMB Special Meeting to be held on December 23, 1997, and at any postponement or adjournment thereof. This Joint Proxy Statement-Prospectus and accompanying proxy card are first being mailed to SMB Shareholders on or about November 24, 1997.

MATTERS TO BE CONSIDERED AT THE SMB SPECIAL MEETING

    The purpose of the SMB Special Meeting is to (a) consider and vote upon the principal terms of the Merger and (b) transact such other business as may properly come before the SMB Special Meeting or any adjournments or postponements thereof.

THE SMB RECORD DATE

    The SMB Board has fixed the close of business on November 17, 1997 as the record date (the "SMB Record Date") for the determination of the SMB Shareholders entitled to receive notice of, and to vote at, the SMB Special Meeting. Only holders of record of shares of SMB Common Stock at the close of business on the SMB Record Date will be entitled to notice of, and to vote at, the SMB Special Meeting and any postponements or adjournments thereof. On the SMB Record Date, 7,077,332 shares of SMB Common Stock were issued and outstanding.

VOTES REQUIRED AND VOTING OF PROXIES

    In advance of the SMB Special Meeting, the SMB Board will appoint one or three persons as inspectors of the election, whose duties will be those set forth in Section 707 of the CGCL, among which are determining the shares represented at the meeting, determining the existence of a quorum, determining the authenticity, validity and effect of proxies, and counting and tabulating all votes or consents as to all matters presented to the SMB Shareholders. A majority of all shares of SMB Common Stock entitled to vote, represented in person or by proxy, constitutes a quorum. Abstentions and broker non-votes will each be included in the determination of the number of shares present; however, they will not be counted as votes in favor of the principal terms of the Merger. Each share of SMB Common Stock held of record will be entitled to one vote upon each matter properly submitted to the SMB Shareholders at the SMB Special Meeting and any postponement or adjournment thereof.

    The affirmative vote of the holders of at least a majority of the total number of outstanding shares of SMB Common Stock entitled to vote at the SMB Special Meeting is required to approve the principal terms of the Merger. The failure to vote, an abstention or a broker non-vote thus has the same effect as a vote against the principal terms of the Merger.

    Each share of SMB Common Stock represented by a proxy properly executed and received by SMB in time to be voted at the SMB Special Meeting and not revoked will be voted in accordance with the instructions indicated on such proxy and, if no instructions are indicated, will be voted "FOR" the proposal to approve the principal terms of the Merger at the SMB Special Meeting or any adjournment or postponement thereof. All proxies voted "FOR" such matters, including proxies on which no instructions are indicated, may, at the discretion of the proxy-holder, be voted "FOR" a motion to adjourn or postpone the SMB Special Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. Any proxy that is voted against approval of the principal terms of the Merger or on which the relevant SMB Shareholder specifically abstains from voting with respect to such approval will not be voted in favor of any such adjournment or postponement.

    The SMB Board is not currently aware of any business to be acted upon at the SMB Special Meeting other than as described herein. If, however, other matters are properly brought before the SMB Special Meeting, persons appointed as proxies will have discretion to vote or act thereon in their best judgment.

    Certain SMB Shareholders, all of whom are directors of SMB, holding approximately 26.5% of SMB Common Stock outstanding on the SMB Record Date have agreed, among other things, to vote "FOR" the adoption and approval of the Merger Agreement and the Merger. See "THE SHAREHOLDER AGREEMENTS." Western has agreed that neither it nor any of its affiliates will acquire more than 5% of the outstanding SMB Common Stock prior to the Effective Time. As of the SMB Record Date, Western held no shares of SMB Common Stock. If Western were to acquire shares of SMB Common Stock (other than shares acquired in a fiduciary or agency capacity or in satisfaction of a debt previously contracted) prior to the Effective Time, then the consideration paid for such shares of SMB Common Stock would be counted in calculating the percentage of the total consideration received by SMB Shareholders in the Merger that is cash for purposes of determining whether the Reorganization Condition has been met.

    If a quorum is not obtained, or fewer shares of SMB Common Stock are voted in favor of the principal terms of the Merger than the number required for approval of the principal terms of the Merger, it is expected that the SMB Special Meeting will be postponed or adjourned for the purpose of allowing additional time to obtain additional proxies or votes, and at any subsequent reconvening of the SMB Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the SMB Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn).

SOLICITATION OF PROXIES

    SMB has engaged D.F. King to assist in solicitating proxies in connection with the SMB Special Meeting. The fee to be paid by SMB is $3,000 plus an additional fee of $3.00 for each telephone contact with an SMB Shareholder. SMB will reimburse D.F. King for all reasonable expenses, costs and disbursements incurred by D.F. King in connection with the solicitation of proxies for SMB. In addition to solicitation by mail, directors, officers and employees of SMB and its subsidiaries may solicit proxies from SMB Shareholders personally or by telephone or telegram without additional remuneration therefor. SMB also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in any case are beneficially owned by others, with proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses of doing so. SMB will bear the cost of solicitation of proxies from its own shareholders.

REVOCABILITY OF PROXIES

    The presence of an SMB Shareholder at the SMB Special Meeting (or at any postponement or adjournment thereof) will not automatically revoke such SMB Shareholder's proxy. However, an SMB Shareholder may revoke a proxy at any time prior to its exercise by (a) delivery to the Secretary of SMB of a written notice of revocation prior to or at the SMB Special Meeting (or, if the SMB Special Meeting is adjourned or postponed, prior to or at the time the adjourned or postponed meeting is actually held); (b) delivery to the Secretary of SMB prior to or at the SMB Special Meeting (or, if the SMB Special Meeting is adjourned or postponed, prior to or at the time the adjourned or postponed meeting is actually held) of a duly executed proxy bearing a later date; or (c) attending the SMB Special Meeting (or, if the SMB Special Meeting is adjourned or postponed, by attending the adjourned or postponed meeting) and voting in person thereat. Any written revocation of proxy or other related communications should be addressed to Dario Quiroga, Senior Vice President, Cashier, Chief Financial Officer and Secretary, Santa Monica Bank, 1251 Fourth Street, Santa Monica, California 90401.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND SMB MANAGEMENT

    As of the SMB Record Date, the directors and officers of SMB beneficially held, in the aggregate, the ability to direct the voting with respect to 1,939,829 shares of SMB Common Stock, comprising approximately 27.4% of the voting power of the SMB Common Stock outstanding. The directors and executive officers of SMB have informed SMB that they intend to vote their shares of SMB Common Stock for the approval of the principal terms of the Merger.

    The following table reflects as of the SMB Record Date the beneficial ownership of SMB Common Stock, including stock options that will become exercisable within 60 days, by SMB's directors, executive officers and shareholders known to SMB to be holding more than 5% of such stock, and by SMB's directors and officers as a group:

                                                                      AMOUNT AND
                                                                       NATURE OF
                                                                      BENEFICIAL    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                 OWNERSHIP (1)   CLASS (2)
-------------------------------------------------------------------  -------------  -----------
Aubrey L. Austin(3)(4) ............................................        24,049         0.34%
  c/o Santa Monica Bank
  1251 Fourth Street
  Santa Monica, CA 90401

Dan T. Atkins (5)(6) ..............................................        30,000         0.42%
  7909 Corte Nobleza
  Bakersfield, CA 93309

Doris J. Carver (7)(8) ............................................       981,690        13.87%
  c/o Santa Monica Bank
  Trust Department
  1251 Fourth Street
  Santa Monica, CA 90401

W. Paul Carver (9)(10) ............................................       848,742        11.99%
  c/o Santa Monica Bank
  Trust Department
  1251 Fourth Street
  Santa Monica, CA 90401

Joe Crail (7)(11) .................................................         1,300         0.02%
  c/o Western Mutual Insurance
  525 Broadway
  Santa Monica, CA 90401

Willard L. Cummings, Jr. (7)(12) ..................................        11,256         0.16%
  1530 Santa Monica Boulevard
  Santa Monica, CA 90404

Donald Dickerson(7)(13) ...........................................         2,345         0.02%
  1908 Santa Monica Blvd., Suite 3
  Santa Monica, CA 90404

Pablo Ercilla(14)(15) .............................................         1,021         0.01%
  c/o Santa Monica Bank
  1237 Fourth Street
  Santa Monica, CA 90401

William Fritzsche(7)(16) ..........................................         1,500         0.02%
  722 Ocampo Drive
  Pacific Palisades, CA 90272

John Garacochea (7)(17) ...........................................         3,843         0.05%
  c/o Pioneer Boulangerie
  512 Rose Avenue
  Venice, CA 90291

                                                                      AMOUNT AND
                                                                       NATURE OF
                                                                      BENEFICIAL    PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                                 OWNERSHIP (1)   CLASS (2)
-------------------------------------------------------------------  -------------  -----------
Jeffrey Alan Hahn(18)(19) .........................................         1,580         0.02%
  c/o Santa Monica Bank
  1251 Fourth Street
  Santa Monica, CA 90401

Ron Makela (18)(20) ...............................................         1,769         0.02%
  c/o Santa Monica Bank
  1237 Fourth Street
  Santa Monica, CA 90401

Linda Mazarella(18)(21) ...........................................         1,950         0.03%
  c/o Santa Monica Bank
  1251 Fourth Street
  Santa Monica, CA 90401

Dorothy F. Menzies(7)(22) .........................................         1,368         0.02%
  c/o Carlthorp School
  438 San Vicente Boulevard
  Santa Monica, CA 90402

Dario Quiroga(23)(24) .............................................        28,416         0.40%
  c/o Santa Monica Bank
  1237 Fourth Street
  Santa Monica, CA 90401

Directors and Executive Officers as a group (15 persons)...........     1,939,829        27.41%

------------------------

 (1) The term "beneficial owner" includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (a) voting power, which includes the power to vote, or to direct the voting power, of such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security. The term "beneficial owner" also includes any person who has the right to acquire beneficial ownership of such security as defined above within 60 days of the SMB Record Date. Ownership includes vested stock options and warrants exercisable within 60 days of the SMB Record Date. Except as disclosed in notes 4 through 24, all shares held by directors, executive officers and shareholders are with their sole investment power.

 (2) In computing the percentage of shares beneficially owned, the number of shares which the person or group has the right to acquire within 60 days of the SMB Record Date are deemed outstanding for the purposes of computing the percentage of SMB Common Stock beneficially owned by such person or group, but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.

 (3) Director, President and Chief Executive Officer.

 (4) Mr. Austin beneficially owns 23,000 shares of SMB Common Stock as Trustee of a revocable trust and 1,049 shares of SMB Common Stock as Custodian for his daughter, Lauren Austin.

 (5) Executive Vice President.

 (6) Mr. Atkins beneficially owns 30,000 shares of SMB Common Stock that are held in an IRA rollover.

 (7) Director.

 (8) Mrs. Carver holds 931,967 shares as Trustee of the Aubrey E. Austin, Jr. and Doris J. Austin Revocable Trust dated November 3, 1987. She also holds 33,401 shares as Trustee of irrevocable trusts created for the benefit of her daughters, Janet and Jean Austin, and 16,322 shares as Trustee of the Trust under the will of her father, Herman Klabunde.

 (9) Chairman of the Board.

(10) Mr. Carver holds 812,995 shares as Trustee of the Audrey Austin Carver Revocable Trust dated April 18, 1985, and 4,282 shares as Trustee of the Wendell Paul Carver 1990 Trust dated October 19, 1990. He also hold 22,750 shares as Trustee of the Susan Jane Blankenship Trust created under the Audrey Austin Carver Revocable Trust dated April 18, 1985 and 9,915 shares as Trustee of the Susan Jane Blankenship Trust created under the Audrey Austin Carver Irrevocable Trust dated March 31, 1983.

(11) Mr. Crail beneficially owns 800 shares of SMB Common Stock that are held in an IRA.

(12) Mr. Cummings beneficially owns 3,500 shares of SMB Common Stock held by his wife as Trustee and 7,756 shares of SMB Common Stock that are held by him as Trustee.

(13) Mr. Dickerson beneficially owns 2,345 shares of SMB Common Stock that are held in a profit sharing plan.

(14) Controller.

(15) Mr. Ercilla beneficially owns 1,021 shares of SMB Common Stock that are held as Custodian for Paul A. Ercilla Golding.

(16) Mr. Fritzsche beneficially owns 1,500 shares of SMB Common Stock that are held as Trustee in a family trust.

(17) Mr. Garacochea beneficially owns 1,750 shares of SMB Common Stock that are held jointly with his wife, 172 shares of SMB Common Stock that are held by his wife, and 1,300 shares of SMB Common Stock that are held in an IRA.

(18) Senior Vice President.

(19) Mr. Hahn beneficially owns 1,080 shares of SMB Common Stock that are held in an IRA.

(20) Mr. Makela beneficially owns 1,769 shares of SMB Common Stock that are held jointly with his wife.

(21) Ms. Mazarella beneficially owns 1,950 shares of SMB Common Stock that are held jointly with her husband.

(22) Ms. Menzies beneficially owns 1,000 shares of SMB Common Stock that are held jointly with her husband.

(23) Senior Vice President, Cashier, Chief Financial Officer and Secretary.

(24) Mr. Quiroga beneficially owns 17,900 shares of SMB Common Stock that are held jointly with his wife, 8,895 shares of SMB Common Stock that are held jointly with his father, 1,448 shares of SMB Common Stock that are held as Custodian for daughters, 129 shares of SMB Common Stock that are held as Custodian for one daughter, and 44 shares of SMB Common Stock that are held by his wife jointly with her parents.

DISSENTERS' RIGHTS

    If the principal terms of the Merger are approved by the Shareholders, holders of Western Common Stock and SMB Common Stock who elect to dissent from the approval of the principal terms of the Merger may be entitled to have their shares purchased in accordance with Chapter 13 of the CGCL. IN ORDER FOR AN SMB SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS, A NOTICE OF SUCH SHAREHOLDER'S INTENTION TO EXERCISE HIS OR HER DISSENTERS' RIGHTS AS PROVIDED IN THE CGCL MUST BE SENT BY SUCH SHAREHOLDER AND RECEIVED BY SMB ON OR BEFORE THE DATE OF THE SMB SPECIAL MEETING, AND ANY SUCH SHAREHOLDER MUST VOTE AGAINST THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. FAILURE TO SEND SUCH NOTICE AND TO VOTE AGAINST THE PRINCIPAL TERMS OF THE MERGER WILL RESULT IN A WAIVER OF SUCH SHAREHOLDER'S DISSENTERS' RIGHTS. See

"SUMMARY--Dissenters' Rights" and "THE MERGER--Dissenters' Rights" for a discussion of Dissenters' Rights and a description of the procedures that must be followed to perfect such rights.

SUBMISSION OF SHAREHOLDER PROPOSALS FOR SMB'S 1998 ANNUAL MEETING

    SMB Shareholders may submit proposals for shareholder action at the 1998 annual meeting of SMB Shareholders if they do so in accordance with applicable regulations of the Commission. Any such proposals must be submitted to the Secretary of SMB no later than December 8, 1997 in order to be considered for inclusion in SMB's 1998 proxy materials.

                                 FIP LITIGATION

    In December 1995, FIP purchased 288,888 shares of common stock of CCB (the "Initial Shares") in a private placement at $6.75 per share ($1,949,994 in the aggregate). Under the terms of FIP's agreement with CCB, FIP agreed to purchase an additional 266,659 shares of common stock of CCB on or prior to May 5, 1996, subject to satisfaction of certain closing conditions.

    FIP received confirmation from the Federal Reserve Board dated April 12, 1996 that no regulatory approval was required for the purchase of additional shares of common stock of CCB. FIP has alleged, among other things, that CCB failed to cooperate fully in the due diligence review of CCB which FIP alleges was a condition precedent to its purchase of the additional shares of common stock of CCB subsequent to receipt by FIP of the Federal Reserve Board confirmation.

    On June 11, 1996, FIP asserted that it had not been able to complete its due diligence review and requested that CCB either (a) amend the agreement to allow FIP until December 31, 1996 to purchase additional shares of common stock of CCB at an increased purchase price based upon the earnings of CCB from June 1, 1996 through November 30, 1996, or (b) repurchase the Initial Shares for an amount equal to the purchase price, plus $6.00 per share, plus 9% interest, plus FIP's legal, accounting and due diligence expenses. On June 28, 1996, CCB informed FIP that its rights to purchase additional shares had expired under the terms of the parties' agreement and declined either to amend the agreement or repurchase the Initial Shares.

    On December 12, 1996, FIP informed CCB that it intended to sue CCB for fraud and breach of contract unless FIP's demands were met. On December 19, 1996, FIP and Hovde Capital, Inc. filed a Complaint in the United States District Court for the Central District of California against CCB, NBSC and certain of their respective officers and directors alleging claims for breach of contract (declaratory relief and specific performance), violation of the Exchange Act and Rule 10b-5 thereunder, intentional misrepresentation, negligent misrepresentation, suppression of fact and breach of contract (rescission, restitution and damages). On August 20, 1997, FIP and Hovde Capital, Inc. filed a Third Amended Complaint adding Western as a defendant and alleging additional claims for breach of contract (right of first refusal) and civil violation of Penal Code Section 496. The complaint seeks rescission of FIP's purchase of the Initial Shares, consequential damages in excess of $1,650,000 and punitive damages. In the alternative, FIP seeks a declaratory judgment requiring CCB to sell an additional 266,659 shares to FIP at $6.75 per share if FIP determines it wishes to purchase such shares and requiring CCB and Western to comply with the terms of the agreement, which FIP contends provides it with a right of first refusal as to any offers by defendants of shares of common stock of CCB or Western in an amount necessary to maintain FIP's agreed beneficial ownership interest in CCB. FIP's complaint does not specify which company's stock it believes it currently has a right of refusal to purchase, or whether the number of shares it believes it has a right, or right of first refusal, to purchase is subject to adjustment as a result of the CCB Merger.

    On September 19, 1997, CCB, NBSC and Western filed an answer to the complaint. Western Management believes that FIP's claims are without merit and that FIP has no contractual right or right of first refusal to purchase any additional Western Common Stock.

                                   THE MERGER

    THIS SECTION OF THE JOINT PROXY STATEMENT-PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE PROPOSED MERGER, AND SUCH INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT PROSPECTUS, INCLUDING THE APPENDICES HERETO, AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT IS SET FORTH AS APPENDIX A TO THIS JOINT PROXY STATEMENT-PROSPECTUS AND THE TEXT THEREOF IS INCORPORATED HEREIN BY REFERENCE, AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE MERGER AGREEMENT AND EACH OF THE OTHER APPENDICES HERETO IN THEIR ENTIRETY.

BACKGROUND OF THE MERGER

    Western, principally through its wholly-owned subsidiary, Western Bank, and SMB each conducts general banking operations in Western Los Angeles County (Santa Monica Bay Area and West Los Angeles). In serving individuals, small businesses and mid-market corporations, each historically has focused on a community-based approach to banking. Management of each of Western and SMB has been cognizant of the rapidly changing structure of the banking market in Southern California and Los Angeles County, in part as a result of the severe problems associated with the savings and loan industry and the problems experienced by other independent banks within Los Angeles County during the recent recession. As is the case throughout the United States, the managements of Western and SMB believe that a process of consolidation will continue to occur in the Southern California financial services industry resulting in, among other things, a reduction in the number of independent banks.

    In order to compete effectively with the larger financial institutions that Western Management believed would result from the various consolidations and mergers in the industry locally, Western Management saw a need to expand prudently and recognized the opportunity to build a larger regional, independent financial institution in the Los Angeles County market. Accordingly, as a part of its effort to achieve long-term stable profitability, Western sought a strong partner with which to join forces and achieve greater market share in Los Angeles County and in Southern California.

    SMB Management perceived the same challenges and opportunities as SMB emerged from the difficulties of the recent recession. The pace of consolidation in California, already rapid, appeared to be accelerating and larger institutions were attempting to increase their share of the market served by SMB. At the same time, community banks were combining and providing greater competition. SMB Management examined prospects for internal growth, growth by acquisition of one or more financial institutions and the possibility of a merger with a strong partner that shared a common vision and was focused on markets demographically similar or identical to those served by SMB.

    For much of the last ten years, SMB Management had received unsolicited expressions of interest from other institutions wishing to acquire SMB. Those unsolicited expressions of interest uniformly had been rejected. As the pace of consolidation in California picked up in 1995 and thereafter, the number and intensity of such inquiries increased. Several institutions were particularly persistent. SMB received unsolicited inquiries from two institutions in mid-1996. The high level of bank merger and acquisition activity in California and the nature of those inquiries led SMB Management to reexamine SMB's position with respect to possible acquisitions. In that connection, SMB consulted with Arthur Andersen LLP on a variety of issues, including its business plan and possible variations to that plan. After carefully reviewing its business plan and considering the consultation provided by Arthur Andersen LLP, SMB Management concluded in late 1996 that the two unsolicited inquiries were not at price levels that required any modification of SMB's determination that it was in the best interests of the SMB Shareholders that SMB remain independent and implement its business plan.

    Throughout 1996, the principals at BPI, in their capacity as the financial advisor to Western, held discussions with a number of Southern California-based institutions with respect to potential business combinations. The institutions contacted were primarily those institutions that focused on the community-based approach to banking and were located in markets that would provide Western with both strategic and synergistic benefits. Specifically, Western identified SMB as a potential acquisition target because of its loan generating capabilities, low cost deposit base, trust business, and because of the potential operational costs savings that could be garnered from combining the institutions' duplicative operational functions.

    Western was one of the institutions that initiated the unsolicited inquiries in mid-1996. Western's inquiries were made by John M. Eggemeyer of BPI who met several times with Aubrey L. Austin, President and Chief Executive Officer of SMB. Mr. Eggemeyer also spoke with Mr. and Mrs. Carver, Directors of SMB, who, directly or as fiduciaries, control approximately 26% of the SMB Common Stock. In addition, in mid-1996, Mr. Austin met twice with a representative from the other institution making unsolicited inquiries. On September 11, 1996, Mr. Eggemeyer met with Mr. Austin and suggested a pooling-of-interests acquisition based on a fixed exchange ratio valuing a share of SMB Common Stock at $17.42 based on the price of Western Common Stock on that day. Thereafter, Mr. Eggemeyer had several discussions with SMB Management and Arthur Andersen LLP, SMB's independent accountants, and another discussion with the Carvers, but was eventually advised that SMB was not interested in a proposal based on a $17.42 price. In response, Mr. Eggemeyer indicated that Western would make an offer that would value a share of SMB Common Stock at a higher price.

    Accordingly, on January 9, 1997, Mr. Austin, the Carvers and Dan T. Atkins, Executive Vice President of SMB, met with Mr. Eggemeyer and Matt Wagner, the President of Western. At that meeting, Messrs. Eggemeyer and Wagner presented a revised proposal for Western to acquire SMB in a merger based on a fixed exchange ratio valuing a share of SMB Common Stock at $25.53 per share based on the price of Western Common Stock on that day. The Carvers and Mr. Austin indicated their belief that the price was too low and that any viable offer needed to provide each SMB Shareholder with the option of receiving the purchase price in cash.

    After that meeting, SMB Management concluded it was necessary again, and more formally, to reexamine the results that could be achieved for SMB Shareholders by pursuing SMB's strategic plan and to compare those results with results that might be achieved by modifying SMB's strategic plan or by being acquired. SMB Management determined that additional assistance was required and retained special counsel and an investment banking consultant to join its shareholder value team. The team met throughout January and February 1997 to consider, among other matters, the value of Western Common Stock because Western had a limited history of operations and Western Common Stock had a limited trading market. The team also reviewed accounting, investment banking and legal issues.

    In furtherance of this effort, management personnel of SMB and Western met several times in late February and Arthur Andersen LLP discussed with Western Management accounting and financial issues. The team continued to meet during February and early March and, on March 11, 1997, concluded that the continuing trend of bank consolidations coupled with Western's proposal required that SMB Management carefully review with the SMB Board SMB's strategic options, including both remaining independent and the possible acquisition of or by another institution. Additional meetings of the managements of SMB and Western and of the SMB team as well as meetings with Arthur Andersen LLP took place in March and April 1997.

    On April 29, 1997, Mr. Austin received a telephone call expressing continuing interest from a representative of the other institution that had made unsolicited inquiries in mid-1996. No discussion ensued, and there were no further contacts.

    On May 9, 1997, the SMB Board held a special meeting at which it discussed various methods of enhancing shareholder value. Members of the team reported on SMB's strategic plan (and potential improvements that could be made to it) as well as on the history and status of the discussions with Western. The SMB Board held another special meeting on May 28, 1997. At that meeting, the SMB Board continued to explore its options for enhancing shareholder value. The SMB Board also instructed Mr. Austin to advise Western that discussions would cease unless Western could agree to offer SMB Shareholders the option to receive at least $28.00 in cash.

    On May 29, 1997, Mr. Austin met with Messrs. Eggemeyer and Wagner. He briefed them on the SMB Board's view of the status of the negotiations and on the importance to the SMB Board of the $28.00 per share cash price. During the discussions, Mr. Austin indicated that he thought that the SMB Board would be willing to consider the possibility of a business combination if Western would ensure that each SMB Shareholder would be able to receive, at his or her option, $28.00 per share in cash or an equivalent value in Western Common Stock, that the SMB presence would be maintained in the Santa Monica community by keeping the name Santa Monica Bank. Mr. Wagner stated that he was prepared to recommend those terms to the Western Board provided that due diligence could be concluded and a definitive purchase agreement entered into within sixty days.

    The SMB Board held a special meeting on June 9, 1997. At that meeting, Mr. Austin reviewed the status of SMB's business plan and its strategic options as well as the status of the discussions with Western. He also reported that Western had conditionally agreed to a proposal embodying the points discussed above.

    At a special meeting on June 25, 1997 the SMB Board accepted the recommendation of a special committee appointed to select an investment banking advisor, and approved the retention of Montgomery.

    On July 9, 1997, SMB received from Western a written preliminary nonbinding indication of interest in the form of a preliminary term sheet proposing to purchase all of the shares of SMB Common Stock for $28.00 per share cash, subject to certain other terms and conditions.

    On July 16, 1997, the special committee met with representatives of Montgomery and discussed with those representatives strategic alternatives for SMB and possible outcomes of those alternatives.

    On July 21, 1997, Western delivered an initial draft of the Merger Agreement based upon earlier conceptual discussions between lawyers for Western and SMB.

    A special meeting of the SMB Board was held on July 23, 1997.
Representatives of Montgomery were present. The SMB Board discussed with representatives of Montgomery the strategic alternatives available to SMB. With the assistance of legal counsel, the SMB Board carefully reviewed the initial draft of the Merger Agreement.

    During the next week, extended discussions were held between the managements of and counsel for SMB and Western. The draft Merger Agreement was revised several times as the parties negotiated over various issues, including a stock option agreement, breakup fees, SMB Shareholders' right to receive Western Common Stock in lieu of cash, whether the exchange ratio for Western Common Stock would be fixed or adjustable, and if adjustable whether there would be a minimum and maximum ratio, the pricing mechanism for Western Common Stock and the Shareholder Agreements. General agreement was reached on a number of these points, including the fixed Conversion Number.

    The Western Board held a meeting on July 29, 1997, at which the proposed Merger was considered in detail with Western's senior management and BPI, including the consideration to be paid by Western and the related transactions. All members of the Western Board were present at the meeting. At such meeting, the Western Board unanimously approved the Merger Agreement and the various matters and related agreements contemplated thereby and authorized Western Management to take all action reasonably necessary to effect the Merger.

    Several issues were still open when the SMB Board held a special meeting on July 30, 1997, to discuss the entire transaction and the then-current draft of the Merger Agreement. At that meeting,

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Messrs. Eggemeyer and Wagner spoke to the SMB Board and presented their vision for the future of a combined Western and SMB. The various provisions of the Merger Agreement, particularly those that were still at issue, were discussed at length with counsel and representatives of Montgomery. The Montgomery representatives presented a review of key economic data and, based upon certain assumptions as to the contents of the Merger Agreement, advised the SMB Board that the cash consideration and the stock consideration to be received by SMB Shareholders pursuant to the draft Merger Agreement each were fair to the SMB Shareholders from a financial point of view as of July 30, 1997. See "--Opinion of Financial Advisors--SMB." After additional telephonic negotiations with Western's representatives, agreement on all points was reached. The SMB Board then approved the Merger and authorized the execution of a definitive agreement with the terms and conditions later embodied in the Merger Agreement. Immediately after its execution and delivery, the Merger Agreement was publicly announced.

    In addition, as an inducement to Western entering into the Merger Agreement, certain directors of SMB entered into Shareholder Agreements with Western, pursuant to which they committed to vote their respective shares in favor of the Merger and against certain other transactions. Such directors of SMB each also agreed not to compete with Western for specified periods of either one year or two years in the banking business in the counties of Los Angeles, Orange and San Diego in the State of California so long as Western or its successors or assigns remain engaged in the business of commercial banking. Also, Western Bank and Aubrey L. Austin are currently negotiating the terms of an employment agreement to be effective upon consummation of the Merger.

    The managements of Western and SMB believe that the two institutions complement each other in their community-based approaches to banking and in terms of their markets, both geographic and demographic. Consequently both managements perceive opportunities for increased operating efficiencies through combination and believe that, by combining forces, they will be able more effectively to compete and successfully to take advantage of banking opportunities in the rapidly evolving Los Angeles and Southern California markets. See "RISK FACTORS--Ability to Integrate the Operations of Western and SMB; Rapid Growth."

STRUCTURE OF THE MERGER

    The Merger Agreement provides for the merger of SMB with Western Bank or, under the circumstances described in the following paragraph, for the merger of a newly-formed wholly-owned subsidiary of Western into SMB, which will promptly thereafter be merged into Western Bank, with Western Bank being the Surviving Corporation in either event and operating under the name "Santa Monica Bank." As more fully described below in "THE MERGER AGREEMENT," in connection with the Merger, each share of SMB Common Stock issued and outstanding at the Effective Time (other than (a) shares that have not been voted in favor of approval of the principal terms of the Merger and with respect to which Dissenters' Rights have been perfected in accordance with the CGCL and (b) shares held directly or indirectly by Western, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted into the right to receive, at the option of the SMB Shareholder holding such share of SMB Common Stock, either the Cash Consideration or, subject to the limitations set forth in the Merger Agreement with respect to proration, fractional shares and the possibility of an all-cash merger, the Stock Consideration. With the exception of shares for which Dissenters' Rights have been perfected, each share of Western Common Stock outstanding immediately prior to the Effective Time will remain outstanding after the Merger as one share of Western Common Stock.

    The Merger Agreement provides that SMB will merge with a wholly-owned subsidiary of Western, and SMB Shareholders will receive as consideration from Western either cash or Western Common Stock or both, depending on the elections made by SMB Shareholders as to the type of consideration to be received. The Merger Agreement provides that, if the SMB Shareholders and the Western Shareholders approve the principal terms of the Merger Agreement, and subject to receipt of regulatory approvals and other customary closing conditions, then (i) SMB will merge into Western Bank, with Western Bank being

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the Survivor, provided that the number of SMB Shareholders electing to receive cash as consideration in the transaction is not so great as to prevent the transaction from qualifying as a Reorganization, so that the SMB Shareholders as a result of the receipt of shares of Western Common Stock in exchange for some or all of their shares of SMB Common Stock will not recognize any gain or loss for tax purposes, and (ii) if the number of SMB Shareholders electing to receive Cash Consideration is so great as to prevent the transaction from qualifying as a Reorganization, then a newly-formed wholly-owned subsidiary of Western will merge into SMB, with SMB being the Survivor. In the event that the Merger takes the form of the transaction described in (ii) above, Western has agreed that promptly after the Merger it will cause SMB to merge into Western Bank, so that in either case, the Surviving Corporation will be Western Bank, which will change its name to "Santa Monica Bank." See "--Certain Federal Income Tax Consequences" and "THE MERGER AGREEMENT--The Merger."

    Shortly after the Effective Time, shares of SMB Common Stock as to which a valid election to receive the Cash Consideration has been made, will be converted into the right to receive $28 in cash, and shares of SMB Common Stock as to which such election has not been made will be converted into the right to receive 0.875 shares of Western Common Stock, subject to the limitations described above and elsewhere herein. See "THE MERGER AGREEMENT--Election Procedures."

    Because the value of the Western Common Stock to be received depends on its market price, the 40% valuation to determine whether the Reorganization Condition is satisfied cannot be calculated until the Cut-Off Date. If on the Cut-Off Date the Reorganization Condition is not satisfied, the Merger will be an all-cash merger in which every SMB Shareholder will receive $28 per share of SMB Common Stock in cash regardless of such SMB Shareholder's election with respect to his or her shares of SMB Common Stock, and the Merger will be effected by merging a newly-formed wholly-owned subsidiary of Western into SMB.

    Western currently owns no shares of SMB Common Stock. If Western were to acquire shares of SMB Common Stock (other than shares acquired in a fiduciary or agency capacity or in satisfaction of a debt previously contracted) prior to the Effective Time, then the consideration paid for such shares of SMB Common Stock would be counted in calculating the percentage of the total consideration received by SMB Shareholders in the Merger that is cash for purposes of determining whether the Reorganization Condition has been met. In the Merger Agreement, Western has agreed that, prior to the earlier of (i) immediately prior to the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, Western and its affiliates will not, directly or indirectly, acquire more than 5% of the shares of SMB Common Stock (other than shares acquired in a fiduciary capacity or in satisfaction of a debt previously contracted). See "THE MERGER AGREEMENT--Certain Covenants--ACQUISITION OF SMB COMMON STOCK BY WESTERN."

REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  WESTERN

    The Western Board has unanimously approved the principal terms of the Merger and has determined that the Merger is fair to, and in the best interests of, the Western Shareholders. The Western Board, therefore, unanimously recommends that the Western Shareholders vote "FOR" the approval of the principal terms of the Merger. The Western Board believes that the Merger will enable Western Shareholders to realize significant value on their investment and also enable them to participate in opportunities for growth that the Western Board believes the Merger makes possible. See "--Background of the Merger" and "--Opinions of Financial Advisors."

    In reaching its determination that the Merger is fair to, and in the best interests of, Western Shareholders, the Western Board considered the following factors, which the Western Board deemed to be all the material factors at the time it approved the principal terms of the Merger, from both a short-term and long-term perspective:

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        (a) The potential to leverage management, data processing and operations, the expansion of products through acquisition of trust operations, an increased consolidated lending limit and additional customer convenience due to additional branches, which Western Management believes will enhance the potential for Western's business, financial condition, results of operations and prospects, including, but not limited to, its potential growth, development, productivity and profitability;

        (b) The current and prospective environment in which Western operates, including national and local economic conditions, the competitive environment for banks and other financial institutions generally, the increased regulatory burden on financial institutions generally and the trend towards consolidation in the financial services industry;

        (c) Data processing systems, talented employees and improving financial results at SMB, which Western Management believes, based on the examination of SMB's business, financial condition, results of operations and prospects, will help to control risks normally associated with a merger;

        (d) The review by the Western Board with its legal advisors and BPI of the provisions of the Merger Agreement;

        (e) The Piper Opinion;

        (f) The likelihood that the proposed transaction would be consummated;
    and

        (g) The compatibility of the respective businesses and management philosophies of Western and SMB.

    While each member of the Western Board individually evaluated each of the foregoing as well as other factors, the Western Board collectively did not assign any specific or relative weight to the factors under consideration and did not make any determinations with respect to any individual factor. The Western Board collectively made its determination with respect to the Merger based on the unanimous conclusion reached by its members that the Merger, in light of the factors that each of them individually considered as appropriate, is fair and in the best interests of the Western Shareholders.

    FOR THE REASONS SET FORTH ABOVE THE WESTERN BOARD HAS UNANIMOUSLY APPROVED THE MERGER AS IN THE BEST INTERESTS OF WESTERN AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT WESTERN SHAREHOLDERS APPROVE THE PRINCIPAL TERMS OF THE MERGER.

  SMB

    The SMB Board has unanimously approved the Merger and the Merger Agreement and unanimously recommends that SMB Shareholders vote "FOR" the approval of the principal terms of the Merger. In reaching its determination to approve the Merger, the SMB Board analyzed SMB's alternatives for enhancement of SMB Shareholder value, including SMB's prospects under several assumptions so as to be able to compare the value of an SMB share with the Cash Consideration and the Stock Consideration as well as with comparable transactions. At the same time, the SMB Board also reviewed the history of Western and the prospects of Western if the Merger were consummated. The factors that were examined as part of this analysis, which the SMB Board deemed to be all the material factors at the time of its analysis, were the following:

        (a) Data showing SMB's performance in and share of the markets in which SMB competes, such as for deposits, loans, trust services, etc.;

        (b) The increasing competition in SMB's markets from both existing and potential competitors, some of whom have far greater assets and resources, in part as a result of the consolidation taking place in the banking industry;

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        (c) The efficacy of SMB's strategic plan under current competitive conditions and actions which would increase financial performance and shareholder value over the period of its projection;

        (d) An examination of the special values inherent in the SMB franchise including its strong position in Santa Monica and West Los Angeles, a well-known name as implemented by its popular bus advertising program, strong capital, the quality of SMB's loan portfolio, a strong deposit base, data processing capabilities with excess capacity and a trust business (unusual for a community bank in the Southern California area);

        (e) The consolidation of the banking industry nationally and in California;

        (f) A review with legal counsel and investment banking and accounting consultants of all significant aspects of a draft of the Merger Agreement;

        (g) A review with SMB's investment banking consultants of the Stock Consideration in order to understand its trading market and how the Western Common Stock might be viewed in the market;

        (h) Based on discussions between Western Management and SMB Management and SMB's investment banking consultants, an analysis of all aspects of Western including its past financial performance, its markets and its status in those markets, the demographics of the Western markets including a comparison with the demographics of SMB's market, Western Management and its effectiveness, the compatibility of Western's strategic plan with that of SMB and the ability of the combined organization to realize substantial operating efficiencies which would increase performance and, presumably, shareholder value by reviewing projections for Western on a stand alone basis, for SMB on a stand alone basis and for the combined organization;

        (i) A review of potential benefits for shareholders of a larger organization with greater resources, increased operating efficiencies, the ability to utilize trust department capacity over a larger base, an increased lending limit and a stronger market position in West Los Angeles;

        (j) The value to SMB Shareholders of being able to choose to receive the Stock Consideration or, alternatively, the Cash Consideration;

        (k) A comparison of the Western offer with reported transactions, nationally and in California, by financial institutions with similar characteristics; and

        (l) Discussions with representatives of Montgomery regarding strategic alternatives available to SMB and the opinion of Montgomery that, as of July 30, 1997, and based upon, and subject to, the matters stated in that opinion, the Cash Consideration and Stock Consideration were each fair, from a financial point of view, to the SMB Shareholders.

    The foregoing discussion of material factors considered by the SMB Board is not intended to be exhaustive but does set forth the principal factors considered by the SMB Board. The SMB Board collectively reached the unanimous conclusion to approve the Merger in light not only of the factors described above but of such other factors as each Board member felt was appropriate. The SMB Board did not assign relative or specific weights to any of the factors described above and individual directors may have weighed such factors differently.

    FOR THE REASONS SET FORTH ABOVE THE SMB BOARD HAS UNANIMOUSLY APPROVED THE MERGER AS IN THE BEST INTERESTS OF SMB AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SMB SHAREHOLDERS APPROVE THE PRINCIPAL TERMS OF THE MERGER.

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
OPINIONS OF FINANCIAL ADVISORS

  WESTERN

    Pursuant to an engagement letter dated July 31, 1997, Western engaged Piper Jaffray to render its opinion to the Western Board regarding the fairness from a financial point of view to Western Shareholders of the Merger Consideration.

    Piper Jaffray is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. Piper Jaffray was selected to prepare a fairness opinion based on its experience and expertise in transactions similar to the Merger and its reputation in the financial services and investment banking sectors. Piper Jaffray previously has acted as financial advisor to the Western Board in connection with Western's acquisition of SC Bancorp. Except as set forth above, Piper Jaffray has not otherwise acted as financial advisor to Western or the Western Board in connection with the Merger and did not participate in the discussions or negotiations with respect to the Merger. In the ordinary course of its business, Piper Jaffray has acted as a market maker for Western Common Stock and may continue to do so in the future.

    Piper Jaffray delivered to the Western Board on September 17, 1997 its oral opinion, subsequently confirmed by a written opinion dated as of the same date, to the effect that, as of the date of the opinion and based on and subject to the assumptions, factors and limitations as set forth in the opinion and as described below, the Merger Consideration pursuant to the Merger Agreement was fair, from a financial point of view, to the Western Shareholders (the "Piper Opinion"). A copy of the Piper Opinion is attached to this Joint Proxy Statement-Prospectus as Appendix C and is incorporated herein by reference. Piper Jaffray has consented, which consent is included as an exhibit to the Registration Statement of which this Joint Proxy Statement-Prospectus is a part, to the filing of the Piper Opinion and to the references to its firm in this Joint Proxy Statement-Prospectus. The consent does not admit that Piper Jaffray is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder, nor does Piper Jaffray admit that they are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act or the rules or regulations of the Commission thereunder.

    Although Piper Jaffray rendered its opinion and provided certain analyses to the Western Board, Piper Jaffray was not requested to and did not make any recommendation to the Western Board as to the form or amount of the consideration to be exchanged by Western in the Merger, which was determined through negotiations between SMB and Western. The Piper Opinion, which was delivered for use and considered by the Western Board, is directed only to the fairness from a financial point of view of the proposed consideration to be paid in connection with the Merger, does not address the value of a share of Western Common Stock, does not address Western's underlying business decision to participate in the Merger and does not constitute a recommendation to any Western Shareholder as to how such shareholder should vote with respect to the Merger. Piper Jaffray does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act and the rules and regulations promulgated thereunder.

    Piper Jaffray was not advised by Western, SMB or their respective legal counsel concerning the probable outcome of, or estimated damages that might arise from, any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Western or SMB or their affiliates was a party or may be subject and undertook no independent analysis thereof. Accordingly, the Piper Opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

    THE SUMMARY OF THE PIPER OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PIPER OPINION. WESTERN SHAREHOLDERS ARE URGED TO READ THE PIPER OPINION IN ITS ENTIRETY FOR A COMPLETE DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN.

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
    In arriving at the Piper Opinion, Piper Jaffray reviewed, analyzed and relied upon material bearing upon the financial and operating condition and prospects of Western and SMB and material prepared in connection with the Merger, and considered such financial and other factors as it deemed appropriate under the circumstances, including, among other things, the following: (i) the Merger Agreement, (ii) information relative to the business, financial condition and operations of Western and SMB furnished by the managements of Western and SMB, respectively, (iii) certain internal financial planning information for SMB furnished by SMB Management and revised by Western, certain internal financial planning information for Western, furnished by Western Management, and certain pro forma internal financial planning information for SMB and Western furnished by Western Management, (iv) certain financial and securities data of Western,
(v) to the extent publicly available, the financial terms of certain merger and acquisition transactions deemed relevant; (vi) publicly available information relative to Western and SMB and (vii) certain financial and securities data of SMB and companies deemed similar to SMB or representative of the business sector in which SMB operates. In addition, Piper Jaffray engaged in discussions with members of the managements of SMB and Western concerning the respective financial condition, current operating results and business outlook of SMB and Western, including the prospects for the combined companies and any potential operating efficiencies and synergies that may arise from the Merger.

    For purposes of the Piper Opinion, Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial and other information made available to it and did not attempt to independently verify such information. Piper Jaffray relied upon the assurances of the managements of Western and SMB that the information provided by Western and SMB had a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray relied, without independent verification, on the assessments by Western Management of the amount and timing of potential cost savings, nonrecurring acquisition costs and other synergies realizable as a result of the Merger. Piper Jaffray assumed that, if greater than 60% of the total consideration received by SMB Shareholders was comprised of cash, the Merger would be an all-cash transaction and, whether or not the Merger is an all-cash transaction, it would be accounted for as a purchase under generally accepted accounting principles ("GAAP"). In arriving at the Piper Opinion, Piper Jaffray did not perform, nor was it furnished, any appraisal or valuation of specific assets or liabilities of Western or SMB and expressed no opinion regarding the liquidation value of any entity. No limitations were imposed by Western on the scope of Piper Jaffray's investigation or the procedures to be followed in rendering its opinion. Piper Jaffray expressed no opinion as to the price at which shares of Western Common Stock or SMB Common Stock may trade at any future time. The Piper Opinion is based upon information available to Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the Piper Opinion. Events occurring after such dates could materially affect the assumptions used in preparing the Piper Opinion.

    Piper Jaffray performed certain financial and comparative analyses, including those summarized below, which it discussed with the Western Board on September 17, 1997. In delivering the Piper Opinion to the Western Board as of September 17, 1997, Piper Jaffray prepared and delivered to the Western Board certain written materials containing various analyses and other information relevant to the Piper Opinion. The discussion below summarizes those material analyses performed in connection with rendering the Piper Opinion.

    SELECTED MARKET INFORMATION. Piper Jaffray reviewed certain stock trading characteristics of Western Common Stock and SMB Common Stock, including stock price and volume comparisons for the period ended September 12, 1997. Piper Jaffray also utilized the stock trading information in its analyses of the per share purchase prices and aggregate transaction values based on the Conversion Number and other terms set forth in the Merger Agreement, as applied to various scenarios that might result from elections of the shareholders of SMB to accept different levels of Cash Consideration or Stock Consideration.

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    PRO FORMA ANALYSIS.  Piper Jaffray analyzed the hypothetical pro forma effects of the Merger on Western's earnings per share and tangible book values per share for the years ending December 31, 1998, 1999 and 2000. Piper Jaffray analyzed these effects based on two scenarios-- the payment of all cash in the Merger (the "All-Cash Scenario") and the payment of 50% of the consideration in cash and 50% in Western Common Stock (the "50% Stock Scenario"). In these analyses, Western's projected pre-Merger earnings per share and tangible book values per share were compared to the projected post-Merger earnings per share and tangible book values per share reflecting the addition of SMB's earnings and projected synergies as well as certain other pro forma changes. These analyses were completed on the basis of earnings per share computed according to GAAP, cash earnings per share and tangible book values, using projections for SMB provided by SMB Management and revised by Western Management. The projected earnings per share and book values per share for the combined entities were then compared to Western's projected earnings and tangible book values over the same periods on a stand alone basis. The analyses were based on an assumed Conversion Number of 0.875 shares of Western Common Stock for each share of SMB's Common Stock for the Stock Consideration, and $28 per share for the Cash Consideration. The All-Cash Scenario analyses indicated that the Merger would have a dilutive effect on Western's projected earnings per share in 1998, 1999 and 2000 on a GAAP basis and an accretive effect on Western's projected earnings per share in 1998, 1999 and 2000 on a cash basis. Both of these All-Cash Scenario analyses took into account the projected synergies relating to the Merger. The All-Cash Scenario analyses also indicated that, without such synergies, the Merger would have a dilutive effect on Western's GAAP earnings per share for 1998, 1999 and 2000 and an accretive effect on Western's cash earnings per share for 1998, 1999, and 2000. The analyses also indicated that the Merger under the All-Cash Scenario would have a dilutive effect on Western's tangible book value per share in 1998, 1999 and 2000 whether or not the expected synergies relating to the Merger are taken into account. The 50% Stock Scenario analyses indicated that, taking into account the projected synergies relating to the Merger, the Merger would have a dilutive effect on Western's projected earnings per share in 1998, 1999 and 2000 on a GAAP basis and an accretive effect on Western's projected earnings per share in 1998, 1999 and 2000 on a cash basis. The 50% Stock Scenario analyses also indicated that, without such synergies, the Merger would have a dilutive effect for 1998, 1999 and 2000 on a GAAP basis. Further, the 50% Stock Scenario analyses indicated that, on a cash basis, without synergies, the Merger would be neither accretive nor dilutive in 1998, and would be dilutive in 1999 and 2000. The analyses for the 50% Stock Scenario also indicated that the Merger would have a dilutive effect on Western's tangible book value per share in 1998, 1999 and 2000 whether or not the expected synergies relating to the Merger are taken into account.

    DISCOUNTED IMPLIED DIVIDEND ANALYSIS. Using a discounted implied dividend analysis, Piper Jaffray calculated a range of theoretical per share values for SMB based on the net present value of (i) SMB's implied annual dividend income, subject to a constraint of maintaining a minimum ratio of equity to assets of 6%, and (ii) a terminal value for SMB in 2002 calculated based upon a multiple of net income. The projected financial data for SMB for 1998 through 2002 utilized by Piper Jaffray in this analysis was furnished by SMB management and revised by Western Management. Piper Jaffray calculated the range of net present values per share for SMB based on a range of discount rates of 12% to 16% and a range of terminal value multiples of forecasted 2002 earnings of 14.0x to 18.0x. This analysis yielded a range of estimated present values per share for SMB of approximately $29.09 to $39.55 (taking into account the expected synergies relating to the Merger) and approximately $21.17 to $28.16 (without such synergies).

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    COMPARABLE MERGER AND ACQUISITION ANALYSIS.  Piper Jaffray reviewed selected transactions involving acquired banks located in California with total assets between $100 million and $1.5 billion deemed comparable to SMB that have been completed from January 1, 1996 to September 12, 1997 and whereby the target was 100% acquired. This analysis was based on publicly available information obtained from filings with the Commission, public company disclosures, press releases, industry and popular press reports, data bases and other sources. This search yielded fifteen comparable transactions. Based on its analysis of the comparable transactions, Piper Jaffray derived the mean, median and ranges of various operating and valuation ratios for the comparable transaction group and compared such ratios to SMB's comparable ratios. The comparable transaction group's mean and median tangible equity to tangible assets ratios of 9.6% and 9.6%, and a range of 6.7% to 14.3%, were compared with SMB's ratio of 11.5%; the mean and median latest 12 months return on average assets ratio of 0.7% and 0.9%, and range of -1.0% to 2.0%, were compared with SMB's ratio of 1.8%; the mean and median latest 12 months return on average equity ratios of 7.5% and 10.9%, and a range of -9.3% to 18.7%, were compared with SMB's ratio of 15.5%; and the mean and median non-performing assets to total assets ratios of 2.2% and 2.1%, and a range of 0.3% to 4.2%, were compared with SMB's ratio of 1.1%; the mean and median equity value to latest 12 months net income multiples of 20.7x and 19.6x, and a range of 16.2x to 31.9x, were compared with SMB's multiple of 20.8x; the mean and median equity value to latest 12 months cash net income multiples of 19.2x and 17.7x, and a range of 14.7x to 29.6x, were compared with SMB's multiple of 20.8x; the mean and median equity value to tangible book value multiples of 2.0x and 1.9x, and a range of 1.1x to 3.6x, were compared with SMB's multiple of 2.6x.

    PREMIUM ANALYSIS. Piper Jaffray reviewed publicly available information for selected completed transactions from January 1, 1996 to September 12, 1997 involving publicly traded banks located in California that had total assets greater than $100 million and less than $1.5 billion. Piper Jaffray selected eleven transactions that were deemed comparable. Based on its review of the comparable transactions, Piper Jaffray derived the mean, median and range of premiums paid in the comparable transactions and compared them to the premium to be paid to SMB Shareholders. The comparable transaction group's mean and median premiums of 25.5% and 15.9% above the trading price on the day prior to announcement, and a range of 1.4% to 91.0%, were compared to a 14.3% premium to be paid to SMB Shareholders; the mean and median premiums of 37.2% and 29.2% above the trading price one month prior to the announcement, and a range of 8.9% to 117.6%, were compared to a 32.5% premium to be paid to SMB Shareholders; and the mean and median premiums of 49.7% and 37.9% above the trading price three months prior to the announcement, and a range of 25.2% to 131.3%, were compared to the 68.4% premium to be paid to SMB Shareholders.

    COMPARABLE PUBLIC COMPANY ANALYSIS. Piper Jaffray reviewed information relating to nine publicly traded banks generally operating in southern California with total assets between $200 million and $2.0 billion. Share pricing for the publicly traded companies in the public market reflects the value of a minority interest and does not reflect a control premium. Based on its review, Piper Jaffray derived mean and median return on average assets ratios of 1.3% and 1.2%, and a range of 1.1% to 1.7%, compared with SMB's return on average assets of 1.8%; mean and median return on average equity ratios of 15.7% and 16.1%, and a range of 10.5% to 19.3%, compared with SMB's return on average equity of 15.5%; mean and median asset growth of 19.3% and 14.2%, and a range of 3.1% to 53.2%, compared with SMB's asset growth of 10.2%; mean and median dividend yield of 1.0% and 1.0%, and a range of 0.0% to 2.1%, compared with SMB's dividend yield of 1.5%; mean and median common equity to total assets ratios of 8.3% and 8.0%, and a range of 6.8% to 10.8%, compared with SMB's ratio of 11.5%; mean and median net loans to deposits ratios of 66.5% and 64.0%, and a range of 48.1% to 82.7%, compared with SMB's ratio of 66.1%; mean and median deposits to assets ratios of 88.9% and 90.1%, and a range of 83.5% to 92.6%, compared with SMB's ratio of 87.8%; mean and median non-performing loans to net loans ratios of 2.2% and 1.6%, and a range of 0.4% to 5.1%, compared with SMB's ratio of 0.5%; mean and median reserves to net loans ratio of 1.7% and 1.8%, and range of 0.6% to 2.5%, compared with SMB's ratio of 2.1%; mean and median price to last 12 months earnings per share multiples of 18.0x and 17.6x, and a range of 14.6x to

27.3x, compared with a multiple for SMB of 20.8x, based upon assumed Merger Consideration of $28 per shares of SMB Common Stock; mean and median price to latest 12 months cash earnings per share multiples of 17.7x and 16.3x, and a range of 14.4x to 27.3x, compared with a multiple for SMB of 20.8x, based on an assumed Merger Consideration of $28 per share of SMB Common Stock; mean and median price to estimated 1997 earnings per share multiples of 16.7x and 17.1x, and a range of 12.4x to 21.6x, compared with a multiple for SMB of 19.3x; mean and median price to estimated 1998 earnings per share of 14.7x and 14.3x, and a range of 12.4x to 17.2x, compared with a multiple for SMB of 17.0x, based on an assumed Merger Consideration of $28 per share of SMB Common Stock; and mean and median price to tangible book value multiples of 2.7x and 2.5x, and a range of 1.8x to 3.6x, compared with a multiple for SMB of 2.6x, based on an assumed Merger Consideration of $28 per share of SMB Common Stock.

    In reaching its conclusions as to the fairness to the Western Shareholders of the consideration to be paid by Western in the Merger and in its presentation to the Western Board, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported its fairness opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the process underlying the Piper Opinion. The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison is identical to Western, SMB or the Merger. Accordingly, an analysis of the results is not mathematical; rather, it involves complex considerations and judgments concerning, among other things, differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of such companies.

    For acting as financial advisor to Western in connection with the Merger, Western has agreed to pay Piper Jaffray a fee of $75,000. Western also has agreed to pay the reasonable out-of-pocket expenses of Piper Jaffray and to indemnify Piper Jaffray against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of Piper Jaffray by Western. The fees and expenses payable to Piper Jaffray are not contingent upon consummation of the Merger.

  SMB

    GENERAL. Pursuant to an engagement letter dated July 2, 1997 (the "Montgomery Engagement Letter"), SMB engaged Montgomery to assist SMB in analyzing strategic alternatives available to SMB. In the Montgomery Engagement Letter, Montgomery agreed to undertake a comprehensive study and analysis of the business operations, financial condition and prospects of SMB and a review and evaluation of SMB's strategic plan and of SMB's strategic alternatives. At the request of the Company, Montgomery considered the Western proposal as one of those strategic alternatives. Montgomery and SMB also agreed that Montgomery would, if requested, develop and implement those strategic alternatives, assist SMB in evaluating and negotiating any proposal by a third party to acquire SMB, render a fairness opinion as of certain specified dates and solicit and negotiate with potential acquirors. SMB contemplated that the additional optional services would be requested if the SMB Board concluded, based upon the results of its deliberations after reviewing Montgomery's study and analysis of SMB, that such services would enhance shareholder value. Of the additional services, SMB has requested only that Montgomery assist SMB in analyzing Western's proposal and negotiating with Western and that Montgomery deliver fairness opinions as of July 30, 1997, and the date of this Joint Proxy Statement-Prospectus. A copy of Montgomery's opinion dated as of the date of this Joint Proxy Statement-Prospectus is attached as Appendix B. It should be read in its entirety.

    Montgomery is an investment banking firm and, as part of its investment banking activities, is regularly engaged in advising commercial banking institutions with respect to strategic alternatives including acquisitions of and by such institutions, in the valuation of businesses, in negotiated underwritings, in private placements and in valuations for corporate and other purposes. A special committee of SMB Board members interviewed six investment banking firms as to such matters as experience, knowledge of the California banking scene and proposed staffing of the assignment. The special committee recommended, and the SMB Board approved, the selection of Montgomery to provide the services described above on the basis of its experience and expertise in analyzing commercial banking firms and in advising commercial banking institutions, particularly in California, with respect to strategic options and in transactions similar to the Merger.

    At a meeting of the SMB Board on July 30, 1997, Montgomery delivered its oral opinion that the Cash Consideration and the Stock Consideration were each fair to SMB Shareholders from a financial point of view, as of that date. The amount of such consideration was determined pursuant to negotiations between SMB and Western and not pursuant to the recommendations of Montgomery. Montgomery's oral opinion was subsequently confirmed in writing as of such date. Montgomery also delivered a written fairness opinion as of the date of this Joint Proxy Statement-Prospectus reconfirming its conclusions, as of that date.

    THE FULL TEXT OF MONTGOMERY'S WRITTEN OPINION TO THE SMB BOARD, DATED THE DATE OF THIS JOINT PROXY STATEMENT-PROSPECTUS, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND LIMITATIONS OF THE REVIEW BY MONTGOMERY, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY OF MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MONTGOMERY HAS CONSENTED, WHICH CONSENT IS INCLUDED AS AN EXHIBIT TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT-PROSPECTUS IS A PART, TO THE FILING OF MONTGOMERY'S WRITTEN OPINION, AND TO THE REFERENCES TO ITS FIRM IN THIS JOINT PROXY STATEMENT-PROSPECTUS. SMB SHAREHOLDERS ARE URGED TO AND SHOULD READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY. IN FURNISHING ITS OPINIONS AND CONSENTING TO THE INCLUSION OF ITS WRITTEN OPINION AS AN EXHIBIT TO THE REGISTRATION STATEMENT, MONTGOMERY DOES NOT ADMIT THAT IT IS WITHIN THE CATEGORY OF PERSONS WHOSE CONSENT IS REQUIRED UNDER SECTION 7 OF THE SECURITIES ACT OR THE RULES AND REGULATIONS OF THE COMMISSION THEREUNDER, NOR DOES MONTGOMERY ADMIT THAT IT IS AN EXPERT WITH RESPECT TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT-PROSPECTUS IS PART WITHIN THE MEANING OF THE TERM "EXPERTS" AS USED IN THE SECURITIES ACT. MONTGOMERY'S OPINIONS ARE ADDRESSED TO THE SMB BOARD, COVER ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY SMB SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW AS OF THE DATE OF EACH OPINION AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY SMB SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SMB SPECIAL MEETING.

    In connection with its opinions, Montgomery, among other things: (i) reviewed certain publicly available financial and other data with respect to SMB and Western, including the consolidated financial statements for recent years and interim periods to June 30, 1997, and certain other relevant financial and operating data relating to SMB and Western made available to Montgomery from published sources and from the internal records of SMB and Western; (ii) reviewed the financial terms and conditions of the July 29, 1997 draft of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, SMB Common Stock and Western Common Stock; (iv) compared SMB and Western from a financial point of view with certain other companies in the banking industry which Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the managements of SMB and Western certain information (furnished to Montgomery by SMB and Western) of a business and financial nature regarding SMB and Western, including financial forecasts and related assumptions of SMB and Western; (vii) made inquiries regarding and discussed the Merger and the draft Merger Agreement and other matters related thereto with SMB's counsel; and (viii) performed such other analyses and examinations as Montgomery deemed appropriate.

    In connection with Montgomery's review, Montgomery did not assume any obligation independently to verify the foregoing information and relied on its being accurate and complete in all material respects. With respect to the financial forecasts for SMB and Western provided to Montgomery by their respective managements, upon their advice and with SMB's consent, Montgomery assumed for purposes of its opinions that the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of SMB and Western and that it was reasonable for Montgomery to rely on such forecasts in forming its opinions. Montgomery also assumed that there were no material changes in SMB's or Western's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to Montgomery. Montgomery relied on advice of counsel as to all legal matters with respect to SMB, the Merger and the draft Merger Agreement. Montgomery assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations. Montgomery is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and assumed, with SMB's consent, that such allowances for each of SMB and Western were in the aggregate adequate to cover such losses. In addition, Montgomery did not assume responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of SMB or Western, nor was Montgomery furnished with any such appraisals. Western informed Montgomery, and Montgomery assumed with SMB's consent, that the Merger will be recorded as a purchase under generally accepted accounting principles. Finally, each of Montgomery's opinions was based on economic, monetary and market and other conditions as in effect on, and the information made available to Montgomery as of, the respective date of such opinions.

    Montgomery further assumed that the Merger would be consummated in accordance with the terms described in the July 30, 1997 draft of the Merger Agreement, without any further amendments thereto, and without waiver by SMB of any of the conditions to its obligations thereunder.

    Set forth below is a brief summary of the report presented by Montgomery to the SMB Board on July 30, 1997, in connection with its opinion of that date. For purposes of the report, Montgomery assumed the accuracy of the SMB balance sheet figures as of June 30, 1997, 7,077,332 shares of SMB Common Stock outstanding and 6,912 options outstanding with an average exercise price of $21.123 and consideration (the "Western Offer") for all of such SMB shares consisting of Cash Consideration of $28.00 per share of SMB Common Stock and Stock Consideration of 0.875 shares of Western Common Stock per share of SMB Common Stock (assuming Western Common Stock had the $32.00 price it had on July 30,
1997), the day before the Merger was announced. The value of the Stock Consideration which is based upon a fixed exchange ratio of 0.875 shares of Western Common Stock for each share of SMB Common Stock, will vary with the price of Western Common Stock.

    ANALYSIS OF SELECTED TRANSACTIONS. Montgomery reviewed the consideration paid in selected categories of bank transactions. Specifically, Montgomery reviewed bank transactions from January 1, 1992 to July 16, 1997 involving (i) mergers in California and (ii) national bank acquisitions valued at between $100 million and $300 million. For each transaction, Montgomery analyzed data illustrating, among other things, the ratios of announced purchase price to book value, announced purchase price to tangible book value, announced purchase price to last twelve months' ("LTM") earnings per share ("EPS"), announced purchase price as a percentage of deposits and the premium (i.e., announced purchase price in excess of tangible book value) as a percentage of core deposits.

    A summary of the median multiples in the analysis is as follows:

                                                                        PRICE TO                   PRICE AS A     PREMIUM AS A
                                                           PRICE TO     TANGIBLE     PRICE TO     PERCENTAGE OF   PERCENTAGE OF
TRANSACTION PARAMETERS                                       BOOK         BOOK        LTM EPS       DEPOSITS      CORE DEPOSITS
--------------------------------------------------------  -----------  -----------  -----------  ---------------  -------------
CALIFORNIA MERGERS
1996-1997 (37 transactions).............................        1.78x        1.79x       16.70x         17.94%           8.97%
1992-1997 (83 transactions).............................        1.62x        1.64x       17.03x         16.77%           6.45%

NATIONAL MERGERS OF DEAL VALUE BETWEEN $100 MM AND $300
  MM
1996-1997 (75 transactions).............................        2.11x        2.25x       16.95x         24.88%          16.36%
1992-1997 (25 transactions).............................        2.01x        2.12x       16.46x         20.16%          17.07%

    A summary of the results of Montgomery's analysis concerning the Merger is as follows:

                                                                        PRICE TO                   PRICE AS A     PREMIUM AS A
                                                           PRICE TO     TANGIBLE     PRICE TO     PERCENTAGE OF   PERCENTAGE OF
                                                             BOOK         BOOK        LTM EPS       DEPOSITS      CORE DEPOSITS
                                                          -----------  -----------  -----------  ---------------  -------------
WESTERN OFFER...........................................        2.56x        2.56x       18.33x         33.55%          21.52%

    Montgomery examined the 41 national bank acquisitions announced since January 1, 1992 with purchase prices between $100 million and $300 million (where pricing information was available) to analyze premiums paid compared to the stock price of the bank being acquired at various times prior to the announcement of such acquisition. These figures produced: (i) a median premium to the stock price of such banks one month prior to announcement of 29.23%; (ii) a median premium to the stock price of such banks six days prior to announcement of 29.07%; and (iii) a median premium to the stock price of such banks the day prior to announcement of 21.55%. In comparison, the Western Offer exceeded the price of SMB Common Stock one month prior to the announcement by 32.54%, six days prior to the announcement by 24.79% and one day prior to the announcement by 14.29%.

    CONTRIBUTION ANALYSIS. Based on an exchange ratio of 0.875 shares of Western Common Stock for each share of SMB Common Stock and assuming a 100% stock transaction, SMB Shareholders would own approximately 35% of the combined companies based on the number of shares of common stock of the two companies which were outstanding at July 30, 1997 (adjusted for announced mergers). To compare the ownership percentage of the combined companies to the relative contribution made to the combined companies, Montgomery analyzed the contribution of each of SMB and Western to, among other things, total assets, total equity, total loans, and total deposits as of June 30, 1997; second quarter net interest income; 1997 estimated net income; 1997 estimated cash earnings; and 1998 estimated cash earnings. This analysis showed, among other things, that based on pro forma combined balance sheets for SMB and Western at June 30, 1997, SMB would have contributed 33% of the total assets, 39% of the total equity, 31% of the total loans and 33% of the total deposits. Based on pro forma combined income statements for SMB and Western for the second quarter of 1997, SMB would have contributed 33% of the net interest income. The pro forma projected income statement for the period ending December 31, 1997 showed that SMB would contribute 43% of the net income and 38% of the cash earnings. The pro forma projected income statement for the period ending December 31, 1998 showed that SMB would contribute 29% of the cash earnings.

    DILUTION ANALYSIS. Using earnings estimates for both SMB (provided by SMB Management) and for Western (provided by Western Management), Montgomery compared estimated reported EPS ("Reported EPS") and estimated cash EPS ("Cash EPS") of Western Common Stock on a stand-alone basis to the Reported EPS and Cash EPS of the common stock for the pro forma combined companies for the calendar years 1997, 1998, 1999 and 2000. Montgomery noted that, after giving effect to goodwill amortization charges, (i) the Merger would be dilutive to Western's Reported EPS in all four years, and (ii) the Merger would be accretive to Western's Cash EPS in all four years. These estimates were used for purposes of this analysis only and are not necessarily indicative of expected results or plans of Western, SMB or the combined companies.

    COMPARABLE COMPANY ANALYSIS. Montgomery performed a comparable company analysis based on the eighteen publicly traded California independent banks from Montgomery's Western Bank Monitor publication. Montgomery analyzed, among other things, various trading multiples including price to book value, price to tangible book value, price to LTM earnings, price to 1997 estimated EPS, price to 1998 estimated EPS, price to 1997 estimated cash EPS, price to 1998 estimated cash EPS, price as a percentage of assets, price as a percentage of deposits and premium as a percentage of core deposits. Earnings estimates used in performing such analysis were the consensus of Wall Street investment banks. Montgomery compared the Western Offer multiples to the above multiples, and the results were as follows (based on July 29, 1997 stock prices):

                                                             PRICE TO       PRICE TO       PRICE TO     PRICE TO     PRICE TO
                                                               BOOK       TANGIBLE BOOK     LTM EPS     1997E EPS    1998E EPS
                                                            -----------  ---------------  -----------  -----------  -----------
COMPARABLE MEDIAN.........................................        2.18x          2.36x         16.89x       15.54x       13.46x
WESTERN OFFER PRICE.......................................        2.56x          2.56x         18.33x       23.40x       21.37x

                                                    PRICE TO       PRICE TO     PRICE AS A    PRICE AS A     PREMIUM AS A
                                                   1997E CASH     1998E CASH    PERCENTAGE   PERCENTAGE OF   PERCENTAGE OF
                                                       EPS            EPS        OF ASSETS     DEPOSITS      CORE DEPOSITS
                                                  -------------  -------------  -----------  -------------  ---------------
COMPARABLE MEDIAN...............................        14.66x         12.80x        20.19%        23.14%          15.93%
WESTERN OFFER PRICE.............................        23.40x         21.37x        29.46%        33.55%          21.52%

    No company or transaction used as a comparison in the analysis described under the headings "Analysis of Selected Transactions" or "Comparable Company Analysis" is identical to SMB, Western or the Merger. Accordingly, an analysis of the results of the foregoing is not simply mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies, differences in the transactions and other factors that could affect the public trading value of the companies and transactions to which SMB, Western and the Merger were compared.

    The summary set forth above does not purport to be a complete description of the presentation by Montgomery to the SMB Board or of the analyses performed by Montgomery. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors, without considering all of its analyses and all the factors, would create an incomplete view of the process underlying the presentation to the SMB Board and performed by Montgomery in connection with rendering its opinions. In addition, Montgomery may have given various analyses more or less weight than other analyses and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Montgomery's view of the actual value of SMB or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

    In performing its analyses, Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of SMB or Western. The analyses performed by Montgomery are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Montgomery's analysis of the fairness of the Merger Consideration, from a financial point of view, to SMB Shareholders and were provided to the SMB Board in connection with the delivery of Montgomery's July 30, 1997 opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might be actually sold or the prices at which any securities may trade at the present time or any time in the future. The projections used in Montgomery's analyses are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

    Pursuant to the Montgomery Engagement Letter, SMB paid Montgomery a retainer fee of $50,000 upon its engagement, a fee of $200,000 for its analysis of SMB's strategic alternatives and a fee of $200,000 upon delivery of its July 30, 1997 fairness opinion. An additional $100,000 is due upon the mailing of this Joint Proxy Statement-Prospectus. Montgomery will receive $350,000 upon the closing of the Merger and, if SMB requests Montgomery to deliver a fairness opinion upon the closing of the Merger, $150,000 upon delivery of such opinion. SMB has also agreed to reimburse Montgomery for its reasonable out-of-pocket expenses, including any fees and disbursements of Montgomery's legal counsel and other experts retained by Montgomery. SMB has also agreed to indemnify Montgomery, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

    In the ordinary course of its business, Montgomery actively trades equity securities of Western for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW MAY NOT BE APPLICABLE TO CERTAIN CLASSES OF TAXPAYERS, INCLUDING INSURANCE COMPANIES, SECURITIES DEALERS, FINANCIAL INSTITUTIONS, TAX EXEMPT ORGANIZATIONS OR TRUSTS, FOREIGN PERSONS, PERSONS WHO HOLD SHARES OF SMB COMMON STOCK AS PART OF A STRADDLE OR CONVERSION TRANSACTION AND PERSONS WHO ACQUIRED SHARES OF SMB COMMON STOCK PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR RIGHTS OR OTHERWISE AS COMPENSATION. SMB SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER TAX LAWS.

  TAX OPINIONS

    It is intended that, unless the Reorganization Condition is not satisfied, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. Consummation of the Merger as a reorganization is conditioned upon receipt by Western of confirmation, immediately prior to the Effective Time, of the opinion of Sullivan & Cromwell, and receipt by SMB of confirmation, immediately prior to the Effective Time, of the opinion of O'Melveny & Myers LLP, which opinions were received 30 days after execution of the Merger Agreement, substantially to the effect that, for federal income tax purposes: (i) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Western, Western Bank and SMB will be a party to that reorganization within the meaning of Section 368(b) of the Code.

    In the event that the condition to the obligations of the parties pursuant to the Merger Agreement that the parties receive the Tax Opinions is not satisfied (except if the failure to obtain such opinions is due solely to the failure to satisfy the Reorganization Condition), the parties either will terminate the Merger Agreement for the failure of such condition or they will waive such condition and will resolicit the vote of the Shareholders to approve the principal terms of the Merger without the condition that the Tax Opinions be received by the parties. In connection with such resolicitation, the Shareholders will be provided with an updated discussion of the federal income tax consequences that may be applicable.

    The Tax Opinions will not be binding on the Internal Revenue Service (the "IRS"), and there can be no assurance that the IRS will not contest the conclusions expressed therein. The Tax Opinions will be based in part upon certain factual assumptions and upon certain representations made, and certificates delivered, by Western, Western Bank and SMB, which representations and certificates Sullivan & Cromwell and O'Melveny & Myers LLP will assume to be true, correct and complete. If such representations or certificates are inaccurate, the Tax Opinions could be adversely affected.

  TAX CONSEQUENCES OF THE CASH/STOCK MERGER

    GENERAL. The following summary sets forth certain anticipated material federal income tax consequences of the Merger to SMB shareholders. The tax treatment of each SMB Shareholder will depend in part upon such shareholder's particular situation and the consideration received by such shareholder pursuant to the Merger. This summary is based on the provisions of the Code, the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof. Such laws, regulations or interpretations may differ at the Effective Time, and relevant facts also may differ.

    EXCHANGE OF SMB COMMON STOCK SOLELY FOR WESTERN COMMON STOCK. No gain or loss will be recognized by an SMB Shareholder who receives solely Western Common Stock for such SMB Shareholder's shares of SMB Common Stock (except to the extent such shareholder receives cash in lieu of a fractional share interest in Western Common Stock).

    Such an SMB Shareholder's aggregate tax basis in the Western Common Stock received pursuant to the Merger will equal such shareholder's aggregate tax basis in the shares of SMB Common Stock exchanged therefor, reduced by any amount allocable to a fractional share interest of Western Common Stock for which cash is received. The holding period of Western Common Stock received pursuant to the Merger will include the holding period of the shares of SMB Common Stock exchanged therefor, provided that such shares were held as a capital asset as of the Effective Date.

    EXCHANGE OF SMB COMMON STOCK FOR WESTERN COMMON STOCK AND CASH. An SMB Shareholder who receives both Western Common Stock and cash (other than cash received in lieu of a fractional share interest in Western Common Stock) will recognize gain, if any, to the extent of the lesser of:

        (i) the excess of (A) the sum of the fair market value of the Western Common Stock received (including the fair market value of any fractional share interest in Western Common Stock for which cash is received) and the amount of cash received (other than cash received in lieu of such fractional share interest) over (B) the SMB Shareholder's adjusted federal income tax basis for the shares of SMB Common Stock exchanged; and

        (ii) the amount of cash received by such SMB Shareholder (other than cash received in lieu of such fractional share interest).

An SMB Shareholder who receives both Western Common Stock and cash in exchange for SMB Common Stock will not be permitted to recognize loss on such exchange.

    If the shares of SMB Common Stock exchanged in the Merger were held as capital assets at the Effective Time, any such gain will be treated as capital gain (which will be long-term capital gain if the shares of SMB Common Stock exchanged were held for more than one year), unless the receipt of cash (other than cash received in lieu of a fractional share interest) has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code, in which case such gain will be treated as a dividend to the extent of such shareholder's ratable share of the undistributed accumulated earnings and profits of SMB or possibly of Western. Under recently-enacted legislation, long-term capital gain of an individual is generally subject to a maximum capital gains rate of 28% for capital assets held for more than one year. The rate is reduced to 20% for capital assets held for more than 18 months. Following is a brief discussion of such potential tax treatment; however, SMB Shareholders should consult their own tax advisors as to the possibility that all or a portion of any cash received in exchange for their SMB Common Stock will be treated as a dividend.

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    The Stock redemption provisions of Section 302 of the Code apply in determining whether cash received by an SMB Shareholder pursuant to the Merger has the effect of a distribution of a dividend under Section 356(a)(2) of the Code (the "Hypothetical Redemption Analysis"). Under the Hypothetical Redemption Analysis, an SMB Shareholder will be treated as if the portion of the shares of SMB Common Stock exchanged for cash in the Merger had been instead exchanged for shares of Western Common Stock (the "Hypothetical Shares"), followed immediately by a redemption of the Hypothetical Shares by Western for cash. Under the principles of Section 302 of the Code, an SMB Shareholder will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to such SMB Shareholder. In applying the principles of Section 302, the constructive ownership rules of
Section 318 of the Code will apply in comparing an SMB Shareholder's ownership interest in Western both immediately after the Merger (but before the hypothetical redemption) and after the hypothetical redemption.

    Whether the hypothetical redemption by Western of the Hypothetical Shares for cash is "not essentially equivalent to a dividend" with respect to an SMB Shareholder will depend upon such shareholder's particular circumstances. However, the hypothetical redemption must, in any event, result in "meaningful reduction" in such SMB Shareholder's percentage ownership of Western stock. In determining whether the hypothetical redemption by Western results in a meaningful reduction in an SMB Shareholder's percentage ownership of Western stock, and therefore, does not have the effect of a distribution of a dividend, an SMB Shareholder should compare his or her share interest in Western (including interests owned actually, hypothetically and constructively) immediately after the Merger (but before the hypothetical redemption) to his or her share interest after the hypothetical redemption. The IRS has indicated, in Revenue Ruling 76-385, that a shareholder in a publicly-held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder's actual and constructive ownership before and after the redemption. In Revenue Ruling 76-385, a reduction from .0001118% to .0001081% was found to be a meaningful reduction in stockholdings.

    The hypothetical redemption transaction would be "substantially disproportionate," and therefore, would not have the effect of a distribution of a dividend with respect to an SMB Shareholder who owns less than 50% of the voting power of the outstanding Western Common Stock if the percentage of Western Common Stock actually and constructively owned by such shareholder immediately after the hypothetical redemption is less than 80% of the percentage of Western Common Stock actually, hypothetically and constructively owned by the SMB Shareholder immediately before the hypothetical redemption.

    Such SMB Shareholder's aggregate tax basis in the Western Common Stock received pursuant to the Merger will equal such shareholder's aggregate tax basis in the shares of SMB Common Stock exchanged therefor, reduced by any amount allocable to a fractional share interest of Western Common Stock for which cash is received and by the amount of any Cash Consideration received, and increased by the amount of gain, if any, recognized by such shareholder in the Merger (including any portion of such gain that is treated as a dividend). The holding period of Western Common Stock received will include the holding period of the shares of SMB Common Stock exchanged therefor, provided that such shares of SMB Common Stock were held as a capital asset as of the Effective Date. SMB Shareholders should consult their own tax advisors concerning the determination of their basis and holding period in any particular share of Western Common Stock since several methods of determination may be available.

    EXCHANGE OF SMB COMMON STOCK SOLELY FOR CASH. An SMB Shareholder who receives solely cash in exchange for such shareholder's shares of Western Common Stock may be treated as (i) having sold such shares of SMB Common Stock to Western, (ii) having received, in exchange for such shares of SMB Common Stock, stock of Western which was deemed to have been redeemed by Western, or (iii) as having such shares of SMB Common Stock deemed to have been redeemed by SMB. In the event of sale treatment, such shareholder would recognize gain or loss in an amount equal to the difference between the

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amount of cash received and the shareholder's aggregate adjusted federal income tax basis for such shares of SMB Common Stock. In the event of redemption treatment, such deemed redemption would be subject to Section 302 of the Code, with the result that such shareholder would be treated as having sold his or her shares and would recognize gain or loss in a like amount if the deemed redemption is in "complete redemption" of all of such shareholder's stock in the redeeming corporation, is "substantially disproportionate" with respect to such shareholder or is "not essentially equivalent to a dividend." In making such a determination under Section 302, the constructive ownership rules of Section 318 of the Code will apply in comparing an SMB Shareholder's ownership interest in the redeeming corporation both immediately before and after the Merger. Gain or loss realized on a sale of such shares of SMB Common Stock will be capital gain or loss if such shares of SMB Common Stock were held as capital assets at the Effective Time, and will be long-term capital gain or loss if such shares of SMB Common Stock were held for more than one year. Under recently-enacted legislation, long-term capital gain of an individual is generally subject to a maximum capital gains rate of 28% for capital assets held for more than one year. The rate is reduced to 20% for capital assets held for more than 18 months. If sale treatment does not apply to a deemed redemption, the cash received by such a shareholder will be treated as a dividend to the extent of the redeeming corporation's accumulated and current earnings and profits. SMB Shareholders should consult their own tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of SMB Common Stock will be treated as a dividend.

    FRACTIONAL SHARES OF WESTERN COMMON STOCK. No fractional shares of Western Common Stock will be issued in the Merger. An SMB Shareholder who receives cash in lieu of such a fractional share will be treated as having received such fractional share pursuant to the Merger and then as having exchanged such fractional share for cash in a redemption by Western subject to Section 302 of the Code. Such a deemed redemption will be treated as a sale of the fractional share, provided that it is not "essentially equivalent to a dividend." See "--Exchange of SMB Common Stock for Western Common Stock and Cash." If the Western Common Stock represents a capital asset in the hands of the shareholder, the shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the difference between the amount of cash received therefor and the shareholder's tax basis in the fractional share. Any such capital gain or loss will be long-term if the SMB Common Stock exchanged was held for more than one year. Under recently-enacted legislation, long-term capital gain of an individual is generally subject to a maximum capital gains rate of 28% for capital assets held for more than one year. The rate is reduced to 20% for capital assets held for more than 18 months.

  TAX CONSEQUENCES OF THE ALL-CASH MERGER

    In the event the Merger is effected as an all-cash merger, SMB Shareholders will recognize gain or loss in an amount equal to the difference between the amount of cash received and the shareholder's aggregate adjusted basis in the SMB Common Stock held by such holder. Gain or loss realized on a sale of such shares of SMB Common Stock will be capital gain or loss if such shares of SMB Common Stock were held as capital assets at the Effective Time, and will be long-term capital gain or loss if such shares of SMB Common Stock were held for more than one year. Under recently-enacted legislation, long-term capital gain of an individual is generally subject to a maximum capital gains rate of 28% for capital assets held for more than one year. The rate is reduced to 20% for capital assets held for more than 18 months.

  BACKUP WITHHOLDING

    Unless an exemption applied under applicable law and regulations, the Exchange Agent will be required to withhold 31% of any cash payments to which a non-corporate shareholder or the payee is entitled pursuant to the Merger unless the shareholder or other payee provides its taxpayer identification number (social security number, employer identification number or individual taxpayer identification number) and certifies that such number is correct. Each shareholder and, if applicable, each other payee must provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to Western and the Exchange Agent.

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REGULATORY APPROVALS

  FEDERAL DEPOSIT INSURANCE CORPORATION AND FEDERAL RESERVE BOARD APPROVAL

    Consummation of the Merger is subject to receipt of the prior approval of the FDIC under the Bank Merger Act, 12 U.S.C. Section 1828(c) (the "BMA"). The BMA requires that the FDIC take into consideration, among other factors, the financial and managerial resources and future prospects of the institutions and the convenience and needs of the communities to be served. The BMA prohibits the FDIC from approving the Merger (i) if such transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if the effect of such transaction in any section of the country may be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner be a restraint of trade, unless the relevant regulatory agency finds that the anti-competitive effects of such merger are clearly outweighed by the public interest and by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

    The Merger is also subject to prior approval by the Federal Reserve Board under Section 3 of the BHCA or a waiver of such requirement in accordance with regulations adopted by the Federal Reserve Board under the BHCA. If an application is required under the BHCA, the Federal Reserve Board will take into consideration, among other things, competition, the financial and managerial resources and future prospects of the holding companies and banks concerned and the convenience and needs of the communities to be served. The BHCA prohibits the Federal Reserve Board from approving the Merger if (a) it would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States or (b) its effect in any section of the country may be substantially to lessen competition or tend to create a monopoly, or it would in any other manner be in restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the Merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

    Each of the FDIC and the Federal Reserve Board has the authority to deny an application if it concludes that the combined organization would have an inadequate capital structure, taking into account, among other factors, the nature of the business and operations and plans for expansion. Furthermore, the FDIC and the Federal Reserve Board must also assess the records of the depository institution subsidiaries of Western and SMB under the Community Reinvestment Act of 1977, as amended (the "CRA"). The CRA requires that the FDIC and the Federal Reserve Board assess, when evaluating an application, each depository institution's record of meeting the credit needs of its local communities, including low- and moderate-income neighborhoods, consistent with safe and sound operation and take such record into account when evaluating certain regulatory applications. Each of NBSC, Western Bank, SC Bank and SMB has a CRA rating of "satisfactory."

    Under the BMA and the BHCA, the Merger may not be consummated until the thirtieth day following the date of FDIC or Federal Reserve Board approval, as the case may be, or such earlier date as may be determined by the FDIC or the Federal Reserve Board, as the case may be. If the United States Department of Justice commenced an action challenging the Merger on antitrust grounds during such waiting period, commencement of such action would stay the effectiveness of the FDIC and Federal Reserve Board approvals, unless a court specifically orders otherwise.

    Western and SMB submitted an application seeking approval of the Merger and related matters to the FDIC on September 25, 1997. Western and SMB sought a waiver of jurisdiction from the Federal Reserve Board on September 25, 1997. It is expected that the approval and waiver will be received prior to the Special Meetings, but there can be no assurance that such approval and waiver will be obtained.

  CALIFORNIA COMMISSIONER OF FINANCIAL INSTITUTIONS APPROVAL

    Since SMB and Western Bank are state-chartered banks, Western must obtain approvals of the State Commissioner pursuant to the California Financial Code prior to the consummation of the Merger. Western sought such approvals on September 25, 1997 and November 19, 1997. It is expected that the

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approvals will be received prior to the Special Meetings, but there can be no assurance that such approvals will be obtained.

    The Merger cannot proceed in the absence of the regulatory approvals. Western and SMB are not aware of any material governmental approvals or actions that are required for consummation of the Merger, except as described above. Western and SMB have agreed in the Merger Agreement to use reasonable best efforts promptly to take all actions necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement, including using efforts to obtain all necessary approvals from all applicable governmental entities, making all necessary registrations, applications and filings and obtaining any contractual consents and regulatory approvals. However, there can be no assurance that such regulatory approvals will be obtained, nor can there be assurance as to the date of any such approval. There can also be no assurance that any such approval will not contain a condition or requirement that causes such approvals to fail to satisfy the conditions set forth in the Merger Agreement and described below under "THE MERGER AGREEMENT--Conditions."

RESALE OF WESTERN COMMON STOCK

    All shares of Western Common Stock received by SMB Shareholders in the Merger will be freely transferrable, except that shares of Western Common Stock received by Shareholders who are deemed to be "affiliates" (as defined for purposes of Rule 145 under the Securities Act) of SMB as of the date of the SMB Special Meeting may be resold by them only pursuant to an effective registration statement under the Securities Act covering resales of such shares or in transactions permitted by the resale provisions of Rule 145 of the Securities Act (or pursuant to Rule 144 under the Securities Act in the case of such persons who become affiliates of Western) or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of SMB or Western generally include individuals or entities that control, are controlled by, or are under common control with, such entities and may include certain officers and directors of such entities as well as principal shareholders of such entities.

    SMB has agreed in the Merger Agreement to use its best efforts to obtain a written agreement from each officer or director of SMB who is identified as a possible "affiliate" (as defined for purposes of Rule 145 under the Securities
Act) of SMB providing that each such person will not sell, pledge, transfer or otherwise dispose of any shares of Western Common Stock to be received by such person in the Merger, except in compliance with the applicable provisions of the Securities Act. See "THE MERGER AGREEMENT--Exchange of Stock Certificates; Dividends."

CERTAIN EFFECTS OF THE MERGER

    Western Bank will be the Surviving Corporation following the Merger and the name of Western Bank will be changed to "Santa Monica Bank." Once the Merger is consummated and, if SMB is the Survivor in the Merger, upon the subsequent combination of SMB and Western Bank, the trading of SMB Common Stock on the American Stock Exchange will cease, and SMB will no longer be required to file reports pursuant to the Exchange Act. It is anticipated that the management and operation of Western Bank and SMB will be integrated after the Merger, but the Merger is not expected to affect the day-to-day service provided to customers by SMB, Western Bank, SC Bank or NBSC. However, SMB has agreed, subject to certain conditions, at or before the Effective Time, to make such accounting adjustments as Western requests in order to implement its plans regarding SMB or to reflect merger-related expenses and costs incurred by SMB. See "THE MERGER AGREEMENT--Certain Covenants--CERTAIN POLICIES OF SMB."

    Pursuant to the Merger Agreement, Aubrey L. Austin will be appointed to the Western Board and the Board of Directors of the Surviving Corporation. Prior to the Effective Time, the Western Board will adopt resolutions fixing the exact number of directors at 14 and the Board of Directors of the Surviving Corporation will adopt resolutions fixing the exact number of directors at 6 and Mr. Austin will be appointed to fill the vacancy on each Board of Directors created thereby. The Merger Agreement also provides that Aubrey L. Austin will be the Chairman, President and Chief Executive Officer of the Surviving Corporation. SMB will cause to be delivered to Western at the Effective Time the resignations of the members of the SMB Board and of such officers as are agreed to by Western and SMB in advance of

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
the Effective Time. See "THE MERGER AGREEMENT--Conditions." In the event that the Merger is not consummated as contemplated, all directors of SMB will continue to serve as directors of SMB until the completion of their respective terms and until their successors have been elected and duly qualified.

    After the Merger, the Surviving Corporation will be headquartered at 1251 Fourth Street, Santa Monica, California 90401. The telephone number at such offices will be (310) 394-9611.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  GENERAL

    In considering the recommendations of the Western Board and the SMB Board, the Western Shareholders and the SMB Shareholders should be aware that certain members of management of each of Western and SMB and of the Western Board and the SMB Board have certain interests in the transactions contemplated by the Merger Agreement that are in addition to the interests of shareholders generally and that may create potential conflicts of interest. These interests include, among others, provisions in the Merger Agreement relating to the indemnification of SMB officers and directors; directors' and officers' liability insurance; the appointment of Aubrey L. Austin to the Board of Directors of Western and the Surviving Corporation as of the Effective Time; certain employment agreements and employee benefits discussed below; and the beneficial ownership by John M. Eggemeyer, a director and significant shareholder of Western, of 80% of BPI, which provided financial advisory and consulting services in connection with the Merger.

  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE

    The Merger Agreement provides that for a period of six years after the Effective Time, Western and Western Bank will indemnify each director and officer of SMB, determined as of the Effective Time, against certain liabilities arising out of matters existing or occurring at or prior to the Effective Time to the extent to which such indemnified parties were entitled under California law and SMB's articles of incorporation or bylaws in effect on July 30, 1997. Western also will advance expenses as incurred to the extent permitted under California law and SMB's articles of incorporation and bylaws. In addition, for a period of six years after the Effective Time, Western will use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by SMB, provided that Western may substitute therefor policies of comparable coverage with respect to claims arising from facts or events that occurred before the Effective Time. See "THE MERGER AGREEMENT--Conditions--INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE."

  APPOINTMENT OF DIRECTOR

    The Merger Agreement provides that, as of the Effective Time, Aubrey L. Austin will be appointed to the Western Board and the Board of Directors of the Surviving Corporation and will be the Chairman, President and Chief Executive Officer of the Surviving Corporation.

  EMPLOYMENT AGREEMENTS

    Aubrey L. Austin, Dario Quiroga, Senior Vice President, Cashier and Chief Financial Officer of SMB, and Linda Mazarella, Senior Vice President of SMB (each, individually, an "Employee"), each have entered into employee change in control agreements with SMB, dated as of July 23, 1997 (the "Change in Control Agreements"). Western and Western Bank will honor the Change in Control Agreements in accordance with their terms.

    By the terms of each Change in Control Agreement, if, within a certain period (24 months in the case of Mr. Austin and 18 months in the case of Mr. Quiroga and Ms. Mazarella) following the Effective Date of the Merger, the Employee is terminated by the Surviving Corporation other than for cause, disability or retirement, or the Employee terminates his or her employment for good reason, then the Surviving Corporation will pay to the Employee his or her salary and earned but unpaid benefits through the date of termination together with an amount equal to two times the Employee's annual salary and bonus at the greater of the rate in effect immediately prior to the date of termination and the rate in effect immediately

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prior to the Effective Date of the Merger. In addition, the Surviving
Corporation will provide continued benefits to the Employee and his or her dependents for a period terminating on the earliest of (i) three years after the date of termination, (ii) the commencement date of equivalent benefits from a new employer and (iii) the Employee's normal retirement date.

    In the event of such termination, under the above formula the Surviving Corporation will pay in the form of severance pay and benefits: (i) approximately $622,251 to Mr. Austin in 24 equal monthly installments; (ii) approximately $341,257 to Mr. Quiroga in 18 equal monthly installments; and
(iii) approximately $251,808 to Ms. Mazarella in 18 monthly installments.

    If the Employee is terminated for cause by the Surviving Corporation, then the Employee will be paid his or her base salary through the date of termination at the rate in effect immediately prior to the time a notice of termination is given, plus any benefits or awards that have been earned but not yet paid.

    Under the Change in Control Agreements, termination by the Surviving Corporation for cause generally means termination based on the willful failure of the Employee to perform his or her duties with the Surviving Corporation. Termination for good reason by the Employee generally means termination based on an action by the Surviving Corporation that adversely changes the status of the Employee as it existed before the change in control. The specific grounds for termination for each Employee are set forth in the respective Change in Control Agreements.

    If the Employee is terminated after the expiration of the period of the Employee's Change in Control Agreement, (24 months in the case of Mr. Austin and 18 months in the case of Mr. Quiroga and Ms. Mazarella), then the Employee no longer will be entitled to receive a severance payment under the terms of the Employee's Change in Control Agreement and the Employee's rights and benefits will be governed by the employee policies and benefits then in effect with Western or any separate agreement the Employee may have with Western.

    Western and Mr. Austin currently are negotiating the terms of an employment agreement to be effective upon consummation of the Merger, which is expected to supersede Mr. Austin's Change in Control Agreement.

    Western and Western Bank also will honor the consulting agreement of Dan T. Atkins, Executive Vice President of SMB, in accordance with its terms. Mr. Atkins' consulting agreement commences on January 1, 1998 and terminates on December 31, 1998. During the term of the agreement, Mr. Atkins will make himself available as an advisor and consultant to the Surviving Corporation, for which services he will be paid an amount equal to his base salary for the year 1997, payable in 24 equal payments on the 15th and the last day of the month, commencing on January 15, 1998 and ending on December 31, 1998. In addition, Mr. Atkins will receive medical and dental benefits, use of an automobile and reimbursement for out-of-pocket expenses. Mr. Atkins will receive the approximate equivalent of $251,370 in the form of cash payments and benefits for his availability as an advisor and consultant.

  EMPLOYEE BENEFITS

    Pursuant to the Merger Agreement, the SMB Employee Plans in effect on July 30, 1997 will remain in effect for a period of at least six months after the Effective Time with respect to employees of SMB covered by such plans at the Effective Time. Western will take such steps as may be required so that each person employed by SMB prior to the Effective Time remains an employee of the Surviving Corporation (each a "Continuing Employee") following the Effective Time. Each Continuing Employee will be entitled to participate in the employee benefit plans that are in effect generally for employees of Western's subsidiaries from time to time (all such plans collectively, "Western Employee Plans"), if such Continuing Employee shall be eligible (or, with respect to discretionary Western Employee Plans, selected) for participation therein and otherwise are not participating in a similar plan that continues to be maintained by the Surviving Corporation. Continuing Employees will be eligible to participate on the same basis as similarly situated employees of Western or Western's subsidiaries. All such participation will be subject to such terms of Western's Employee Plans as may be in effect from time to time. Western and Western's subsidiaries will, solely for purposes of vesting and eligibility to participate in Western's Employee Plans,

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recognize credit for each Continuing Employee's term of service with SMB. See
"THE MERGER AGREEMENT--Certain Covenants--EMPLOYEE BENEFITS."

  OWNERSHIP OF BPI

    BPI, an entity 80% of which is beneficially owned by John M. Eggemeyer, serves as a financial advisor to Western under an engagement letter dated May 17, 1995. In that capacity, it is anticipated that BPI will be paid fees of approximately $2,681,846 in connection with the acquisition of SMB by Western. See "THE SPECIAL MEETING OF WESTERN SHAREHOLDERS--Security Ownership of Certain Beneficial Owners and Western Management."

  THE PRIVATE PLACEMENT

    Also, in connection with the Private Placement, Joseph J. Digange, Mr. Eggemeyer, B. Scott Hardt, William H. Jacoby, Robert L. McKay, John Rose, Hugh
S. Smith, Matthew P. Wagner and Dale Walter, who are directors and/or executive officers of Western, and William J. Ruh, who is a principal of BPI, have entered into Standby Agreements with Western, and Arnold C. Hahn, an executive officer of Western, is expected to enter into a Standby Agreement with Western. Pursuant to such Standby Agreements, if the Merger is consummated, such individuals will purchase 80,150 Minimum Shares and will stand by to purchase up to 80,150 Standby Shares, in each case at a purchase price of $28 per share. See "THE PRIVATE PLACEMENT."

  RELATED TRANSACTIONS

    Other than the Merger Agreement, the Shareholder Agreements, the employment agreement that may be negotiated between Western Bank and Aubrey L. Austin, and the transactions contemplated by and described in this Joint Proxy Statement-Prospectus, Western and SMB do not know of any past, present or proposed material contracts, arrangements or understandings between Western or its affiliates, on the one hand, and SMB and its affiliates, on the other hand.

DISSENTERS' RIGHTS

    In connection with the Merger, the Shareholders may be entitled to Dissenters' Rights under Chapter 13 of the CGCL, the text of which is attached hereto as Appendix D. The description of Dissenters' Rights contained in this Joint Proxy Statement-Prospectus is qualified in its entirety by reference to Chapter 13 of the CGCL. IN ORDER FOR AN SMB SHAREHOLDER TO EXERCISE DISSENTERS' RIGHTS, A NOTICE OF SUCH SHAREHOLDER'S INTENTION TO EXERCISE HIS OR HER DISSENTERS' RIGHTS AS PROVIDED IN THE CGCL MUST BE SENT BY SUCH SHAREHOLDER AND RECEIVED BY SMB ON OR BEFORE THE DATE OF THE SMB SPECIAL MEETING, AND SUCH SHAREHOLDER MUST VOTE AGAINST THE APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER. FAILURE TO SEND SUCH NOTICE AND TO VOTE AGAINST THE PRINCIPAL TERMS OF THE MERGER WILL RESULT IN A WAIVER OF SUCH SHAREHOLDER'S DISSENTERS' RIGHTS.

    Any demands, notices, certificates or other documents delivered to SMB prior to the Merger may be sent to Dario Quiroga, Senior Vice President, Cashier, Chief Financial Officer and Secretary, Santa Monica Bank, 1251 Fourth Street, Santa Monica, California 90401. Thereafter, they may be sent to Julius G. Christensen, Executive Vice President, General Counsel and Secretary, Western Bancorp, 4100 Newport Place, Suite 900, Newport Beach, California 92660.

    Any demands, notices, certificates or other documents delivered to Western may be sent to Julius G. Christensen, Executive Vice President, General Counsel and Secretary, Western Bancorp, 4100 Newport Place, Suite 900, Newport Beach, California 92660.

    If no instructions are indicated on proxies received by Western or SMB, such proxies will be voted for the proposal to approve the principal terms of the Merger at the relevant Special Meeting. Those Shareholders who return their proxies without instructions, resulting in a vote for the approval of the principal terms of the Merger, will not be entitled to Dissenters' Rights.

    In addition, the Shareholders will not have Dissenters' Rights unless demands for purchase in cash of such shares at their fair market value as of July 30, 1997 pursuant to Section 1301 of the CGCL (each, a

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"Demand") are made with respect to 5% or more of the outstanding shares of
Western Common Stock or the SMB Common Stock, as the case may be (before giving effect to the Merger). Such Demands must be received by Western or SMB, as the case may be, or their respective transfer agents not later than the date of the respective Special Meeting. In the event that Demands are made with respect to 5% or more of the outstanding shares of Western Common Stock or the SMB Common Stock, as the case may be, on or before the date of the respective Special Meeting, the Western Shareholders and the SMB Shareholders who made Demands will be entitled to Dissenters' Rights, provided that such Dissenters' Rights are perfected pursuant to Chapter 13 of the CGCL. However, it is a condition to Western's obligation to consummate the Merger that Dissenters' Rights have been exercised by no more than 5% of the outstanding shares of Western Common Stock or the SMB Common Stock, as the case may be. Consequently, if Demands are made by holders of more than 5% of the Western Common Stock or the SMB Common Stock, as the case may be, giving rise to Dissenters' Rights for the Western Shareholders or the SMB Shareholders who have perfected such Dissenters' Rights, the Merger will not be consummated unless Western waives the Dissenters' Rights Condition.

    In the event that (i) the Merger is approved by the Shareholders, (ii) Demands are made by holders of 5% or more of the Western Common Stock or the SMB Common Stock, as the case may be, and (iii) Western elects nonetheless to proceed with the Merger, a holder of Western Common Stock or SMB Common Stock, as the case may be, who objects to the Merger (a "Dissenting Shareholder") will be entitled to payment in cash of the fair market value as of July 30, 1997 of his or her Shares ("Dissenting Shares"); provided that (a) such shares were outstanding immediately prior to the date for the determination of shareholders entitled to vote on the Merger; (b) the Dissenting Shareholder voted his or her shares against the approval of the principal terms of the Merger; (c) the Dissenting Shareholder made a Demand; and (d) the Dissenting Shareholder has submitted for endorsement certificates representing his or her Dissenting Shares, in accordance with Section 1302 of the CGCL.

    The Demand must (a) be a written demand to purchase the Dissenting Shares and make payment to the Dissenting Shareholder in cash of their fair market value as of July 30, 1997; (b) be received by Western or SMB, as the case may be, on or before the date of the respective Special Meeting; (c) state the number and class of the shares held of record by the Dissenting Shareholder that the Dissenting Shareholder demands that Western or SMB, as the case may be, purchase; and (d) contain a statement of what the Dissenting Shareholder claims to be the fair market value of his or her Dissenting Shares as of July 30, 1997. Such statement of the fair market value constitutes an offer by the Dissenting Shareholder to sell his or her Dissenting Shares at such price. A Dissenting Shareholder who has made such a demand for payment may not withdraw such Demand unless Western or SMB, as the case may be, consents thereto. A proxy or vote against the approval of the principal terms of the Merger Agreement does not in itself constitute a Demand.

    The Dissenting Shareholder must submit the certificates representing the Dissenting Shares for endorsement as Dissenting Shares to Western or SMB, as the case may be, at its principal office or at the office of any transfer agent of Western or SMB, as the case may be, within 30 days after the date on which notice of approval of the Merger by the Western Shareholders or the SMB Shareholders, as the case may be, was mailed to such Dissenting Shareholder.

    If any Shareholder has Dissenters' Rights, Western or SMB, as the case may be, will mail to each such shareholder a notice of the approval of the Merger by the Western Shareholders or the SMB Shareholders, as the case may be, within ten days after the date of such approval, accompanied by (a) a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the CGCL; (b) a statement of the price determined by Western or SMB, as the case may be, to represent the fair market value as of July 30, 1997 of the Dissenting Shares; and (c) a brief description of the procedure to be followed if the shareholder desires to exercise his or her Dissenters' Rights under such sections. The statement of price constitutes an offer by Western or SMB, as the case may be, to purchase such Dissenting Shares.

    If Western or SMB, as the case may be, denies that shares submitted to it as Dissenting Shares are Dissenting Shares, or if Western or SMB, as the case may be, and a Dissenting Shareholder fail to agree on

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the fair market value of the Dissenting Shares, either such Dissenting
Shareholder or Western or SMB, as the case may be, may file a complaint in the Superior Court of the proper county in California requesting that the court determine such issue. Such complaint must be filed within six months after the date on which notice of the approval of the Merger is mailed to Dissenting Shareholders.

    On trial of the action, the court will first determine if the shares are Dissenting Shares, and if so determined, the court will either determine the fair market value or appoint one or more impartial appraisers to do so. If both Western or SMB, as the case may be, and the Dissenting Shareholder fail to file a complaint within six months after the date on which notice of the approval of the Merger was mailed to the Dissenting Shareholders, such Dissenting Shareholder will lose his or her Dissenters' Rights. In addition, if the Dissenting Shareholder transfers such Dissenting Shares prior to their submission for the required endorsement, such shares will lose their status as Dissenting Shares.

    FAILURE TO TAKE ANY NECESSARY STEP WILL RESULT IN A TERMINATION OR WAIVER OF THE RIGHTS OF THE HOLDER UNDER CHAPTER 13 OF THE CGCL. A PERSON HAVING A BENEFICIAL INTEREST IN WESTERN COMMON STOCK OR SMB COMMON STOCK THAT IS HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A TRUSTEE OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE REQUIREMENTS OF CHAPTER 13 OF THE CGCL IN A TIMELY MANNER IF SUCH PERSON ELECTS TO DEMAND PAYMENT OF THE FAIR MARKET VALUE OF SUCH SHARES.

ACCOUNTING TREATMENT

    For accounting and financial reporting purposes, the Merger will be accounted for as a purchase in accordance with generally accepted accounting principles. Under purchase accounting, the assets and liabilities of SMB as of the Effective Date will be recorded at their respective fair market values and added to those of Western. Financial statements of Western issued after consummation of the Merger would reflect such values. Financial statements of Western issued before consummation of the Merger would not be restated to reflect the acquired company's historical financial position or results of operations; operating results of SMB would be included with those of Western beginning on the date of consummation of the Merger. The unaudited pro forma financial information relating to the Merger contained in this Joint Proxy Statement-Prospectus has been prepared using the purchase accounting basis to account for the Merger.

                             THE PRIVATE PLACEMENT

    In order to raise the capital necessary to fund the payment of Cash Consideration in the Merger, Western has entered into the Standby Agreements with the Private Placement Investors, pursuant to which, if the Merger is consummated, the Private Placement Investors have committed to purchase a minimum of approximately 1,982,000 shares of Western Common Stock and to stand by to purchase up to approximately 2,311,500 additional shares of Western Common Stock if requested to do so by Western. The purchase price of the Private Placement Shares is $28 per share, and Western will determine the exact number of Private Placement Shares to be sold pursuant to the Standby Agreements after the Election Deadline.

    The Private Placement Investors have agreed to pay the purchase price prior to the Effective Time, and the stock transfer agent will cause the Private Placement Shares to be issued and delivered to the Private Placement Investors at the Effective Time. The Private Placement Shares have not been registered under the Securities Act; however, pursuant to the Standby Agreements, Western has agreed to file under the Securities Act, no later than 120 days after the Effective Date, subject to certain adjustments, a "shelf" registration statement providing for the registration of the Private Placement Shares. Depending on the number of Private Placement Shares that are issued by Western pursuant to the Standby Agreements, the Private Placement Shares will constitute between 12.6% and 28.8% of the outstanding shares of Western Common Stock (after giving effect to the Merger).

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                              THE MERGER AGREEMENT

    SET FORTH BELOW IS A DESCRIPTION OF CERTAIN OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND RELATED MATTERS. THIS SUMMARY OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT AS SET FORTH IN APPENDIX A HERETO AND THE TEXT THEREOF IS INCORPORATED BY REFERENCE HEREIN.

THE MERGER

    The Merger Agreement was entered into by and among Western, Western Bank and SMB on July 30, 1997, and amended and restated as of November 20, 1997. Pursuant to the Merger Agreement, at the Effective Time, SMB will merge with Western Bank or, if the Reorganization Condition is not met, a wholly-owned de novo subsidiary of Western will merge into SMB, after which time Western has agreed to merge SMB into Western Bank. As a result of either transaction, Western Bank will be the Surviving Corporation operating under the name "Santa Monica Bank." The separate corporate existence of SMB will then cease. In connection with the Merger, each share of SMB Common Stock issued and outstanding at the Effective Time (other than (a) shares that have not been voted in favor of approval of the principal terms of the Merger and with respect to which Dissenters' Rights have been perfected in accordance with the CGCL and (b) shares held directly or indirectly by Western, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) will be converted into the right to receive, at the option of the SMB Shareholder holding such share of SMB Common Stock, either the Cash Consideration or, subject to the limitations set forth in the Merger Agreement, the Stock Consideration. With the exception of shares for which Dissenters' Rights have been perfected, each share of Western Common Stock outstanding immediately prior to the Effective Time will remain outstanding after the Merger as one share of Western Common Stock.

    Shortly after the Effective Time every SMB Shareholder who has elected to receive cash for any of their shares of SMB Common Stock and who has completed certain formalities (see "--Election Procedures") will receive an amount equal to $28 multiplied by the number of shares for which they have elected to receive cash. SMB Shareholders who do not elect to receive cash will receive 0.875 shares of Western Common Stock for each share of SMB Common Stock previously held.

    It is expected that the merger will be a reorganization within the meaning of Section 368(a) of the Code. See "THE MERGER--Certain Federal Income Tax Consequences."

    It is a condition to the Reorganization (as previously defined) that at least 40%, in value, of the total consideration received by SMB Shareholders be in the form of Western Common Stock (the Reorganization Condition). Because the value of the Western Common Stock to be received depends on its market price, the 40% valuation cannot be calculated until the Cut-Off Date. If on the Cut-Off Date the Reorganization Condition is not satisfied, then the Merger will be an all-cash merger and every SMB Shareholder will receive $28 per share of SMB Common Stock in cash. In addition, if the Reorganization Condition is not satisfied, a newly-formed wholly-owned subsidiary of Western will merge into SMB, which will be the Survivor, and, immediately thereafter, Western will cause SMB to merge with and into Western Bank. These alternatives are structured in order to meet the relevant requirements for favorable tax treatment under the Code and the regulations promulgated by the IRS under the Code.

ELECTION PROCEDURES

    Thirty-five days before the anticipated Effective Time (the "Mailing Date "), U.S. Stock Transfer Corporation, acting in its capacity as Exchange Agent (the "Exchange Agent"), will send to each SMB Shareholder who is a shareholder of record immediately prior to such date an election form (the "Election Form") and other appropriate transmittal materials permitting such holder to elect to receive the Cash Consideration in the Merger in respect of all or some of such SMB Shareholder's shares of SMB Common Stock (the "Cash Election Shares") (an "Election"). Shares of SMB Common Stock that are not covered

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by an effective, properly completed Election Form will be deemed to be shares with respect to which such holder has elected to receive the Stock Consideration ("Stock Election Shares").

    THERE CAN BE NO ASSURANCE THAT HOLDERS OF STOCK ELECTION SHARES WILL RECEIVE WESTERN COMMON STOCK WITH RESPECT TO ANY OR ALL SHARES OF SMB COMMON STOCK HELD BY SUCH HOLDER. IF THE NUMBER OF SMB SHAREHOLDERS MAKING A CASH ELECTION IS SO GREAT AS TO PREVENT A REORGANIZATION, AND WESTERN DOES NOT CHOOSE TO INCREASE THE STOCK CONSIDERATION, WESTERN WILL NOT ISSUE ANY SHARES OF WESTERN COMMON STOCK IN THE MERGER. SUBJECT TO POSSIBLE ADJUSTMENT AS DESCRIBED BELOW, WESTERN HAS FIXED A MAXIMUM NUMBER OF SHARES OF WESTERN COMMON STOCK TO BE ISSUED IN THE MERGER. IF THE ELECTION PROCESS RESULTS IN A NUMBER OF STOCK ELECTION SHARES THAT WOULD OTHERWISE BE ENTITLED TO RECEIVE SHARES OF WESTERN COMMON STOCK IN EXCESS OF THAT MAXIMUM NUMBER, THE PROCEDURES FOR ALLOCATING WESTERN COMMON STOCK AND CASH, DESCRIBED BELOW UNDER "--ALLOCATION," WILL BE FOLLOWED BY THE EXCHANGE AGENT.

    To Make an Effective Cash Election, an SMB Shareholder must submit a properly completed Election Form so that it is actually received by the Exchange Agent at or prior to the Election Deadline (as defined below) in accordance with the instructions on the Election Form. An Election Form will be properly completed only if accompanied by certificates representing all shares of SMB Common Stock covered thereby or an appropriate guarantee of delivery by an eligible organization, as set forth in the instructions on the Election Form. The "Election Deadline" is 5:00 p.m., Pacific standard time, on the 30th calendar day following, but not including, the date of mailing of the Election Form or such other date upon which Western and SMB mutually agree.

    Any Election Form may be revoked or changed by written notice from the person submitting such Election Form to the Exchange Agent, but to be effective such notice must actually be received by the Exchange Agent on or prior to the Election Deadline. In such circumstances, the certificate or certificates representing SMB Common Stock covered by any revoked Election Form will be returned to the person who submitted the Election Form to the Exchange Agent upon written request to that effect from the holder who submitted the Election Form. The Exchange Agent will have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made, and such determination will be final.

    As will be described in the Election Form, Western will make available Election Forms upon written request to persons who become holders (or beneficial owners) of SMB Common Stock between the Mailing Date and the close of business on the business day prior to the Election Deadline.

ALLOCATION

    Within five days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, the Exchange Agent will be required to effectuate the allocation among holders of SMB Common Stock to receive Stock Consideration or Cash Consideration upon consummation of the Merger in the manner described below.

    If the number of Stock Election Shares is less than or equal to the number of shares of SMB Common Stock that would be entitled to receive in the aggregate the Stock Number, which is the maximum number of shares of Western Common Stock that Western has agreed to issue in the Merger, then, unless the number of Stock Election Shares is so low as to prevent a Reorganization (as previously defined):

    (i) all Stock Election Shares will be converted into the right to receive the Stock Consideration; and

    (ii) all Cash Election Shares will be converted into the right to receive the Cash Consideration.

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    If the number of Stock Election Shares is greater than the number of shares of SMB Common Stock that would be entitled to receive in the aggregate the Stock Number, then, unless Western chooses, at its sole discretion, to issue a greater number of shares of Western Common Stock to SMB Shareholders than the Stock
Number:

    (i) all Cash Election Shares will be converted into the right to receive the Cash Consideration; and

    (ii) the Exchange Agent shall designate the Designated Cash Shares (which are the Stock Election Shares to be converted into Cash Election Shares) on a pro-rata basis based on the aggregate number of Stock Election Shares held by such SMB Shareholder for each SMB Shareholder with respect to those shares of SMB Common Stock held by such SMB Shareholder that are Stock Election Shares, so that the number of shares of Western Common Stock that will be issued in the Merger equals as closely as practicable the Stock Number, and any Designated Cash Shares will be converted into the right to receive the Cash Consideration. For example, if 60% of the holders of shares of SMB Common Stock elect to receive Western Common Stock in the Merger, each holder of SMB Common Stock who elects stock will receive 5/6 of such election in the form of Western Common Stock and 1/6 of such election in the form of cash.

    If the aggregate amount of Cash Consideration to be paid in the Merger according to the allocation procedures set forth above plus the amount of any other cash distributed to SMB Shareholders in the Merger (including cash in lieu of fractional shares and cash distributed to Dissenting Shareholders of SMB, if any) would exceed 60% of the total consideration paid by Western in the Merger (valuing the Stock Consideration by reference to the closing price per share of Western Common Stock as reported by Nasdaq on the date immediately prior to the Effective Date), Western may, but is not obligated to, elect to increase the Stock Consideration so that the aggregate amount of cash paid by Western in the Merger is less than or equal to 60% of the total consideration paid by Western. In such case, the conversion ratio reflecting the Stock Consideration to be issued in exchange for each Stock Election Share will be increased so that the Stock Election Shares in the aggregate will be converted into the right to receive such increased number of shares of Western Common Stock that the value of the shares of Western Common Stock issued in the Merger equals or exceeds 40% of the total consideration paid by Western.

    If Western does not elect to increase the Stock Consideration under such circumstances, the Merger will not qualify as a Reorganization. Therefore, in such event, notwithstanding anything to the contrary set forth in this Joint Proxy Statement-Prospectus, each share of SMB Common Stock will be converted into the right to receive the Cash Consideration, regardless of whether the holder of such share has made an Election to receive Cash Consideration.

    BECAUSE THE TAX CONSEQUENCES OF RECEIVING CASH CONSIDERATION OR STOCK CONSIDERATION WILL DIFFER, SMB SHAREHOLDERS ARE URGED TO READ CAREFULLY THE INFORMATION SET FORTH UNDER THE CAPTION "--CERTAIN FEDERAL INCOME TAX CONSEQUENCES." BECAUSE THE STOCK CONSIDERATION CAN FLUCTUATE IN VALUE, THE ECONOMIC VALUE PER SHARE RECEIVED BY SMB SHAREHOLDERS WHO RECEIVE THE STOCK CONSIDERATION MAY, AS OF THE DATE OF RECEIPT BY THEM, BE MORE OR LESS THAN THE AMOUNT OF CASH CONSIDERATION PER SHARE RECEIVED BY SMB SHAREHOLDERS WHO RECEIVE CASH CONSIDERATION.

    The failure by an SMB Shareholder to submit timely a properly completed Election Form will result in such shareholder being deemed to have elected to receive Stock Consideration in the Merger. See "--Election Procedures." In the event that no SMB Shareholder were to make an effective Election to receive Cash Consideration in the Merger, if Western were to choose, at its sole discretion, to issue such a greater number of shares of Western Common Stock to SMB Shareholders than the Stock Number so that no cash (other than cash in lieu of fractional shares and cash distributed to Dissenting Shareholders of SMB, if any) would be paid in the Merger, then 100% of the total consideration (other than cash in lieu of fractional shares) paid by Western in the Merger would consist of shares of Western Common Stock.

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EFFECTIVE TIME AND EFFECTIVE DATE

    On a date to be selected by Western after December 31, 1997, which will be
(i) no earlier than five days after the Election Deadline and (ii) within 30 days after the last to occur of the expiration of all applicable waiting periods in connection with the approvals of governmental authorities unless such 30-day period ends prior to January 1, 1998, the receipt of all approvals of governmental authorities, unless such 30-day period ends prior to January 1, 1998 and the satisfaction or waiver of all other conditions to the consummation of the Merger, or on such earlier or later date as may be agreed in writing by the parties, an agreement of merger and related documents will be executed and filed in accordance with the provisions and requirements of the CGCL. The Merger will become effective upon such filing or such later time, if any, as of which such filing is accepted by the California Secretary of State or at such time on such later date as may be specified in such agreement of merger. The date of such filing or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger is the time of such filing, provided that the filing is accepted by the California Secretary of State as of such filing time or as is set forth in such agreement of merger.

EXCHANGE OF STOCK CERTIFICATES; DIVIDENDS

    As of the Effective Time, Western will deposit, or will cause to be deposited, with the Exchange Agent, the Merger Consideration, which will consist of certificates representing the shares of Western Common Stock and cash to be exchanged pursuant to the Merger Agreement for SMB Common Stock.

    As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each SMB Shareholder who holds of record immediately prior to the Effective Time shares of SMB Common Stock who did not return an Election Form and share certificates to make a valid Cash Election as described in "--Election Procedures" (excluding any shares canceled pursuant to the Merger Agreement or Dissenting SMB Shares) a letter of transmittal (the "Letter of Transmittal"), instructions for use in effecting the surrender of Certificates in exchange for the Stock Consideration and cash in lieu of fractional shares (or, if no Western Common Stock is to be issued in the Merger, cash) and, in the case of holders of more than 5% of SMB Common Stock at the Effective Time, a letter relating to the ability of certain "Affiliates" (as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act) of SMB to sell their shares.

    Upon surrender of a Certificate or Certificates to the Exchange Agent, together with a duly executed Letter of Transmittal, and such other documents as Western or the Exchange Agent shall reasonably request, the holder of such Certificate(s) will be entitled to receive in exchange therefor a certificate (a "Western Certificate") representing that number of whole shares of Western Common Stock into which the shares represented by the Certificate(s) surrendered have been converted pursuant to the Merger Agreement and a check representing the amount of cash in lieu of any fractional shares, the Cash Consideration, if any, to be received by such SMB Shareholder pursuant to the allocation procedures set forth above in "--Allocation" and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the Merger Agreement. After the Effective Date and until surrendered, each Certificate will be deemed to represent only the right to receive the Merger Consideration.

    No dividends or other distributions declared after the Effective Time on Western Common Stock will be paid with respect to any shares of SMB Common Stock represented by a Certificate until such Certificate is surrendered. Following surrender of any such Certificate, there will be paid to the holder of the Western Certificates issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to whole shares of Western Common Stock and not paid, less the amount of any withholding taxes which may be required, and, at the appropriate payment date, the amount of dividends or other distributions with a record date after the

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Effective Time but before surrender and a payment date after surrender payable with respect to whole shares of Western Common Stock, less the amount of any withholding taxes which may be required.

SMB SHAREHOLDERS SHOULD NOT FORWARD SMB COMMON STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED ELECTION FORMS OR TRANSMITTAL FORMS. SMB SHAREHOLDERS SHOULD NOT RETURN CERTIFICATES WITH THE ENCLOSED PROXY.

NO FRACTIONAL SHARES

    No fractional shares of Western Common Stock will be issued in the Merger. In lieu of the issuance of any fractional share of Western Common Stock that would otherwise be issuable, a cash adjustment will be paid to SMB Shareholders in an amount equal to such fractional proportion of the price of a share of Western Common Stock as of the close of business on the day immediately prior to the Effective Time.

CONDUCT OF THE BUSINESS OF SMB AND WESTERN PRIOR TO THE MERGER

    Pursuant to the Merger Agreement, each of Western, Western Bank and SMB has agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as permitted by the Merger Agreement, each of it and its subsidiaries will (a) conduct its business in the usual, regular and ordinary course of business consistent with past practice; (b) use its reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; (c) take no action that would adversely affect or delay the ability of Western, Western Bank or SMB to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements on a timely basis under the Merger Agreement; and
(d) take no action that is reasonably likely to have a material adverse effect on either Western, Western Bank or SMB.

    In addition, SMB has agreed that, during the same period, it will not, subject to certain exceptions, without the prior consent of Western, (a) incur any indebtedness for borrowed money (other than federal funds borrowing) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person; (b) (i) adjust, split, combine or reclassify any capital stock, (ii) make, declare or pay any dividend or redeem shares of its capital stock (except that SMB has declared and paid a dividend for the third quarter of 1997, currently expects to declare and pay a dividend for the fourth quarter of 1997 and may declare a dividend for the first quarter of 1998) or (iii) grant any right to acquire capital stock or issue any additional shares of capital stock except pursuant to the exercise of stock options, warrants, awards and other rights outstanding as of the date of the Merger Agreement; (c) dispose of any of its properties, leases or assets, or cancel, release or assign any indebtedness, except (i) pursuant to agreements in force as of the date of the Merger Agreement, or (ii) any such action or series of related actions that result in a pre-tax loss of not more than $250,000; (d) make any capital expenditures in amounts exceeding $200,000 individually or $250,000 in the aggregate; (e) increase the compensation of employees or directors, or make any other changes with respect to compensation, other than
(i) general increases in compensation for employees, (ii) bonuses accrued on SMB's financial statements at and for the year ended December 31, 1997 or (iii) in accordance with applicable law; (f) voluntarily accelerate the vesting of any stock options or other compensation or benefit; (g) other than in individual amounts not in excess of $250,000, make any investment, other than purchases of direct obligations of the United States with maturities of three years or less, or acquire business operations (with certain limited exceptions); (h) enter into or terminate any contract or agreement, other than those involving less than $250,000 in aggregate payments or value of goods or services provided; (i) settle any claim, action or proceeding involving more than $250,000 or material restrictions upon the operations of SMB; (j) in amounts more than $250,000, waive or release any material right or collateral or compromise any extension of credit or other debt or claim; (k) make or renew any extension of credit except extensions of credit that SMB has a

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legally binding obligation to make; (l) change its method of accounting as in effect at December 31, 1996; (m) engage in any merger, consolidation or other similar transaction; or (n) amend its articles of incorporation or bylaws.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various customary representations and warranties relating to, among other things, (a) organization and similar corporate matters; (b) the capital structure of each of SMB and Western and its significant subsidiaries; (c) authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters; (d) conflicts under articles or bylaws, required consents or approvals, and violations of any agreements or law; (e) documents filed with the Commission and the FDIC and the accuracy of information contained therein; (f) absence of certain material adverse events, changes, effects or undisclosed liabilities; (g) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended; (h) litigation; (i) compliance with law, including environmental compliance; (j) tax returns and audits; (k) ownership of real property; (l) absence of regulatory actions; and (m) labor matters.

CERTAIN COVENANTS

  ACQUISITION PROPOSALS

    Pursuant to the Merger Agreement, SMB has agreed that none of it or any of its officers and directors will, and that SMB will direct and use its reasonable best efforts to cause its employees, agent and representatives not to, (i) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to SMB Shareholders) with respect to a merger, consolidation or similar transaction, other than pursuant to the Merger Agreement, involving, or any purchase of all or any significant portion of the assets or any equity securities of, SMB (any such proposal or offer being referred to as an "Acquisition Proposal") or (ii) except to the extent legally required for the discharge by the SMB Board of its fiduciary duties as advised in writing by its counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

    SMB also has agreed, as of the date of the Merger Agreement, to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted theretofore with respect to any of the foregoing and to make all reasonable efforts to enforce any confidentiality agreements to which it is a party. In addition, SMB will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations it has undertaken under the Merger Agreement with respect to Acquisition Proposals. SMB also will notify Western immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, SMB.

  CERTAIN POLICIES OF SMB

    At or before the Effective Time, SMB will make such accounting entries or adjustments as Western requests in order to implement its plans for SMB following the Merger or to reflect merger-related expenses and costs; PROVIDED, HOWEVER, that (a) SMB will not be required to take such action more than two days prior to the Effective Time, (b) no such adjustment will require, based upon consultation with counsel and accountants for SMB, any filing with any governmental agency, or violate any law, rule or regulation applicable to SMB,
(c) no such adjustment will require any changes in net income or shareholders' equity that will be required to be contained in any financial statement required to be filed by SMB under the rules of the FDIC if SMB reasonably believes that all of the conditions to the Merger set forth in the Merger Agreement will not be either satisfied or waived; and further provided, that in any event no accrual

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or reserve made by SMB pursuant to this covenant will constitute or be deemed to be a breach or violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of the Merger Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy has occurred. The recording of such adjustments will not be deemed to imply any misstatement of previously furnished financial statements or information and will not be construed as concurrence of SMB Management with any such adjustments.

  EMPLOYEE BENEFITS

    Western, Western Bank and SMB have agreed that, unless otherwise mutually determined or otherwise set forth in the Merger Agreement, the employee benefit plans of SMB in effect at the date of the Merger Agreement (with certain exceptions) will remain in effect for a period of at least six months after the Effective Time with respect to persons covered by such plans at the Effective Time. Western is presently investigating, with a consultant's assistance, the types of benefits that should be made available to its employees and those of its subsidiaries. Each Continued Employee will be eligible to participate on the same basis as similarly situated employees of Western or Western Bank in existing benefit plans of Western or Western Bank as well as such other and additional benefit plans as will be determined by the Board of Directors of the Surviving Corporation as a result of such investigation and study. All such participation will be subject to the terms of Western's Employee Plans as may be in effect from time to time. Western and Western Bank will, solely for purposes of time of service, vesting and eligibility to participate in Western's Employee Plans, recognize credit for each Continued Employee's term of service with SMB. At the Effective Time, each outstanding and unexercised option granted by SMB to purchase shares of SMB Common Stock will be adjusted so as to entitle the grantee thereof to receive, in lieu of the share of SMB Common Stock that would otherwise have been issuable upon the exercise thereof, an amount in cash computed by multiplying (i) the difference between (x) the Cash Consideration and (y) the per share exercise price applicable to such option by (ii) the number of such shares of SMB Common Stock subject to such option.

    Western and Western Bank will honor, to the extent set forth in the Merger Agreement, all employment and severance agreements, in accordance with their terms.

  INDEMNIFICATION, DIRECTORS' AND OFFICERS' INSURANCE

    From and for a period of six years after the Effective Time, Western and Western Bank have agreed to indemnify and hold harmless each director and officer of SMB, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to the Merger Agreement or any of the transactions contemplated thereby), whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under California law and SMB's articles of incorporation or bylaws in effect on July 30, 1997, and Western also will advance expenses as incurred to the extent permitted under California law and SMB's articles of incorporation and bylaws.

    Any Indemnified Party wishing to claim indemnification under the Merger Agreement, upon learning of any such claim, action, suit, proceeding or investigation, must as promptly as possible notify Western thereof, but the failure so to notify will not relieve Western of any liability it may have to such Indemnified Party if such failure does not materially prejudice Western. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (a) Western will have the right to assume the defense thereof and Western will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Western elects not to assume such defense, or counsel

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for the Indemnified Parties advises that there are issues that raise conflicts of interest between Western and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Western will pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (b) the Indemnified Parties will cooperate in the defense of any such matter; and (c) Western will not be liable for any settlement effected without its prior written consent. Notwithstanding the foregoing, Western will not have any obligation under the Merger Agreement to any Indemnified Party when and if a court of competent jurisdiction ultimately determines, and such determination becomes final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

    Western also has agreed that for a period of six years after the Effective Time, it will use its reasonable best efforts to cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by SMB as of July 30, 1997 (provided that Western may substitute therefor policies of comparable coverage with respect to claims arising from facts or events that occurred before the Effective Time); PROVIDED, HOWEVER, that in no event will Western be obligated to expend, in order to maintain or provide insurance coverage pursuant to the Merger Agreement, any amount per annum in excess of 200% of the amount of the annual premiums paid as of the date of the Merger Agreement by SMB for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Western will use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, Western may request SMB to, and SMB thereupon will, purchase insurance coverage, on such terms and conditions as shall be acceptable to Western, extending for a period of six years SMB's directors' and officers' liability insurance coverage in effect as of the date of the Merger Agreement (covering past or future claims with respect to periods before the Effective Time) and such coverage will satisfy Western's obligations under the Merger Agreement.

    If Western or any of its successors or assigns (a) shall consolidate with or merger into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision will be made to ensure that the successors and assigns of Western assume the obligations described above.

  NOTIFICATION OF CERTAIN MATTERS

    Western and SMB each has agreed to give prompt notice to the other of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of the Merger Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of such party taken as a whole to which such party or any subsidiary is a party or is subject; and (b) any material adverse change in the condition (financial or other), properties, assets, businesses, results of operations or prospects of it and its subsidiaries taken as a whole or the occurrence of any event that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change. Each of SMB and Western will give prompt notice to the other of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement.

  ACQUISITION OF SMB COMMON STOCK BY WESTERN

    Western has agreed that prior to the earlier of (i) immediately prior to the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, Western and its affiliates will not, directly or indirectly, acquire more than 5% of the shares of SMB Common Stock (other than shares

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acquired in a fiduciary or agency capacity or in satisfaction of a debt previously contracted). See "THE MERGER--Structure of the Merger."

  SECURITIES ACT

    As soon as practicable after the date of the SMB Special Meeting, SMB will identify to Western all persons who SMB believes to be affiliates of SMB as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act ("Affiliates"). SMB will use its best efforts to obtain a written agreement from each person identified as an Affiliate who is an officer or director of SMB, providing that each such person will agree not to sell, pledge, transfer or otherwise dispose of the shares of Western Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act. SMB will cause forms of such written agreement to be delivered to each other person who SMB believes may be or become an Affiliate of Western for purposes of enabling such persons to comply with the exchange procedures set forth in the Merger Agreement.

CONDITIONS

    The respective obligations of Western and SMB to consummate the Merger are subject to certain conditions, including (a) the approval by the shareholders of Western and SMB of the principal terms of the Merger; (b) receipt of approvals, consents and waivers required by law in connection with the Merger and the other transactions contemplated by the Merger Agreement, including approval by the Federal Reserve Board and the FDIC (the parties having agreed that no such approval, consent or waiver will be deemed to have been received if it includes any condition or requirement that would result in a material adverse effect (as defined) on Western or SMB or would reduce the economic benefits of the Merger in so significant and adverse a manner for either party that such party would not have entered into the Merger Agreement had such condition or requirement been known to it); (c) the absence of any statute, rule, regulation, order, injunction or decree being in effect and prohibiting or restricting the consummation of the Merger or any other transaction contemplated by the Merger Agreement; (d) the Registration Statement having become effective and there being issued no stop order suspending the effectiveness of the Registration Statement and no proceedings for that purpose initiated or threatened by the Commission; and (e) except if the failure to obtain such opinions is due solely to the circumstances described in Section 1.3(c)(iii) of the Merger Agreement, receipt of the Tax Opinions by each of Western and SMB from its respective special counsel.

    The obligations of Western and Western Bank to consummate the Merger also are subject to the fulfillment or waiver by Western prior to the Effective Time of certain conditions, including the following: (a) the representations and warranties of SMB being true and correct unless the failure so to be true and correct is not likely to have a material adverse effect on SMB; (b) the performance by SMB in all material respects of all covenants and agreements contained in the Merger Agreement required to be performed by SMB before the Effective Time; (c) receipt by Western of a customary "cold comfort" letter from Arthur Andersen LLP with respect to certain financial statements and data of SMB; (d) receipt by Western of written resignations, effective as of the Effective Time, of each SMB Director and certain officers of SMB as agreed to by Western and SMB; (e) receipt by Western, prior to the solicitation of shareholder approval, of an opinion of Piper Jaffray confirming the fairness of the terms of the Merger from a financial point of view; (f) receipt by Western of a certificate of satisfaction of the Franchise Tax Board of the State of California that all taxes imposed on SMB have been paid or secured; (g) Dissenters' Rights having been exercised by no more than 5% of the outstanding shares of SMB Common Stock or Western Common Stock, thereby satisfying the Dissenters' Rights Condition; and (h) as of December 31, 1997, SMB's book value will not be less than $77,900,000 and SMB's allowance for loan and lease losses will not be less than $7,992,000. The Merger Agreement expressly provides that the Dissenters' Rights Condition may be waived by Western in its sole discretion either prior to or subsequent to the approval by the Western Shareholders and the SMB Shareholders of the principal terms of the Merger.

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    In addition, the obligation of SMB to consummate the Merger also is subject to the fulfillment or waiver by SMB prior to the Effective Time of certain conditions, including the following: (a) the representations and warranties of Western being true and correct unless the failure so to be true and correct is not likely to have a material adverse effect on Western; (b) the performance by Western in all material respects of all covenants and agreements contained in the Merger Agreement required to be performed before the Effective Time; (c) receipt by SMB of a customary "cold comfort" letter from KPMG Peat Marwick LLP with respect to certain financial statements and data of Western; (d) receipt by SMB of an opinion of Sullivan & Cromwell, special counsel to Western, dated the Effective Date, to the effect that the Western Common Stock being issued pursuant to the Merger Agreement will be duly authorized, validly issued, fully paid and non-assessable; (e) as of the Effective Time, Aubrey L. Austin will be a member of the Board of Directors of Western and the Surviving Corporation and will be the Chairman, President and Chief Executive Officer of the Surviving Corporation; and (f) receipt by SMB, prior to the solicitation of shareholder approval and the Effective Time, of an opinion of Montgomery confirming the fairness of the terms of the Merger to the SMB Shareholders from a financial point of view.

TERMINATION

    The Merger Agreement may be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the shareholders of SMB and Western: (a) by the mutual consent of Western and SMB, if so determined by their respective Boards; (b) by either of Western or SMB, if so determined by its Board, by written notice to the other, in the event of (i) the failure of the SMB Shareholders to approve the Merger at the SMB Special Meeting, (ii) the failure of the Western Shareholders to approve the Merger at the Western Special Meeting or (iii) a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that is not cured or not curable within 30 days after written notice of such breach is given to the party committing such breach; (c) by either of Western or SMB, by written notice to the other, if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the Merger or any transaction necessary to consummate the Merger shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final unappealable order enjoining or otherwise prohibiting consummation of the Merger or any transaction necessary to consummate the Merger; (d) by either of Western or SMB, by written notice to the other, if so determined by its Board, in the event that the Merger is not consummated by February 28, 1998, unless the failure so to consummate by such time is due to the breach of any representation, warranty or covenant contained in the Merger Agreement by the party seeking to terminate; (e) by Western, by written notice to SMB, if SMB takes or allows to be taken any action prohibited under the Merger Agreement in connection with an Acquisition Proposal; or (f) by SMB, upon written notice to Western prior to the approval by the SMB Shareholders of the Merger, if SMB receives an Acquisition Proposal on terms and conditions that the SMB Board determines, after receiving the written advice of its outside counsel, (i) that to proceed with the Merger will violate the fiduciary duties of the SMB Board to the SMB Shareholders and (ii) to accept such proposal. The Merger Agreement can be amended without resoliciting the Shareholders to approve such amendment to the extent that such amendment does not change any of the principal terms of the Merger. If any such amendment changes a principal term of the Merger, Western and SMB will resolicit approval of the Shareholders.

TERMINATION PAYMENT

    If the Merger Agreement is terminated by SMB pursuant to a material breach of any representation, warranty, covenant or agreement contained therein by Western that is not cured or not curable within 30 days after written notice of such breach is given to Western by SMB, Western will pay to SMB $5.0 million plus all costs and expenses incurred by SMB in connection with the Merger, up to $1.0 million. If the Merger Agreement is terminated by Western pursuant to a material breach of any representation, warranty, covenant or agreement contained therein by SMB that is not cured or not curable within 30 days after written notice of such breach is given to SMB by Western, SMB shall pay to Western $3.0 million plus

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all costs and expenses incurred by Western in connection with the Merger, up to
$1.0 million, and if the Merger Agreement is terminated by Western under the circumstances described in clauses (e) and (f) under "-- Termination" above, SMB shall pay to Western $10.0 million plus all costs and expenses incurred by Western in connection with the Merger, up to $1.0 million. The parties agree that any termination payment made pursuant to the Merger Agreement will represent a reasonable estimate of the minimum damage to the non-terminating party and will not constitute a penalty.

EXPENSES

    Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such costs or expenses, except upon termination of the Merger Agreement under certain circumstances. See "--Termination Payment."

                           THE SHAREHOLDER AGREEMENTS

    Western has entered into Shareholder Agreements with Aubrey L. Austin, W. Paul Carver, Doris J. Carver, Joe Crail, Willard L. Cummings, Jr., Donald E. Dickerson, William B. Fritzsche, John W. Garacochea, and Dorothy F. Menzies (the "Party Shareholders"), each an SMB Shareholder and a director of SMB. The Party Shareholders, holding in the aggregate shares representing approximately 26.5% of the total voting power of SMB Common Stock as of the SMB Record Date, each agreed, in consideration of the substantial expenses incurred by Western and Western Bank in connection with the Merger Agreement and as a condition to Western and Western Bank entering into the Merger Agreement, to vote or to cause to be voted, or to execute a written consent with respect to, all of such Party Shareholder's shares of SMB Common Stock (a) in favor of adoption and approval of the Merger Agreement and the Merger at every meeting of SMB Shareholders at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto; and (b) against any other Acquisition Proposal at every meeting of the SMB Shareholders at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

    Each Shareholder Agreement also provides that the Party Shareholder will not, and will not permit any entity under its control to, deposit any of such Party Shareholder's shares of SMB Common Stock in a voting trust or subject any such shares to any agreement, arrangement or understanding with respect to the voting of such shares inconsistent with the Shareholder Agreement entered into by that Party Shareholder. In addition, the Party Shareholders each agreed not to sell, assign, transfer or dispose of any of his or her shares of SMB Common Stock during the term of the relevant Shareholder Agreement.

    The Party Shareholders, other than Aubrey L. Austin, also agreed in the Shareholder Agreements executed by them that at any time within a one- or two-year period immediately following the Effective Time, they will not engage in, be employed by, acquire an equity interest in or start, or otherwise provide any assistance to, directly or indirectly, any commercial bank, trust company, savings bank or savings and loan association or any other entity the deposits of which are insured by the FDIC in the counties of Los Angeles, Orange and San Diego in the State of California so long as Western Bank or its successors or assigns remain engaged in the business of a commercial bank.

    The Shareholder Agreements will terminate upon the earlier to occur of the Effective Time (except for the provisions described in the preceding paragraph and certain other provisions of the Shareholder Agreements, which will survive the Effective Time) and the date on which the Merger Agreement is terminated in accordance with its terms.

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    The Shareholder Agreements bind the actions of the signatories thereto only in their capacity as SMB Shareholders. Those directors of SMB who signed Shareholder Agreements are not and could not be contractually bound to abrogate their fiduciary duties as directors of SMB. Accordingly, while such shareholders/directors are, under the Shareholder Agreements executed by them, contractually bound to vote as an SMB Shareholder in favor of the Merger and against other Acquisition Proposals (should any be presented), their fiduciary duties as SMB Directors nevertheless require them to act in their capacity as directors in the best interest of SMB when they decided to approve the Merger. In addition, such shareholders/directors will continue to be bound by their fiduciary duties as SMB Directors with respect to any decisions they may take in connection with the Merger or otherwise.

                    DESCRIPTION OF WESTERN CAPITAL STOCK AND
                        COMPARISON OF SHAREHOLDER RIGHTS

DESCRIPTION OF WESTERN CAPITAL STOCK

    The authorized capital stock of Western as of the Western Record Date consists of 100,000,000 shares of Western Common Stock, of which 10,633,079 shares are issued and outstanding as of the Western Record Date and 5,000,000 shares of serial preferred stock, no par value (the "Western Preferred Stock"), none of which is outstanding.

    The Western Preferred Stock may be divided into such number of series as the Western Board may determine. The Western Board is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Western Preferred Stock, and to fix the number of shares of any series of Western Preferred Stock and the designation of any such series of Western Preferred Stock. The Western Board, within the limits and restrictions stated in any resolution or resolutions of the Western Board originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

    Holders of shares of Western Common Stock are entitled to one vote for each share of record on all matters voted upon by Western Shareholders, except that in connection with the election of directors, the shares may be voted cumulatively if notice is given by a Western Shareholder to Western of the intention to do so. Shares of Western Common Stock are not subject to redemption, conversion or sinking fund provisions.

COMPARISON OF CORPORATE STRUCTURE

    Both Western and SMB are California corporations and as such are governed by the CGCL. Consequently, except as otherwise noted below, there is no material difference between the rights of the holders of Western Common Stock and the rights of the holders of SMB Common Stock with regard to electing members of the board of directors, amending the articles of incorporation or bylaws, calling special meetings of shareholders, acting by written consent of shareholders without a meeting and indemnifying directors.

    Certain differences in the articles of incorporation and bylaws of Western and SMB are discussed below.

VOTING RIGHTS

    Both Western Shareholders and SMB Shareholders are entitled to one vote for each share held of record on all matters voted upon by the respective shareholders of each corporation, except that in connection with the election of directors, shares of Western Common Stock may, under certain circumstances, be voted cumulatively.

DIVIDENDS AND DIVIDEND POLICY

  SMB

    Holders of SMB Common Stock are entitled to receive dividends declared by the SMB Board out of funds legally available therefor under the laws of the State of California. Due to poor financial performance and regulatory order, SMB ceased paying a dividend commencing in the fourth quarter of 1992 until

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it reinstituted payment of a dividend in the amount of $0.05 per share in the second, third and fourth quarters of 1996 for a total of $0.15 per share for the year 1996. The SMB Board declared an $0.08 per share dividend for the first quarter of 1997, a $0.10 per share dividend for each of the second and third quarters of 1997 and a $0.12 per share dividend for the fourth quarter of 1997. In addition to the limitation on dividends under the laws of the State of California, the SMB Board has established a policy that it will not declare cash dividends in excess of the greater of 30% of the net income of SMB for its last fiscal year after taxes and 30% of the net income of SMB for its current fiscal year after taxes.

  WESTERN

    Holders of Western Common Stock are entitled to receive dividends declared by the Western Board out of funds legally available therefor under the laws of the State of California, subject to the rights of holders of any preferred stock of Western that may be issued after the date hereof. Western has not paid any dividends since its formation on May 20, 1993. On August 20, 1997, the Western Board approved the institution of a quarterly dividend and thereafter declared a dividend of $0.15 per common share payable on December 10, 1997 to shareholders of record on November 11, 1997.

NUMBER OF DIRECTORS

    The SMB bylaws provide that the authorized number of directors of SMB shall be not less than nine and not more than 11. The SMB Board is divided into three classes. Each year, an election shall be held to elect one of the three classes of directors to serve for a term of three years.

    The Western bylaws currently provide that the authorized number of directors of Western shall not be less than nine nor more than 15 and that any amendment to the Western bylaws affecting the authorized number of directors must be approved by a majority of the Western Shareholders, provided that an amendment to the bylaws reducing the number of directors to a number less than five cannot be adopted if the votes cast against its adoption are equal to more than 16 2/3% of the outstanding shares entitled to vote on such amendment. Currently, the actual number of directors of Western is 14.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 317 of the CGCL authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors, officers and employees in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article Five of Western's restated articles of incorporation provides for elimination of liability for monetary damages of its directors, and Article Six of Western's restated articles of incorporation and
Article VI of Western's bylaws provide for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by the CGCL. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Western pursuant to the foregoing provisions, or otherwise, Western has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                        VALIDITY OF WESTERN COMMON STOCK

    The validity of the shares of Western Common Stock to be issued in the Merger has been passed upon by Sullivan & Cromwell, Los Angeles, California, special counsel for Western.

                                    EXPERTS

    The supplemental consolidated financial statements of Western Bancorp and subsidiaries as of and for the year ended December 31, 1996, the Western Bancorp supplemental consolidated balance sheet as of December 31, 1995, and the related supplemental consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995, reflecting the SCB Merger on a pooling-of-interests basis and appearing in Western Bancorp's current report on Form 8-K, dated October 23, 1997, have been incorporated by reference herein and in the registration statement in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting

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and auditing. Such report indicates that: (i) The 1996 consolidated financial statements of CCB and SCB, the 1995 and 1994 consolidated financial statements of Western Bancorp (formerly Monarch Bancorp), and the 1995 and 1994 separate consolidated financial statements of CCB and SCB were audited by other auditors;
(ii) The supplemental consolidated financial statements give retroactive effect to the acquisition of SCB on October 10, 1997, which has been accounted for as a pooling-of-interests. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Western Bancorp and subsidiaries after financial statements covering the date of consummation of the business combination with SCB are issued; and (iii) The combination of the Western Bancorp supplemental consolidated balance sheet as of December 31, 1995, and the combination of the related supplemental consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1995, after restatement for the pooling-of-interests transactions, have been audited by KPMG Peat Marwick LLP.

    The consolidated financial statements of Western Bancorp and subsidiaries as of December 31, 1996, and for the year then ended appearing in the Western Bancorp annual report, as amended, on Form 10-KSBA have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Western Bancorp as of December 31, 1995 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of Dayton & Associates, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of CCB and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated by reference in this Joint Proxy Statement-Prospectus of CCB's Annual Report on Form 10-K and, as amended, on Form 10-K/A for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of SCB and subsidiaries as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated by reference in this Joint Proxy Statement-Prospectus of SCB's Annual Report on Form 10-K and, as amended, on Form 10-K/A for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The financial statements of SMB for the year ended December 31, 1996, incorporated by reference in this Joint Proxy Statement-Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The financial statements of SMB as of December 31, 1995 and for each of the two years in the period ended December 31, 1995 incorporated in this Joint Proxy Statement-Prospectus by reference from SMB's Annual Report on Form F-2 for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                                                      APPENDIX A
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                     DATED AS OF THE 30TH DAY OF JULY, 1997
                            AND AMENDED AND RESTATED
                      AS OF THE 20TH DAY OF NOVEMBER, 1997
                                  BY AND AMONG
                                WESTERN BANCORP,
                                  WESTERN BANK
                                      AND
                               SANTA MONICA BANK

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
RECITALS..................................................................................................        A-1

                                               ARTICLE I.  THE MERGERS

SECTION 1.1.       Structure of the Merger................................................................        A-2

SECTION 1.2.       Effect on Outstanding Shares...........................................................        A-2

SECTION 1.3.       Election Procedures; Allocation........................................................        A-3

SECTION 1.4.       Exchange Procedures....................................................................        A-4

SECTION 1.5.       Options................................................................................        A-6

                                       ARTICLE II.  CONDUCT PENDING THE MERGER

SECTION 2.1        Conduct of Business Prior to the Effective Time........................................        A-6

SECTION 2.2        Forbearance............................................................................        A-6

SECTION 2.3        Cooperation............................................................................        A-8

                                    ARTICLE III.  REPRESENTATIONS AND WARRANTIES

SECTION 3.1        Representations and Warranties of the Company..........................................        A-8

SECTION 3.2        Representations and Warranties of Western..............................................       A-17

                                               ARTICLE IV.  COVENANTS

SECTION 4.1        Acquisition Proposals..................................................................       A-25

SECTION 4.2        Certain Policies of the Company........................................................       A-26

SECTION 4.3        Employee Benefits......................................................................       A-26

SECTION 4.4        Access and Information.................................................................       A-26

SECTION 4.5        Certain Filings, Consents and Arrangements.............................................       A-27

SECTION 4.6        Indemnification; Directors' and Officers' Insurance....................................       A-27

SECTION 4.7        Additional Agreements..................................................................       A-28

SECTION 4.8......  Publicity..............................................................................       A-28

SECTION 4.9        Registration Statement.................................................................       A-28

SECTION 4.10       Shareholders' Meetings.................................................................       A-29

SECTION 4.11       Notification of Certain Matters........................................................       A-29

SECTION 4.12       No Acquisitions of Company Common Stock................................................       A-29

SECTION 4.13       Securities Act.........................................................................       A-29

SECTION 4.14       Tax-Free Reorganization Treatment......................................................       A-30

SECTION 4.15       Shareholder Agreements.................................................................       A-30

SECTION 4.16       Director and Officer Resignations......................................................       A-30

                                       ARTICLE V.  CONDITIONS TO CONSUMMATION

SECTION 5.1        Conditions to All Parties' Obligations.................................................       A-30

                                                                                                              PAGE
                                                                                                            ---------
SECTION 5.2        Conditions to the Obligations of Western...............................................       A-31

SECTION 5.3        Conditions to the Obligation of the Company............................................       A-32

                                              ARTICLE VI.  TERMINATION

SECTION 6.1        Termination............................................................................       A-32

SECTION 6.2        Effect of Termination..................................................................       A-33

                                   ARTICLE VII.  EFFECTIVE DATE AND EFFECTIVE TIME

SECTION 7.1        Effective Date and Effective Time......................................................       A-34

                                             ARTICLE VIII. OTHER MATTERS

SECTION 8.1        Certain Definitions; Interpretation....................................................       A-34

SECTION 8.2        Survival...............................................................................       A-34

SECTION 8.3        Waiver.................................................................................       A-35

SECTION 8.4        Counterparts...........................................................................       A-35

SECTION 8.5        Governing Law..........................................................................       A-35

SECTION 8.6        WAIVER OF JURY TRIAL...................................................................       A-35

SECTION 8.7        Expenses...............................................................................       A-35

SECTION 8.8        Notices................................................................................       A-35

SECTION 8.9        Entire Agreement; Etc..................................................................       A-36

SECTION 8.10       Assignment.............................................................................       A-36

    AGREEMENT AND PLAN OF MERGER, dated as of the 30th day of July, 1997, and amended and restated as of the 20th day of November, 1997 (this "Plan"), by and among Western Bancorp, a California corporation ("Western"), Western Bank, a California banking corporation ("Western Bank"), and Santa Monica Bank, a California banking corporation (the "Company").

                                   RECITALS:

    A. WESTERN. Western is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, with its principal executive offices located in Newport Beach, California. As of the date hereof, Western has (i) 100 million authorized shares of common stock, no par value ("Western Common Stock"), of which no more than 7,514,155 shares were outstanding as of the date hereof (including 444,044 shares to be issued upon the completion of the exercise of certain options and warrants), (ii) 5 million authorized shares of preferred stock, none of which were outstanding, and (iii) no other class of capital stock authorized. Western is a bank holding company duly registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "BHC Act").

    B. WESTERN RIGHTS, ETC. Western does not have any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Western Rights"), except pursuant to the options, warrants, awards and other rights described on Annex 1 (which includes details on the terms and conditions of any such Western Rights, including the grantee, vesting periods and exercise prices of any options and the exercise price of any warrants).

    C. WESTERN BANK. Western Bank is a banking corporation duly incorporated, validly existing and in good standing under the laws of the State of California, with its principal executive offices located in Los Angeles, California. As of the date hereof, Western owns all of the issued and outstanding common stock, no par value, of Western Bank ("Western Bank Common Stock"), of which there were no shares to be issued upon the completion of the exercise of options, warrants and awards. Western Bank is a bank licensed by the California Commissioner of Financial Institutions (the "Commissioner").

    D. WESTERN BANK RIGHTS, ETC. Western Bank does not have any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock.

    E. THE COMPANY. The Company is a banking corporation duly incorporated, validly existing and in good standing under the laws of the State of California, with its principal executive offices located in Santa Monica, California. As of the date hereof, the Company has (i) 50,000,000 authorized shares of common stock, par value $3.00 per share ("Company Common Stock"), of which no more than 7,077,332 shares were outstanding as of the date hereof (including 16,224 shares to be issued upon the completion of the exercise of certain options, warrants and awards) and (ii) no other class of capital stock authorized. The Company is a bank licensed by the Commissioner.

    F. COMPANY RIGHTS, ETC. The Company does not have any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, "Company Rights"), except pursuant to the options, warrants, awards and other rights described on Annex 2 (which includes details on the terms and conditions of any Company Rights, including the grantee, vesting periods and exercise prices of any options).

    G. BOARD APPROVALS. The respective Boards of Directors of Western, Western Bank and the Company have duly approved this Plan and have duly authorized its execution and delivery.

    H.  INTENTION OF THE PARTIES.  Except under the circumstances described in
Section 1.3(c)(iii) of this Plan, it is the intention of the parties to this Plan that the Merger (as hereinafter defined) for federal income tax purposes shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

    In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                             ARTICLE I. THE MERGERS

    SECTION 1.1. STRUCTURE OF THE MERGER. (a) On the Effective Date (as defined in Section 7.1), the Company will merge (the "Merger", which term shall include the merger identified in Section 1.3(c)(iii)(B) unless the context otherwise requires) with and into Western Bank, with Western Bank being the surviving corporation (the "Surviving Corporation"), pursuant to the provisions of, and with the effect provided in, the California General Corporation Law ("CGCL").

    (b) At the Effective Time (as defined in Section 7.1), unless the merger identified in Section 1.3(c)(iii)(B) occurs, the articles of incorporation and by-laws of the Surviving Corporation shall be the articles of incorporation and by-laws of Western Bank in effect immediately prior to the Effective Time, except that the articles of incorporation shall provide that the name of the Surviving Corporation shall be Santa Monica Bank. At the Effective Time, if the merger identified in Section 1.3(c)(iii)(B) occurs, then the articles of incorporation and by-laws of the Surviving Corporation shall be the articles of incorporation and by-laws of the Company in effect immediately prior to the Effective Time and the parties shall cause the articles of incorporation and bylaws of the corporation resulting from the subsequent combination of the Surviving Corporation and Western Bank (as contemplated in Section 1.3(c)(iii)) to be the articles of incorporation and by-laws of Western Bank immediately prior to the Effective Time, except that the articles of incorporation shall provide that the name of such resulting corporation shall be Santa Monica Bank.

    (c) At the Effective Time, the directors and officers of the Surviving Corporation shall be the directors and officers of Western Bank except that Aubrey L. Austin shall be elected to the board of directors and shall be named the Chairman, President and Chief Executive Officer of the Surviving Corporation.

    SECTION 1.2. EFFECT ON OUTSTANDING SHARES. (a) (i) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Company Common Stock issued and outstanding at the Effective Time (other than (x) shares the holder of which, pursuant to any applicable law providing for dissenters' or appraisal rights, is entitled to receive payment in accordance with the provisions of any such law, such holder to have only the rights provided in any such law (the "Dissenters' Shares"), and (y) shares held directly or indirectly by Western, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) (the aggregate number of all such shares being hereinafter referred to as the "Outstanding Company Share Number") shall become and be converted into the right to receive, at the election of each holder thereof, but subject to the election and allocation procedures of this Section 1.2(a), the other provisions of this
Section 1.2 and Section 1.3, either:

           (A) $28 in cash without interest (the "Cash Consideration"), or

           (B) 0.875 shares of Western Common Stock (the "Conversion Number") (as it may be increased as described in this Section 1.2(a), the "Stock Consideration");

    provided that, subject to Section 1.3(c)(iv), no more than 50% of the outstanding shares of Company Common Stock shall be converted into the right to receive Stock Consideration (such number of shares of Company Common Stock, the "Stock Number"), and provided further that, at any time prior to the Company's Meeting, Western, at its sole option, may increase the Stock Consideration, and thereafter in the event that the condition set forth in
    Section 5.1(g) is not fulfilled or waived, Western, at its sole option, may increase the Stock Consideration to the extent necessary to permit such condition to be fulfilled.

    (b) As of the Effective Time, each share of Company Common Stock held directly or indirectly by Western, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and retired and cease to exist, and no exchange or payment shall be made with respect thereto. If Western effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction, after the date hereof and before the Effective Time, the Conversion Number shall be appropriately adjusted.

    (c) No fractional shares of Western Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Western Common Stock pursuant to Section 1.2(a), a cash adjustment will be paid to holders in respect of any fractional share of Western Common Stock that would otherwise be issuable. The amount of such cash adjustment (the "Cash In Lieu") shall be equal to such fractional proportion of the price of a share of Western Common Stock as of the close of business on the day immediately prior to the Effective Time (the "Value Date").

    (d) The shares of Western Bank Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged after the Merger and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

    SECTION 1.3. ELECTION PROCEDURES; ALLOCATION. (a) Subject to allocation and proration in accordance with the provisions of this Section 1.3, each record holder of shares of the Company Common Stock (other than Dissenters' Shares and shares of Company Common Stock to be canceled in accordance with Section 1.2(b)) immediately prior to the Election Deadline (as defined below) will be entitled to elect to receive Cash Consideration in respect of all or some of the shares of Company Common Stock ("Cash Election Shares") formerly held by such record holder. All such elections (each, an "Election") shall be made on a form designed for that purpose by Western and reasonably acceptable to the Company (an "Election Form"). Any shares of Company Common Stock (other than Dissenters' Shares and shares of Company Common Stock to be canceled in accordance with
Section 1.2(b)) with respect to which the record holder thereof shall not, as of the Election Deadline, have properly submitted to the Exchange Agent (as defined below) a properly completed Election Form shall be deemed to be shares with respect to which such holder has elected to receive the Stock Consideration ("Stock Election Shares"). A record holder acting in different capacities or acting on behalf of other persons in any way shall be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts.

    (b) Not later than the 35th calendar day prior to the anticipated Effective Date or such other date as the Parties may agree in writing (the "Mailing Date"), Western shall mail an Election Form, together with appropriate transmittal materials, to each holder of record of Company Common Stock immediately prior to the Mailing Date. To be effective, an Election Form must be properly completed, signed and actually received by the Exchange Agent not later than 5:00 p.m., California time, on the 30th calendar day after the Mailing Date (or such other time and date as Western and the Company may mutually agree)(the "Election Deadline"), and accompanied by the certificates formerly representing all the shares of Company Common Stock ("Certificates") as to which the Election is being made (or an appropriate guarantee of delivery by an eligible organization). Such bank or trust company as Western shall elect (which may be a subsidiary of Western) shall act as exchange agent (the "Exchange Agent"). Western shall have reasonable discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election

Forms have been properly completed, signed and timely submitted or to disregard defects in Election Forms; such decisions of Western (or of the Exchange Agent) shall be conclusive and binding. Neither Western nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent and Western shall also make all computations contemplated by this Section 1.3, and all such computations shall be conclusive and binding on the former holders of Company Common Stock absent manifest error. Shares of Company Common Stock covered by an Election Form which is not effective shall be treated as Stock Election Shares. Any Election may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice is actually received by the Exchange Agent on or prior to the Election Deadline.

    (c) Within 5 days after the Election Deadline, unless the Effective Time has not yet occurred, in which case as soon thereafter as practicable, Western shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive Stock Consideration or Cash Consideration in the Merger in accordance with the Election Forms as follows:

        (i) If the number of Stock Election Shares (on the basis of Election Forms received as of the Election Deadline) is less than the Stock Number, subject to Section 1.3(c)(iii) below, (A) each Stock Election Share shall be deemed to be converted into the right to receive the Stock Consideration and
    (B) each Cash Election Share shall be deemed to be converted into the right to receive the Cash Consideration.

        (ii) Subject to Section 1.3(c)(iv) below, if the number of Stock Election Shares is greater than the Stock Number, then (A) each Cash Election Share shall be deemed to be converted into the right to receive Cash Consideration and (B) Stock Election Shares shall be deemed converted into Cash Election Shares, on a pro-rata basis for each record holder of Company Common Stock with respect to those shares, if any, of such record holder that are Stock Election Shares, so that the number of Stock Election Shares not so converted shall equal as closely as practicable the Stock Number; each such Stock Election Share so converted into a Cash Election Share shall be deemed to be converted into the right to receive the Cash Consideration and each Stock Election Share not so converted shall be deemed to be converted into the right to receive the Stock Consideration.

       (iii) Notwithstanding the foregoing, if the aggregate amount of Cash Consideration to be paid in the Merger according to the allocation procedures set forth above plus (i) the amount of Cash in Lieu distributed to former holders of Company Common Stock in the Merger and (ii) amounts paid or payable with respect to any Dissenters' Shares (the "Cash Amount") would exceed 60% of the sum of the Cash Amount and the aggregate value of the Stock Consideration (determined by reference to the closing price per share of Western Common Stock, as reported on the NASDAQ National Market, on the Value Date) to be delivered in the Merger, and Western does not elect to increase the Stock Consideration to permit the condition set forth in
    Section 5.1(g) to be fulfilled, such condition shall be waived and each share of Company Common Stock shall be deemed to be converted into the right to receive the Cash Consideration. In such event, (A) the covenant in
    Section 4.14 shall be deemed waived by all parties hereto, (B) the Merger shall be effected by the merger of a DE NOVO wholly-owned Subsidiary of Western into the Company, with the Company being the Surviving Corporation for all purposes herein, (C) the Effective Time shall be not later than 10 business days after the Election Deadline and (D) the agreement of merger to be executed and filed on the Effective Date pursuant to Section 7.1 shall reflect the foregoing. Promptly after such merger, the Surviving Corporation shall combine with Western Bank, under the name Santa Monica Bank.

        (iv) At the sole discretion of Western, the number of Stock Election Shares may be greater than the Stock Number.

    SECTION 1.4. EXCHANGE PROCEDURES. (a) As of the Effective Time, Western shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company

Common Stock, for exchange in accordance with Section 1.3 and this Section 1.4, the Cash Consideration, the Stock Consideration and the Cash In Lieu (such Cash Consideration, Stock Consideration and Cash in Lieu, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be paid pursuant to Sections 1.2 and 1.3 and deposited pursuant to this Section 1.4 in exchange for outstanding shares of Company Common Stock.

    (b) The letter of transmittal which accompanies the Election Form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) shall be in a form and contain any other provisions as Western may reasonably determine. Upon the proper surrender of a Certificate to the Exchange Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration, Stock Consideration and/or Cash in Lieu as provided herein and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Cash Consideration or the Cash In Lieu and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, a certificate representing the proper number of shares of Western Common Stock and/or a check for the Cash Consideration or Cash In Lieu, may be issued to the transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by documents sufficient, in the discretion of Western, (i) to evidence and effect such transfer and (ii) to evidence that all applicable stock transfer taxes have been paid.

    (c) Whenever a dividend or other distribution is declared by Western on Western Common Stock, the record date for which is after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan; PROVIDED that no dividend or other distribution declared or made on Western Common Stock shall be paid to the holder of any Certificate with respect to the shares of Western Common Stock represented thereby until the holder of such Certificate shall duly surrender such Certificate in accordance with this Section 1.4. Following such surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Western Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions, having a record date after the Effective Time and a payment date prior to surrender, payable with respect to such whole shares of Western Common Stock and not yet paid and (ii) at the appropriate payment date, the amount of dividends or other distributions, having a record date after the Effective Time but prior to surrender, and a payment date subsequent to surrender payable with respect to such whole shares of Western Common Stock.

    (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If Certificates are presented to Western or the Surviving Corporation after the Effective Time, they shall be canceled and exchanged for the Stock Consideration, Cash Consideration and/or Cash in Lieu as provided for in this Article I.

    (e) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Western Common Stock) that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be repaid by the Exchange Agent to Western. Any shareholders of the Company who have not theretofore complied with this Section 1.3 shall thereafter look only to Western for payment of the Cash Consideration, Stock Consideration, Cash In Lieu and any unpaid dividends and distributions on the Western Common Stock deliverable in respect of each share of Company Common Stock such stockholder holds as determined pursuant to this Plan, in each case, without any interest thereon. If outstanding certificates for shares of Company Common Stock are not surrendered or the payment for them not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Western (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Western, Western Bank, the Exchange Agent or any other person shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Western, the posting by such person of a bond in such amount as Western may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Cash Consideration, the Stock Consideration and the Cash In Lieu deliverable (and any unpaid dividends and distributions) in respect thereof pursuant to this Plan.

    SECTION 1.5. OPTIONS. At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock, which is outstanding and unexercised immediately prior to the Effective Time, shall be adjusted so as to entitle the grantee thereof to receive, in lieu of the share of Company Common Stock that would otherwise have been issuable upon the exercise thereof, an amount in cash computed by multiplying (i) the difference between (x) the Cash Consideration and (y) the per share exercise price applicable to such option by
(ii) the number of such shares of Company Common Stock subject to such option. The Company agrees to take or cause to be taken all action necessary under its Stock Option Plan (the "Company Stock Option Plan") to provide for such adjustment. As soon as practicable after the Effective Time (but in any event prior to the seventh day after the Effective Time), Western will make the payments required to be made to grantees of options under this Section 1.5.

                     ARTICLE II. CONDUCT PENDING THE MERGER

    SECTION 2.1 CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME. Except as expressly provided in this Plan, during the period from the date of this Plan to the Effective Time, each of Western, Western Bank and the Company shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in the usual, regular and ordinary course of business consistent with past practice, (ii) use its reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of Western, Western Bank or the Company to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated hereby or to perform its covenants and agreements on a timely basis under this Plan and (iv) take no action that is reasonably likely to have a Material Adverse Effect (as defined in Section 8.1 hereof) on either Western, Western Bank or the Company.

    SECTION 2.2 FORBEARANCE. During the period from the date of this Plan to the Effective Time, the Company shall not, except in the ordinary course of business consistent with past practices and in conformity with all applicable policies and procedures and except as listed in the Company Disclosure Letter (as defined in Section 3.1 hereof), without the prior consent of Western (it being understood that, except as otherwise specified herein, for purposes of this Section 2.2, a consent shall be deemed given if, within 3 business days after a request for any such consent is made by the Company in the manner prescribed by Section 8.8 hereof, Western does not object to the action for which the consent is requested):

    (a) incur any indebtedness for borrowed money (other than Federal Funds borrowings) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person;

    (b) except as contemplated in Schedule 2.2(b) hereto, adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or grant any stock appreciation rights or grant, sell or issue to any individual, corporation or other person any right or option to acquire, or securities evidencing a right to convert into or acquire, any shares of its capital stock, or issue any additional shares of capital stock except pursuant to the exercise of stock options, warrants, awards and other rights outstanding as of the date hereof as set forth on Annex 2 and on the terms in effect on the date hereof;

    (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, leases or assets to any person, or cancel, release or assign any indebtedness of any such person, except (i) pursuant to contracts or agreements in force as of the date of this Plan or (ii) any such action or series of related actions which result in a pre-tax loss of not more than $250,000;

    (d) make any capital expenditures in amounts exceeding $200,000 individually or $250,000 in the aggregate;

    (e) (i) increase in any manner the compensation or fringe benefits of any of its employees or directors, or create or institute, or make any payments pursuant to, any severance plan or package, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to or fund or otherwise establish any trust or account related to any Employee Plan (as defined in Section 3.1(p) hereof), with or for the benefit of any employee, other than (A) general increases in compensation for employees, (B) bonuses which have been accrued on the 1997 financial statements or (C) any amendment required by applicable law (provided that any such amendment shall provide the least increase to cost permitted under such applicable law), or (ii) voluntarily accelerate the vesting of any stock options or other compensation or benefit;

    (f) (i) other than in individual amounts not to exceed $250,000 or in securities transactions as provided in (f)(ii) below, make any investment either by contributions to capital, property transfers, or purchases of any property or assets of any person, PROVIDED that the Company shall not make any acquisition of business operations without Western's prior consent, or

        (ii) other than purchases of direct obligations of the United States of America or obligations of U.S. government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of three years or less, purchase or acquire securities of any type; PROVIDED, HOWEVER, that, in the case of investment securities, the Company may purchase investment securities in an aggregate amount in excess of $250,000 only if, within one business day after the Company requests that Western consent to the making of any such purchase, Western has consented to the amount of such purchase in excess of $250,000;

    (g) enter into or terminate any contract or agreement, or make any change in any of its leases or contracts, other than with respect to those involving aggregate payments of less than, or the provision of goods or services with a market value of less than, $250,000;

    (h) settle any claim, action or proceeding involving any liability of the Company for money damages in excess of $250,000 or material restrictions upon the operations of the Company;

    (i) in amounts more than $250,000, waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim; PROVIDED, HOWEVER, that the Company may take any such action if, within two business days after it requests in writing (which request shall include information and analyses sufficient for Western to assess the proposed action) that Western consent to the taking of such action, Western has approved such request in writing or has not responded in writing to such request;

    (j) make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except any loans or advances (provided that the Company shall seek authorization for any loan or advance in excess of $3,000,000) as to which the Company has a legally binding obligation to make such loan or advance as of the date hereof and a description of which has been provided by the Company in writing to Western prior to the execution of this Plan;

    (k) except as contemplated by Section 4.2 hereof, change its method of accounting as in effect at December 31, 1996, except as required by changes in generally accepted accounting principles as concurred in by the Company's independent auditors;

    (l) subject to the provisions of Section 6.1(f), engage in any merger, consolidation or other similar transaction with, or acquire a significant portion of the capital stock or assets of, any other corporate or other entity except in connection with foreclosures and collections on secured interests;

    (m) amend its articles of incorporation or its by-laws; or

    (n) agree to, or make any commitment to, take any of the actions prohibited by this Section 2.2.

    SECTION 2.3. COOPERATION. (a) Each of Western, Western Bank and the Company shall cooperate with each other in completing the transactions contemplated hereby and shall not take, cause to be taken or agree or make any commitment to take any action: (i) that would cause any of the representations or warranties of it that are set forth in Article III hereof not to be true and correct, or (ii) that is inconsistent with or prohibited by Sections 2.1 or 2.2.

    (b) Without limiting the generality of the foregoing, each of Western and the Company shall have the right to have one of its representatives present at all loan committee meetings or meetings of similar purpose of the other party or the other party's Subsidiaries, and each party shall give notice to the other party of any such meeting at least one business day prior to such meeting. In addition, Aubrey L. Austin shall have the right to attend all meetings of the board of directors of Western and Western Bank, and Matthew P. Wagner or his designee shall have the right to attend all meetings of the Company's board of directors, and each party shall give notice to the other party of any such meeting at least one business day prior to such meeting.

                  ARTICLE III. REPRESENTATIONS AND WARRANTIES

    SECTION 3.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Western and Western Bank that, except as to the matters disclosed in a letter of the Company delivered to Western and Western Bank on or prior to the date hereof, which disclosures shall be deemed to be made with respect to any applicable representation notwithstanding the specific section references therein (the "Company Disclosure Letter"):

    (a) RECITALS TRUE. The facts set forth in the Recitals of this Plan with respect to the Company are true and correct.

    (b) CAPITAL STOCK. All outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and (subject to applicable California Law) non-assessable and are not subject to any preemptive rights.

    (c) DUE ORGANIZATION AND QUALIFICATION. The Company is duly organized, validly existing and in good standing under the laws of State of California, is a member of the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation (the "FDIC") and all of its deposits are subject to assessment by the BIF.

    (d) CORPORATE AUTHORITY. The Company has the corporate power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which, in the aggregate, would not have a Material Adverse Effect on the Company) where such qualification is required, to carry on its business as it is now being conducted and to own all its properties and assets, and it has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

    (e) SUBSIDIARIES; SIGNIFICANT INVESTMENTS. The only Subsidiary of the Company is SMB Development Company, an inactive California corporation in good standing. The Company does not own any equity securities, any security convertible or exchangeable into an equity security or any rights to acquire any equity security, except as received in satisfaction of a debt previously contracted in good faith.

    (f)  SHAREHOLDER APPROVALS.

        (i) Subject to the receipt of required shareholder approval of the principal terms of this Plan, this Plan and the transactions contemplated herein have been duly authorized by all necessary corporate action of the Company. In addition, the Company has received the oral opinion of Montgomery Securities to the effect that the consideration to be received by the shareholders of the Company in the Merger is fair to such shareholders from a financial point of view and will receive a written opinion to that effect, true and complete copies of which will be furnished to Western. Subject to receipt of such shareholder approval, this Plan is a valid and binding agreement of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (ii) The affirmative vote approving the principal terms of this Plan by a majority of the outstanding shares of Company Common Stock entitled to vote on this Plan is the only shareholder vote required by the Company for approval of the Plan and consummation of the Merger and the other transactions contemplated hereby.

    (g) NO VIOLATIONS. The execution, delivery and performance of this Plan by the Company do not, and the consummation of the transactions contemplated hereby by the Company will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license to which the Company (or any of its properties) is subject, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) a breach or violation of, or a default under, the articles of incorporation or by-laws or similar organizational documents of the Company or
(iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company is a party, or to which its properties or assets may be bound or affected; PROVIDED, HOWEVER, that this clause (iii) shall not apply to any breach, violation or default of any such agreement, instrument or obligation which involves payments to or by the Company of an amount not exceeding $250,000 per year; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than
(i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) hereof, (ii) any such approval, consent or waiver that already has been obtained, (iii) the FDIC, (iv) the Commissioner and (v) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on the Company or enable any person to enjoin the Merger.

    (h)  COMPANY REPORTS.

        (i) As of their respective dates, neither the Company's Annual Report on Form F-2 for the fiscal year ended December 31, 1996, nor any other document filed by the Company subsequent to December 31, 1996 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), each in the form (including exhibits) filed with the FDIC (collectively, the "Company Reports"), contained or will contain any untrue statement of a Material fact or omitted or will omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets contained or incorporated by reference in the Company Reports (including in each case any related notes and schedules) fairly presented in all Material respects the financial position of the entity or entities to which it relates as of its date and each of the consolidated statements of income, consolidated statements of shareholders' equity and consolidated statement of cash flows contained or incorporated by reference in the Company Reports (including in each case any related notes and schedules) fairly presented in all Material respects the results of operations, shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not Material in amount or effect), in each case in accordance with GAAP during the periods involved, except as may be noted therein.

        (ii) The Company has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, if any, that they were required to file since December 31, 1996 with (i) the Securities and Exchange Commission (the "SEC"), (ii) the FDIC,
    (iii) the BIF, (iv) any state banking commission or other regulatory authority (each, a "State Regulator") (such entities collectively, the "Regulatory Agencies"), (v) the American Stock Exchange and (vi) any other self-regulatory organization (an "SRO"), and all other Material reports and statements required to be filed by them since December 31, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the FDIC, the BIF, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith.

    (i)  ABSENCE OF UNDISCLOSED LIABILITIES AND CERTAIN CHANGES OR
EVENTS. Except as disclosed in the Company Reports, since December 31, 1996, the Company has not incurred any Material liability, except in the ordinary course of its business consistent with past practice. Since December 31, 1996, there has not been any change in the business, assets, financial condition, properties, results of operations or prospects (other than changes affecting Southern California community banks in general) of the Company which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on the Company (other than changes in (i) banking laws or regulations, or interpretations thereof, that affect the banking industry generally, (ii) the general level of interest rates or (iii) GAAP).

    (j) GUARANTEES; SURETYSHIPS; CONTINGENT LIABILITIES. The Company Disclosure Letter lists and briefly describes all guarantees, matters of suretyship and similar contingent liabilities, other than loan commitments and letters of credit issued in the ordinary course of business, of the Company.

    (k) TAXES. All federal, state, local and foreign tax returns (including information returns) required to be filed by or on behalf of the Company have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all Material respects. All taxes shown on such returns have been paid in full and adequate provision has been made for any taxes for which returns have not yet been filed (in accordance with GAAP) on the Company's balance sheets set forth in the Company Reports. There is no pending audit examination, assessment or proposed assessment of a deficiency, or refund litigation with respect to any taxes of the Company. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes (in accordance with generally accepted accounting principles) on the Company's balance sheet as set forth in the Company Reports. The Company has not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

    No liens or other security interests have been imposed on any assets of the Company in connection with any failure (or alleged failure) to pay any tax. The Company has timely withheld, and paid over to the relevant governmental authority or other appropriate payee, all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other person. The Company is not a party to any tax allocation or sharing agreement, is not and has not been a member of an affiliated group filing consolidated or combined tax returns and otherwise has no liability for the taxes of any person (other than the Company). For purposes of this paragraph (k), "taxes" includes all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of the Company, together with any interest additions or penalties with respect thereto and any interest in respect of such additions or penalties.

    (l) ABSENCE OF CLAIMS. As of the date hereof, there is no pending litigation, controversy, claim, action or proceeding against the Company before any court or governmental agency, and, to the best of the Company's knowledge after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated. As of the Effective Time and except as disclosed in the Company Disclosure Letter, there is no pending litigation, controversy, claim, action or proceeding against the Company before any court or governmental agency, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company or to hinder or delay consummation of the transactions contemplated hereby and, to the best of the Company's knowledge after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

    (m) ABSENCE OF REGULATORY ACTIONS. The Company is not a party to any cease and desist order, written agreement or memorandum of understanding with, nor a party to any commitment letter or similar undertaking to, nor is the Company subject to any order or directive by, or a recipient of any extraordinary supervisory letter from, nor has the Company adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of depository institutions or depositary institution holding companies or engaged in the insurance of bank and/or savings and loan deposits ("Government Regulators") nor has it been the recipient of any advice from any Government Regulator that such Government Regulator is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

    (n)  AGREEMENTS.

        (i) Except for this Plan (and agreements entered into in connection with the transactions contemplated hereby or those agreements copies of which have been previously furnished to Western) and arrangements made in the ordinary course of business, the Company is not bound by any material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in the Company Reports. Except as disclosed in the Company Reports filed prior to the date of this Plan, the Company is not a party to any oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 30 days' or less notice involving the payment of more than $200,000 per annum, in the case of any such agreement with an individual, or $250,000 per annum, in the case of any other such agreement,
    (B) agreement with any executive officer or other key employee of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Plan and which provides for the payment of in excess of $250,000, (C) agreement with respect to any executive officer of the Company providing any term of employment or compensation guarantee extending for a period longer than six months and for the payment of in excess of $250,000 per annum, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan or (E) agreement containing covenants that limit the ability of the Company to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, the Company (including any successor thereof) may carry on its business (other than as may be required by law or any regulatory agency).

        (ii) The Company is not in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

    (o) LABOR MATTERS. The Company is not a party to, nor is it bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is the Company the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving the Company pending or threatened.

    (p) EMPLOYEE BENEFIT PLANS. The Company Disclosure Letter contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, policies and arrangements, including, but not limited to, "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all trust agreements related thereto in respect to any present or former directors, officers, or other employees of the Company (hereinafter referred to collectively as the "Company Employee Plans"). (i) All of the Company Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; the Company has not engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Employee Plan which could subject the Company to a material tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA; and all contributions required to be made under the terms of any Company Employee Plan have been timely made or have been reflected on the Company's balance sheet; (ii) no liability to the Pension Benefit Guaranty Corporation (the "PBGC") has been or is expected by the Company to be incurred with respect to any Company Employee Plan which is subject to Title IV of ERISA (a "Company Pension Plan"), or with respect to any "single-employer plan" (as defined in
Section 4001(a)(15) of ERISA) currently or formerly maintained by the Company or any entity (a "Company ERISA Affiliate") which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a "Company ERISA Affiliate Plan"); and no proceedings have been instituted to terminate any Company Pension Plan or Company ERISA Affiliate Plan and no condition exists that presents a material risk of the institution of such proceedings; (iii) no Company Pension Plan or Company ERISA Affiliate Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Company Pension Plan and Company ERISA Affiliate Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Company Pension Plan or Company ERISA Affiliate Plan as of the end of the most recent plan year with respect to the respective Company Pension Plan or Company ERISA Affiliate Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Company

Pension Plan or Company ERISA Affiliate Plan prior to the date hereof, and there has been no material change in the financial condition of any such Company Pension Plan or Company ERISA Affiliate Plan since the last day of the most recent plan year; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Company Pension Plan or Company ERISA Affiliate Plan within the 12-month period ending on the date hereof; (iv) the Company has not provided and is not required to provide, security to any Company Pension Plan or to any Company ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code; (v) neither the Company nor any Company ERISA Affiliate has contributed to any "multiemployer plan", as defined in Section 3(37) of ERISA, on or after September 26, 1980; (vi) each Company Employee Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) has received a favorable determination letter from the Internal Revenue Service deeming such plan to be qualified (a "Qualified Plan"), under Section 401(a) of the Code, or has requested such a determination letter within the applicable remedial amendment period under Section 401(b) of the Code; and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter; (vii) each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder; all Company Employee Plans covering foreign participants comply in all material respects with applicable local law, and there are no material unfunded liabilities with respect to any Company Employee Plan which covers foreign employees; (viii) there is no pending or, to the Company's knowledge, threatened litigation, administrative action or proceeding relating to any Company Employee Plan other than claims for benefits for which the plan administrative procedures have not been exhausted and "qualified domestic relations orders" as defined in Section 414(p) of the Code;
(ix) there has been no announcement or commitment by the Company to create an additional Company Employee Plan, or to amend a Company Employee Plan except for amendments required by applicable law which do not increase the cost of such Company Employee Plan; and the Company does not have any obligations for retiree health and life benefits under any Company Employee Plan except as set forth in the Company Disclosure Letter; (x) with respect to the Company, except as specifically identified in the Company Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by the Company to any person which is an "excess parachute payment" (as defined in Section 280G of the Code) under any Company Employee Plan, increase or secure (by way of a trust or other vehicle) any benefits payable under any Company Employee Plan, or accelerate the time of payment or vesting of any such benefit, and (xi) with respect to each Company Employee Plan, the Company has supplied to Western a true and correct copy, if applicable, of (A) the two most recent annual reports on the applicable form of the Form 5500 series filed with the Internal Revenue Service (the "IRS"), (B) such Company Employee Plan, including amendments thereto, (C) each trust agreement and insurance contract relating to such Company Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Company Employee Plan, including amendments thereto, if the Company Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Company Employee Plan is a Company Pension Plan, (F) the most recent determination letter issued by the IRS if such Company Employee Plan is a Qualified Plan and (G) the most recent financial statements and auditor's report.

    (q) REAL PROPERTY. (i) The Company Disclosure Letter contains a complete and correct list of (A) all real property or premises owned on the date hereof, in whole or in part by the Company and all indebtedness secured by any encumbrance thereon, and (B) all real property or premises leased in whole or in part by the Company and together with a list of all applicable leases and the name of the lessor. None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. None of the premises or properties of the Company is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by the Company.

        (ii) Each of the leases referred to in the Company Disclosure Letter is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to the Company or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than the Company the foregoing representation is based on the knowledge of the Company.

    (r) TITLE. The Company has good title to its properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted) except (1) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) for those assets and properties disposed of for fair value in the ordinary course of business since the date of the Company's Annual Report on Form F-2 for the year ended December 31, 1996 and (4) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

    (s) KNOWLEDGE AS TO CONDITIONS. As of the date hereof, the Company knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

    (t) COMPLIANCE WITH LAWS. Since December 31, 1994, the Company has complied in all Material respects with all applicable laws except for any noncompliance with any such laws which, individually or in the aggregate, would not have a Material Adverse Effect on the Company or enable any Person to enjoin the Merger. Except such as would not have a Material Adverse Effect on the Company, the Company has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened.

    (u) FEES. Other than in respect of financial advisory services performed for the Company by Montgomery Securities and Roger Kuppinger, in amounts and pursuant to an agreement previously disclosed to Western, none of the Company or any of its officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company, in connection with the Plan or the transactions contemplated hereby.

    (v) ENVIRONMENTAL MATTERS. (i) the Company has complied in all material respects at all times with all applicable Environmental Laws; (ii) none of the properties (including buildings or any other structures) currently owned or operated by the Company ("Company Properties") have been contaminated with, or have had any release of, any Hazardous Substance (as defined below); (iii) to the Company's knowledge, none of the properties formerly owned or operated by the Company have been contaminated with Hazardous Substances during such period of ownership or operation; (iv) to the Company's knowledge, the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) the Company has not received any notice, demand letter, claim or request for information alleging that the Company may be in violation of or subject to liability under any Environmental Law (as defined below); (vi) the Company is not subject to any orders, decrees, injunctions or other agreements with any governmental authority or any third party relating to Hazardous Substances or any Environmental Law; (vii) there are no circumstances or conditions involving the Company that could reasonably be expected to result in any claims, liability, investigations, suits or costs or result in restrictions on the ownership, use, or transfer of any Company Property pursuant to any Environmental Law; (viii) none of the Company Properties contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls; (ix) to the knowledge of the Company none of the Company Properties have ever been operated in the past as a gas station, automotive repair or supply business, metalworking operation, industrial facility or as a drycleaner;
(x) the Company has not engaged in any activity involving the generation, use, handling or disposal of any Hazardous Substances other than ordinary and routine office operations and maintenance; (xi) the Company has not participated in the management of any borrower or other third party, including entities in which it may hold a security, fiduciary or other interest, that, to the Company's knowledge, engages in activities involving Hazardous Substances to an extent that it could be deemed an "owner" or "operator" of such entity under any Environmental Law; and (xii) to the Company's knowledge, the Company has delivered to Western copies of all environmental reports, studies, sampling data, permits, government filings and other environmental information in its possession relating to the Company or any of its current or former properties or operations.

    As used herein, the term "ENVIRONMENTAL LAW" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or
(C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

    As used herein, the term "HAZARDOUS SUBSTANCE" means any substance in any concentration that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is or may be the subject of regulatory action by any government authority pursuant to any Environmental Law.

    (w) ALLOWANCE. The allowance for possible loan and lease losses shown on the Company's unaudited balance sheet as of June 30, 1997 was, and the allowance for possible loan losses shown on the balance sheets in Company Reports for periods ending after the date of this Plan will be, adequate, as of the date thereof, under generally accepted accounting principles applicable to banks. The Company has disclosed to Western in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of the Company that as of June 30, 1997 have been classified as "Other Assets Specially Mentioned," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets" or words of similar import. The Other Real Estate Owned ("OREO") included in any non-performing assets of the Company is carried net of reserves at the lower of cost or market value, less applicable selling costs, based on independent appraisals consistent with applicable regulatory requirements.

    (x) MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in the Company's Quarterly Report on Form F-4 for the quarter ended June 30, 1997 or the Company's Annual Report on Form F-2 for the year ended December 31, 1996, no officer or director of the Company, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of any such officer or director, has any Material interest in any Material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company.

    (y) INSURANCE. The Company is currently insured, and since December 31, 1994, has been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by the Company are in full force and effect, the Company is not in default thereunder and all Material claims thereunder have been filed in due and timely fashion. Since December 31, 1994, no claim by the Company on or in respect of an insurance policy or bond has been declined or refused by the relevant insurer or insurers. In the best judgment of the

Company's management, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date hereof. Between the date hereof and the Effective Time, the Company will maintain the levels of insurance coverage in effect on the date hereof and will submit all potential claims existing prior to the Effective Time to its insurance carrier on or before the Effective Time. The Company Disclosure Letter lists all insurance policies maintained by or for the benefit of the Company or its directors, officers, employees or agents, specifying the (i) type of policy, (ii) policy limits and (iii) self insurance amounts.

    (z) INVESTMENT SECURITIES. Except for pledges to secure public and trust deposits and reverse repurchase agreements entered into in arm's-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of the Company included in the Company's Report on Form F-4 for the quarter ended June 30, 1997, and none of the Material investments made by it since December 31, 1996, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

    (aa) DERIVATIVES. The Company is not currently a party to any interest rate swap, cap, floor, option agreement, other interest rate risk management arrangement or agreement or derivative-type security or derivative arrangement or agreement.

    (bb) REGISTRATION OBLIGATIONS. The Company is not under any obligation, contingent or otherwise, to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act").

    (cc) BOOKS AND RECORDS. The books and records of the Company have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all Material respects the substance of events and transactions that should be included therein.

    (dd) CORPORATE DOCUMENTS. The Company has delivered to Western true and complete copies of its amended articles of incorporation and amended by-laws.

    (ee) COMPANY ACTION. The Board of Directors of the Company has adopted resolutions recommending that the principal terms of this Plan be approved by the shareholders of the Company and directing that this Plan be submitted for consideration by the Company's shareholders at the Company's Meeting (as defined below).

    (ff) INDEMNIFICATION. The Company is not a party to any indemnification agreement with any of its present or future directors, officers, employees, individual agents or other individuals who serve or served in any other capacity with any other enterprise at the request of the Company (a "Covered Person"), and to the knowledge of the Company, there are no claims for which any Covered Person would be entitled to indemnification under Section 4.6 hereof if such provisions were deemed to be in effect.

    (gg) LOANS. Each loan reflected as an asset on the Company's consolidated balance sheet as of June 30, 1997 and each balance sheet date subsequent thereto
(i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and (iii) to the knowledge of the Company, will not be subject to any defenses which may be asserted against the Company. All loans and extensions of credit that have been made by the Company and that are subject to Sections 22(h), 23A and 23B of the Federal Reserve Act comply therewith.

    (hh) FAIR LENDING; COMMUNITY REINVESTMENT ACT. As of the date hereof, with the exception of routine investigation of consumer complaints, the Company has not been advised that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. The Company received a CRA rating of "satisfactory" in its most recent CRA examination.

    (ii) TRUST BUSINESS. Except as set forth in the Company Disclosure Letter or such violations which individually or in the aggregate would not give rise to a Material Adverse Effect, to the knowledge of the Company (i) each of the relationships between the Company and another Person which constitute part of the business conducted by the Trust Department of the Company (whether the Company acts or has acted as trustee, agent, fiscal agent, escrow agent, custodian or in another similar capacity) (the "Trust Relationships") is governed by a written agreement, contract, indenture, instrument of trust or other similar document (the "Trust Instruments") and all of the Trust Instruments that are presently in effect are in the possession of the Company and have been made, or are, available to Western and no Trust Instrument has been amended except by an instrument in writing; (ii) each Trust Relationship has been conducted, operated and managed by the Company in accordance with the terms of the governing Trust Instrument and applicable law.

    (jj) NO OMISSION OF MATERIAL FACT. No representation or warranty by the Company in this Plan, including the Annexes hereto, the disclosure letters and schedules to be delivered herewith or the Proxy Statement filed in connection with the Meeting, contains any untrue statement of Material fact, or omits to state a Material fact necessary to make the statements or facts contained herein or therein not misleading. None of the information regarding the Company or the transactions contemplated hereby supplied or to be supplied by the Company for inclusion in any documents or filings to be filed with any regulatory authority in connection with the transactions contemplated hereby will contain any untrue statement of Material fact, or omit to state a Material fact necessary to make the statements or facts contained therein not misleading.

    SECTION 3.2. REPRESENTATIONS AND WARRANTIES OF WESTERN. Western represents and warrants to the Company that, except as to the matters disclosed in a letter of Western delivered to the Company on or prior to the date hereof, which disclosures shall be deemed to be made with respect to any applicable representation notwithstanding the specific section references therein (the "Western Disclosure Letter"):

    (a) RECITALS TRUE. The facts set forth in the Recitals of this Plan with respect to Western and Western Bank are true and correct.

    (b) CAPITAL STOCK. All outstanding shares of capital stock of Western and its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X) have been duly authorized and validly issued, are fully paid and (subject to 12 U.S.C. Section55 in the case of a national bank Subsidiary and any similar state statute in the case of a Subsidiary that is a state-chartered bank) non-assessable and are not subject to any preemptive rights.

    (c)  OMITTED.

    (d) CORPORATE AUTHORITY. Each of Western and its Significant Subsidiaries has the corporate power and authority, and is duly qualified in all jurisdictions (except for such qualifications the absence of which, in the aggregate, would not have a Material Adverse Effect on Western) where such qualification is required, to carry on its business as it is now being conducted and to own all its properties and assets, and it has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted.

    (e)  SHAREHOLDER APPROVALS.

        (i) Subject to the receipt of required shareholder approval of the principal terms of this Plan, this Plan and the transactions contemplated herein have been duly authorized by all necessary corporate action of Western and Western Bank. Subject to receipt of such shareholder approval, this Plan is and will be a valid and binding agreement of Western and Western Bank enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

        (ii) The affirmative vote approving the principal terms of this Plan by a majority of the outstanding shares of Western Common Stock entitled to vote on this Plan and the affirmative vote approving the principal terms of this Plan by a majority of the outstanding shares of Western Bank Common Stock entitled to vote on this plan are the only shareholder votes required by Western and Western Bank for approval of this Plan and consummation of the Merger and the other transactions contemplated hereby.

    (f) NO VIOLATIONS. The execution, delivery and performance of this Plan by Western and Western Bank do not, and the consummation of the transactions contemplated hereby by Western and Western Bank will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Western or any of its Subsidiaries (or any of their respective properties) is subject, which breach, violation or default would have a Material Adverse Effect on Western or Western Bank, or enable any person to enjoin the Merger or the other transactions contemplated hereby, (ii) a breach or violation of, or a default under, the articles of incorporation or by-laws or similar organizational documents of Western or any of its Subsidiaries or (iii) a breach or violation of, or a default under (or an event which with due notice or lapse of time or both would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of Western or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Western or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be bound or affected, PROVIDED, HOWEVER, that this clause (iii) shall not apply to any breach, violation or default of any such agreement, instrument or obligation which involves payments to or by Western or any of its Subsidiaries of any amount not exceeding $250,000 per year; and the consummation of the transactions contemplated hereby will not require any approval, consent or waiver under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the approval, consent or waiver of any other party to any such agreement, indenture or instrument, other than
(i) the required approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) hereof, (ii) any such approval, consent or waiver that already has been obtained, (iii) the FDIC, (iv) the Commissioner and (v) any other approvals, consents or waivers the absence of which, individually or in the aggregate, would not result in a Material Adverse Effect on Western or enable any person to enjoin the Merger.

    (g)  WESTERN REPORTS.

        (i) As of their respective dates, neither Western's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1996, nor any other document filed by Western subsequent to December 31, 1996 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, each in the form (including exhibits) filed with the SEC (collectively, the "Western Reports"), contained or will contain any untrue statement of a Material fact or omitted or will omit to state a Material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets or statements of condition contained or incorporated by reference in Western Reports (including in each case any related notes and schedules) fairly presented in all Material respects the financial position of the entity or entities to which it relates as of its date and each of the consolidated statements of income, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows contained or incorporated by reference in Western Reports (including in each case any related notes and schedules) fairly presented in all Material respects the results of operations, shareholders' equity and cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments that are not Material in amount or effect), in each case in accordance with GAAP during the periods involved, except as may be noted therein.

        (ii) Western and each of its Subsidiaries have each timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, if any, that they were required to file since December 31, 1996 with the Regulatory Agencies, the National Association of Securities Dealers, Inc. and any other SRO, and all other Material reports and statements required to be filed by them since December 31, 1996, including, without limitation, any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, the Federal Reserve Board, the FDIC, the BIF, the OCC, any State Regulator or any SRO, and have paid all fees and assessments due and payable in connection therewith.

    (h) ABSENCE OF CERTAIN UNDISCLOSED LIABILITIES AND CERTAIN CHANGES OR EVENTS. Except as disclosed in the Western Reports, since December 31, 1996, neither Western nor any of its Significant Subsidiaries has incurred any Material liability, except in the ordinary course of its business consistent with past practice. Since June 30, 1997, there has not been any change in the business, assets, financial condition, properties, results of operations or prospects (other than changes affecting Southern California community banks in general) of Western or any of its Significant Subsidiaries which, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect on Western (other than changes in (i) banking laws or regulations, or interpretations thereof, that affect the banking industry generally, (ii) the general level of interest rates or (iii) GAAP).

    (i) GUARANTEES; SURETYSHIPS; CONTINGENT LIABILITIES. The Western Disclosure Letter lists and briefly describes all guarantees, matters of suretyship and similar contingent liabilities, other than loan commitments and letters of credit issued in the ordinary course of business, of Western and its Subsidiaries.

    (j) TAXES. All federal, state, local, and foreign tax returns (including information returns) required to be filed by or on behalf of Western or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all Material respects. All taxes shown on such returns have been paid in full and adequate provision has been made for any taxes for which returns have not yet been filed (in accordance with GAAP) on Western's balance sheets set forth in Western Reports. There is no pending audit examination, assessment or proposed assessment of a deficiency, or refund litigation with respect to any taxes of Western or any of its Subsidiaries. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes (in accordance with generally accepted accounting principles) on Western's balance sheet as set forth in the Western Reports. Neither Western nor any of its Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect.

    No liens or other security interests have been imposed on any assets of Western or any of its Subsidiaries in connection with any failure (or alleged failure) to pay any tax. Western and each of its Subsidiaries have timely withheld, and paid over to the relevant governmental authority or other appropriate payee, all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other person. Neither Western nor any Subsidiary is a party to any tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group the common parent of which is or was Western) or otherwise has any liability for the taxes of any person (other than Western or any of its Subsidiaries). For purposes of this paragraph (j), "taxes" includes all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of Western or any of its Subsidiaries, together with any interest additions or penalties with respect thereto and any interest in respect of such additions or penalties.

    (k) ABSENCE OF CLAIMS. As of the date hereof, there is no pending litigation, controversy, claim, action or proceeding against Western or any of its Subsidiaries before any court or governmental agency, and, to the best of Western's knowledge after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated. As of the Effective Time and except as disclosed in the Western Disclosure Letter, there is no pending litigation, controversy, claim, action or proceeding against Western or any of its Subsidiaries before any court or governmental agency, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Western or to hinder or delay consummation of the transactions contemplated hereby and, to the best of Western's knowledge after reasonable inquiry, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated.

    (l) ABSENCE OF REGULATORY ACTIONS. Neither Western nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, Government Regulators nor has it been the recipient of any advice from any Government Regulator that such Government Regulator is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolutions or similar undertaking.

    (m)  AGREEMENTS.

        (i) Except for this Plan (and agreements entered into in connection with the transactions contemplated hereby or those agreements copies of which have been previously furnished to Company) and arrangements made in the ordinary course of business, Western and its Subsidiaries are not bound by any Material contract (as defined in Item 601(b)(10) of Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in the Western Reports. Except as disclosed in the Western Reports filed prior to the date of this Plan, neither Western nor any of its Subsidiaries is a party to an oral or written (A) consulting agreement (other than data processing, software programming and licensing contracts entered into in the ordinary course of business) not terminable on 30 days' or less notice involving the payment of more than $200,000 per annum, in the case of any such agreement with an individual, or $250,000 per annum, in the case of any other such agreement, (B) agreement with any executive officer or other key employee of Western or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Western or any of its Subsidiaries of the nature contemplated by this Plan and which provides for the payment of in excess of $250,000, (C) agreement with respect to any executive officer of Western or any of its Subsidiaries providing any term of employment or compensation guarantee extending for a period longer than six months and for the payment of in excess of $250,000 per annum, (D) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan or (E) agreement containing covenants that limit the ability of Western or any of its Subsidiaries to compete in any line of business or with any person, or that involve any restriction on the geographic area in which, or method by which, Western (including any successor thereof) or any of its Subsidiaries may carry on its business (other than as may be required by law or any regulatory agency).

        (ii) Neither Western nor any of its Subsidiaries is in default under or in violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject.

    (n) LABOR MATTERS. Neither Western nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is Western or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike, other labor dispute or organizational effort involving Western or any of its Subsidiaries pending or threatened.

    (o) EMPLOYEE BENEFIT PLANS. The Western Disclosure Letter contains a complete list of all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, group insurance, severance and other benefit plans, contracts, agreements, policies and arrangements, including, but not limited to, "employee benefit plans", as defined in Section 3(3) of ERISA and all trust agreements related thereto in respect to any present or former directors, officers, or other employees of Western or any of its Subsidiaries (hereinafter referred to collectively as the "Western Employee Plans"). (i) All of the Western Employee Plans comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither Western nor any of its Subsidiaries has engaged in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Western Employee Plan which could subject Western or any Subsidiary to a material tax or penalty under Section 4975 of the Code or Section 502(i) of ERISA; and all contributions required to be made under the terms of any Western Employee Plan have been timely made or have been reflected on Western's balance sheet; (ii) no liability to the PBGC has been or is expected by Western or any of its Subsidiaries to be incurred with respect to any Western Employee Plan which is subject to Title IV of ERISA (a "Western Pension Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by Western or any entity (a "Western ERISA Affiliate") which is considered one employer with Western under Section 4001 of ERISA or Section 414 of the Code (an "Western ERISA Affiliate Plan"); and no proceedings have been instituted to terminate any Western Pension Plan or Western ERISA Affiliate Plan and no condition exists that presents a material risk of the institution of such proceedings; (iii) no Western Pension Plan or Western ERISA Affiliate Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA (whether or not waived)) as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Western Pension Plan and Western ERISA Affiliate Plan exceeds the present value of the "benefit liabilities" (as defined in Section 4001(a)(16) of ERISA) under such Western Pension Plan or Western ERISA Affiliate Plan as of the end of the most recent plan year with respect to the respective Western Pension Plan or Western ERISA Affiliate Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Western Pension Plan or Western ERISA Affiliate Plan prior to the date hereof, and there has been no material change in the financial condition of any such Western Pension Plan or Western ERISA Affiliate Plan since the last day of the most recent plan year; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any Western Pension Plan or Western ERISA Affiliate Plan within the 12-month period ending on the date hereof; (iv) neither Western nor any Subsidiary of Western has provided or is required to provide, security to any Western Pension Plan or to any Western ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code; (v) neither Western, its Subsidiaries, nor any Western ERISA Affiliate has contributed to any "multiemployer plan", as defined in
Section 3(37) of ERISA, on or after September 26, 1980; (vi) each Employee Plan of Western or any of its Subsidiaries which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) has received a favorable determination letter from the Internal Revenue Service deeming such plan to be a Qualified Plan or has requested such a determination letter within the applicable remedial amendment period under Section 401(b) of the Code; and neither Western nor its Subsidiaries are aware of any circumstances likely to result in revocation of any such favorable determination letter; (vii) each Qualified Plan which is an "employee stock ownership plan" (as defined in Section 4975(e)(7) of the Code) has satisfied all of the applicable requirements of Sections 409 and 4975(e)(7) of the Code and the regulations thereunder; all Western Employee Plans covering foreign participants comply in all material respects with applicable local law, and there are no material unfunded liabilities with respect to any Western Employee Plan which covers foreign employees; (viii) there is no pending or, to Western's knowledge, threatened litigation, administrative action or proceeding relating to any Western Employee Plan; (ix) there has been no announcement or commitment by Western or any Subsidiary of Western to create an additional Western Employee Plan, or to amend a Western Employee Plan except for amendments required by applicable law which do not increase the cost of such Western Employee Plan; and Western and its Subsidiaries do not have any obligations for retiree health and life benefits under any Western Employee Plan except as set forth in the Western Disclosure Letter, and there are no such Western Employee Plans that cannot be amended or terminated without incurring any liability thereunder; (x) with respect to Western or any of its Subsidiaries, except as specifically identified in the Western Disclosure Letter, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment or series of payments by Western or any Subsidiary of Western to any person which is an "excess parachute payment" (as defined in Section 280G of the Code) under any Western Employee Plan, increase or secure (by way of a trust or other vehicle) any benefits payable under any Western Employee Plan, or accelerate the time of payment or vesting of any such benefit, and (xi) with respect to each Western Employee Plan, Western has supplied to the Company a true and correct copy, if applicable, of (A) the two most recent annual reports on the applicable form of the Form 5500 series filed with the IRS, (B) such Western Employee Plan, including amendments thereto, (C) each trust agreement and insurance contract relating to such Western Employee Plan, including amendments thereto, (D) the most recent summary plan description for such Western Employee Plan, including amendments thereto, if the Western Employee Plan is subject to Title I of ERISA, (E) the most recent actuarial report or valuation if such Western Employee Plan is a Western Pension Plan, (F) the most recent determination letter issued by the IRS if such Western Employee Plan is a Qualified Plan and (G) the most recent financial statements and auditor's report.

    (p)  REAL PROPERTY.

        (i) The Western Disclosure Letter contains a complete and correct list of (A) all real property or premises owned on the date hereof, in whole or in part by Western or any of its Subsidiaries and all indebtedness secured by any encumbrance thereon, and (B) all real property or premises leased in whole or in part by Western or any of its Subsidiaries, together with a list of all applicable leases and the name of the lessor. None of such premises or properties have been condemned or otherwise taken by any public authority and no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or law which might affect its use or value for the purposes now made of it. None of the premises or properties of Western or any of its Subsidiaries is subject to any current or potential interests of third parties or other restrictions or limitations that would impair or be inconsistent in any material respect with the current use of such property by Western or any of its Subsidiaries.

        (ii) Each of the leases referred to in the Western Disclosure Letter is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to Western or any of its Subsidiaries or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than Western the foregoing representation is based on the knowledge of Western.

    (q) TITLE. Each of Western and its Subsidiaries has good title to its properties and assets (other than (i) property as to which it is lessee and (ii) real estate owned as a result of foreclosure, transfer in lieu of foreclosure or other transfer in satisfaction of a debtor's obligation previously contracted) except (1) statutory liens not yet delinquent which are being contested in good faith by appropriate proceedings, and liens for taxes not yet due, (2) pledges of assets in the ordinary course of business to secure public deposits, (3) for those assets and properties disposed of for fair value in the ordinary course of business since the date of Western's Annual Report on Form 10-KSB/A for the year ended December 31, 1996 and (4) defects and irregularities of title and encumbrances that do not materially impair the use thereof for the purposes for which they are held.

    (r) KNOWLEDGE AS TO CONDITIONS. As of the date hereof, Western knows of no reason why the approvals, consents and waivers of governmental authorities referred to in Section 5.1(b) should not be obtained without the imposition of any condition of the type referred to in the provisos thereto.

    (s) COMPLIANCE WITH LAWS. Since December 31, 1994, Western and each of its Subsidiaries have complied in all Material respects with all applicable laws, except for any noncompliance with any such laws which, individually or in the aggregate, would not have a Material Adverse Effect on Western or enable any Person to enjoin the Merger. Except as would not have a Material Adverse Effect on Western, each of Western and its Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of Western, no suspension or cancellation of any of them is threatened.

    (t) FEES. Other than in respect of financial advisory services performed for Western by Belle Plaine Financial Partners, Inc. and/or other qualified financial advisors, in amounts and pursuant to arrangements previously disclosed to the Company, neither Western nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Western or any Subsidiary of Western, in connection with the Plan or the transactions contemplated hereby.

    (u) ENVIRONMENTAL MATTERS. (i) Western and each Subsidiary has complied in all material respects at all times with all applicable Environmental Laws; (ii) none of the properties (including buildings or any other structures) currently owned or operated by Western or any Subsidiary ("Western Properties") has been contaminated with, or has had any release of, any Hazardous Substance; (iii) to Western's knowledge, none of the properties formerly owned or operated by it or any Subsidiary has been contaminated with Hazardous Substances during such period of ownership or operation; (iv) to Western's knowledge, neither it nor any Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither Western nor any Subsidiary has received any notice, demand letter, claim or request for information alleging that Western or any Subsidiary may be in violation of or subject to liability under any Environmental Law; (vi) neither Western nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other agreements with any governmental authority or any third party relating to Hazardous Substances or any Environmental Law; (vii) there are no circumstances or conditions involving Western or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, suits or costs or result in restrictions on the ownership, use, or transfer of any Western Property pursuant to any Environmental Law, (viii) none of the Western Properties contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls; (ix) to the knowledge of Western none of the Western Properties have ever been operated in the past as a gas station, automotive repair or supply business, metalworking operation, industrial facility or as a drycleaner; (x) neither Western nor any Subsidiary has engaged in any activity involving the generation, use, handling or disposal of any Hazardous Substances other than ordinary and routine office operations and maintenance, (xi) neither Western nor any Subsidiary has participated in the management of any borrower or other third party, including entities in which it may hold a security, fiduciary or other interest, that, to Western's knowledge, engages in activities involving Hazardous Substances to an extent that it could be deemed an "owner" or "operator" of such entity under any Environmental Law, and (xii) to Western's knowledge, it has delivered to the Company copies of all environmental reports, studies, sampling data, permits, government filings and other environmental information in its possession relating to Western or its Subsidiaries or any of their current or former properties or operations.

    (v) ALLOWANCE. The allowance for possible loan and lease losses shown on Western's unaudited balance sheet as of June 30, 1997 was, and the allowance for possible loan losses shown on the balance sheets in Western Reports for periods ending after the date of this Plan will be, adequate, as of the date thereof, under generally accepted accounting principles applicable to banks and bank holding companies. Western has disclosed to the Company in writing prior to the date hereof the amounts of all loans, leases, advances, credit enhancements, other extensions of credit, commitments and interest-bearing assets of Western and its Subsidiaries that as of June 30, 1997 have been classified as "Other Assets Specially Mentioned," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets" or words of similar import. The OREO included in any non-performing assets of Western or any of its Subsidiaries is carried net of reserves at the lower of cost or market value; less applicable selling costs, based on independent appraisals consistent with applicable regulatory requirements.

    (w) MATERIAL INTERESTS OF CERTAIN PERSONS. Except as disclosed in Western's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997 or Western's Annual Report on Form 10-KSB/A for the year ended December 31, 1996, no officer or director of Western, or any "associate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act) of any such officer or director, has any Material interest in any Material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Western or any of its Subsidiaries.

    (x) INSURANCE. Western and its Subsidiaries are currently insured, and since December 31, 1994, have been insured, for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Western and its Subsidiaries are in full force and effect, Western and its Subsidiaries are not in default thereunder and all Material claims thereunder have been filed in due and timely fashion. Since December 31, 1994, no claim by Western or any of its Subsidiaries on or in respect of an insurance policy or bond has been declined or refused by the relevant insurer or insurers. In the best judgment of Western's management, such insurance coverage is adequate and will be available in the future under terms and conditions substantially similar to those in effect on the date hereof. Between the date hereof and the Effective Time, Western and its Subsidiaries will maintain the levels of insurance coverage in effect on the date hereof and will submit all potential claims existing prior to the Effective Time to its insurance carrier on or before the Effective Time. The Western Disclosure Letter lists all insurance policies maintained by or for the benefit of Western, its Subsidiaries or its directors, officers, employees or agents, specifying the (i) type of policy, (ii) policy limits and (iii) self insurance amounts.

    (y) INVESTMENT SECURITIES. Except for pledges to secure public and trust deposits and reverse repurchase agreements entered into in arm's-length transactions pursuant to normal commercial terms and conditions and other pledges required by law, none of the investments reflected in the consolidated balance sheet of Western for the quarter ended June 30, 1997, and none of the Material investments made by it or any of its Subsidiaries since December 31, 1996, is subject to any restriction (contractual, statutory or otherwise) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

    (z) DERIVATIVES. Neither Western nor any of its Subsidiaries is currently a party to any interest rate swap, cap, floor, option agreement, other interest rate risk management arrangement or agreement or derivative-type security or derivative arrangement or agreement.

    (aa) REGISTRATION OBLIGATIONS. Neither Western nor any of its Subsidiaries is under any obligation, contingent or otherwise, to register any of its securities under the Securities Act except as contemplated by this Plan.

    (bb) BOOKS AND RECORDS. The books and records of Western and its Subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect in all Material respects the substance of events and transactions that should be included therein.

    (cc) CORPORATE DOCUMENTS. Western has delivered to the Company true and complete copies of (i) its amended articles of incorporation and amended by-laws and (ii) the articles of incorporation and by-laws of Western Bank.

    (dd) COMPANY ACTION. The Board of Directors of Western has adopted resolutions recommending that the principal terms of this Plan be approved by the shareholders of Western and directing that this Plan be submitted for consideration by Western's shareholders at Western's Meeting. Western, as the sole shareholder of Western Bank, has approved the principal terms of this Plan.

    (ee) LOANS. Each loan reflected as an asset on Western's consolidated balance sheet as of June 30, 1997 and each balance sheet date subsequent thereto
(i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, and (iii) to the knowledge of Western, will not be subject to any defenses which may be asserted against Western's bank Subsidiaries. All loans and extensions of credit that have been made by Western Bank or any other bank Subsidiaries of Western and that are subject to Sections 22(h), 23A and 23B of the Federal Reserve Act comply therewith.

    (ff) FAIR LENDING; COMMUNITY REINVESTMENT ACT. As of the date hereof, with the exception of routine investigation of consumer complaints, neither Western nor any of its Subsidiaries has been advised that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. Western Bank received a CRA rating of "outstanding" in its most recent CRA examination. Each of Western's bank Subsidiaries received a CRA rating of "satisfactory" or better in its most recent CRA examination.

    (gg) NO OMISSION OF MATERIAL FACT. No representation or warranty by Western in this Plan, including the Annexes hereto, the disclosure letters and the schedules to be delivered herewith or the Proxy Statement filed in connection with the Meeting, contains any untrue statement of Material fact, or omits to state a Material fact necessary to make the statements or facts contained herein or therein not misleading. None of the information regarding Western or any of its Subsidiaries or the transactions contemplated hereby supplied or to be supplied by Western or any of its Subsidiaries for inclusion in any documents or filings to be filed with any regulatory authority in connection with the transactions contemplated hereby will contain any untrue statement of Material fact, or omit to state a Material fact necessary to make the statements or facts contained therein not misleading.

    (hh) WESTERN COMMON STOCK. The shares of Western Common Stock to be issued pursuant to this Plan, when issued in accordance with the terms of this Plan, will be duly authorized, validly issued, fully paid and non-assessable.

                             ARTICLE IV. COVENANTS

    SECTION 4.1. ACQUISITION PROPOSALS. The Company agrees that none of it or any of its officers and directors shall, and the Company shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of the Company) with respect to a merger, consolidation or similar transaction, other than pursuant to this Plan, involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by such board's counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and shall make all reasonable efforts to enforce any confidentiality agreements to which it is a party. The Company will take the necessary steps to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 4.1. The Company will notify Western immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with the Company.

    SECTION 4.2. CERTAIN POLICIES OF THE COMPANY. At or before the Effective Time, the Company shall make such accounting entries or adjustments as Western shall request in order to implement its plans for the Company following the Merger or to reflect merger-related expenses and costs; PROVIDED, HOWEVER, that
(a) the Company shall not be required to take such action more than two days prior to the Effective Time, (b) no such adjustment shall require, based upon consultation with counsel and accountants for the Company, any filing with any governmental agency, or violate any law, rule or regulation applicable to the Company, (c) no such adjustment shall require any changes in net income or shareholders' equity that will be required to be contained in any financial statement required to be filed by the Company under the rules of the FDIC if the Company reasonably believes that all of the conditions to closing set forth in
Article V will not be either satisfied or waived; and FURTHER PROVIDED, that in any event no accrual or reserve made by the Company pursuant to this Section 4.2 shall constitute or be deemed to be a breach or violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Plan or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of the Company's management with any such adjustments.

    SECTION 4.3. EMPLOYEE BENEFITS. (a) Western, Western Bank and the Company agree that, unless otherwise mutually determined or as set forth in subsection
(b) below, the Company Employee Plans in effect at the date of this Plan (except stock plans (other than the stock bonus plan, which will remain in effect for a period to be agreed upon by the parties), including without limitation the Company's stock option plans and the stock award plan) will remain in effect for a period of at least six months after the Effective Time with respect to persons covered by such plans at the Effective Time. Western is presently investigating, with a consultant's assistance, the types of benefits which should be made available to its employees and those of its Subsidiaries. Each person employed by the Company prior to the Effective Time who remains an employee of the Surviving Corporation following the Effective Time (each a "Continued Employee") will be eligible to participate on the same basis as similarly situated employees of Western or Western Bank in existing benefit plans of Western or Western Bank as well as such other and additional benefit plans as shall be determined by the board of the Surviving Corporation as a result of such investigation and study. All such participation shall be subject to the terms of Western's Benefit Plans as may be in effect from time to time. Western and Western Bank shall, solely for purposes of time of service, vesting and eligibility to participate in Western's Benefit Plans, recognize credit for each Continued Employee's term of service with the Company.

    (b) Western and Western Bank will honor, to the extent set forth in the Company Disclosure Letter, all employment and severance agreements of the Company, in accordance with their terms.

    SECTION 4.4. ACCESS AND INFORMATION. Upon reasonable notice, each party hereto shall (and shall cause its Subsidiaries to) afford to the other party and its representatives (including, without limitation, directors, officers and employees of such party and its affiliates, and counsel, accountants and other advisors retained by such party and its affiliates) such access (including, without limitation, for the purpose of conducting supplemental due diligence reviews) during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, loan and credit files, tax returns and work papers of independent auditors), properties, personnel and to such other information as the requesting party may reasonably request; PROVIDED, HOWEVER, that no investigation pursuant to this

Section 4.4 shall affect or be deemed to modify any representation or warranty made herein. Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section
4.4 for any purpose unrelated to the consummation of the transactions contemplated by this Plan. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 4.4 and in accordance with the Confidentiality Agreement between the Company and Western in effect prior to the date hereof (the "Confidentiality Agreement"). In the event that this Plan is terminated or the transactions contemplated by this Plan shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto (or an affiliate of any party hereto) to be returned to the party which furnished the same. Except as otherwise specifically provided herein, the terms of the Confidentiality Agreement shall remain in full force and effect.

    SECTION 4.5. CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. Western, Western Bank and the Company shall (a) as soon as practicable make any filings and applications required to be filed in order to obtain all approvals, consents and waivers of governmental authorities necessary or appropriate for the consummation of the transactions contemplated hereby and use their reasonable best efforts to cause the applications for the approvals described in Section 5.1(b) hereof to be initially filed on or before September 30, 1997; (b) cooperate with one another (i) in promptly determining what filings are required to be made or approvals, consents or waivers are required to be obtained under any relevant federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such approvals, consents or waivers; and (c) deliver to the other copies of the publicly available portions of all such filings and applications promptly after they are filed.

    SECTION 4.6. INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) From and for a period of six years after the Effective Time, Western and Western Bank agree to indemnify and hold harmless each director and officer of the Company, determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including with respect to this Plan or any of the transactions contemplated hereby), whether asserted, claimed or arising prior to, at or after the Effective Time, to the extent to which such Indemnified Parties were entitled under California law and the Company's articles of incorporation or by-laws in effect on the date hereof, and Western shall also advance expenses as incurred to the extent permitted under California law and the Company's articles of incorporation and by-laws.

    (b) Any Indemnified Party wishing to claim indemnification under Section 4.6(a) hereof, upon learning of any such claim, action, suit, proceeding or investigation, shall as promptly as possible notify Western thereof, but the failure to so notify shall not relieve Western of any liability it may have to such Indemnified Party if such failure does not materially prejudice Western. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Western shall have the right to assume the defense thereof and Western shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Western elects not to assume such defense, or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Western and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Western shall pay the reasonable fees and expenses of one such counsel for the Indemnified Parties in any jurisdiction promptly as statements thereof are received unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Western shall not be liable for any settlement effected without its prior written consent. Notwithstanding the foregoing, Western shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is not permitted or is prohibited by applicable law.

        (c) For a period of six years after the Effective Time, Western shall use its reasonable best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that Western may substitute therefor policies of comparable coverage with respect to claims arising from facts or events which occurred before the Effective Time); PROVIDED, HOWEVER, that in no event shall Western be obligated to expend, in order to maintain or provide insurance coverage pursuant to this Subsection 4.6(c), any amount per annum in excess of 200% of the amount of the annual premiums paid as of the date hereof by the Company for such insurance (the "Maximum Amount"). If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Western shall use all reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount. Notwithstanding the foregoing, prior to the Effective Time, Western may request the Company to, and the Company shall, purchase insurance coverage, on such terms and conditions as shall be acceptable to Western, extending for a period of six years the Company's directors' and officers' liability insurance coverage in effect as of the date hereof (covering past or future claims with respect to periods before the Effective
    Time) and such coverage shall satisfy Western's obligations under this Subsection (c).

        (d) If Western or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Western shall assume the obligations set forth in this Section 4.6.

        (e) The provisions of this Section 4.6 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    SECTION 4.7. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan as soon as practicable, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals.

    SECTION 4.8. PUBLICITY. The initial press release announcing this Plan shall be a joint press release and thereafter Western and the Company shall consult with each other in issuing any press releases or otherwise making public statements with respect to the other or the transactions contemplated hereby and in making any filings with any governmental entity or with any national securities exchange with respect thereto.

    SECTION 4.9. REGISTRATION STATEMENT. As soon as reasonably practicable after the date hereof, Western and the Company shall jointly prepare a registration statement, including a joint proxy statement in respect of the Meetings (as defined herein) (the "Registration Statement"), for the purpose of registering the Western Common Stock to be issued pursuant hereto, file the Registration Statement with the SEC, respond to comments of the staff of the SEC and promptly thereafter mail the Registration Statement to all holders of record (as of the applicable record date) of shares of Company Common Stock and Western Common Stock. The Company covenants that (a) all information supplied by it in writing to Western expressly for use in the Registration Statement will be accurate and complete in all Material respects and (b) none of the information to be supplied by the Company will, in the case of the proxy statement to be used by Western to solicit the approval of its shareholders as contemplated by this Plan, when it is first mailed to Western's shareholders, contain any untrue statement of a Material fact or omit to state any Material fact necessary in order to make the statement made therein, in light of the circumstances under which such statements are made, not misleading. Western covenants that (a) all information supplied by it in writing to the Company expressly for use in the Registration Statement will be accurate and complete in all Material respects and (b) none of the information to be supplied by Western will, in the case of the proxy statement to be used by the Company to solicit the approval of its shareholders as contemplated by this Plan, when it is first mailed to the Company's shareholders, contain any untrue statement of a Material fact or omit to state any Material fact necessary in order to make the statement made therein, in light of the circumstances under which such statements are made, not misleading.

    SECTION 4.10. SHAREHOLDERS' MEETINGS. Each of Western and the Company shall take all action necessary, in accordance with applicable law and its articles of incorporation and by-laws, to convene a meeting of the holders of its common stock (each, a "Meeting") as mutually agreed for the purpose of approving the principal terms of this Plan. Except to the extent legally required for the discharge by such party's board of directors of its fiduciary duties as advised in writing by such board's counsel, such party's board of directors shall recommend at its Meeting that the principal terms of this Plan be approved by its shareholders.

    SECTION 4.11. NOTIFICATION OF CERTAIN MATTERS. Each of Western and the Company shall give prompt notice to the other of: (a) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date of this Plan and prior to the Effective Time, under any contract Material to the financial condition, properties, businesses or results of operations of such party taken as a whole to which such party or any Subsidiary is a party or is subject; and (b) any Material adverse change in the condition (financial or other), properties, assets, business, results of operations or prospects of it and its Subsidiaries taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change. Each of the Company and Western shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Plan.

    SECTION 4.12. NO ACQUISITIONS OF COMPANY COMMON STOCK. Prior to the earlier of (i) immediately prior to the Effective Time and (ii) the termination of this Plan in accordance with Article VI hereof, Western shall not and shall cause its affiliates not to, directly or indirectly, acquire any shares of Company Common Stock, other than (i) up to 5% of such shares acquired during the period commencing on the first business day after the release of the press release announcing this Plan and (ii) shares acquired in a fiduciary or agency capacity or in satisfaction of a debt or debts previously contracted.

    SECTION 4.13. SECURITIES ACT. (a) As soon as practicable after the date of the Company's Meeting, the Company shall identify to Western all persons who the Company believes to be affiliates of the Company as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act ("Affiliates").

        (b) The Company shall use its best efforts to obtain a written agreement from each person identified as an Affiliate pursuant to clause 4.13(a) above who is an officer or director of the Company providing that each such person will agree not to sell, pledge, transfer or otherwise dispose of the shares of Western Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act. The Company shall cause forms of such written agreement to be delivered to each other person who the Company believes may be or become an Affiliate of Western for purposes of enabling such persons to comply with the exchange procedures set forth in Section 1.4.

    SECTION 4.14.  TAX-FREE REORGANIZATION TREATMENT.  Except as contemplated by
Section 1.3(c)(iii), neither Western nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368 of the Code.

    SECTION 4.15. SHAREHOLDER AGREEMENTS. Certain directors of the Company, in their capacities as shareholders, in exchange for good and valuable consideration, have executed and delivered to Western shareholder agreements substantially in the form of Annex 3 hereto ("the Shareholder Agreements").

    SECTION 4.16. DIRECTOR AND OFFICER RESIGNATIONS. The Company shall cause to be delivered to Western at the Effective Time the resignations of the members of the board of directors of the Company and of such officers as are agreed to by Western and the Company in advance of the Effective Time.

                     ARTICLE V. CONDITIONS TO CONSUMMATION

    SECTION 5.1. CONDITIONS TO ALL PARTIES' OBLIGATIONS. The respective obligations of Western, Western Bank and the Company to effect the Merger shall be subject to the satisfaction or waiver by Western and the Company prior to the Effective Time of the following conditions:

    (a) The principal terms of this Plan shall have been approved by the requisite vote of the respective shareholders of the Company and Western.

    (b) Western, Western Bank and the Company shall have procured the approvals, consents or waivers with respect to the Plan, the Merger and the other transactions contemplated hereby by the Federal Reserve Board, and all applicable statutory waiting periods shall have expired; and the parties shall have procured all other regulatory approvals, consents or waivers of governmental authorities or other persons that, in the opinion of counsel for Western and the Company, are necessary or appropriate for the consummation of the Merger and the other transactions contemplated hereby; PROVIDED, HOWEVER, that no approval, consent or waiver referred to in this Section 5.1(b) shall be deemed to have been received if it shall include any condition or requirement (other than conditions or requirements that have been imposed on Western or Western Bank in connection with previous acquisitions announced since 1995) that, individually or in the aggregate, (i) would result in a Material Adverse Effect on Western or the Company or (ii) would reduce the economic and business benefits of the transactions contemplated by the Plan to Western or the Company in so significant and adverse a manner that the party or parties so affected, in its or their judgment, would not have entered into this Plan had such condition or requirement been known at the date hereof.

    (c) All other requirements prescribed by law which are necessary to the consummation of the Merger and any transactions necessary to consummate the Merger shall have been satisfied.

    (d) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger or any transaction necessary to consummate the Merger, and no litigation or proceeding shall be pending against the Company or Western or any of its Subsidiaries brought by any governmental agency seeking to prevent consummation of the Merger or any transaction necessary to consummate the Merger.

    (e) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any governmental authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by this Plan.

    (f) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

    (g) Except if the failure to obtain such opinions is due solely to the circumstances described in Section 1.3(c)(iii), Western and Western Bank shall have received an opinion of Sullivan & Cromwell and the Company shall have received an opinion of Company Counsel, no later than thirty (30) days from the date hereof, and confirmed immediately prior to the Effective Time, substantially to the effect that the Merger will be a reorganization within the meaning of Section 368(a) of the Code, and that Western, Western Bank and the Company will each be a party to that reorganization. Each such opinion may be based on, in addition to the review of such matters of law and fact as counsel rendering the opinion considers appropriate, (i) representations made at counsel's request by Western, Western Bank, the Company, shareholders of Western or the Company, or any combination of such persons, (ii) certificates provided at counsel's request by officers of Western, Western Bank or the Company and other appropriate persons and (iii) assumptions set forth in the opinion with the consent of Western (in the case of the opinion to be delivered by Sullivan & Cromwell) or with the consent of the Company (in the case of the opinion to be delivered by Company Counsel).

    SECTION 5.2. CONDITIONS TO THE OBLIGATIONS OF WESTERN. The obligations of Western and Western Bank to effect the Merger shall be subject to the satisfaction or waiver by Western prior to the Effective Time of the following additional conditions:

    (a) Western shall have received from the Company's independent certified public accountants a "cold comfort" letter or "specified procedures" letter, dated (A) the date of the mailing of the Registration Statement, and (B) shortly prior to the Effective Date, with respect to certain financial information regarding the Company.

    (b) Each of the representations and warranties of the Company contained in this Plan shall have been true and correct on the date hereof and shall be true and correct at the Effective Time (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date or period); PROVIDED, HOWEVER, that for purposes of this Section 5.2(b) a representation or warranty shall only fail to be true and correct at the Effective Time if the failure of any such representation or warranty to be true and correct has or constitutes, or is likely to have or constitute or relates to, either individually or in the aggregate with other such representations or warranties, a Material Adverse Effect on the Company; the Company shall have performed, or shall have caused to be performed, in all Material respects, each of its covenants and agreements contained in this Plan required to be performed at or prior to the Effective Time; and Western shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Effective Date, as to the foregoing to the best of their knowledge.

    (c) Western shall have received the written resignation of each director (in his/her capacity as director) of the Company, effective as of the Effective Time, and such resignations of officers as may be agreed to by Western and the Company pursuant to Section 4.16 hereof.

    (d) The Company or Western shareholders voting against the principal terms of this Plan or giving notice in writing to the Company or Western, as the case may be, at or before the applicable Meeting that such shareholder dissents from the principal terms of this Plan, in the aggregate, shall not hold more than five percent of the Company Common Stock or Western Common Stock, as the case may be (the condition set forth in this paragraph (d) being referred to herein as the "Dissenters' Rights Condition"); PROVIDED, HOWEVER, that Western may, in its sole discretion, at anytime, either before or after shareholder approval of the principal terms of this Plan, waive the Dissenters' Rights Condition, either in whole or in part.

    (e) Prior to solicitation of shareholder approval, Western shall have received an opinion confirming the fairness of the terms of the Merger to its shareholders from a financial point of view.

    (f) Western shall have received a conformed copy of a certificate of satisfaction of the Franchise Tax Board of the State of California that all taxes imposed by law on the Company have been paid or secured, as filed with the Secretary of State for the State of California pursuant to Section 1103 of the California Corporations Code.

    (g) As of December 31, 1997, (i) the Company Book Value shall not be less than $77,900,000 and (ii) the Company's allowance for loan and lease losses shall not be less than $7,992,000.

    SECTION 5.3. CONDITIONS TO THE OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver by the Company prior to the Effective Time of the following additional conditions:

    (a) The Company shall have received from Western's independent certified public accountants a "cold comfort" letter or letters or "specified procedures" letter or letters, dated (A) the date of the mailing of the Registration Statement, and (B) shortly prior to the Effective Date, with respect to certain financial information regarding Western.

    (b) Each of the representations, warranties and covenants of Western contained in this Plan shall have been true on the date hereof and shall be true in all Material respects on the Effective Date as if made on such date (or on the date when made in the case of any representation or warranty which specifically relates to an earlier date or period), PROVIDED, HOWEVER, that for purposes of this Section 5.3(b) a representation or warranty shall only fail to be true and correct at the Effective Time if the failure of any such representation or warranty to be true and correct has or constitutes or relates to, or is likely to have or constitute or relate to, either individually or in the aggregate with other such representations or warranties, a Material Adverse Effect on Western; Western shall have performed, or shall have caused to be performed, in all Material respects, each of its covenants and agreements contained in this Plan required to be performed at or prior to the Effective Time; and the Company shall have received certificates signed by the Chief Executive Officer and the Chief Financial Officer of Western, dated the Effective Date, as to the foregoing.

    (c) The Company shall have received an opinion, dated the Effective Date, from Sullivan & Cromwell, to the effect that the Western Common Stock being issued pursuant to this plan will be duly authorized, validly issued, fully paid and non-assessable.

    (d) As of the Effective Time, Aubrey L. Austin shall be a member of the board of directors of Western and the Surviving Corporation and shall be the Chairman, President and Chief Executive Officer of the Surviving Corporation.

    (e) Prior to the solicitation of shareholder approval and the Effective Time, the Company shall have received an opinion confirming the fairness of the terms of the Merger to its shareholders from a financial point of view.

                            ARTICLE VI. TERMINATION

    SECTION 6.1. TERMINATION. This Plan may be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the shareholders of the Company and Western:

    (a) by the mutual consent of Western and the Company, if the board of directors of each so determines by vote of a majority of the members of its entire board;

    (b) by either of Western or the Company, by written notice to the other, if its board of directors so determines by vote of a majority of the members of its entire board, in the event of (i) the failure of the shareholders of the Company to approve the principal terms of this Plan at its Meeting, (ii) the failure of the shareholders of Western to approve the principal terms of this Plan at its Meeting, or (iii) a Material breach by the other party hereto of any representation, warranty, covenant or agreement contained herein which is not cured or not curable within 30 days after written notice of such breach is given to the party committing such breach by the other party;

    (c) by either of Western or the Company, by written notice to the other, if either (i) any approval, consent or waiver of a governmental authority required to permit consummation of the Merger or any transaction necessary to consummate the Merger shall have been denied or (ii) any governmental authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the Merger or any transaction necessary to consummate the Merger;

    (d) by either of Western or the Company, by written notice to the other, if its board of directors so determines by vote of a majority of the members of its entire board, in the event that the Merger is not consummated by February 28, 1998, unless the failure so to consummate by such time is due to the breach of any representation, warranty or covenant contained in this Plan by the party seeking to terminate;

    (e) by Western, by written notice to the Company, if the Company takes, causes to be taken or allows to be taken any action that, without giving effect to the exception contained in Section 4.1 hereof regarding the exercise by the Company's board of directors of its fiduciary duties, would otherwise be prohibited under Section 4.1 hereof; or

    (f) by the Company, by written notice to Western prior to the approval by the shareholders of the Company of the principal terms of this Plan, if the Company receives an Acquisition Proposal on terms and conditions which the board of directors determines, after receiving the written advice of its outside counsel, (i) that to proceed with the Merger will violate the fiduciary duties of the board of directors to the Company's shareholders and (ii) to accept such proposal; PROVIDED, HOWEVER, that the Company shall not be entitled to terminate this Plan pursuant to this clause (f) unless it shall have provided Western with written notice of such a possible determination (which written notice will inform Western of the Material terms and conditions of the proposal, including the identity of the proponent) two business days prior to such determination.

    SECTION 6.2. EFFECT OF TERMINATION. (a) In the event of the termination of this Plan by Western or the Company, as provided above, this Plan shall thereafter become void and, subject to the provisions of Section 6.2(b) and (c) and Section 8.2 hereof, there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained in this Plan.

    (b) The parties agree and acknowledge that it is impractical to ascertain the precise amount of damage to the Company as a result of a failure to consummate the Merger and the other transactions contemplated hereby due to a termination of this Plan by the Company pursuant to clause (iii) of Section 6.1(b) hereof. Accordingly, in the event of such termination, Western shall pay to the Company $5 million plus all costs and expenses incurred by the Company in connection with this Plan, up to $1 million, the parties agreeing that such amount will represent a reasonable estimate of the minimum damage to the Company and not a penalty. The fee payable pursuant to the foregoing sentence shall be payable by Western to the Company by wire transfer to an account designated by the Company in writing, on or before the seventh day after it becomes due. Payment of such amount shall be in full satisfaction of damages to the Company arising from any breach by Western of any of its representations, warranties, covenants or agreements contained herein.

    (c) The parties agree and acknowledge that it is impractical to ascertain the precise amount of damage to Western and Western Bank as a result of a failure to consummate the Merger and the other transactions contemplated hereby due to a termination of this Plan by Western pursuant to clause (iii) of Section 6.1(b) or Section 6.1(e) hereof or by the Company pursuant to Section 6.1(f) hereof. Accordingly, in the event of such termination pursuant to clause (iii) of Section 6.1(b), the Company shall pay to Western $3 million, and in the event of such termination pursuant to Section 6.1(e) or Section 6.1(f), the Company shall pay to Western $10 million, in either case plus all costs and expenses incurred by Western in connection with this Plan, up to $1 million, the parties agreeing that such amounts will represent a reasonable estimate of the minimum damage to Western and Western Bank and not a penalty. The fee payable pursuant to the foregoing sentence shall be payable by the Company to Western by wire transfer to an account designated by Western in writing, on or before the seventh day after it becomes due. Payment of such amount shall be in full satisfaction of damages to Western and Western Bank arising from any breach by the Company of any of its representations, warranties, covenants or agreements contained herein.

                 ARTICLE VII. EFFECTIVE DATE AND EFFECTIVE TIME

    SECTION 7.1. EFFECTIVE DATE AND EFFECTIVE TIME. On such date as Western selects after December 31, 1997, which shall, unless such 30 day period ends prior to January 1, 1998, be within 30 days after the last to occur of the expiration of all applicable waiting periods in connection with approvals of governmental authorities, the receipt of all approvals of governmental authorities and the satisfaction or waiver of all other conditions to the consummation of the Merger, or on such earlier or later date as may be agreed in writing by the parties, an agreement of merger and related documents, in customary form, shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date and such time as may be specified in such agreement of merger. The date of such filing or such later effective date is herein called the "Effective Date". The "Effective Time" of the Merger shall be the time of such filing or as set forth in such agreement of merger.

                          ARTICLE VIII. OTHER MATTERS

    SECTION 8.1. CERTAIN DEFINITIONS; INTERPRETATION. As used in this Plan, the following terms shall have the meanings indicated:

    "Company Book Value" means the shareholders' equity of the Company, determined in accordance with GAAP.

    "GAAP" means generally accepted accounting principles applicable to bank holding companies, consistently applied.

    "Material" means material to Western or the Company (as the case may be) and their respective Subsidiaries, taken as a whole.

    "Material Adverse Effect", with respect to a person, means any condition, event, change or occurrence that is reasonably likely to have a Material adverse effect upon (A) the condition (financial or other), properties, assets, business, results of operations or prospects of such person and its Subsidiaries, taken as a whole, or (B) the ability of such person to perform its obligations under, and to consummate the transactions contemplated by, this Plan.

    "Person" includes an individual, corporation, partnership, association, trust or unincorporated organization.

    "Subsidiary", with respect to a person, means any other person controlled by such person.

    When a reference is made in this Plan to Sections or Annexes, such reference shall be to a Section of, or Annex to, this Plan unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Plan are for ease of reference only and shall not affect the meaning or interpretation of this Plan. Whenever the words "include", "includes", or "including" are used in this Plan, they shall be deemed followed by the words "without limitation". Any singular term in this Plan shall be deemed to include the plural, and any plural term the singular.

    SECTION 8.2. SURVIVAL. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of the Plan and shall not survive the Effective Time. If the Plan shall be terminated, the agreements of the parties in Section 6.2, this Section 8.2, Section 8.6, Section 8.7 and the last four sentences of Section 4.4 hereof shall survive such termination.

    SECTION 8.3. WAIVER. Prior to the Effective Time, any provision of this Plan may be: (i) waived by the party benefitted by the provision; or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto approved by their respective boards of directors.

    SECTION 8.4. COUNTERPARTS. This Plan may be executed in counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

    SECTION 8.5. GOVERNING LAW. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of California.

    SECTION 8.6. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS PLAN OR THE TRANSACTIONS CONTEMPLATED HEREBY.

    SECTION 8.7. EXPENSES. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby.

    SECTION 8.8. NOTICES. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, telegram or telex (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

       If to the Company, to:

           Santa Monica Bank
           1251 Fourth Street
           Santa Monica, Ca 90401
           Telecopier: (310) 917-6573
           Attention: Aubrey L. Austin

       With copies to:

       O'Melveny & Myers LLP
           400 South Hope Street
           Los Angeles, CA 90071
           Telecopier: (213) 669-6407
           Attention: Edward J. McAniff

       and

       George W. Collins, Inc.
           520 Broadway, Suite 300
           P.O. Box 2133
           Santa Monica, CA 90407-2133
           Telecopier: (310) 458-2907
           Attention: George W. Collins, Esq.

       If to Western or Western Bank, to:

           Western Bancorp
           1251 Westwood Blvd.
           Los Angeles, CA 90024
           Telecopier: (310) 477-8611
           Attention: Matthew P. Wagner

       With copies to:

       Sullivan & Cromwell
           444 South Flower Street
           Los Angeles, California 90071
           Telecopier: (213) 683-0458
           Attention: Stanley F. Farrar

    SECTION 8.9. ENTIRE AGREEMENT; ETC. This Plan, together with the Confidentiality Agreement and the Shareholder Agreements of even date herewith, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Plan shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as to Section 4.6 hereof, nothing in this Plan is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan.

    SECTION 8.10. ASSIGNMENT. This Plan may not be assigned by any party hereto without the written consent of the other parties.

    IN WITNESS WHEREOF, the parties hereto have caused this Plan to be executed by their duly authorized officers as of the day and year first above written.

                                          WESTERN BANCORP

                                          By: /s/ ARNOLD C. HAHN
                                             -----------------------------------
                                             Name: Arnold C. Hahn
                                             Title:Executive Vice President
                                                 and Chief Financial Officer

                                          WESTERN BANK

                                          By: /s/ ARNOLD C. HAHN
                                             -----------------------------------
                                             Name: Arnold C. Hahn
                                             Title:Executive Vice President
                                                 and Chief Financial Officer

                                          SANTA MONICA BANK

                                          By: /s/ AUBREY L. AUSTIN
                                             -----------------------------------
                                             Name: Aubrey L. Austin
                                             Title: President and Chief
                                             Executive Officer

                                                                      APPENDIX B

                                 [LOGO]

November 20, 1997                                      PERSONAL AND CONFIDENTIAL

Board of Directors
Santa Monica Bank
1251 Fourth Street
Santa Monica, CA 90401

Members of the Board:

    We understand that Santa Monica Bank, a California banking corporation ("Seller"), Western Bancorp, a California corporation ("Buyer"), and its subsidiary, Western Bank, a California banking corporation, propose to enter into an Agreement and Plan of Merger to be dated as of July 30, 1997 (the "Agreement") pursuant to which (i) Buyer will acquire Seller in exchange for the Cash Consideration and/ or the Stock Consideration (as defined below) and (ii) Seller will merge with a wholly owned subsidiary of Buyer (the "Acquisition"). You have informed us that prior to your reaching a determination with respect to the proposed Acquisition, you engaged us to assist you in analyzing strategic alternatives available to Seller, including the Acquisition, to increase shareholder value as well as to provide, if so requested, additional services such as soliciting, or assisting you in soliciting, indications of interest form third parties, assist you in analyzing and negotiating the Acquisition and delivering fairness opinions at specified dates. You requested that we assist you in analyzing and negotiating the Acquisition and that we deliver this fairness opinion. You have not requested us to solicit, nor assist you in soliciting, indications of interest from third parties nor to deliver any opinions other than this opinion.

    Pursuant to the Acquisition, as more fully described in the Agreement, we understand that each outstanding share of the common stock, $3 par value per share ("Seller Common Stock"), of Seller will be converted, into the right to receive either (i) $28.00 in cash (the "Cash Consideration") or (ii) 0.875 shares of the common stock, no par value per share ("Buyer Common Stock"), of Buyer, (the "Stock Consideration"). Holders of Seller Common Stock may elect to receive the Cash Consideration and, if the number of shares represented by such elections is so great as to prevent the completion of the Acquisition as a tax-free reorganization, all of the holders of Seller Common Stock will receive the Cash Consideration. If the number of shares represented by the holders of Seller Common Stock electing to receive the Cash Consideration is such as to permit the completion of the Acquisition as a tax-free reorganization, the remaining holders of Seller Common Stock shall receive the Stock Consideration, subject to adjustment and/or proration under certain circumstances set forth in the Agreement. The terms and conditions of the Acquisition are set forth in more detail in the Agreement and the foregoing description of the Acquisition is subject in all respects to such terms and conditions.

    You have asked for our opinion as investment bankers as to whether the Cash Consideration and the Stock Consideration to be received by the shareholders of Seller pursuant to the Acquisition are each fair to such shareholders from a financial point of view, as of the date hereof.

    In connection with our opinion, we have, among other things; (i) reviewed certain publicly available financial and other data with respect to Seller and Buyer, including the consolidated financial statements for recent years and interim periods to June 30, 1997 and certain other relevant financial and operating data relating to Seller and Buyer made available to us from published sources and from the internal records of Seller and Buyer; (ii) reviewed the financial terms and conditions of the July 29 draft of the Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading

                                 [LOGO]

Santa Monica Bank
November 20, 1997
Page 2

market for, Seller Common Stock and Buyer Common Stock; (iv) compared Seller and Buyer from a financial point of view with certain other companies in the banking industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the banking industry which we deemed to be comparable, in whole or in part, to the Acquisition; (vi) reviewed and discussed with representatives of the management of Seller and Buyer certain information of a business and financial nature regarding Seller and Buyer, furnished to us by them, including financial forecasts and related assumptions of Seller and Buyer; (vii) made inquiries regarding and discussed the Acquisition and the draft Agreement and other matters related thereto with Seller's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

    In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller and Buyer provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Seller and Buyer and that it was reasonable for us to rely on such forecasts in forming our opinion. We have also assumed that there have been no material changes in Seller's or Buyer's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel as to all legal matters with respect to Seller, the Acquisition and the draft Agreement. We have assumed that the Acquisition will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. We are not experts in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto and have assumed, with your consent, that such allowances for each of Seller and Buyer are in the aggregate adequate to cover such losses. In addition, we have not assumed responsibility for reviewing any individual credit files, or making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller nor Buyer, or have we been furnished with any such appraisals. Buyer has informed us, and we have assumed with your consent, that the Acquisition will be recorded as a purchase under generally accepted accounting principles. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have further assumed with your consent that the Acquisition will be consummated in accordance with the terms described in the draft Agreement, without any further amendments thereto, and without waiver by Seller of any of the conditions to its obligations thereunder.

    We have acted as financial advisor to Seller in connection with the Acquisition and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Acquisition. In the ordinary course of our business, we actively trade the equity securities of Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

    Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Cash Consideration and the Stock Consideration to be received by the shareholders of Seller pursuant to the Acquisition are each fair to such shareholders from a financial point of view, as of the date hereof.

Santa Monica Bank
November 20, 1997
Page 3

We are not expressing an opinion regarding the price at which the Buyer Common Stock may trade at any future time. The Stock Consideration to be received by the shareholders of Seller pursuant to the Acquisition is based upon a fixed exchange ratio and, accordingly, the market value of the Stock Consideration may vary significantly.

    This opinion is directed to the Board of Directors of Seller in its consideration of the Acquisition and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Acquisition. Further, this opinion addresses only the financial fairness of the Cash Consideration and the Stock Consideration to the shareholders and does not address the relative merits of the Acquisition and any alternatives to the Acquisition, Seller's underlying decision to proceed with or effect the Acquisition, or any other aspect of the Acquisition. This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder.

                                          Very truly yours,
                                          /s/ MONTGOMERY SECURITIES
                                          --------------------------------------
                                          MONTGOMERY SECURITIES

                                                                      APPENDIX C

September 17, 1997

                                                                   [LOGO]

                                                           Piper Jaffray Inc.
                                                           222 South Ninth
                                                           Street
                                                           Minneapolis, MN
                                                           55402-3804

                                                           612 342-6000

Board of Directors
Western Bancorp
4100 Newport Place, Suite 900
Newport Beach, CA 92660

Members of the Board:

    This letter relates to the transaction (the "Transaction") pursuant to that certain Agreement and Plan of Merger (the "Agreement") dated July 30, 1997, by and among Western Bancorp ("Western" or the "Buyer"), a California corporation formerly known as Monarch Bancorp, Western Bank, a California banking corporation ("Western Bank"), and Santa Monica Bank ("Santa Monica Bank"), a California banking corporation. Pursuant to the Agreement, Santa Monica Bank will be merged with and into Western Bank, a subsidiary of Western, with Western Bank being the surviving corporation in the Transaction (except as described below). Pursuant to the Transaction, as more fully described in the Agreement, outstanding shares of Santa Monica Bank shall generally become and be converted into the right to receive, at the election of each holder thereof, either (a) $28 in cash without interest (the "Cash Consideration") or (b) 0.875 shares of Western Common Stock (the "Stock Consideration"). No more than 50% of the outstanding shares of Santa Monica Bank Common Stock shall be converted into the right to receive Stock Consideration, unless, at its sole discretion, Western chooses to increase the number of shares with the right to receive Stock Consideration. Furthermore, prior to the election, Western, at its sole option, may increase the Stock Consideration. If the aggregate Cash Consideration plus
(i) the amount of cash in lieu of fractional shares, and (ii) amounts payable with respect to any dissenters shares (clauses (i) and (ii) in aggregate, the "Cash Amount"), would exceed 60% of the sum of the Cash Amount, the aggregate Cash Consideration and, the aggregate value of the Stock Consideration, and Western does not elect to increase the Stock Consideration, each share of Santa Monica Bank Common Stock shall be converted into the right to receive the Cash Consideration. In this case, the Transaction shall be effected by the merger of a de novo wholly-owned subsidiary of Western into Santa Monica Bank, with Santa Monica Bank being the surviving entity. In all cases, cash will be provided in lieu of fractional shares. You have requested our opinion as to the fairness, from a financial point of view, to Western stockholders, of the consideration to be paid in the Transaction (the "Merger Consideration").

    Piper Jaffray Inc. ("Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. Piper Jaffray has not acted as a manager of underwritings for Western. For our services in rendering this opinion, Western will pay us a fee and indemnify us against certain liabilities.

    In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

 1. Reviewed the Agreement and Plan of Merger.

 2. Reviewed the Reports on Form 10-KSB, as amended, for Western, and its pedecessors for the years ended December 31, 1996, December 31, 1995, December 31, 1994, and December 31, 1993.

Western Bancorp
September 17, 1997
Page 2

 3. Reviewed the Reports on Form 10-K, as amended, for California commercial Bankshares ("CCB") for the years ended December 31, 1996, December 31, 1995, December 31, 1994, and December 31, 1993.

 4. Reviewed Reports on Form 10-K for SC Bancorp for the years ended December 31, 1996, December 31, 1995, December 31, 1994, and December 31, 1993.

 5. Reviewed the Reports on Form 10-QSB or Form 10-Q for Western for the quarters ended June 30, 1997, March 31, 1997, September 30, 1996, and June 30 1996.

 6. Reviewed the Reports on Form 10-Q for CCB for the quarters ended March 31, 1997, September 30, 1996, June 30, 1996, and March 31, 1996.

 7. Reviewed the Reports on Form 10-Q for SC Bancorp for the quarters ended June 30, 1997, March 31, 1997, September 30, 1996, and June 30, 1996.

 8. Reviewed the Reports on Form F-2 for Santa Monica Bank for the years ended December 31, 1996, December 31, 1995, December 31, 1994, and December 31, 1993.

 9. Reviewed the Reports on Form F-4 for Santa Monica Bank for the quarters ended June 30, 1997, March 31, 1997, September 30, 1996, and June 30, 1996.

 10. Reviewed Western's Current Reports on Form 8-K, dated August 28, 1997, August 11, 1997, July 17, 1997, June 19, 1997, May 2, 1997, and April 14,
     1997.

 11. Reviewed the registration statement on Form S-4/A for Western filed on September 10, 1997.

 12. Reviewed financial forecasts for Western for the periods ending December 31, 1997 through 2002 furnished by Western management.

 13. Reviewed financial forecasts for Santa Monica Bank for the periods ending December 31, 1997 through 2002 as furnished by Santa Monica Bank and revised by Western management.

 14. Conducted discussions with certain members of Western's management. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance, and the balance sheet characteristics of Western and Santa Monica Bank and the prospects for the combined company after consummation of the proposed Transaction.

 15. Visited the headquarters of Santa Monica Bank and conducted discussions with certain members of its management. Topics discussed included, but were not limited to, the background and rationale for the Transaction, the financial condition, operating performance, balance sheet characteristics and prospects for Santa Monica Bank.

 16. Reviewed the financial terms, to the extent publicly available, of certain comparable mergers and acquisitions which we deemed relevant.

 17. Performed a discounted implied dividend analysis on the financial forecasts for Santa Monica Bank as provided by Santa Monica Bank management and revised by Western management.

 18. Considered the projected proforma effect of the Transaction on Western's earnings per share and book value per share for the three years ending December 31, 2000.

 19. Compared certain financial data of Western and Santa Monica Bank with certain financial data of companies deemed similar to Western and Santa Monica Bank or within the business sector in which Western or Santa Monica Bank operates.

Western Bancorp
September 17, 1997
Page 3

 20. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

    We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Western and Santa Monica Bank or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of Western's and Santa Monica Bank's management that the information provided pertaining to Western and Santa Monica Bank has been prepared on a reasonable basis and, with respect to financial planning data, reflects the best currently available estimates and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, we have assumed that neither Western nor Santa Monica Bank is a party to any pending transaction (with the exception of Western's pending acquisition of SC Bancorp, private placement of equity to finance the Transaction, and a contemplated offering of trust preferred securities) including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business.

    In particular, we have also relied upon the assumption that Western's non-binding agreements with current shareholders to purchase between approximately $55 million and $121 million in Western Common Stock at $28 per share will allow Western to raise the capital necessary to consummate the Transaction and maintain adequate regulatory capital ratios. Furthermore, we have relied upon the assumption that no more than 50% of Santa Monica Bank's shares will be converted into the right to receive Stock Consideration, and that Western will not choose to materially increase the Stock Consideration ratio.

    In arriving at our opinion, we have not performed nor been furnished any appraisals or valuations of the specific assets or liabilities of Santa Monica Bank being conveyed in the Transaction. We express no opinion regarding the liquidation value of Santa Monica Bank. We have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either Western, Santa Monica Bank or their affiliates is a party or may be subject and, at Western's direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

    Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof. We express no opinion herein as to the prices at which shares of Western common stock may trade at any future time.

    This opinion is directed to the Board of Directors of Western and does not constitute a recommendation to any stockholder of Western as to how such stockholder should vote at the stockholders' meeting to be held in connection with the Transaction. This opinion shall not be published or otherwise used, nor shall any public references to Piper Jaffray be made except in accordance with our engagement letter.

    Based upon and subject to the foregoing, and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to Western stockholders, as of the date hereof.

Sincerely,

PIPER JAFFRAY INC.

/S/ PIPER JAFFRAY, INC.
--------------------

                                                                      APPENDIX D

                               CORPORATIONS CODE
                             TITLE 1. CORPORATIONS
                      DIVISION 1. GENERAL CORPORATION LAW
                         CHAPTER 13. DISSENTERS' RIGHTS

    Section 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value.

    (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

    (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

        (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or
    (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve system, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

        (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
    (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
    (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

        (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

        (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

    (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

    Section 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; contents of demand

    (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

    (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

    (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

    Section 1302. Submission of share certificates for endorsement; uncertificated securities

    Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

    Section 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

    (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

    (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

    Section 1304. Action to determine whether shares are dissenting shares or fair market value limitation; joinder; consolidation; determination of issues; appointment of appraisers

    (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

    (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

    (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

    Section 1305. Report of appraisers; confirmation; determination by court; judgment payment; appeal; costs

    (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

    (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

    (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

    (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

    (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

    Section 1306. Prevention of immediate payment; status as creditors; interest

    To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

    Section 1307. Dividends on dissenting shares

    Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

    Section 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

    Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

    Section 1309. Termination of dissenting share and shareholder status

    Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

    (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

    (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

    (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

    (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

    Section 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders' approval

    If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

    Section 1311. Exempt shares

    This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

    Section 1312. Right of dissenting shareholders to attach, set aside or rescind merger or reorganization; restraining order or injunction; conditions

    (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

    (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

    (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

-------------------------------------------------------------------------------


PROXY                             SANTA MONICA BANK
                                  1251 FOURTH STREET
                            SANTA MONICA, CALIFORNIA 90401



                 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR SPECIAL MEETING OF SHAREHOLDERS DECEMBER 23, 1997



    The undersigned hereby constitutes and appoints W. Paul Carver, John W. Garacochea and Joe Crail, or either of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Santa Monica Bank (the "Bank") that the undersigned would be entitled to vote if personally present at the Bank's Special Meeting of Shareholders to be held in the Starlight Room of the Miramar Hotel, Ocean Avenue and Wilshire Boulevard, Santa Monica, California 90401 on December 23, 1997 at 3:00 p.m. and at any postponement or adjournment thereof, in the following manner:

                            (continued on reverse side)
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                               FOLD AND DETACH HERE

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                       Please mark your votes as indicated in this example  /x/


                                  FOR  against  abstain
1.    APPROVAL OF THE PRINCIPAL   / /    / /      / /
      TERMS OF THE MERGER OF
      SANTA MONICA BANK WITH A
      SUBSIDIARY OF WESTERN
      BANCORP, WITH THE RESULT
      THAT SANTA MONICA BANK
      WILL BECOME A WHOLLY-
      OWNED SUBSIDIARY OF
      WESTERN BANCORP.


    WHEN THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES IT REPRESENTS WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE CHOICE SPECIFIED HEREON. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE DESIGNATED INDIVIDUALS WITH RESPECT TO MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AND ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.


Please date and sign exactly as your name or names appear hereon. If more than one owner, all should sign. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation or partnership, sign the full corporate or partnership name by a duly authorized officer or partner.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE


Dated               , 1997
     ---------------
Signature
         -----------------
Signature
         -----------------

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                              FOLD AND DETACH HERE

PROXY

                                WESTERN BANCORP
                         4100 Newport Place, Suite 900
                        Newport Beach, California 92660

   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR SPECIAL MEETING OF
                         SHAREHOLDERS DECEMBER 23, 1997

    The undersigned hereby constitutes and appoints Hugh S. Smith, Jr. and Arnold C. Hahn, or either of them, with full power of substitution, attorneys and proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Western Bancorp ("Western") that the undersigned would be entitled to vote if personally present at Western's Special Meeting of Shareholders to be held at 4100 Newport Place, Third Floor, Newport Beach, California 92660 on December 23, 1997 at 10:00 a.m. and at any postponement or adjournment thereof, in the following manner:

1. APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER OF SANTA MONICA BANK WITH A SUBSIDIARY OF WESTERN BANCORP, WITH THE RESULT THAT SANTA MONICA BANK WILL BECOME A WHOLLY-OWNED SUBSIDIARY OF WESTERN BANCORP

             / / FOR          / / AGAINST          / / ABSTAIN

________________________________________________________________________________
                          (CONTINUED ON REVERSE SIDE)

    WHEN THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES IT REPRESENTS WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE CHOICE SPECIFIED ABOVE. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AND IN ACCORDANCE WITH THE BEST JUDGMENT OF THE DESIGNATED INDIVIDUALS WITH RESPECT TO MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AND ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

    Please date and sign exactly as your name or names appear hereon. If more than one owner, all should sign. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation or partnership, sign the full corporate or partnership name by a duly authorized officer or partner.

                                                      Dated: _____________, 1997

                                                      __________________________
                                                              Signature

                                                      __________________________
                                                              Signature

                                                      __________________________
                                                            Type or Print

 PLEASE PROMPTLY COMPLETE, DATE, SIGN AND RETURN THIS PROXY USING THE ENCLOSED
                                    ENVELOPE

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 317 of the CGCL authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors, officers and employees in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article Six of Western's Restated Articles of Incorporation and Article VI of Western's Restated Bylaws provide for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by the CGCL.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

EXHIBITS DESCRIPTION AND METHOD OF FILING
------ --------------------------------------------------------------------------
  2.1  Agreement and Plan of Merger, dated as of July 30, 1997, and amended and restated as of November 20, 1997, by and among Western, Western Bank and
         SMB (incorporated by reference to Appendix A to this Registration
         Statement on Form S-4)
  4.1  Form of Certificate representing shares of Western Common Stock
         (incorporated by reference to Exhibit 3.1 to the Registrant's Current
         Report on Form 8-K, dated June 18, 1997)
  5.1  Opinion of Sullivan & Cromwell
  8.1  Tax Opinion of Sullivan & Cromwell
  8.2  Tax Opinion of O'Melveny & Myers LLP
 10.1  Form of Standby Stock Purchase Agreement
 23.1  Consent of KPMG Peat Marwick LLP
 23.2  Consent of Arthur Andersen LLP (Santa Monica Bank)
 23.3  Consent of Deloitte & Touche LLP (Santa Monica Bank)
 23.4  Consent of Deloitte & Touche LLP (SC Bancorp)
 23.5  Consent of Deloitte & Touche LLP (California Commercial Bankshares)
 23.6  Consent of Sullivan & Cromwell (included in opinion filed as Exhibit 5.1 hereto)
 23.7  Consent of Sullivan & Cromwell for Tax Opinion that is filed as Exhibit
         8.1 hereto
 23.8  Consent of O'Melveny & Myers LLP for Tax Opinion that is filed as Exhibit
         8.2 hereto
 23.9  Consent of Vavrinek, Trine, Day & Co.
 24.1  Power of Attorney (set forth on Page II-3 of this Registration Statement)
 99.1  Consent of Piper Jaffray Inc.
 99.2  Consent of NationsBanc Montgomery Securities, Inc.
 99.3  Form of Letter of Transmittal and Form of Cash Election
 99.4  Consent of Aubrey L. Austin

ITEM 22.  UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, State of California, on November 19, 1997.

                                WESTERN BANCORP

                                By:  /s/ ARNOLD C. HAHN
                                     -----------------------------------------
                                     Name: Arnold C. Hahn
                                     Title:Executive Vice President and
                                          Chief Financial Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Arnold C. Hahn and Matthew P. Wagner, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                      CAPACITY                  DATE
------------------------------  --------------------------  -------------------

    /s/ HUGH S. SMITH, JR.
------------------------------  Chairman, Chief Executive    November 19, 1997
      Hugh S. Smith, Jr.            Officer and Director

      /s/ ARNOLD C. HAHN         Executive Vice President
------------------------------      and Chief Financial      November 19, 1997
        Arnold C. Hahn                    Officer

    /s/ MATTHEW P. WAGNER
------------------------------    President and Director     November 19, 1997
      Matthew P. Wagner

  /s/ HAROLD A. BEISSWENGER
------------------------------           Director            November 19, 1997
    Harold A. Beisswenger

          SIGNATURE                      CAPACITY                  DATE
------------------------------  --------------------------  -------------------

      /s/ RICE E. BROWN
------------------------------           Director            November 19, 1997
        Rice E. Brown

    /s/ JOSEPH J. DIGANGE
------------------------------           Director            November 19, 1997
      Joseph J. Digange

    /s/ JOHN M. EGGEMEYER
------------------------------           Director            November 19, 1997
      John M. Eggemeyer

   /s/ WILLIAM C. GREENBECK
------------------------------           Director            November 19, 1997
     William C. Greenbeck

     /s/ LARRY D. HARTWIG
------------------------------           Director            November 19, 1997
       Larry D. Hartwig

    /s/ WILLIAM H. JACOBY
------------------------------           Director            November 19, 1997
      William H. Jacoby

     /s/ ROBERT L. MCKAY
------------------------------           Director            November 19, 1997
       Robert L. McKay

       /s/ JOHN W. ROSE
------------------------------           Director            November 19, 1997
         John W. Rose

     /s/ MARK H. STUENKEL
------------------------------           Director            November 19, 1997
       Mark H. Stuenkel

      /s/ DALE E. WALTER
------------------------------           Director            November 19, 1997
        Dale E. Walter

      /s/ DONALD E. WOOD
------------------------------           Director            November 19, 1997
        Donald E. Wood

                                 EXHIBIT INDEX

EXHIBITS DESCRIPTION AND METHOD OF FILING
------ --------------------------------------------------------------------------
  2.1  Agreement and Plan of Merger dated as of July 30, 1997, and amended and restated as of November 20, 1997, by and among Western, Western Bank and
         SMB (incorporated by reference to Appendix A to this Registration
         Statement on Form S-4)
  4.1  Form of Certificate representing shares of Western Common Stock
         (incorporated by reference to Exhibit 3.1 to the Registrant's Current
         Report on Form 8-K, dated June 18, 1997)
  5.1  Opinion of Sullivan & Cromwell
  8.1  Tax Opinion of Sullivan & Cromwell
  8.2  Tax Opinion of O'Melveny & Myers LLP
 10.1  Form of Standby Stock Purchase Agreement
 23.1  Consent of KPMG Peat Marwick LLP
 23.2  Consent of Arthur Andersen LLP (Santa Monica Bank)
 23.3  Consent of Deloitte & Touche LLP (Santa Monica Bank)
 23.4  Consent of Deloitte & Touche LLP (SC Bancorp)
 23.5  Consent of Deloitte & Touche LLP (California Commercial Bankshares)
 23.6  Consent of Sullivan & Cromwell (included in opinion filed as Exhibit 5.1 hereto)
 23.7  Consent of Sullivan & Cromwell for Tax Opinion that is filed as Exhibit
         8.1 hereto
 23.8  Consent of O'Melveny & Myers LLP for Tax Opinion that is filed as Exhibit
         8.2 hereto
 23.9  Consent of Vavrinek, Trine, Day & Co.
 24.1  Power of Attorney (set forth on Page II-3 of this Registration Statement)
 99.1  Consent of Piper Jaffray Inc.
 99.2  Consent of NationsBanc Montgomery Securities, Inc.
 99.3  Form of Letter of Transmittal and Form of Cash Election
 99.4  Consent of Aubrey L. Austin